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As filed with the Securities and Exchange Commission on December 18, 2003

Registration No. 333-109686

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Rockwood Specialties Group, Inc.
(Exact name of Registrant Issuer as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	2800 (Primary Standard Industrial Classification Code Number)	52-2277390 (I.R.S. Employer Identification Number)
100 Overlook Center Princeton, New Jersey 08540 (609) 514-0300 (Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices)
SEE TABLE OF ADDITIONAL REGISTRANT GUARANTORS

 Thomas J. Riordan
Vice President—Law and Administration
Rockwood Specialties Group, Inc.
100 Overlook Center
Princeton, New Jersey 08540
(609) 514-0300
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

With a copy to:
Edward P. Tolley III, Esq. Simpson Thacher & Bartlett LLP 425 Lexington Avenue New York, New York 10017 (212) 455-2000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.    ☐

        If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Note	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee

10 5/8% Senior Subordinated Notes due 2011	$375,000,000	100%	$375,000,000	$30,337.50(2)

Guarantees of 10 5/8% Senior Subordinated Notes due 2011(3)	N/A(4)	(4)	(4)	(4)

(1)
Estimated solely for the purpose of calculating the registration fee under Rule 457(f) of the Securities Act of 1933, as amended (the "Securities Act").

(2)
Previously paid.

(3)
See inside facing page for additional registrant guarantors.

(4)
Pursuant to Rule 457(n) under the Securities Act, no separate filing fee is required for the guarantees.

        The registrants hereby amend this registration statement on such date or dates as may be necessary to delay its effective date until the registrants shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act, or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANT GUARANTORS

Exact Name of Registrant as Specified in Its Charter	State or Other Jurisdiction of Incorporation or Organization	I.R.S. Employer Identification Number	Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant's Principal Executive Offices
Advantis Technologies, Inc.	Delaware	58-2206931	1400 Bluegrass Lakes Parkway Alpharetta, GA, USA 30004 (770) 521-5999
AlphaGary Corporation	Delaware	56-1803538	170 Pioneer Drive Leominster, MA, USA 01453 (978) 537-8071
Chemical Specialties, Inc.	North Carolina	56-0751521	One Woodlawn Green, Suite 250 200 East Woodlawn Road Charlotte, NC, USA 28217 (704) 522-0825
Compugraphics U.S.A. Inc.	Delaware	77-0447768	120 C Albright Way Los Gatos, CA USA 95032 (408) 341-1600
Cyantek Corporation	Delaware	94-3060725	3055 Osgood Court Fremont, CA, USA 94539 (510) 651-3341
Electrochemicals Inc.	Delaware	34-1641793	5630 Pioneer Creek Drive Maple Plain, MN, USA 55359 (763) 479-2008
Exsil, Inc.	Delaware	77-0414711	2575 Melville Road Prescott, AZ, USA 86301 (928) 771-8900
Lurex, Inc.	Delaware	13-5659065	7101 Muirkirk Road Beltsville, MD, USA 20705 (301) 210-7800
Rockwood America Inc.	Delaware	52-2071323	100 Overlook Center Princeton, NJ, USA 08540 (609) 514-0300
Rockwood Pigments NA, Inc.	Delaware	06-0850804	7101 Muirkirk Road Beltsville, MD, USA 20705 (301) 210-7800
Rockwood Specialties Inc.	Delaware	22-2269008	100 Overlook Center Princeton, NJ, USA 08540 (609) 514-0300
RS Funding Corporation	Delaware	74-3073388	7101 Muirkirk Road Beltsville, MD, USA 20705 (301) 210-7800

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Southern Clay Products, Inc.	Texas	74-4521192	5508 Highway 290 West, Suite 206 Austin, TX, USA 78735 (512) 891-9140
Southern Color N.A., Inc.	Delaware	36-4521192	7 Swisher Drive Cartersville, GA, USA 30120 (770) 386-4766

ii

Prospectus

Offer to Exchange $375,000,000 principal amount of its 10 5/8% Senior Subordinated
Notes due 2011, which have been registered under the Securities Act of 1933 for any and all of its outstanding 10 5/8% Senior Subordinated Notes due 2011

The Exchange Offer

  •
  Rockwood Specialties Group, Inc. will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradeable in integral multiples of $1,000.

  •
  You may withdraw tenders of outstanding notes at any time prior to the expiration of the exchange offer.

  •
  The exchange offer expires at 12:00 a.m. midnight, New York City time, on January 20, 2004, unless extended. We do not currently intend to extend the expiration date of the exchange offer.

The Exchange Notes

  •
  The terms of the exchange notes to be issued in the exchange offer are substantially identical to the outstanding notes, except that the exchange notes will be freely tradeable.

  •
  We do not intend to apply for the listing of the exchange notes on any securities exchange or automated dealer quotation system.

  •
  The exchange of the exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes.

Broker-Dealers

  •
  Each broker-dealer that receives exchange notes for its own account in the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. The letters of transmittal state that, by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

  •
  This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where the outstanding notes were acquired by the broker-dealer as a result of market-making activities or other trading activities.

  •
  We have agreed that, for a period of 90 days after the consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with the resale of exchange notes. See "Plan of Distribution."

You should consider carefully the risk factors beginning on page 19 of this prospectus before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 18, 2003.

        The information contained in this prospectus speaks only as of the date of this prospectus unless the information specifically indicates that another date applies. No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offer contained herein and, if given or made, such information or representations must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in our affairs or that of our subsidiaries since the date hereof.

        Unless we indicate otherwise or the context otherwise requires, any references to "we," "our," and "us" refer to Rockwood Specialties Group, Inc. and its consolidated subsidiaries.

i

SUMMARY

        This summary highlights key information contained elsewhere in this prospectus and may not contain all of the information that may be important to you. You should read the entire prospectus, including the financial data and related notes, before participating in the exchange offer. This summary contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results discussed in the forward-looking statements. Factors that might cause or contribute to such differences include those discussed in "Forward-Looking Statements" and "Risk Factors."

The Company

        We are a leading global developer, manufacturer and marketer of high value-added specialty chemicals and performance materials in our specific markets. We serve customers across a wide variety of industries and geographic areas. Our customers are some of the world's preeminent companies, including Alcoa, Inc., E.I. du Pont de Nemours and Company, Georgia-Pacific Corporation, Motorola, Inc., Rohm and Haas Company, The Sherwin Williams Company and STMicroelectronics N.V. We believe that a number of our products, due to their performance characteristics, have gained strong brand name recognition among our customers. Our products, consisting primarily of inorganic chemicals and solutions, are often customized to meet the complex needs of our customers and to enhance the value and performance of their end products. For the year ended December 31, 2002, we had net sales of $759.9 million and gross profit of $217.4 million and for the nine months ended September 30, 2003, we had net sales of $592.7 million and gross profit of $161.0 million.

        We have generated strong margins for each of the last five years. This is due in large part to our diversified portfolio of high value-added products, which serve, among others, companies in the construction, semiconductor, consumer products and general industrial markets. Our leading competitive position is further enhanced by our ability to efficiently develop innovative products and solutions for our customers, our advanced technological knowledge, our low cost manufacturing expertise and our limited exposure to any particular raw materials. In addition, over the past two years we have implemented several initiatives that have allowed us to reduce costs, improve productivity and maintain margins.

        The following table summarizes our three business segments: Performance Additives; Specialty Compounds; and Electronics, and their principal business lines. The following percentages of net sales and gross profit for each segment are for the year ended December 31, 2002.

	Net Sales	Gross Profit	Principal Products	Principal End-Uses
PERFORMANCE ADDITIVES
Pigments	24%	—	Synthetic iron oxide pigments	To color paving stones, bricks, concrete blocks, roofing tiles, paints and coatings, paper and cosmetics
Timber Treatment Chemicals	16%	—	Wood preservatives and retardants	To protect against water, fire and decay in wood products, such as decking, fencing, furniture and house construction materials
Clay-based Additives	10%	—	Synthetic and organic clay-based additives	To improve thickness, flow and suspension properties in coatings, oilfield fluids, plastics, cosmetics and personal care products and aid in paper production

Water Treatment Chemicals	8%	—	Water treatment chemicals	To clean, color and treat water in pools, spas, recreational ponds and irrigation canals

Total Performance Additives	58%	67%
SPECIALTY COMPOUNDS
Specialty Compounds	22%	14%	Specialty thermoplastic compounds	To insulate and coat high-end data and video communication wire and cable, medical devices, consumer products, automotive products and beverage seals
ELECTRONICS
Electronic Chemicals	11%	—	Semiconductor, printed circuit board and photomask chemicals	To clean and etch silicon wafers and to clean, coat, etch and electroplate printed circuit boards
Photomasks	5%	—	Photo-imaging masks	To use as master images in the manufacture of semiconductors
Wafer Reclaim	4%	—	Silicon wafer refurbishment services	To use as test wafers in the manufacture of semiconductors

Total Electronics	20%	19%

Total	100%	100%

        We operate our business globally, with 62% of our net sales in 2002 generated from customers in the United States, 26% from Europe and 12% from the rest of the world. We estimate that we sold our products and provided services to customers in more than 60 countries in 2002. We serve this geographically diverse customer base through 40 manufacturing facilities in nine countries.

        Despite a decline in revenues since 2001 due to the downturn in the telecommunications and semiconductor markets, we believe we have been able to improve our cash flows as a result of recent management initiatives. Following the KKR Acquisition, as described below under "—The KKR Acquisition," and the hiring of a new Chief Executive Officer and a new Chief Financial Officer in 2001, we implemented a series of initiatives designed to improve our financial performance and reduce costs. These initiatives primarily contributed to the following:

  •
  Increased productivity. We put in place metrics that allow us to better track our manufacturing productivity, product pricing and selling, general and administrative expenses. As part of our productivity enhancement effort, we closed three manufacturing plants, converted another and implemented headcount reduction programs in each of our business segments. This favorably impacted our gross and operating margins from 2000 to 2002.

  •
  Improved working capital management. We reduced our primary working capital (accounts receivable and inventory net of accounts payable) by approximately 25% on a constant currency basis from December 31, 2000 to December 31, 2002. This was a result of implementing improved systems to monitor working capital, further augmenting our "just-in-time" inventory management and creating incentives for managers to reduce working capital and focus on cash management.

  •
  Efficiently managed capital expenditures. Over the past five years, capital expenditures as a percentage of net sales has decreased from 9.8% in 1998 to 4.7% in 2002. In the period from January 1, 1998 through December 31, 2000, we made an average of $60.3 million of capital expenditures per year to expand, upgrade and maintain our manufacturing capabilities. Over the past two years, we have implemented stringent controls to help ensure that maintenance capital is appropriate and that expansion capital is in line with both capacity and market demands. For 2001 and 2002, our average capital expenditures were $35.3 million per year. We believe that our investments have provided us with manufacturing facilities which meet our present and currently expected future needs, and which will allow us to capitalize on future growth opportunities.

Competitive Strengths

  •
  We operate a number of value-added specialty chemicals business lines in which we have achieved leading market positions.

  •
  We serve customers across a wide variety of industries and geographic areas. In 2002, our largest end-use market represented approximately 30% of our net sales.

  •
  In many of our business lines, we believe we are recognized as an innovative industry leader due to our technological know-how and strong customer focus.

  •
  We have a broad raw material base. While total raw materials accounted for approximately 57% of our total cost of products sold in 2002, our exposure to any particular raw material is limited due to our diverse product portfolio, with no single raw material representing more than 5% of our total cost of products sold in 2002.

  •
  We believe the markets in which a number of our business lines operate are characterized by significant barriers to entry, which include customized products and solutions, technological knowledge and expertise and significant switching costs.

  •
  We have an experienced and proven management team. The heads of our business lines, have, on average, over 23 years of experience in the specialty chemicals industry and over 16 years at their respective business lines.

Business Strategy

        We plan to grow revenue, increase profitability and reduce debt, as well as enhance our competitive strengths, through the following key strategies:

  •
  We intend to capitalize on our existing technology and manufacturing capabilities, together with our sales and marketing expertise, to grow our businesses internally and consider selective acquisitions and strategic alliances.

  •
  We believe we can further improve our profitability and cash flow through recently introduced higher margin products, selective cost reduction measures, efficient management of primary working capital and capital expenditures, the continuing optimization of the productivity of our manufacturing facilities and operational leverage as revenues and gross profit increase.

  •
  We intend to reduce our leverage in the near to intermediate term. We believe we can achieve this goal by using a significant portion of cash flow from operations after required capital expenditures.

Risks Relating to Our Business Strategy

        Our industry is highly competitive and subject to rapid change and increasing costs of development. We may not be able to successfully identify new market growth opportunities. Government regulations to which our products are subject may change. In addition, we may not be able to successfully carry out measures aimed at improving our cash flow or generate sufficient cash flow to reduce our leverage. See "Risk Factors."

The KKR Acquisition

        On September 25, 2000, an entity controlled by affiliates of Kohlberg Kravis Roberts & Co. L.P., or KKR, entered into definitive agreements to purchase certain specialty chemicals business lines, which we refer to herein as the Businesses, from Laporte plc, a public company incorporated in England and Wales, which was subsequently acquired by Degussa AG. The acquisition was completed on November 20, 2000. The purchase price was $1.175 billion, plus a post-closing purchase price adjustment of $5.6 million. For a more detailed description of the acquisition, see "The KKR Acquisition."

        We financed the original purchase price of the acquisition, which we refer to herein as the KKR Acquisition, as well as related fees and expenses, through the following, which we refer to herein as the Original Financing:

  •
  $520.0 million of term loans we and one of our U.K. subsidiaries borrowed under senior secured credit facilities which we entered into in connection with the acquisition of the Businesses;

  •
  $325.0 million of senior subordinated loans which we borrowed under a senior subordinated loan facility which we entered into in connection with the acquisition of the Businesses; and

  •
  an equity contribution of $382.0 million made to us by our parent companies with the aggregate proceeds from a $282.0 million equity investment in Rockwood Holdings, Inc., our ultimate parent company, from affiliates of KKR, together with $100.0 million in proceeds from pay-in-kind obligations issued by one of our parent companies.

        Subsequent to the acquisition of the Businesses, 50 members of our management have made equity investments in our ultimate parent company, the proceeds of which were also contributed to us. The aggregate value of these equity investments total $5.7 million. However, approximately $0.7 million of such amount has been loaned by us to certain members of management so that the net proceeds to us from the equity offering total $5.0 million.

The Refinancing

        We applied the net proceeds from the private offering of our outstanding notes, together with a new equity contribution of $70.0 million made to us by Rockwood Specialties International, Inc., one of our parent companies, from the proceeds of the issuance of senior discount notes by it concurrently with the private offering and currently held by affiliates of KKR, a new equity contribution of $25.0 million made to us through our parent companies by affiliates of KKR, and borrowings under our new senior credit facilities, to repay all amounts outstanding under our old senior subordinated loan facility, to repay all amounts outstanding under our old senior credit facilities and to pay related fees and expenses. In this prospectus, we refer to the above items as the Refinancing. The sources and uses of funds in connection with the Refinancing consummated on July 23, 2003 were as follows:

Amount
(in millions)
Sources:
New senior credit facilities(1):
Term loan A	100.0
Term loan B	341.0
Outstanding notes	375.0
New equity contributions(2)	95.0

Total sources	$911.0

Uses:
Repayment of our old senior subordinated loan facility	$325.0
Repayment of our old senior credit facilities(3)	558.3
Estimated fees and expenses	16.3
Cash(4)	11.4

Total uses	$911.0

(1)
Represents the U.S. dollar equivalent of the euro borrowings under the term loan A facility and the sum of the U.S. dollar borrowings and U.S. dollar equivalent of the euro borrowings under the term loan B facilities using the exchange rate on July 23, 2003. The new senior credit facilities include a $100.0 million revolving credit facility. At closing of the Refinancing, $12.4 million of availability was utilized by existing letters of credit issued on our behalf, leaving $87.6 million available. Subsequent to the Refinancing, on December 8, 2003, we refinanced all of the U.S. dollar borrowings under the term loan B facility with the proceeds of a new term loan C facility in order to reduce our interest expense. See "Description of Certain Other Indebtedness."

(2)
Represents a new equity contribution of $70.0 million made to us by Rockwood Specialties International, Inc., one of our parent companies, from the proceeds of the issuance of senior discount notes by it concurrently with the private offering of outstanding notes, and a new equity contribution of $25.0 million made to us through our parent companies by affiliates of KKR. The senior discount notes are currently owned by affiliates of KKR.

(3)
Represents amounts outstanding under the old term loan A and term loan B as of July 23, 2003 at the then existing exchange rate.

(4)
Reflects net additional cash proceeds which were available to us for general purposes at the closing of the Refinancing.

Ownership Structure

        The chart below illustrates our current ownership and corporate structure as a result of the Refinancing. Ownership of Rockwood Holdings is presented on a fully-diluted basis.

(1)
This entity guarantees all amounts outstanding under our new senior credit facilities but does not guarantee the notes. Our new senior credit facilities are secured by a pledge of 100% of our capital stock.

        (footnotes continued on following page)

(2)
At closing of the Refinancing, Rockwood Specialties Limited borrowed $171.3 million of the term loans of which $151.0 million represented borrowings in euros under our new senior credit facilities. In addition, $100.0 million is available under our new revolving credit facility for general corporate purposes, which amount can be borrowed by Rockwood Specialties Group, Inc. or Rockwood Specialties Limited. Of this amount, at closing of the Refinancing, approximately $12.4 million of availability was utilized by existing letters of credit issued on our behalf, leaving $87.6 million available. Rockwood Specialties Group, Inc. also guarantees amounts borrowed by Rockwood Specialties Limited under our new senior credit facilities on a senior basis. See "Description of Certain Other Indebtedness."

(3)
All of these entities (other than certain special-purpose entities formed in connection with the previous sale of certain of our accounts receivable) guarantee all amounts outstanding under our new senior credit facilities on a senior basis and guarantee the notes on a senior subordinated basis.

(4)
Certain of our foreign subsidiaries guarantee amounts borrowed by Rockwood Specialties Limited under our new senior credit facilities.

The Exchange Offer

        On July 23, 2003, we completed the private offering of $375,000,000 of our outstanding notes. References to the "notes" in this prospectus are references to both the outstanding notes and the exchange notes.

General	In connection with the private offering, we entered into a registration rights agreement with Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Goldman, Sachs & Co. as the initial purchasers in which we agreed, among other things, to deliver this prospectus to you and to make our best efforts to complete the exchange offer within 210 days after the date of original issuance of the outstanding notes. You are entitled to exchange in the exchange offer your outstanding notes for exchange notes which are identical in all material respects to the outstanding notes except:
• the exchange notes have been registered under the Securities Act;
• the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement; and
• the liquidated damages provisions of the registration rights agreement are not applicable.
The Exchange Offer
We are offering to exchange up to $375,000,000 aggregate principal amount of our 10 5/8% Senior Subordinated Notes due 2011, which have been registered under the Securities Act, for any and all of our outstanding 10 5/8% Senior Subordinated Notes due 2011.
You may exchange outstanding notes only in integral multiples of $1,000.
Resale
Based on an interpretation by the staff of the Securities and Exchange Commission, or the SEC, set forth in no-action letters issued to third parties, we believe that the exchange notes issued pursuant to the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by you (unless you are our "affiliate" within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you are acquiring the exchange notes in the ordinary course of your business and that you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes.

If you are a broker-dealer and receive exchange notes for your own account in exchange for outstanding notes that you acquired as a result of market-making activities or other trading activities, you must acknowledge that you will deliver this prospectus in connection with any resale of the exchange notes. See "Plan of distribution."
Any holder of outstanding notes who:
• is our affiliate;
• does not acquire exchange notes in the ordinary course of its business; or
• tenders its outstanding notes in the exchange offer with the intention to participate, or for the purpose of participating, in a distribution of exchange notes cannot rely on the position of the staff of the SEC enunciated in Brown & Wood LLP (available February 7, 1997), Morgan Stanley & Co. Incorporated (available June 5, 1991), Exxon Capital Holdings Corporation (available May 13, 1998), as interpreted in the SEC Letter to Shearman & Sterling dated July 2, 1993, or similar no-action letters and, in the absence of an exemption therefrom, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.
Expiration Date; Withdrawal of Tenders
The exchange offer will expire at 12:00 a.m. midnight, New York City time, on January 20, 2004, or such date and time to which we extend the exchange offer. You may withdraw the tender of your outstanding notes at any time prior to the expiration of the exchange offer. We will return to you any of your outstanding notes that are not accepted for any reason for exchange, without expense to you, promptly after the expiration or termination of the exchange offer.
Conditions to the Exchange Offer
The exchange offer is subject to customary conditions, which we may waive. All conditions, other than those subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer. See "The Exchange Offer—Conditions to the Exchange Offer" for more information regarding conditions to the exchange offer.

Procedures for Tendering Outstanding Notes
If you wish to participate in the exchange offer, you must complete, sign and date the accompanying letter of transmittal, or a facsimile of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must then mail or otherwise deliver the letter of transmittal, or a facsimile of the letter of transmittal, together with the outstanding notes and any other required documents, to the exchange agent at the address set forth on the cover page of the letter of transmittal. If you hold outstanding notes through The Depository Trust Company, or DTC, and wish to participate in the exchange offer, you must comply with the Automated Tender Offer Program procedures of DTC, by which you will agree to be bound by the letter of transmittal. By signing, or agreeing to be bound by, the letter of transmittal, you will represent to us that, among other things:
•
you are not our affiliate within the meaning of Rule 405 under the Securities Act or, if you are our affiliate, that you will comply with any applicable registration and prospectus delivery requirements of the Securities Act;
	•	you do not have an arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;
	•	you are acquiring the exchange notes in the ordinary course of your business; and
•
if you are a broker-dealer that will receive exchange notes for your own account in exchange for outstanding notes that were acquired as a result of market-making activities, that you will deliver a prospectus, as required by law, in connection with any resale of such exchange notes.
Special Procedures for Beneficial Owners
If you are a beneficial owner of outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, and you wish to tender those outstanding notes in the exchange offer, you should contact the registered holder promptly and instruct the registered holder to tender those outstanding notes on your behalf. If you wish to tender on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either make appropriate arrangements to register ownership of the outstanding notes in your name or obtain a properly completed bond power from the registered holder.

Guaranteed Delivery Procedures
If you wish to tender your outstanding notes and your outstanding notes are not immediately available or you cannot deliver your outstanding notes, the letter of transmittal or any other required documents, or you cannot comply with the applicable procedures under DTC's Automated Tender Offer Program, prior to the expiration date, you must tender your outstanding notes according to the guaranteed delivery procedures set forth in this prospectus under "The Exchange Offer—Guaranteed Delivery Procedures."
Consequences of Failure to Exchange
All untendered outstanding notes will continue to be subject to the restrictions on transfer set forth in the outstanding notes and in the indenture. In general, the outstanding notes may not be offered or sold, unless registered under the Securities Act, except pursuant to an exemption from, or in a transaction not subject to, the Securities Act and applicable state securities laws. Other than in connection with this exchange offer, we do not currently anticipate that we will register the outstanding notes under the Securities Act.
Material United States Federal Income Tax Consequences	The exchange of the exchange notes for outstanding notes will not be a taxable event for U.S. federal income tax purposes. See "Material United States Federal Income Tax Consequences."
Use of Proceeds	We will not receive any cash proceeds from the issuance of exchange notes in the exchange offer. See "Use of Proceeds."
Exchange Agent
The Bank of New York is the exchange agent for the exchange offer. The address and telephone number of the exchange agent are set forth in the section captioned "The Exchange Offer—Exchange Agent" of this prospectus.

The Exchange Notes

Issuer	Rockwood Specialties Group, Inc.
Notes offered	$375,000,000 aggregate principal amount of 10 5/8% senior subordinated notes due 2011.
Maturity	May 15, 2011.
Interest	10 5/8% per annum on the principal amount, payable semi-annually on May 15 and November 15 of each year, beginning on November 15, 2003.
Guarantees	Certain of our domestic subsidiaries guarantee the exchange notes on a senior subordinated basis.
Ranking	The exchange notes and the exchange guarantees will be unsecured senior subordinated obligations and will rank
• equally with all of our and our guarantors' senior subordinated debt;
• subordinate to all of our and our guarantors' senior debt, including any guarantees by the guarantors of our new senior secured credit facilities; and
• senior to all of our and our guarantors' subordinated debt.
In addition, the exchange notes will effectively rank junior to our secured indebtedness and to the secured indebtedness of all of our subsidiaries to the extent of the assets securing the debt and will be structurally subordinated to all liabilities of our subsidiaries that are not guaranteeing the exchange notes. Because the exchange notes are subordinated, in the event of bankruptcy, liquidation or dissolution and acceleration of or payment default on senior indebtedness, holders of the exchange notes will not receive any payment until holders of senior indebtedness and guarantor senior indebtedness have been paid in full.
• At September 30, 2003,
we had outstanding $445.1 million of senior indebtedness which represented both direct borrowings, as well as guarantees of borrowings, under our new senior credit facilities;
• we had no senior subordinated debt outstanding other than the outstanding notes and no debt outstanding that is subordinate to the outstanding notes;

	•	our subsidiaries that guarantee the exchange notes had outstanding $445.1 million of senior indebtedness which represented guarantees of borrowings under our new senior credit facilities; and
	•	our subsidiaries that do not guarantee the exchange notes had $107.6 million of liabilities, in addition to borrowings and guarantees under the new senior credit facilities.
Optional redemption	We may redeem all or a portion of the exchange notes at any time on or after May 15, 2007 at the redemption prices described in this prospectus, plus accrued and unpaid interest.
Equity offering optional redemption	Before May 15, 2006, we may redeem up to 35% of the initial aggregate principal amount of the exchange notes with the net proceeds from one or more equity offerings at 110.625% of the principal amount thereof, plus accrued and unpaid interest, if at least 65% of the aggregate principal amount of the notes originally issued remains outstanding after the redemption. See "Description of the Notes—Optional Redemption."
Change of control	Upon certain change of control events, each holder of exchange notes may require us to repurchase all or a portion of its notes at a purchase price equal to 101% of the principal amount of the exchange notes, plus accrued and unpaid interest. See "Description of the Notes—Change of Control."
Covenants	The indenture governing the notes contains covenants that, among other things, limits our ability and the ability of our restricted subsidiaries to:
	•	incur additional indebtedness,
	•	pay dividends on, redeem or repurchase our capital stock,
	•	make investments,
	•	create certain liens,
	•	sell assets,
	•	restrict dividends or other payments to us,
	•	guarantee indebtedness,
	•	engage in transactions with affiliates, and
	•	consolidate, merge or transfer all or substantially all our assets.

These covenants are subject to important exceptions and qualifications, which are described under the heading "Description of the Notes" in this prospectus.
Form and denomination	Interests in the exchange notes will be available initially only in book-entry form. The exchange notes will be issued in the form of one or more registered global notes that will be deposited with a nominee of a common depositary for the clearing system referred to below. After this deposit, transfers of interest in the exchange notes will be effected through records maintained by Euroclear System, Clearstream Banking and The Depository Trust Company. Definitive registered securities will be issued only under the circumstances described under "Book-Entry; Delivery and Form."
Absence of a public market for the exchange notes	The exchange notes are new securities. We cannot assure you that any active or liquid market will develop for the exchange notes.
Trustee	The Bank of New York.
Governing Law	New York.
Risk Factors	See "Risk Factors" and other information in this prospectus for a discussion of factors you should consider carefully before participating in the exchange offer.

        Rockwood Specialties Group, Inc. is a Delaware corporation which was formed in September 2000 in connection with the KKR Acquisition. Our principal executive offices are located at 100 Overlook Center, Princeton, NJ 08540. Our telephone number is (609) 514-0300.

Summary Financial and Other Data

        The summary financial data for the period from January 1, 2000 through November 20, 2000 have been derived from the audited combined financial statements of our predecessor included elsewhere in this prospectus. The summary financial data presented below for the periods from November 21, 2000 through December 31, 2000, for the year ended December 31, 2000 on a combined basis, for the year ended December 31, 2001 and as of and for the year ended December 31, 2002 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary financial data presented below for the nine months ended September 30, 2002 and as of and for the nine months ended September 30, 2003 have been derived from our unaudited consolidated financial statements, included elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. The summary financial data presented below should be read in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

	Period from January 1, 2000 through November 20, 2000	Period from November 21, 2000 through December 31, 2000				Nine Months Ended September 30,
			Year Ended December 31,
			2000(1)	2001	2002	2002	2003
		(in thousands, except for ratios)
Statement of operations data:
Net sales:
Performance Additives(2)	$410,108	$42,508	$452,616	$418,397	$443,762	$336,588	$351,979
Specialty Compounds	188,161	19,811	207,972	171,690	168,807	129,967	135,454
Electronics	154,000	20,175	174,175	152,544	147,347	111,865	105,267

Total net sales	752,269	82,494	834,763	742,631	759,916	578,420	592,700
Cost of products sold	534,371	69,730	604,101	546,527	542,468	415,178	431,747

Gross profit	217,898	12,764	230,662	196,104	217,448	163,242	160,953
Selling, general and administrative expenses	149,379	21,809	171,188	147,530	112,855	86,088	88,972
Goodwill impairment charge(3)	—	—	—	—	50,000	—	—
Restructuring charges	3,916	—	3,916	9,156	1,251	—	1,284

Operating income (loss)	64,603	(9,045)	55,558	39,418	53,342	77,154	70,697
Other income (expenses):
Interest expense, net(4)	(45,406)	(10,895)	(56,301)	(89,321)	(88,166)	(67,097)	(62,850)
Write-off of deferred issuance costs(5)	—	—	—	—	—	—	(36,893)
Gain on sale of investment(6)	1,006	—	1,006	—	—	—	—
Foreign exchange (loss) gain(7)	(2,649)	(16,684)	(19,333)	9,619	(24,638)	(13,935)	(19,085)
Loss on receivables sold	—	—	—	(1,177)	(1,255)	(1,414)	—

(Loss) income before taxes	17,554	(36,624)	(19,070)	(41,461)	(60,717)	(5,292)	(48,131)
Income tax (benefit) provision	9,878	(4,804)	5,074	628	(5,507)	(832)	(14,164)

Net income (loss)	$7,676	$(31,820)	$(24,144)	$(42,089)	$(55,210)	$(4,460)	$(33,967)

Other financial data:
Depreciation and amortization	$61,590		$10,623	$72,213	$74,709	$46,282	$34,626	$37,640
Capital expenditures	44,968		6,462	51,430	34,501	36,018	(22,028)	(26,772)
Ratio of earnings to fixed charges(8)	1.4	x	—	—	—	—	—	—
Pro forma interest expense, net (9)						85,800
Adjusted EBITDA(10):
Performance Additives(2)	$88,953		$8,607	$97,560	$88,075	$106,390	$77,734	$81,963
Specialty Compounds	23,015		2,607	25,622	23,781	26,042	19,870	18,702
Electronics	40,220		3,919	44,139	39,390	33,401	25,607	17,782
Corporate costs and eliminations(11)	(8,627)		(636)	(9,263)	(10,852)	(15,441)	(10,315)	(10,394)

Total Adjusted EBITDA(12)(13)	$143,561		$14,497	$158,058	$140,394	$150,392	$112,896	$108,053

Pro forma cash interest expense, net (13)(14)						72,000
Ratio of Adjusted EBITDA to pro forma cash interest expense, net (12)(13)(14)						2.1x
	As of December 31, 2002	As of September 30, 2003
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$42,896	$51,509
Working capital	67,648	107,294
Property, plant and equipment, net	406,975	420,357
Total assets	1,407,029	1,432,956
Total debt	876,199	820,063
Stockholders' equity	278,207	369,598

(1)
This column represents the sum of the financial results for the year ended December 31, 2000 for the periods before and after the KKR Acquisition and may not be representative of what our financial results would have been had the Businesses been a stand-alone entity for the entire year.

(2)
Net sales for our Performance Additives segment include the sales figures from our U.K. and Irish water treatment business, which we sold in December 2000, of $13.8 million in the full year 2000 on a combined basis. However, in accordance with the agreement relating to our old senior subordinated loan facility, Adjusted EBITDA for our Performance Additives segment for this period does not include the results from this business because it was a divested business.

(3)
As part of our impairment testing in late 2002, we determined that there was a goodwill impairment of $50.0 million in a business line of our Electronics segment.

(4)
For the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, interest expense, net included non-cash gains (losses) of $1.1 million, $(10.8) million, $(11.6) million and $(7.9) million, respectively, representing the movement in the mark to market valuation of our interest rate derivative instruments for the periods as well as $3.9 million, $4.6 million, $6.2 million and $5.4 million, respectively, of amortization expense related to deferred financing costs. We also entered into cross-currency interest rate swaps in connection with the Refinancing. Interest expense, net, for the nine months ended September 30, 2003 included a $(3.8) million mark-to-market loss for these swaps.

(5)
In July 2003, we wrote off $36.9 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the Refinancing.

(6)
Represents gain from the sale of an investment purchased by Laporte in 1999 and sold in October 2000.

        (footnotes continued on following page)

(7)
For the period from January 1, 2000 through November 20, 2000, represents primarily gains and losses incurred as a result of intercompany derivative contracts with Laporte. For the period from November 21, 2000 through December 31, 2000 and subsequent periods, represents foreign exchange (losses) gains related to the euro-denominated debt incurred to finance the KKR Acquisition; the (losses) gains result from the (strengthening) weakening euro against the U.S. dollar during the applicable periods.

(8)
For the purposes of computing the ratio of earnings to fixed charges, earnings represent net income before taxes and fixed charges. Fixed charges consist of interest expense, net of interest income, and one-third of rental expense. Prior to November 20, 2000, the Businesses were divisions of a larger entity that primarily incurred and managed debt and other fixed charges on a centralized basis. Earnings were insufficient to cover fixed charges by $36.6 million for the period from November 21, 2000 through December 31, 2000, $19.1 million, $41.5 million and $60.7 million for the years ended December 31, 2000, 2001 and 2002, respectively, and $5.3 million and $48.1 million for the nine months ended September 30, 2002 and September 30, 2003, respectively.

(9)
Pro forma interest expense for the year ended December 31, 2002 reflects (i) elimination of historical interest expense, (ii) interest expense on the outstanding notes and on the new term loan A and term loan B, based on a weighted average interest rate of 8.7%, and (iii) $2.2 million of amortization expense related to pro forma debt issuance costs and $11.6 million of movement of the notional mark-to-market value of our derivative instruments. The weighted average interest rate referred to in (ii) above assumes that we will pay interest in euros on $155.1 million (including $70.3 million of cross-currency interest rate swaps) of our new senior credit facilities. The assumed weighted average interest rate is also adjusted for existing swaps on our senior indebtedness, without which our weighted average interest rate would have been 7.5%. A 0.125% increase or decrease in the assumed weighted average interest rate would change the annual pro forma interest expense by $0.1 million. The effects of fluctuations in foreign currency exchange rates are not reflected herein. This amount is included herein to supplement disclosure of pro forma cash interest expense. See note (14).

(10)
On a segment basis, we define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units. Our senior management uses Adjusted EBITDA as the primary measure to evaluate the ongoing performance of our business segments and reporting units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Adjusted EBITDA."

(11)
In addition to the items presented above, Adjusted EBITDA in 2000 reflected the reclassification and adding back to corporate costs and eliminations of management fees paid to Laporte and other corporate costs. Of the total of $8.6 million in the period from January 1, 2000 through November 20, 2000, $8.1 million was allocated among our three business segments ($5.3 million in our Performance Additives segment, $1.4 million in our Specialty Compounds segment and $1.4 million in our Electronics segment) and $0.5 million was incurred at Corporate. Since the closing of the KKR Acquisition on November 20, 2000, these costs have not been allocated to the segments, but instead have been included in a separate line item when the results are presented on a segment basis.

(12)
On a consolidated basis, Adjusted EBITDA is also a key component used in the calculation of financial ratios used in certain long-term debt financial covenants, including the ratio of Adjusted EBITDA to cash interest expense, net, presented on a pro forma basis in this section and the ratio of net debt (debt, net of cash) to Adjusted EBITDA. We also use Adjusted EBITDA on a consolidated basis to assess our operating performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Adjusted EBITDA" for the definition of Adjusted EBITDA.

(13)
These items are considered to be non-GAAP financial information under Regulation G "Conditions for Use of Non-GAAP Financial Measures." See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect our Operating Results—Components of Adjusted EBITDA."

(14)
Pro forma cash interest expense, net does not include the $2.2 million of amortization of deferred debt issuance costs nor the $11.6 million of movement of the mark-to-market value of our derivative instruments included in pro forma interest expense, net which are both non-cash expenses. See note (9) above. Cash interest expense, net is a key component used in the calculation of the ratio of Adjusted EBITDA to cash interest expense, net used in certain long-term debt financial covenants. Accordingly, the information may be informative to an investor or potential investor. See note (12).

RISK FACTORS

        You should consider carefully the following factors and the other information in this prospectus before deciding to tender your outstanding notes in the exchange offer.

Risk Factors Relating to the Exchange Notes

Substantial Leverage—Our substantial leverage and significant debt service obligations could adversely affect our ability to fulfill our obligations, including under the exchange notes, and operate our business.

        We are highly leveraged and have significant debt service obligations. As of September 30, 2003, we had $820.1 million of indebtedness outstanding and total stockholders' equity of $369.6 million. This high level of indebtedness could have important negative consequences to us and you, including:

  •
  we may have difficulty satisfying our obligations with respect to the exchange notes;

  •
  we may have difficulty obtaining financing in the future for working capital, capital expenditures, acquisitions or other purposes;

  •
  we will need to use a substantial portion of our available cash flow to pay interest and principal on our debt, which will reduce the amount of money available to finance our operations and other business activities;

  •
  some of our debt, including our borrowings under our new senior credit facilities, has variable rates of interest, which exposes us to the risk of increased interest rates;

  •
  our debt level increases our vulnerability to general economic downturns and adverse industry conditions;

  •
  our debt level could limit our flexibility in planning for, or reacting to, changes in our business and in our industry in general;

  •
  our substantial amount of debt and the amount we need to pay to service our debt obligations could place us at a competitive disadvantage compared to our competitors that have less debt;

  •
  we may not have sufficient funds available, and our debt level may also restrict us from raising the funds necessary, to repurchase all of the exchange notes tendered to us upon the occurrence of a change of control, which would constitute an event of default under the exchange notes; and

  •
  our failure to comply with the financial and other restrictive covenants in our debt instruments which, among other things, require us to maintain specified financial ratios and limit our ability to incur debt and sell assets, could result in an event of default that, if not cured or waived, could have a material adverse effect on our business or prospects.

Ability to Service Debt—We may not be able to generate sufficient cash flow to meet our debt service obligations.

        We expect to obtain the cash to pay our expenses and to pay principal and interest on the exchange notes, the new senior credit facilities and other debt from the operations of our subsidiaries. Our ability to generate sufficient cash flow from operations to make scheduled payments on our debt obligations and to fund working capital, capital expenditures and other cash needs will depend on our future financial performance, which will be affected by a range of economic, competitive, legislative, regulatory and business factors, many of which are beyond our control.

        After giving effect to the Refinancing, our pro forma cash interest expense, net for the year ended December 31, 2002 would have been $72.0 million. See note (14) under "Summary—Summary Financial and Other Data" for additional information. On the same basis, earnings would have been insufficient to cover fixed charges by $44.9 million for the year ended December 31, 2002. Pro forma fixed charges include cash interest expense, net, income taxes and one-third of our rent expense.

        We cannot assure you that our subsidiaries will:

  •
  generate sufficient cash flow from operations,

  •
  realize revenue growth and operating improvements; or

  •
  have future borrowings available to us under the new senior credit facilities,

in each case, in amounts sufficient to enable us to service our indebtedness, including the exchange notes, or to fund our other liquidity needs. If we cannot service our indebtedness, we may have to take actions, such as refinancing or restructuring our debt, selling assets, reducing or delaying capital investments or seeking to raise additional financing. We cannot assure you that any refinancing would be possible, that any assets could be sold, or, if sold, of the timing of the sales and the amount of proceeds realized from those sales or that additional financing could be obtained on acceptable terms, if at all. In addition, the terms of our existing or future debt agreements, including the new senior credit facilities and the indenture governing the exchange notes, may restrict us from pursuing any of these alternatives. Our inability to generate sufficient cash flow to satisfy our debt service obligations, or to refinance our obligations on commercially reasonable terms, would have an adverse effect on our business, financial condition, results of operations and prospects as well as on our ability to satisfy our obligations on the exchange notes.

Additional Borrowings Available—Despite our substantial leverage, we and our subsidiaries will be able to incur more indebtedness, including issuance of additional notes under the indenture. This could further exacerbate the risks described above, including our ability to service our indebtedness.

        We and our subsidiaries may be able to incur substantial additional indebtedness in the future. Although the new senior credit facilities and the indenture governing the notes contain restrictions on the incurrence of additional indebtedness, such restrictions are subject to a number of qualifications and exceptions, and under certain circumstances indebtedness incurred in compliance with such restrictions could be substantial. As of September 30, 2003, the revolving credit portion of our new senior credit facilities provided for additional borrowings of up to $88.4 million. To the extent new debt, including the issuance of additional notes under the indenture, is added to our and our subsidiaries' currently anticipated debt levels, the substantial leverage risks described above would increase.

Restrictive Covenants in Our Debt Instruments—The new senior credit facilities and the indenture governing the notes contain a number of restrictive covenants which will limit our ability to finance future operations or capital needs or engage in other business activities that may be in our interest.

        The new senior credit facilities, the pay-in-kind obligations of Rockwood Specialties Consolidated, Inc., the senior discount notes of Rockwood Specialties International, Inc. and the indenture governing the notes impose, and the terms of any future indebtedness may impose, operating and other restrictions on us. Such restrictions affect or will affect, and in many respects limit or prohibit, among other things, our ability to:

  •
  incur additional indebtedness;

  •
  make cash distributions, including paying dividends, redeem or repurchase our equity interests, or repay subordinated debt, including the exchange notes;

  •
  make investments or acquisitions;

  •
  use assets as security in other transactions;

  •
  sell assets;

  •
  guarantee other indebtedness;

  •
  enter into agreements that restrict dividends from restricted subsidiaries;

  •
  consolidate, merge or transfer all or substantially all of our assets;

  •
  enter into transactions with affiliates; and

  •
  sell capital stock of restricted subsidiaries.

        In addition, the new senior credit facilities include other more restrictive covenants and prohibit us from prepaying our other indebtedness, including the exchange notes, while borrowings under the new senior credit facilities are outstanding. The new senior credit facilities also require us to achieve certain financial and operating results and maintain compliance with specified financial ratios. Our ability to comply with these ratios may be affected by events beyond our control.

        The restrictions contained in the new senior credit facilities and the indenture could:

  •
  limit our ability to plan for or react to market or economic conditions or meet capital needs or otherwise restrict our activities or business plans; and

  •
  adversely affect our ability to finance our operations, acquisitions, investments or strategic alliances or other capital needs or to engage in other business activities that would be in our interest.

        A breach of any of these covenants or our inability to comply with the required financial ratios could result in a default under the new senior credit facilities and/or the indenture. If an event of default occurs under the new senior credit facilities, which includes an event of default under the indenture governing the notes, the lenders could elect to:

  •
  declare all borrowings outstanding, together with accrued and unpaid interest, to be immediately due and payable;

  •
  require us to apply all of our available cash to repay the borrowings; or

  •
  prevent us from making debt service payments on the notes;

any of which would result in an event of default under the notes. The lenders will also have the right in these circumstances to terminate any commitments they have to provide further financing.

        If we were unable to repay or otherwise refinance these borrowings when due, our lenders could sell the collateral securing the new senior credit facilities, which constitutes substantially all of our and our subsidiaries' assets. Although holders of the exchange notes could accelerate the notes upon the acceleration of the obligations under our new senior credit facilities, we cannot assure you that sufficient assets will remain after we have paid all the borrowings under our new senior credit facilities and any other senior debt to repay the exchange notes.

Contractual Subordination—Your right to receive payments on the exchange notes will be junior to the rights of the lenders under the new senior credit facilities and to all of the issuer's and the guarantors' other senior indebtedness, including any of the issuer's or the guarantors' future senior debt.

        The exchange notes will be general unsecured obligations that will be junior in right of payment to all of our existing and future senior indebtedness. The guarantees will be general unsecured obligations of the guarantors that will be junior in right of payment to all of the existing and future senior indebtedness of the guarantors. As of September 30, 2003, we had $445.1 million of senior indebtedness, and the revolving credit portion of our new senior credit facilities provided for additional borrowings of up to $88.4 million, all of which would be senior indebtedness when drawn. As of September 30, 2003, the guarantors had $445.1 million of senior indebtedness which represented guarantees of borrowings under our new senior credit facilities.

        We and the guarantors may not pay principal, premium, if any, interest or other amounts on account of the exchange notes or the guarantees in the event of a payment default or certain other defaults in respect of certain of our senior indebtedness, including debt under the new senior credit facilities, unless the senior indebtedness has been paid in full or the default has been cured or waived. In addition, in the event of certain other defaults with respect to the senior indebtedness, we or the guarantors may not be permitted to pay any amount on account of the exchange notes or the guarantees for a designated period of time.

        Because of the subordination provisions in the exchange notes and the guarantees, in the event of a bankruptcy, liquidation or dissolution of us or a guarantor, our or the guarantor's assets will not be available to pay obligations under the exchange notes or the applicable guarantee until we have, or the guarantor has, made all payments in cash on our or its senior indebtedness, respectively. We cannot assure you that sufficient assets will remain after all these payments have been made to make any payments on the exchange notes or the applicable guarantee, including payments of principal or interest when due.

Structural Subordination—Our ability to pay principal and interest on the exchange notes depends on our receipt of dividends or other intercompany transfers from our subsidiaries. Claims of creditors of our subsidiaries that do not guarantee the exchange notes will have priority over your claims with respect to the assets and earnings of these subsidiaries.

        All of our properties and assets are owned by, and all our operations are conducted through, our subsidiaries. As a result, we are dependent upon cash dividends and distributions or other transfers from our subsidiaries to meet our debt service obligations, including payment of the interest on and principal of the exchange notes when due, and other obligations. The ability of our subsidiaries to pay dividends and make other payments to us may be restricted by, among other things, applicable corporate, tax and other laws and regulations and agreements of the subsidiaries. Although the indenture limits the ability of our restricted subsidiaries to enter into consensual restrictions on their ability to pay dividends and make other payments to us, these limitations have a number of significant qualifications and exceptions. See "Description of the Notes—Certain Covenants—Limitations on Restrictions on Distributions from Restricted Subsidiaries."

        Generally, claims of creditors, including trade creditors, of our subsidiaries will have priority with respect to the assets and earnings of such subsidiaries over the claims of our creditors, except to the extent the claims of our creditors are guaranteed by these entities. Accordingly, in the event of our dissolution, bankruptcy, liquidation or reorganization, the holders of the exchange notes may not receive any amounts with respect to the exchange notes until after the payment in full of the claims of the creditors of our subsidiaries which are not guarantors. Neither our existing foreign subsidiaries nor our domestic receivables financing facilities will guarantee the exchange notes. As of September 30, 2003, these non-guarantor subsidiaries had outstanding $107.6 million of liabilities, in addition to borrowings and guarantees under our new senior credit facilities.

Unsecured Obligations—Because the exchange notes are not secured, our assets may be insufficient to pay amounts due on your exchange notes.

        In addition to being contractually subordinated to all existing and future senior indebtedness, the exchange notes and the guarantees will be unsecured obligations of the issuer and the guarantors. In contrast, our obligations outstanding under the new senior credit facilities are secured by all indebtedness having an aggregate principal amount in excess of $5.0 million held by, and substantially all of the tangible and intangible assets of, Rockwood Specialties Group, Inc. and all indebtedness having an aggregate principal amount in excess of $5.0 million held by, and the tangible and intangible assets of, each of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries that guarantees such senior credit facilities. Our obligations outstanding under the new senior credit facilities are also secured by a pledge of our capital stock by Rockwood Specialties

International, Inc., one of our parent companies, 100% of the capital stock of our existing and subsequently acquired or organized direct or indirect domestic subsidiaries and 65% of the capital stock of our first-tier foreign subsidiaries. In addition, we may incur other senior indebtedness, which may be substantial in amount, and which may, in certain circumstances, be secured.

        Because the exchange notes and the guarantees are unsecured obligations, your right of repayment may be compromised if any of the following situations occur:

  •
  we enter into bankruptcy, liquidation, reorganization, or other winding-up proceedings;

  •
  there is a default in payment under the new senior credit facilities or other secured indebtedness; or

  •
  there is an acceleration of any indebtedness under the new senior credit facilities or other secured indebtedness.

        If any of these events occurs, the secured lenders could sell our assets and those of the guarantors in which they have been granted a security interest, in each case to your exclusion, even if an event of default exists under the indenture at such time. As a result, upon the occurrence of any of these events, we cannot assure you that there will be sufficient funds to pay amounts due on the exchange notes and the guarantees. See "Description of Certain Other Indebtedness."

Inability to Repurchase Exchange Notes Prior to Maturity—Because the new senior credit facilities prohibit us from repurchasing the exchange notes, a default may be triggered if you exercise your right to require us to repurchase your exchange notes in the event we experience a change of control or if we are required to offer to repurchase the exchange notes because we sell assets.

        The new senior credit facilities and our future senior indebtedness prohibit us from repurchasing any exchange notes, subject to limited exceptions, even though the indenture requires us to offer to repurchase some or all of the exchange notes when certain events occur. If we experience a change of control, you will have the right to require us to repurchase your exchange notes at a purchase price in cash equal to 101% of the principal amount of your exchange notes plus accrued and unpaid interest, if any. In addition, if we make certain types of asset sales, we may be required to offer to repurchase some or all of your exchange notes at a purchase price in cash equal to 100% of the principal amount of your exchange notes plus accrued and unpaid interest, if any. However, we are prohibited by our new senior credit facilities from repurchasing any notes, subject to limited exceptions.

        Our new senior credit facilities also provide that certain change of control events and asset sales constitute a default. Any future credit agreement or other agreements relating to senior indebtedness to which we become a party may contain similar restrictions or provisions. If we experience a change of control or make asset sales that result in us having to repurchase exchange notes when we are prohibited from doing so, we could seek the consent of our lenders to purchase the exchange notes or could attempt to refinance the borrowings that contain such a prohibition. In the event that we do not obtain such a consent or do not refinance such borrowings, we would remain prohibited from purchasing the exchange notes. In such case, our failure to purchase exchange notes would constitute a default under the indenture relating to the notes, which, in turn, could result in amounts outstanding under our senior credit facilities and other senior indebtedness being declared due and payable. Any such declaration could have adverse consequences both to you and to us. In the event we experience a change of control or make asset sales that result in us having to repurchase exchange notes, we cannot assure you that we would have sufficient assets to satisfy all of our obligations under our senior credit facilities and the exchange notes. If a default occurs with respect to any senior indebtedness, the subordination provisions in the indenture would likely restrict payments to you. The provisions relating to a change of control included in the indenture may increase the difficulty of a potential acquiror obtaining control of us. See "Description of Certain Other Indebtedness," "Description of the Notes—

Change of Control" and "Description of the Notes—Certain Covenants—Limitations on Sales of Assets and Subsidiary Stock."

No Prior Market for the Exchange Notes—There is no prior market for the exchange notes. If one develops, it may not be liquid.

        The exchange notes are new securities for which there currently is no established trading market, and we do not expect that the exchange notes will be listed on a national securities exchange or quoted on an automated inter-dealer quotation system. If any of the exchange notes are traded after their initial issuance, they may trade at a discount from their initial offering price, depending upon:

  •
  prevailing interest rates;

  •
  the market for similar securities; and

  •
  other factors, including general economic conditions, our financial condition, performance and prospects and whether additional notes are issued.

        In addition, notwithstanding that the initial purchasers have informed us that they currently intend to make a market in the exchange notes, they are not obligated to do so and may discontinue without notice any market-making with respect to the exchange notes, at any time in their sole discretion.

        The liquidity of, and trading market for, the exchange notes, may be adversely affected by general declines in the market for similar securities. A decline may adversely affect the liquidity and trading markets independent of our prospects or financial performance.

United States Fraudulent Transfer or Conveyance Considerations—Under U.S. federal and state fraudulent transfer or conveyance statutes, a court could void the exchange notes and the guarantees or take other actions detrimental to holders of the exchange notes.

        The issuance of the exchange notes or the guarantees of the notes may be subject to review under United States federal bankruptcy law and comparable provisions of state fraudulent conveyance laws if a bankruptcy or reorganization case or lawsuit is commenced by or on behalf of the issuer's or a guarantor's unpaid creditors. Under these laws, if a court were to find in such a bankruptcy or reorganization case or lawsuit that, at the time the issuer or a guarantor issued the exchange notes or the guarantee of the exchange notes:

  •
  it issued the exchange notes or the guarantee with the intent to delay, hinder or defraud present or future creditors; or

  •
  it received less than reasonably equivalent value or fair consideration for issuing the exchange notes or the guarantee; and

  •
  at the time it issued the exchange notes or the guarantee:

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  it was insolvent or rendered insolvent by reason of issuing the exchange notes or the guarantee;

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  it was engaged, or about to engage, in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital to carry on its business;

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  it intended to incur, believed that it would incur or did incur, debts beyond its ability to pay as they mature; or

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  it was a defendant in an action for money damages, or had a judgment for money damages docketed against it if, in either case, after final judgment, the judgment is unsatisfied;

then the court could void the exchange notes or the guarantees, subordinate the exchange notes or the guarantee of the exchange notes to our or the applicable guarantor's other debt or take other action detrimental to holders of the exchange notes.

        The measures of insolvency for purposes of fraudulent transfer laws vary depending upon the law of the jurisdiction that is being applied in any proceeding to determine whether a fraudulent transfer had occurred. Generally, however, a person would be considered insolvent if, at the time it incurred the debt:

  •
  the present fair saleable value of its assets was less than the amount that would be required to pay its total debts and liabilities including contingent liabilities, as they become absolute and mature; or

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  the sum of its debts, including contingent liabilities, was greater than all of its assets at fair valuation.

        We cannot be sure as to the standard that a court would use to determine whether or not the issuer or a guarantor was solvent as of the date the issuer or the guarantor issued the exchange notes or the guarantee, as applicable, or, regardless of the standard that the court uses, that the issuance of the exchange notes or the guarantee would not be voided or the exchange notes or the guarantee would not be subordinated to our or the guarantor's other debt. If such a case were to occur, any guarantee of the exchange notes incurred by one of the guarantors could also be subject to the claim that, since the guarantee was incurred for the issuer's benefit, and only indirectly for the benefit of the guarantor, the obligations of the applicable guarantor were incurred for less than fair consideration. A court could thus void the exchange notes or the guarantee, subordinate the exchange notes or the guarantee to our or the applicable guarantor's other debt or take other action detrimental to holders of the exchange notes.

        Additionally, under U.S. federal bankruptcy or applicable state insolvency law, if certain bankruptcy or insolvency proceedings were initiated by or against us or the guarantors within 90 days after any payment by us with respect to the exchange notes or by the guarantors under their guarantees, or if we or the guarantors anticipated becoming insolvent at the time of the payment, all or a portion of the payment could be avoided as a preferential transfer and the recipient of the payment could be required to return the payment.

There may be adverse consequences if you do not exchange your outstanding notes.

        If you do not exchange your outstanding notes for exchange notes in the exchange offer, you will continue to be subject to restrictions on transfer of your outstanding notes as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes. In general, the outstanding notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. You should refer to the sections entitled "Summary—The Exchange Offer" and "The Exchange Offer" for information about how to tender your outstanding notes. The tender of outstanding notes under the exchange offer will reduce the outstanding amount of the outstanding notes, which may adversely affect, and increase the volatility of, the market price of the outstanding notes due to a reduction in liquidity.

Risk Factors Relating to Our Business

Cyclicality—Downturns in general economic conditions could adversely affect our profitability.

        Our products are used in certain industries that are cyclical in nature, such as the data and communications and electronics industries. In addition, sales to the construction market are driven by trends in commercial and residential construction, housing starts and trends in residential repair and remodeling. Downturns in one or more of these industries could severely reduce demand for our products. For example, in recent years the semiconductor market has experienced a severe downturn, which has affected the results of operations of our Electronics segment, and the telecommunications market has experienced a similar downturn, which has affected the result of operations of our Specialty Compounds segment. In addition, downturns in general economic conditions, whether in a particular region or globally, could reduce demand for our products. For example, the slowing of economic growth on a global basis that began in 2001 has negatively impacted several of our business lines. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Economic and Market Conditions." We cannot assure you that an economic downturn in one or more of the markets or geographic regions in which we sell our products would not have a material adverse effect on our results of operations.

Manufacturing Hazards—Hazards associated with chemical manufacturing could adversely affect our results of operations.

        Due to the nature of our business, we are exposed to the hazards associated with chemical manufacturing and the related storage and transportation of raw materials, products and wastes in our manufacturing facilities or our distribution centers. These hazards could lead to an interruption or suspension of operations and have an adverse effect on the productivity and profitability of a particular manufacturing facility or on our company as a whole. For example, over the past three years we experienced fires or accidents in our manufacturing facilities in Gonzales, Texas, Riddings, Derbyshire, U.K. and Gomet, Italy. See "Business—Manufacturing Facilities." Other hazards include:

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  piping and storage tank leaks and ruptures;

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  inclement weather and natural disasters;

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  mechanical failure; and

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  chemical spills and other discharges or releases of toxic or hazardous substances or gases.

        These hazards may cause personal injury and loss of life, damage to property, and contamination of the environment, which could lead to government fines and lawsuits by injured plaintiffs. For example, we are currently subject to a wrongful death claim regarding the fatal injury to one of our employees at our subsidiary's manufacturing facility in Gonzalez, Texas. See "Business—Legal Proceedings." We are unable to predict the outcome of this case. In addition, in January 2002, it was discovered that a large quantity of CCA, a wood preservative containing arsenic, that was manufactured by one of our subsidiaries and shipped by a third party to the Ethiopian Electric and Power Company leaked from its containers at the port of Djibouti, Africa, allegedly causing ground soil contamination and personal injuries. News media reports attributed one death to the CCA spill, which has not been confirmed. The Djibouti government and the United Nations have cleaned up the spilled chemicals and may seek reimbursement from the responsible parties for such clean up. The cost of such clean up could be significant.

Regulation of Our Raw Materials and Products—Our business could be adversely affected by regulation to which our raw materials and products are subject.

        Some of our products, including the raw materials we handle, are subject to government regulation. For example, arsenic pentoxide, copper, chromium, silica, zinc chromate and lead are all deemed hazardous materials in certain situations and are all used in certain of our subsidiaries' products. The use of these materials is regulated and some of these regulations require product registrations, which also are subject to renewal and potential revocation. These regulations affect the uses and applications of our products. For example, in February 2002, the EPA announced a voluntary decision by CCA manufacturers to amend their registrations for CCA to limit use of CCA treated lumber in most residential settings. In the culmination of that process, in March, 2003, the EPA amended the registrations for CCA prohibiting CCA treatment of wood, effective December 31, 2003, for use in most residential settings, including play structures, decks, picnic tables, landscaping timbers, residential fencing, patios and walkways and boardwalks. Similar initiatives have been commenced in Canada. See "Business—Performance Additives—Timber Treatment Chemicals." In addition, a lawsuit was filed in December 2002 by various plaintiffs against the EPA seeking a regulatory ban on all uses of CCA, and special interest groups petitioned the Consumer Product Safety Commission, or CPSC, in June 2001 to ban and recall all CCA treated wood in playground equipment and to refund consumers the cost of the CCA treated wood playground equipment that they purchased. Although the CPSC denied the petition in November 2003, several forms of legislation are being considered by various jurisdictions in the United States which would further limit the level of arsenic allowed in ground water and disposal sites. These regulations may affect our ability to market certain chemicals we produce containing arsenic pentoxide. The use of arsenic and its derivatives in timber treatment chemicals has largely been phased out in Japan starting in 1995, and some European countries have limited its use as well.

        In addition to those specifically referred to above, there is a risk that other key raw materials, chemicals or substances or one or more of our products may be found to have, or be recharacterized as having, a toxicological or health related impact on the environment or on our customers or employees. If such a discovery or recharacterization occurs, the relevant materials, chemicals or products, including products of our customers incorporating our materials or chemicals, may be recalled or banned or we may incur increased costs in order to comply with new regulatory requirements. Change in regulations may also affect the marketability of certain of our products.

Currency Fluctuations—Because certain of our operating subsidiaries conduct their operations in foreign currencies, fluctuations in currency exchange rates may impact our balance sheet and results of operations and may affect the comparability of our results between financial periods.

        Our operations are conducted by subsidiaries in many countries. The results of their operations and financial position are reported in the local currency and then translated into U.S. dollars at the applicable exchange rates for inclusion in our consolidated financial statements. The exchange rates between some of these currencies and the dollar in recent years have fluctuated significantly and may continue to do so in the future. For example, the dollar-euro noon buying rate announced by the Federal Reserve Bank of New York decreased from US$1.00 = €1.065 on December 29, 2000 to US$1.00 = €0.9537 on December 31, 2002, and further decreased to US$1.00 = €0.8587 on September 30, 2003.

        In addition, because our financial statements are stated in U.S. dollars, the translation effect of such fluctuations has in the past significantly impacted, and may in the future, significantly impact our results of operations and financial position and may affect the comparability of our results between financial periods. Furthermore, because a portion of our new senior credit facilities is denominated in euros, we are subject to fluctuation in the exchange rate between the U.S. dollar and the euro, which may have an adverse effect on our financial position and may also affect the comparability of our results between financial periods.

        We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. We cannot assure you that we will be able to effectively manage our currency transaction and/or translation risks or that any volatility in currency exchange rates will not have a material adverse effect on our financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Currency Fluctuations."

Competition—Our industry is highly competitive. The end-use markets in which we compete are also highly competitive. This competition may adversely affect our results of operations.

        Each of the industries in which we compete is highly competitive. We face significant competition from major international producers as well as smaller regional competitors. Our most significant competitors include major chemicals and materials manufacturers and diversified companies, a number of which have revenues and capital resources exceeding ours. We cannot assure you that competition will not have a material adverse effect on our business or financial condition in the future.

        Within the end-use markets in which we compete, competition between products is intense. In addition, substitute products exist for many of our products. Therefore, we face substantial risk that certain events, such as new product development, production advances for competing products or price changes in raw materials, could result in declining demand for our products as our customers switch to substitute products. We cannot assure you that competition against our products will not have a material adverse effect on our business or financial condition in the future.

        Our customers are increasingly looking for strong, long-term relationships with a few key suppliers that help them reduce costs, improve product performance, or support new product development. To satisfy these growing customer requirements, our competitors have been consolidating within product lines through mergers and acquisitions. We may also need to invest and spend more on research and development and marketing costs to strengthen existing customer relationships, as well as attract new customers. We are highly leveraged and currently expect to use a substantial portion of cash flow from operations to reduce our debt. As a result, our debt level could limit our flexibility to react to these industry trends and our ability to remain competitive.

Raw Materials—Fluctuations in supplies or costs of our raw materials or energy could have an adverse effect on our operating margins.

        Raw material costs generally account for a high percentage of our total costs of products sold. In 2002, raw materials constituted approximately 57% of our total cost of products sold. Currently, our most significant raw materials are iron oxide, used in Pigments, chromic acid used in CCA wood preservation chemicals and carbo quat used in ACQ wood preservation chemicals, quaternary amines used in Clay-based Additives and polyvinyl chloride resin and plasticizers used in Specialty Compounds. Our use of chromic acid will be significantly reduced by the end of 2003 as a result of the phase-out of CCA treated lumber in most residential settings. We generally purchase raw materials based on supply agreements linked to market prices and therefore our operating results are subject to short-term fluctuations in raw materials prices. These fluctuations limit our ability to accurately forecast future raw material costs and hence our profitability. Although, on a percentage basis, no single raw material represented more than 5% of our total cost of products sold in 2002, we may not be able to pass additional raw materials costs on to our customers, in which case our results of operations could be negatively impacted.

        A significant portion of our raw materials is supplied on a purchase order basis or pursuant to other short-term arrangements. Many of the raw materials we use are commodities, and the price of each can fluctuate widely for a variety of reasons, including changes in availability, major capacity additions or significant facility operating problems. For example, polyvinyl chloride, or PVC, the largest single raw material for our Specialty Compounds segment, is a commodity product and its pricing is directly related to the price of ethylene and chlorine, as well as PVC industry operating rates. Our supply contracts for PVC do not specify a fixed price, and most contain market price and volume rebate adjustments. During the period from January 2000 through August 2000, there was a continued

rise from prior periods in PVC prices, which caused our raw material costs in our Specialty Compounds segment to increase to a five-year high price. From August 2000 through early 2001, PVC prices decreased. However, since then PVC prices have increased. We are only able to pass a portion of that increase through to our customers. Although these prices have started to level off in 2003, we cannot assure you that these prices, or the prices of any of our other raw materials, will not rise significantly in the future.

        If any supplier is unable to meet its obligations under our present supply agreements or we are unable to enter into new supply arrangements on competitive terms when our existing short-term supply arrangements expire, we may be forced to pay higher prices to obtain these necessary raw materials. Any interruption of supply or any price increase of raw materials could have an adverse effect on our business and results of operations.

        Energy constituted approximately 4% of our total cost of products sold in 2002. Fluctuations in the price of energy limit our ability to accurately forecast future energy costs and hence our profitability. For example, in North America, the price of natural gas increased significantly in the first quarter of 2003 due to political conditions and extreme weather conditions. These prices levelled off after the first quarter of 2003. If energy prices fluctuate significantly, we may not be able to pass cost increases through to our customers, in which case our business, financial condition and results of operations could be adversely affected.

Product Liability—Due to the nature of our business and products, we may be liable for damages based on product liability and certain indemnity claims.

        Because many of our products provide critical performance attributes to our customers' products, the sale of these products involves the risk of product liability claims. In addition, some of the chemicals or substances that are used in our businesses, such as arsenic trioxide, may represent potentially significant health and safety concerns. For example, class action suits have been filed in Louisiana, Florida and Arkansas naming one of our subsidiaries and a number of competitors to our Timber Treatment Chemicals business line, as well as treaters and retailers, as defendants. These suits allege among other things, product liability claims in connection with the use of timber products treated with chemicals containing arsenic pentoxide, which is a raw material in some of our wood preservatives. We may be subject to future claims with regard to these suits or others like it and we may not be able to avoid significant product liability exposure. See "Business—Legal Proceedings." A successful product liability claim or series of claims against us in excess of our insurance coverage for payments for which we are not otherwise indemnified could have a material adverse effect on our financial condition or results of operations. For policies renewed on or after November 2002, our insurers excluded CCA from our insurance coverage under our general liability policies. We cannot assure you that our Timber Treatment Chemicals business line will have sufficient cash flow from operations or assets to pay a judgment, if any, for which there is no insurance coverage. Any such judgment could have a material adverse effect on our financial condition or results of operations.

        Our Timber Treatment Chemicals business has entered into indemnity agreements with various customers who purchased CCA-based wood preservatives. Pursuant to those agreements, one of our subsidiaries agreed to defend and hold harmless those customers for certain causes of action, based on domestic mammalian, and in some cases, human toxicity, caused by our CCA-based wood preservative, subject to certain conditions. Our Timber Treatment Chemicals business, as well as several of our customers, are named as defendants in several class action suits relating to CCA-based wood preservatives. Our Timber Treatment Chemicals business may be required to pay indemnity claims in connection with CCA-based wood preservatives under such agreements to one or more of its customers. We cannot assure you that our Timber Treatment Chemicals business will not be required to pay one or more indemnity claims and that insurance or indemnity arrangements from Degussa will cover such claims or that our subsidiary will have sufficient free cash flow to pay such claims. One or more of these claims could adversely affect our financial condition or results of operations. See "Business—Environmental."

International Operations—As a global business, we are exposed to local business risks in different countries which could have a material adverse effect on our financial condition or results of operations.

        We have significant operations in foreign countries, including manufacturing facilities, research and development facilities, sales personnel and customer support operations. Currently, we operate, or others operate on our behalf, facilities in Canada, China, France, Germany, Italy, Singapore, Spain, Taiwan and the United Kingdom, in addition to those in the United States. Our international operations are subject to risks inherent in doing business in foreign countries, including:

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  new and different legal and regulatory requirements in local jurisdictions;

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  export duties or import quotas;

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  domestic and foreign customs and tariffs or other trade barriers;

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  potential difficulties in staffing and labor disputes;

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  managing and obtaining support and distribution for local operations;

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  increased costs of, and availability of, transportation or shipping;

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  credit risk and financial conditions of local customers and distributors;

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  potential difficulties in protecting intellectual property;

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  risk of nationalization of private enterprises by foreign governments;

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  potential imposition of restrictions on investments;

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  potentially adverse tax consequences, including imposition or increase of withholding and other taxes on remittances and other payments by subsidiaries;

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  capital controls;

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  foreign exchange restrictions and fluctuations; and

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  terrorism, local political, economic and social conditions, including the possibility of hyperinflationary conditions and political instability in certain countries.

        We cannot assure you that we will succeed in developing and implementing policies and strategies to counter the foregoing factors effectively in each location where we do business and therefore that the foregoing factors will not have a material adverse effect on our international operations or upon our financial condition and results of operations.

        International growth and expansion into emerging markets, such as China, may cause us difficulty due to greater regulatory barriers than in the United States, the necessity of adapting to new regulatory systems, problems related to entering new markets with different economic, social and political systems, and significant competition from the primary participants in such markets, some of which may have substantially greater resources than we do.

Environmental, Health and Safety Regulation—Compliance with extensive environmental, health and safety laws could require material expenditures or changes in our operations.

        Our operations are subject to extensive environmental, health and safety laws and regulations at both a national and local level in numerous jurisdictions. In addition, our production facilities and a number of our distribution centers require operating permits that are subject to renewal and, in some circumstances, revocation. The nature of the chemical industry exposes us to risks of liability under these laws and regulations due to the production, storage, transportation and sale of chemicals and materials that can cause contamination or personal injury if released into the environment. Compliance with environmental laws generally increases the costs of transportation and storage of raw materials and finished products, as well as the costs of the storage and disposal of wastes, and could have a material adverse effect on our operations. We may incur substantial costs, including fines, damages, criminal or civil sanctions and remediation costs, or experience interruptions in our operations, for violations arising under these laws or permit requirements. In addition, the discovery of contamination arising from historical industrial operations at some of our properties has exposed us, and in the future may continue to expose us, to cleanup obligations and other damages.

Retention of Key Personnel—If we lose certain key personnel or are unable to hire additional qualified personnel, our business could be adversely affected because we may not be able to execute our business strategy.

        Our success depends, in part, upon the continued services of our highly skilled personnel involved in management, research, production and distribution, and, in particular, upon the efforts and abilities of our executive management group. Although we believe that we are adequately staffed in key positions and that we will be successful in retaining key personnel, we cannot assure you that we will be able to retain such personnel on acceptable terms or at all. If we lose the service of any member of our executive management group, we may not be able to execute our business strategy, which in turn could have a material adverse effect on our business, financial condition and results of operations. We do not have key-person life insurance covering any of our employees. Our success also depends upon our ability to attract and retain highly qualified employees.

Risks Associated with Recent and Future Acquisitions—We may not be able to successfully acquire and integrate companies that provide complementary products or technologies.

        We have in the past and may in the future supplement our internal growth by acquiring businesses that complement or augment our existing product lines, such as our acquisition of the assets of Southern Color Company, Inc. and its affiliates, or Southern Color, on March 11, 2003 and American Silicon Products, Inc., or ASP, in February 2002. We may have to devote significant management resources and other resources toward the integration and assimilation of any acquisition. We may also face difficulties integrating the new operations, personnel, technologies, products and culture. Failure to successfully manage and integrate these acquisitions with our existing operations could lead to the potential loss of customers of the acquired business, as well as the potential loss of employees who may be vital to the new operations. Even if integration occurs successfully, failure of any acquisition to achieve levels of revenue growth, profitability or productivity comparable with those achieved by our existing operations, or otherwise not perform as expected, may adversely impact our revenue and increase our costs. We have incurred and will continue to incur certain liabilities and expenses in connection with any acquisitions.

Product Innovation—If we are not able to continue our technological innovation and successful commercial introduction of new products, our profitability could be adversely affected.

        Our industries and the end-use markets into which we sell our products experience periodic technological change and product improvement. Manufacturers periodically introduce new generations of products or require new technological capacity to develop customized products. Our future growth will depend on our ability to gauge the direction of the commercial and technological progress in all key end-use markets and upon our ability to fund and successfully develop, manufacture and market products in such changing end-use markets. We will have to continue to identify, develop and market innovative products on a timely basis to replace existing products in order to maintain our profit margins and our competitive position. We cannot assure you that we will be successful in developing new products and/or technology or that any of our new products will be accepted by our customers. If we fail to keep pace with the evolving technological innovations in our end-use markets, our business, financial condition and results of operations could be adversely affected.

Dependence on Intellectual Property—If our intellectual property were copied by competitors, or if they were to develop similar intellectual property independently, our operating results could be negatively affected.

        Our success depends to a significant degree upon our ability to protect and preserve our intellectual property rights, which rights we own or have pursuant to licenses granted to us by third parties. We own numerous patents and have registered a number of trademarks and service marks, and have applied for additional patents, trademarks and service marks. In addition, it is our policy to enter into confidentiality and patent assignment agreements with most of our key employees and third parties to protect our proprietary expertise and other trade secrets. These agreements, however, may be breached, may not be enforceable, or we may not have adequate remedies for a breach by the other party.

        We may be unable to prevent third parties from using our intellectual property rights without our authorization or from independently developing intellectual property that is the same as or similar to ours, particularly in those countries where the laws do not protect our intellectual property rights as adequately as in the United States. The use of our intellectual property rights or intellectual property similar to ours by others could reduce or eliminate any competitive advantage we have developed, cause us to lose sales or otherwise harm our business. If we must sue to protect or enforce our intellectual property rights, any suits or proceedings could be burdensome and costly, and we may not prevail.

        We currently license certain intellectual property rights from third parties and we plan to continue to do so in the future. However, we may not be able to continue to license intellectual property rights on terms favorable to us, or at all. Our inability to retain these licenses and the expiration of certain of our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

        We cannot assure you that any patents or trademarks or other intellectual property will provide us with any competitive advantage or will not be challenged by third parties. With respect to our pending patent and trademark applications, we may not be successful in securing patents or registered trademarks and our failure to secure these patents or registered trademarks may limit our ability to protect the intellectual property rights that these applications were intended to cover. In addition, a failure to obtain trademark registrations may impede our marketing efforts. A failure to protect our intellectual property rights could have a material adverse effect on our business, financial condition and results of operations.

Risk of Intellectual Property Litigation—Our products or processes may infringe the intellectual property rights of others, which may cause us to pay unexpected litigation costs or damages or prevent us from selling our products.

        Although it is our intention to avoid infringing or otherwise violating the intellectual property rights of others, we cannot be certain that our processes and products do not or will not infringe or otherwise violate the intellectual property rights of others. We may be subject to legal proceedings and claims, including claims of alleged infringement by us or our licensees of the patents, trademarks and other intellectual property rights of third parties. Intellectual property litigation is expensive and time-consuming, regardless of the merits of any claim, and could divert our management's attention from operating our businesses.

        If we were to discover that our processes or products infringe or otherwise violate the intellectual property rights of others, we may need to obtain licenses from these parties or substantially reengineer our products in order to avoid infringement. We might not be able to obtain the necessary licenses on acceptable terms, or at all, or be able to re-engineer our products successfully. Moreover, if we are sued for infringement and lose the suit, we could be required to pay substantial damages and/or be enjoined from using or selling the infringing products or technology. Any of the foregoing could cause us to incur significant costs and prevent us from selling our products and could have a material adverse effect on our business, financial condition and results of operations.

Relations with Employees—Our relationship with our employees could deteriorate, which could adversely impact our operations.

        As of December 1, 2003, we employed 2,270 full-time employees. Approximately 640 of our employees are subject to collective bargaining arrangements or similar arrangements. With respect to these employees, there can be no assurance that we will be able to negotiate labor agreements on satisfactory terms or that actions by our employees will not disrupt our business. If these workers were to engage in a strike, work stoppage or other slowdown, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business and financial condition and results of operations. In addition, if our other employees were to become unionized, we could experience a significant disruption of our operations and/or higher ongoing labor costs, which could adversely affect our business and financial condition and results of operations. See "Business—Employees."

Anticipated Capital Expenditures—Our required expenditures may exceed our estimates.

        Total capital expenditures for 2002 were $36.0 million, which consisted primarily of maintenance expenditures and substantial investments in new equipment for our ACQ expansion in the Timber Treatment Chemicals business line. Future capital expenditures may be significantly higher, depending on the investment requirements of each of our business lines. Future capital expenditures may also vary substantially if we are required to undertake certain actions to compete with new technologies in our industry. We cannot assure you that we will have the capital necessary to undertake these capital investments. If we are unable to do so, we may not be able to effectively compete in some of our markets, which could have a material adverse effect on our business, financial condition and results of operations. Any significant increase in our capital requirements could adversely affect our financial condition.

Control—A conflict may arise between your interests and those of KKR.

        As a result of the Refinancing, affiliates of KKR beneficially own approximately 93.1% of our common stock (approximately 87% on a fully-diluted basis). As a result, affiliates of KKR control our policies and operations and have the power to approve any action requiring stockholder approval, including electing directors, adopting amendments to our certificate of incorporation and approving mergers or sales of all or substantially all of our assets. Certain decisions concerning our operations or financial structure may present conflicts of interest between owners of common stock and holders of the notes. We cannot assure you that the interests of these KKR affiliates will not conflict with your interests. See "Management" and "Principal Stockholders."

FORWARD-LOOKING STATEMENTS

        Our disclosure and analysis in this prospectus contain some forward-looking statements. Forward-looking statements give our current expectations or forecasts of future events. You can identify these statements by the fact that they do not relate strictly to historical or current events. Such statements may include words such as "anticipate," "estimate," "expect," "project," "intend," "plan," "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance.

        Any or all of our forward-looking statements in this prospectus may turn out to be wrong. They can be affected by assumptions we might make or by known or unknown risks and uncertainties. Many factors mentioned in our discussion in this prospectus will be important in determining future results. Consequently, we cannot assure you that our expectations or forecasts expressed in such forward-looking statements will be achieved. Actual future results may vary materially.

        Except as required by law, we undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. Also, please note that we provide a cautionary discussion of risks and uncertainties under "Risk Factors" in this prospectus. These are factors that we think could cause our actual results to differ materially from expected results. Other factors besides those listed here could adversely affect our business and results of operations.

MARKET SHARE AND INDUSTRY DATA

        Unless otherwise indicated, all information contained in this offering memorandum concerning the specialty chemicals industry in general, including information regarding (1) our market position and market share within our industry and our end-use markets, (2) historical data concerning pricing, sales, volume and capacity and growth of sales, volume and capacity in our industry and our end-use markets and (3) expectations regarding future growth of sales, volume or capacity in our industry and our end-use markets, is based on management's estimates using internal data, data from certain chemical consulting firms and other externally obtained data. Unless otherwise noted, all of our market share and market position information presented in this prospectus is based on our total product sales volume or our sales volume in our end-use markets in 2002, relative to the total sales volume in the industry or our end-use markets in 2002.

        Although data regarding the specialty chemicals industry, our end-use markets, our market position and market share within our industry and our end-use markets are inherently imprecise, we believe such data are generally reliable. Industry surveys and publications generally state that the information contained therein has been obtained from sources believed to be reliable, but we cannot assure you as to the accuracy and completeness of such information. We have not independently verified any of the data from third party sources. Similarly, while we believe internal company surveys and management estimates to be reliable, we have not verified them, nor have they been verified by any independent source. While we are not aware of any misstatements regarding any industry data presented herein, estimates, in particular as they relate to general expectations concerning the specialty chemicals industry, involve risks and uncertainties and are subject to change based on various factors, including those discussed under the captions "Forward-Looking Statements" and "Risk Factors" in this prospectus.

TRADEMARKS

        We own trademarks that we use in conjunction with the operation of our businesses, including without limitation, the following: Alphaseal®, Applied Biochemists®, Aquasil®, Bentolite®, Chameleon®, Claytone®, Clearigate®, Cloisite®, Co-Bra Bond®, Comptec®, D-Blaze®, Garaflex®, Garamite®, Gelwhite®, GLB®, Granufin®, Granumat®, Laponite®, Mix-Ready®, Preserve®, Preserve Plus®, Rendézvous®, Sentra®, Shadow®, SmokeGuard® and UltraWood®. For more discussion as to our intellectual property, see "Business—Intellectual Property."

USE OF PROCEEDS

        We will not receive any cash proceeds from the issuance of the exchange notes. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes, the terms of which are identical in all material respects to the exchange notes. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

CAPITALIZATION

        The following table sets forth our cash and cash equivalents and consolidated capitalization as of September 30, 2003 (in thousands).

Cash and cash equivalents	$51,509

Long-term debt, including current portion:
New senior credit facilities:(1)
New term loan A	$102,661
New term loan B	342,402
Outstanding notes	375,000

Total long-term debt	820,063
Stockholders' equity	369,598

Total capitalization	$1,189,661

(1)
The new senior credit facilities include a $100.0 million revolving credit facility. At September 30, 2003, $11.6 million of availability was utilized by existing letters of credit issued on our behalf, leaving $88.4 million available. Loans borrowed under the revolving credit facility may be denominated in dollars, euro or pounds sterling Subsequent to the Refinancing, on December 8, 2003, we refinanced all of the U.S. dollar borrowings under the term loan B facilities with the proceeds of the new term loan C facility in order to reduce our interest expense. See "Description of Certain Other Indebtedness". All of the new term loan A and $52.4 million of new term loan B are denominated in euros.

SELECTED FINANCIAL DATA

        The selected financial data as of and for each of the two years ended December 31, 1999 have been derived from the audited combined financial statements of our predecessor not included in this prospectus. The selected financial data for the period from January 1, 2000 through November 20, 2000 have been derived from the audited combined financial statements of our predecessor included elsewhere in this prospectus. The selected financial data presented below for the period from November 21, 2000 through December 31, 2000, as of and for the year ended December 31, 2000 on a combined basis, and as of and for the years ended December 31, 2001 and 2002 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The selected financial data for the nine months ended September 30, 2002 and as of and for the nine months ended September 30, 2003 have been derived from our unaudited consolidated financial statements, which appear elsewhere in this prospectus. In the opinion of management, the unaudited financial statements have been prepared on a basis consistent with the audited financial statements and include all adjustments, which are normally recurring adjustments, necessary for a fair presentation of the results of operations for the periods presented. Results of operations for the interim periods are not necessarily indicative of the results that might be expected for any other interim period or for an entire year. The selected financial data presented below should be read in conjunction with our consolidated financial statements and the notes to those statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The results presented below are in thousands, except for the ratios.

			Period from January 1, 2000 through November 20, 2000	Period from November 21, 2000 through December 31, 2000
	Year Ended December 31,				Year Ended December 31,			Nine Months Ended September 30,
	1998(1)	1999			2000(2)	2001	2002	2002	2003
	(in thousands, except for ratios)
Statement of operations data:
Net sales:
Performance Additives(3)	$444,089	$453,091	$410,108	$42,508	$452,616	$418,397	$443,762	$336,588	$351,979
Specialty Compounds	214,101	203,348	188,161	19,811	207,972	171,690	168,807	129,967	135,454
Electronics	157,661	144,528	154,000	20,175	174,175	152,544	147,347	111,865	105,267

Total net sales	815,851	800,967	752,269	82,494	834,763	742,631	759,916	578,420	592,700
Cost of products sold	556,288	556,777	534,371	69,730	604,101	546,527	542,468	415,178	431,747

Gross profit	259,563	244,190	217,898	12,764	230,662	196,104	217,448	163,242	160,953
Selling, general and administrative expenses	164,727	157,705	149,379	21,809	171,188	147,530	112,855	86,088	88,972
Goodwill impairment charge(4)	—	—	—	—	—	—	50,000	—	—
Restructuring charges(5)	18,231	2,697	3,916	—	3,916	9,156	1,251	—	1,284

Operating (loss) income	76,605	83,788	64,603	(9,045)	55,558	39,418	53,342	77,154	70,697
Other income (expenses):
Interest expense, net(6)	(47,683)	(40,227)	(45,406)	(10,895)	(56,301)	(89,321)	(88,166)	(67,097)	(62,850)
Write-off of deferred debt issuance costs(7)	—	—	—	—	—	—	—	—	(36,893)
Gain on sale of investment(8)	—	—	1,006	—	1,006	—	—	—	—
Foreign exchange (loss) gain(9)	58	(453)	(2,649)	(16,684)	(19,333)	9,619	(24,638)	(13,935)	(19,085)
Loss on receivables sold	—	—	—	—	—	(1,177)	(1,255)	(1,414)	—

(Loss) income before taxes	28,980	43,108	17,554	(36,624)	(19,070)	(41,461)	(60,717)	(5,292)	(48,131)
Income tax (benefit) provision	22,583	24,727	9,878	(4,804)	5,074	628	(5,507)	(832)	(14,164)

Net (loss) income	$6,397	$18,381	$7,676	$(31,820)	$(24,144)	$(42,089)	$(55,210)	$(4,460)	$(33,967)

Cash flow data:
Net cash (used in) provided by operating activities	$80,349	$87,747	$48,858	$(451)	$48,407	$113,517	$(2,991)	$(24,396)	$43,119
Net cash (used in) provided by investing activities	(67,303)	(100,072)	9,944	(1,181,462)	(1,171,518)	(31,601)	(30,450)	(17,128)	(37,361)
Net cash provided by (used in) financing activities	(8,444)	66,027	(104,227)	1,207,230	1,103,003	(33,608)	(19,452)	(9,399)	(1,657)
Effect of exchange rate changes on cash	2,987	(6,572)	(11,385)	19,452	8,067	144	2,568	760	4,512

Net increase (decrease) in cash and cash equivalents	$7,589	$47,130	$(56,810)	$44,769	$(12,041)	$48,452	$(50,325)	$(50,163)	$8,613

Other data:
Depreciation and amortization	$69,340	$66,761	$61,590	$10,623	$72,213	$74,709	$46,282	$34,626	$37,640
Capital expenditures	79,646	49,699	44,968	6,462	51,430	34,501	36,018	(22,028)	(26,772)
Ratio of earnings to fixed charges(10)	1.6x	2.0x	1.4x	—	—	—	—	—	—
Adjusted EBITDA: (11)
Performance Additives (12)			$88,953	$8,607	$97,560	$88,075	$106,390	$77,734	$81,963
Specialty Compounds			23,015	2,607	25,622	23,781	26,042	19,870	18,702
Electronics			40,220	3,919	44,139	39,390	35,401	25,607	17,782
Corporate costs and eliminations (13)			(8,627)	(636)	(9,263)	(10,852)	(15,441)	(10,315)	(10,394)

	As of December 31,
						As of September 30, 2003
	1998	1999	2000	2001	2002
	(in thousands)
Balance sheet data:
Cash and cash equivalents	$154,028	$201,158	$44,769	$93,221	$42,896	$51,509
Working capital	146,822	146,949	144,362	69,270	67,648	107,294
Property, plant and equipment, net	334,639	337,163	407,466	391,170	406,975	420,357
Total assets	873,951	948,584	1,513,356	1,410,804	1,407,029	1,432,956
Total debt	1,837	53,107	891,601	854,902	876,199	820,063
Shareholders' equity	62,606	26,473	356,661	298,188	278,207	369,598

(1)
The financial results presented for 1998 contain net sales of $6.1 million from disposed operations.

(2)
This column represents the sum of the financial results of the Businesses for the year ended December 31, 2000 for the periods before and after the KKR Acquisition, and may not be representative of what our financial results would have been had the Businesses been a stand-alone entity for the entire year.

(3)
Net sales for our Performance Additives segment include the net sales figures from our U.K. and Irish water treatment business, which we sold in December 2000, of $18.3 million in 1998, $15.2 million in 1999 and $13.8 million in the full year 2000 on a combined basis.

(4)
As part of our impairment testing in late 2002, we determined that there was a goodwill impairment of $50.0 million in a business line of our Electronics segment.

(5)
Restructuring charges include certain expenses incurred in connection with severance charges and asset write-offs related to consolidations and cessations of certain of our operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Factors Which Affect Our Results of Operations—Components of Adjusted EBITDA—Restructuring and Related Charges."

(6)
For the nine months ended September 30, 2003 and 2002 and the years ended December 31, 2002 and 2001, interest expense, net included non-cash gains (losses) of $1.1 million, $(10.8) million, $(11.6) million and $(7.9) million, respectively, representing the movement in the mark-to-market valuation of our interest rate derivative instruments for the period as well as $3.9 million, $4.6 million, $6.2 million and $5.4 million, respectively, of amortization expense related to deferred financing costs. We also entered into cross-currency interest rate swaps in connection with the Refinancing. Interest expense, net, for the nine months ended September 30, 2003 included a ($3.8) million mark-to-market loss for these swaps.

(7)
In July 2003, we wrote off $36.9 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the Refinancing.

(8)
Represents gain from the sale of an investment purchased by Laporte in 1999 and sold in October 2000.

(9)
For the years 1998 and 1999 and the period from January 1, 2000 through November 20, 2000, represents (losses) gains incurred as a result of intercompany derivative contracts with Laporte. For the period from November 21, 2000 through December 31, 2000 and subsequent periods, represents foreign exchange (losses) gains related to the euro-denominated debt incurred to finance the KKR Acquisition. The (losses) gains result from the strengthening (weakening) of the euro against the U.S. dollar during the applicable periods.

        (footnotes continued on following page)

(10)
For the purposes of computing the ratio of earnings to fixed charges, earnings represent net income before taxes and fixed charges. Fixed charges consist of interest expense, net, and one-third of rent expense. Prior to November 20, 2000, the Businesses were divisions of a larger entity that primarily incurred and managed debt and other fixed charges on a centralized basis. Earnings were insufficient to cover fixed charges by $36.6 million for the period from November 21, 2000 through December 31, 2000, $19.1 million, $41.5 million and $60.7 million for the years ended December 31, 2000, 2001 and 2002, respectively, and $5.3 million and $48.1 million for the nine months ended September 30, 2002 and September 30, 2003, respectively.

(11)
On a segment basis, we define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units. Our senior management uses Adjusted EBITDA as the primary measure to evaluate the ongoing performance of our business segments and reporting units. See "Management's Discussion and Analysis of Financial Condition and Results of Operations—Components of Adjusted EBITDA."

(12)
Net sales for our Performance Additives segment include the sales figures from our U.K. and Irish water treatment business, which we sold in December 2000, of $13.8 million in the full year 2000 on a combined basis. However, in accordance with the agreement relating to our old senior subordinated loan facility, Adjusted EBITDA for our Performance Additives segment for this period does not include the results from this business because it was a divested business.

(13)
In addition to the items presented above, Adjusted EBITDA in 2000 reflected the reclassification and adding back to corporate costs and eliminations of management fees paid to Laporte and other corporate costs. Of the total of $8.6 million in the period from January 1, 2000 through November 20, 2000, $8.1 million was allocated among our three business segments ($5.3 million in our Performance Additives segment, $1.4 million in our Specialty Compounds segment and $1.4 million in our Electronics segment) and $0.5 million was incurred at Corporate. Since the closing of the KKR Acquisition on November 20, 2000, these costs have not been allocated to the segments, but instead have been included in a separate line item when the results are presented on a segment basis.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS

        The following should be read in conjunction with the section "Selected Financial Data" and our consolidated financial statements and the notes thereto included elsewhere in this prospectus. The following discussion covers periods both before and after the completion of the KKR Acquisition. In connection with the KKR Acquisition, we entered into new financing arrangements and significantly altered our capital structure. The historical financial information of the Businesses for the year 2000 included in this prospectus does not reflect our results of operations, financial position and cash flows as a separate stand-alone entity and thus is not fully comparable to subsequent years.

General

        We are a leading global developer, manufacturer and marketer of high value-added specialty chemicals and performance materials in our specific markets. We serve customers across a wide variety of industries and geographic areas. We operate through three business segments: (i) Performance Additives; (ii) Specialty Compounds; and (iii) Electronics, which generated approximately 58%, 22% and 20%, respectively, of our net sales, and 64%, 16% and 20%, respectively, of our Adjusted EBITDA. Our senior management uses Adjusted EBITDA as the primary measure to evaluate our ongoing financial performance. See "—Components of Adjusted EBITDA" below for a detailed discussion of this measure as well as a reconciliation of such measure to net income (loss).

Factors Which Affect our Results of Operations

  Economic and Market Conditions

        Economic and market conditions in our business segments and regions in which we operated varied from 2000 through the nine months ended September 30, 2003. The principal factors that have impacted our results of operations in these periods included the following:

  Performance Additives

  •
  The slowing of economic growth on a global basis negatively impacted our Performance Additives business beginning in 2001. Although there was a slight improvement in 2002, the recent global political instability and continued economic slowdown have contributed to a generally soft sales environment in most of 2003, although currently there are some indications of general economic improvement.

  •
  The continued growth in the North American construction market contributed to an increase in sales of our products into this end-use market. Timber Treatment Chemicals also benefited from the growth of the construction market and from high levels of activity in home improvement areas such as new and replacement decks. Both of these factors have resulted in an increase in demand for treated wood construction products.

  •
  The increasing market for environmentally advanced chemical products has had a positive impact on our Timber Treatment Chemicals business, which is a leading supplier of such products. This trend has helped our Timber Treatment Chemicals business increase its portion of sales of higher margin ACQ products, and we expect this trend to continue as ACQ products are transitioned into the U.S. residential market.

  •
  Demand in certain European end-use markets for Performance Additives over the last few years has slowed. This has affected sales of Pigments and Clay-based Additives in the construction market, particularly in Germany, and, in certain regions, sales of Clay-based Additives in the coatings and paint markets.

  •
  A continuing trend towards the increased use of colored concrete products in the North American construction market, particularly paving stones, has had a positive effect on our Pigments business lines.

  •
  Our net sales were negatively impacted as a result of our decision to exit a number of lower margin product lines in our Clay-based Additives business. However, we are now focusing more of our efforts towards increasing high margin specialty applications to offset this impact.

  Specialty Compounds

  •
  A sustained downturn has occurred in the telecommunications market and related sectors, causing a significant decrease in demand for high-end voice and data communication wire and cable, for which our Specialty Compounds segment is a significant provider of sheathing materials. This downturn caused a significant decline in sales during 2000, 2001 and the first half of 2002 though sales of these products have subsequently stabilized.

  •
  As a result of declining sales, we have significantly rationalized our cost structure in this segment through plant consolidation, headcount reductions and other cost cutting measures.

  •
  Most of the other end-use markets for which Specialty Compounds' products are used generally track growth of gross domestic product and as a result, our net sales have been negatively impacted. We are focusing more of our efforts towards increasing high margin specialty applications to offset this impact.

  Electronics

  •
  Demand for our Electronic Chemicals' products generally follows the activity levels of semiconductor and printed circuit board manufacturers, while the price of our products is insulated to some degree from the effect of changes in the price of semiconductors and printed circuit boards due to the fact that the cost of these products is generally a small component of the cost of the end product.

  •
  The global semiconductor and printed circuit board markets are cyclical in nature. These markets witnessed a strong performance in 2000, followed by a sustained downturn beginning in 2001 and continuing through 2002 and most of 2003, which has significantly impacted our business. This cycle impacts the three business lines within our Electronics segment, but the timing and severity of such impact has historically varied among the business lines. However, due to the unusually long duration of the recent downturn, demand in each of our Electronics business lines has declined, most notably our Wafer Reclaim business line and, to a lesser extent, our Photomasks and Electronic Chemicals business lines. For 2003, year to date operating results and cash flows associated with certain reporting units within our Electronics segment are less than comparable prior year and budgeted amounts. There are some indications of general improvement in these markets, and we are pursuing other opportunities to leverage our existing resources in these businesses. However, if recent favorable trends do not result in significant improvements in operating cash flows in these businesses, we may, in the foreseeable future, record a material impairment charge against our goodwill. See "—Critical Accounting Policies", below for a more detailed explanation of impairment accounting.

  •
  Demand for, and thus price of, the services performed by Wafer Reclaim generally rises when the price of virgin wafers rises, and falls when the price of virgin wafers falls, although changes in the demand for Wafer Reclaim's services may lag or lead changes in the levels of production of virgin wafers. The specific supply and demand structure in the wafer reclaim business can also impact prices. Competitive activities from Japanese competitors in the fourth quarter of 2002 and the first nine months of 2003 have driven down prices significantly.

  •
  Demand in Photomasks is affected by the number of new electronic products rather than production levels of existing products, and thus is not affected as much by the demand levels for semiconductors, but rather follows the rate of new products being developed. A continuing trend of consolidation in our competitive base has led to significant downward pricing pressure in this business.

  Currency Fluctuations

        We operate a geographically diverse business, with 62% of our net sales generated from customers located in the United States, 26% in Europe and 12% from the rest of the world in 2002. We estimate that we sold to customers in more than 60 countries during this period. We serve our diverse and extensive customer base with 40 manufacturing facilities in nine countries. Although we sell and manufacture our products in many countries, our sales and production costs are mainly denominated in U.S. dollars, euros and pounds sterling. Our results of operations and financial condition are therefore impacted by the fluctuation of the euro and the pound sterling against our reporting currency, the U.S. dollar. The weighted average foreign currency exchange rate of one euro for one U.S. dollar was: $1.11 for the nine months ended September 30, 2003, $0.93 for the nine months ended September 30, 2002, $0.95 for the year ended December 31, 2002, $0.89 for the year ended December 31, 2001 and $0.94 for the full year 2000 on a combined basis. As a result of the change in the value of the U.S. dollar, fluctuations in our results between 2002, 2001 and 2000, and the nine months ended September 30, 2003 and 2002 were less in local currencies than when translated into U.S. dollars. No other currency is significant to our results of operations.

        Our financial results are subject to the impact of gains and losses on currency translations, which occur when balance sheet accounts of foreign operations are translated into U.S. dollars at period-end exchange rates and income and expense accounts are translated at average exchange rates over the course of that period. Gains and losses on currency translations are recorded in our financial statements as a component of "other comprehensive income (loss)" and do not impact our operating margins. The recent increase in the value of the euro has had a positive impact on our net sales, gross profit and operating income reported in our consolidated statements of operations for the year ended December 31, 2002 and the nine months ended September 30, 2003, as a result of our euro-denominated operations being translated into U.S. dollars but has had a negative impact on the foreign exchange loss component of other expense as a result of our euro-denominated debt being translated into U.S. dollars.

        Our balance sheet is also subject to the effect of currency fluctuations on the translation of our euro-denominated debt. Gains and losses on the translation of debt denominated in a currency other than the functional currency of the borrower are included as a component of "other income and expenses."

        In addition, our financial results are subject to the impact of gains and losses on currency transactions, which occur when the currency structure of our costs and liabilities deviates from the currency structure of sales proceeds and assets. Gains and losses on currency transactions are included in operating income and impact our operating margins. Prior to the KKR Acquisition in 2000, Laporte engaged in hedging activities in connection with currency transactions on a centralized basis and the results of those operations did not appear in the results of the individual Businesses. Although we have not entered into third-party derivative contracts to reduce the effect of currency fluctuations to date, we may do so in the future in connection with currency transaction risk. Since the KKR Acquisition, our operating margins have not been significantly impacted by currency transaction risk. However, our currency structure may change in the future and, as a result, currency fluctuations could have a material impact on our future operating income and operating margins.

  Raw Materials

        In 2002, raw materials constituted approximately 57% of our total cost of products sold. Currently, our most significant raw materials are iron oxide, used in Pigments, copper, amine and carbo quat used in ACQ wood preservation chemicals, chromic acid used in CCA wood preservation chemicals, quaternary amines used in Clay-based Additives and polyvinyl chloride resin and plasticizers used in Specialty Compounds. Our use of chromic acid will be significantly reduced by the end of 2003 as a result of the phase-out of CCA treated lumber in most residential settings. On a percentage basis, no single raw material represented more than 5% of our total cost of products sold in 2002.

        Most of our raw materials are readily available. We generally purchase raw materials based on supply agreements linked to market prices and therefore our operating results are subject to short-term fluctuations in raw materials prices. The major potential for price movement is in our Specialty Compounds segment where the primary raw material is polyvinyl chloride, or PVC resin. PVC resin is a commodity product, and its pricing is directly related to the price of ethylene and chlorine, as well as PVC industry operating rates. Our supply contracts for PVC resin do not specify a fixed price, and most contain market price and volume rebate adjustments. During the period from January 2000 through August 2000, PVC resin prices continued to rise from prior periods, which caused raw material costs in our Specialty Compounds segment to increase to a five year high. From August 2000 through early 2001, PVC prices decreased. However, since then PVC resin prices have increased again though these prices have started to level off in 2003. We are able to pass only a portion of that increase through to our customers.

        With the exception of PVC resin, our raw materials generally have not displayed significant price fluctuations. In addition, other than in connection with energy costs, we do not have any significant exposure to petroleum price fluctuations.

  Energy Costs

        In 2002, energy costs represented approximately 4% of our total cost of products sold on a consolidated basis. However, within the Pigments and Clay-based Additives business lines, energy costs are more significant, representing 9.0% and 8.2%, respectively, of our cost of products sold for these business lines in 2002. In North America, the price of natural gas increased significantly in the first quarter of 2003 due to global political conditions and extreme weather conditions. These prices leveled off after the first quarter of 2003. European natural gas prices have not shown the same degree of increase as in North America, as prices typically lag North American market prices based on contractual arrangements.

  Acquisitions and Dispositions

        A subsidiary within the Pigments business of our Performance Additives segment purchased the assets of Southern Color for approximately $12.0 million on March 11, 2003. We financed this acquisition using a combination of existing cash flows from operations and borrowings under our revolving credit facility. Results of operations for Southern Color were included in our results of operations effective as of March 11, 2003. As a result of this acquisition, we have expanded our position as a leading supplier of pigments, packaged mortar products and masonry coloring services to the construction industry. In addition, we acquired blending and packaging services for major cement producers, as well as color and specialty products for the brick and ready-mix markets and decorative concrete surface treatments including stains, sealers and overlay products.

        In addition, in March 2003, our Pigments business purchased a majority interest in a manufacturer of iron oxide pigments in China.

        In September 2003, our Pigments business acquired the assets of a color pigments business in Canada for approximately $3.0 million.

        In February 2002, our Wafer Reclaim business in our Electronics segment acquired substantially all of the assets and business of ASP, including a facility in Providence, Rhode Island, for approximately $7.3 million. We financed this acquisition using existing cash flows from operations. The assets provide additional capacity for our silicon wafer polishing, refurbishing and reclamation business.

        In October 2002, our Water Treatment Chemicals business in the Performance Additives segment sold the assets of its pool and spa accessories business for $0.8 million. No gain or loss was incurred in connection with this transaction.

        In addition, on December 29, 2000, we sold our U.K. and Irish water treatment business which was included in the Performance Additives segment for total consideration of approximately $13.4 million, which included the assumption of liabilities by the purchaser of approximately $2.5 million. No gain or loss was incurred in connection with this transaction.

  Refocusing and Restructuring Businesses

        Over the past three years, we have continued to extensively refocus many of our businesses in order to eliminate lower margin products and develop and sell innovative and higher margin products. We continue to focus on this process in order to improve our profitability.

  2001 Restructuring Programs

        Concurrent with the KKR Acquisition, we began a restructuring plan involving the closure and conversion of certain facilities acquired. We adopted this program in 2001 in final form. As part of this program, we closed three manufacturing plants, converted another and implemented a headcount reduction program in each of our business segments. Additionally, we reached a decision to close the operations of G.D. Holmes, an import/export division of our Clay-based Additives business in the Performance Additives segment, due to lack of profitability. We implemented this decision in late 2002. In the final purchase accounting allocation for these actions, we included $4.0 million of restructuring reserves for severance and special termination benefits, $3.5 million for closure costs, including future lease costs, environmental clean-up costs, inventory write-offs and other closure costs and $3.9 million for property, plant and equipment write-downs. As a result, 250 employees were terminated under this plan.

        Throughout 2001, we undertook certain severance restructuring actions within our worldwide salary and hourly workforce in an effort to reduce employee costs and headcount. Severance payments were based on local regulatory laws, severance provisions in affected individuals' employment contracts, union contract provisions and/or negotiated settlements. As a result, 70 additional individuals were terminated and $2.4 million of severance costs were recorded in 2001.

        In addition, on December 21, 2001, we announced another broad-based involuntary reduction in our salary and hourly worldwide workforce of approximately 10%. We established a severance plan providing severance pay and medical coverage benefits for those employees affected. The severance plan for those U.S. employees without a separate severance provision in an employment contract or union contract was based on two weeks base pay plus supplemental severance of one week for each full year of service, or two weeks for each year of service for employees whose service exceeded 10 years. All severance was capped at 26 weeks. Supplemental severance also included payment of three months of COBRA benefits. The severance plan for those non-U.S. employees without individual employment contracts was based on local regulatory laws. The severance plan for U.S. and non-U.S. employees with individual employment contracts was based on the provisions of each contract. As a result of this program, we terminated an additional 150 employees and recorded a restructuring charge of $6.6 million in 2001. We also recorded $0.2 million of non-cash write-downs in restructuring expense in connection with this program. A further net charge of $1.3 million was recorded in 2002 to reflect the difference between estimated and actual costs.

  2000 Restructuring Programs

        In 2000, as well as in prior years, Laporte undertook a restructuring program, with a focus on improving the profitability of different aspects of its businesses. In 2000, Laporte undertook two separate restructuring programs related to plant closures and employee separations in the Performance Additives and Specialty Compounds segments, with total restructuring charges of $3.9 million. The restructuring charge incurred by the Performance Additives segment was the result of the closure of a plant and the termination of nine employees. The majority of the charge in this segment was for the impairment of the plant and machinery located at this site, specifically due to the plant closure. The culmination of the restructuring in the Specialty Compounds segment was the sale of certain fixed assets and the termination of approximately 75 employees. The sale resulted in proceeds of $4.3 million and a gain of $0.6 million, which was recorded in the period ended November 20, 2000.

  Components of Adjusted EBITDA

        The process of refocusing and restructuring the Businesses as discussed above, and establishing the post-acquisition corporate entity, resulted in a number of charges during the periods presented in this management's discussion and analysis that have significantly affected our historical results. These charges, along with certain other items, are added to or subtracted from net income (loss) to derive Adjusted EBITDA.

        The more significant of these items include the following:

        Goodwill Impairment Charge.    As part of our impairment testing in late 2002, we determined that there was a goodwill impairment of $50.0 million in a business within our Electronics segment and accordingly, recorded a $50.0 million non-cash goodwill impairment charge.

        Restructuring and Related Charges.    As discussed above, we have recorded certain restructuring charges in the periods presented. In 2001, we recorded $9.2 million of total restructuring expense in the line item "restructuring charge, net" within operating income that included $2.4 million of severance charges from our first program in 2001, $6.6 million of severance costs from the 10% headcount reduction program and $0.2 million of non-cash write-downs of assets. An additional $0.5 million of restructuring related write-downs were included in cost of products sold. A further net charge of $1.3 million was recorded in 2002 to reflect the difference between estimated and actual costs of the 2001 restructuring programs. Additional restructuring charges of $1.3 million were recorded in the nine months ended September 30, 2003 for miscellaneous restructuring activities. In 2000, we incurred $5.1 million of expenses, consisting primarily of severance expenses and non-cash asset write-offs. Of this amount, $3.9 million was included in our "restructuring charge, net" line item, while $1.2 million was included in "selling, general and administrative expenses."

        Patent Litigation Expenses.    As a result of two major patent infringement cases that we brought against third parties in order to protect our intellectual property interests, $6.5 million of unusual legal expenses were incurred in 2000. The expenses primarily related to two cases in our Performance Additives segment, both of which were settled in 2003.

        Incentive Plan Expenses.    In anticipation of the KKR Acquisition, we terminated a number of management incentive plans and paid out cash settlements to employees. We incurred approximately $9.4 million of such non-recurring expenses, all in the period from January 1, 2000 through November 20, 2000, of which $7.1 million of such expenses related to our Performance Additives segment, $1.4 million related to our Electronics segment and $0.9 million related to our Specialty Compounds segment.

        Systems/Organization Establishment Expenses.    In connection with the KKR Acquisition and our resulting organization as a stand-alone company, we incurred approximately $3.7 million of such expenses in the period from November 21, 2000 through December 31, 2000, comprised of $2.7 million for audit fees in addition to the expected recurring annual audit fee, $0.7 million related to the implementation of operational and software systems, $0.2 million related to establishing an employee benefit program, and $0.1 million related to updating our corporate logo and trademarks. In 2001, 2002, and in the nine months ended September 30, 2002 and 2003, we recorded $2.6 million, $1.5 million, $1.1 million and $1.1 million of these costs, respectively, primarily related to the amortization of sign-on compensation arrangements for key executives. These costs are reflected in the "corporate costs and eliminations" line item when our results are presented on a segment basis.

        Cancelled Financing Costs.    In 2001, we incurred costs of approximately $2.5 million related to a cancelled financing.

        Cancelled Acquisition and Disposal Costs.    In 2000, $0.9 million of costs were incurred related to non-consummated acquisition and disposal. In 2001, 2002, and in the nine months ended September 30, 2003, $1.2 million, $0.2 million and $1.7 million, respectively, of costs were incurred related to non-consummated acquisition efforts.

        Business Interruption Costs and Insurance Recovery.    We incurred fire related costs of $1.3 million in 2001, including business interruption and insurance costs, and recorded gains of $2.2 million and $4.5 million in 2002 and in the nine months ended September 30, 2003, respectively, for fire insurance settlements.

        Gain on Sale of Non-operating Properties and Investments.    In 2000, we recorded a gain on a sale of two non-operating properties in our Performance Additives segment, one in Germany and one in the United States, totaling $2.0 million.

        Inventory Write-Up Reversal.    Under Accounting Principles Board Opinion 16, all inventories acquired in an acquisition must be revalued to "fair value." In connection with the KKR Acquisition, we allocated approximately $17.9 million of the total purchase price to inventory to reflect Laporte's manufacturing profit in inventory at the date of the acquisition. This gave rise to an increase in inventory value of $17.9 million, and a consequential reduction in gross profit, as the inventory was sold in the normal course of business, of $8.8 million in the period from November 21, 2000 through December 31, 2000 and $9.0 million in 2001. By segment, $6.2 million and $8.5 million of such costs related to our Performance Additives segment, $1.0 million and $0.3 million related to our Specialty Compounds segment and $1.6 million and $0.3 million related to our Electronics segment in the period from November 21, 2000 through December 31, 2000 and 2001, respectively.

        Disposition of Business Unit.    In December 2000, we disposed of our U.K. and Irish water treatment business unit within the Performance Additives segment for which a loss of $2.0 million was recorded in 2000.

        Gain on Sale of Investment.    A gain of $1.0 million from the sale of an investment purchased by Laporte in 1999 and sold in October 2000 was recorded in 2000.

        Write-off of deferred debt issuance costs.    In July 2003, we wrote off $36.9 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the Refinancing.

        Foreign exchange loss (gain).    We have recorded foreign exchange losses and (gains) in the post KKR Acquisition results of operations related to the debt incurred to finance the KKR Acquisition. These amounts reflect the non-cash translation impact on our euro-denominated debt; the losses (gains) result from the strengthening (weakening) euro against the U.S. dollar during the applicable periods.

        Loss on receivables sold.    During 2001 and 2002, we entered into three receivables sales agreements for which losses were recorded in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." No such transactions were outstanding at December 31, 2002 or at September 30, 2003.

        On a segment basis, we define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units. Our senior management uses Adjusted EBITDA as the primary measure to evaluate the ongoing performance of our business segments and reporting units. We believe this financial measure on a segment basis is helpful in highlighting trends in our business segments and reporting units because Adjusted EBITDA excludes those items that have little or no bearing on our day-to-day operating performance.

        We also use Adjusted EBITDA on a consolidated basis to assess our operating performance. In addition, management uses Adjusted EBITDA on a consolidated basis as the most significant criterion in the calculation of performance-based cash bonuses. We believe this financial measure on a consolidated basis is helpful in highlighting trends in our overall business because Adjusted EBITDA excludes those items that have little or no bearing on our day-to-day operating performance.

        We view Adjusted EBITDA on both a segment basis and consolidated basis as an operating performance measure and therefore use net (loss) income as the most comparable GAAP measure.

  The following table sets forth the applicable components of Adjusted EBITDA and also serves as a reconciliation to net income (loss) on a GAAP basis:

	Period from January 1, 2000 through November 20, 2000	Period from November 21, 2000 through December 31, 2000				Nine Months Ended September 30,
			Year Ended December 31,
			2000	2001	2002	2002	2003
	(in thousands)
Net income (loss)	$7,676	$(31,820)	$(24,144)	$(42,089)	$(55,210)	$(4,460)	$(33,967)
Income tax (benefit) provision	9,878	(4,804)	5,074	628	(5,507)	(832)	(14,164)
Interest expense, net	45,406	10,895	56,301	89,321	88,166	67,097	62,850
Depreciation and amortization	61,590	10,623	72,213	74,709	46,282	34,626	37,640
Goodwill impairment charge	—	—	—	—	50,000	—	—
Restructuring and related charges	5,086	—	5,086	9,696	1,251	—	1,284
Patent litigation expenses	6,000	501	6,501	—	—	—	—
Incentive plan expenses	9,378	—	9,378	—	—	—	—
Systems/organization establishment expenses	—	3,703	3,703	2,563	1,550	1,116	1,116
Cancelled financing costs	—	—	—	2,493	—	—	—
Acquisition and disposal costs	904	—	904	1,246	158	—	1,705
Business interruption costs and insurance recovery	—	—	—	1,251	(2,191)	—	(4,532)
Gain on sale of non-operating properties and investments	(2,000)	—	(2,000)	—	—	—	—
Inventory write-up reversal	—	8,826	8,826	9,018	—	—	143
Disposition of business unit	(2,000)	(111)	(2,111)	—	—	—	—
Gain on sale of investment	(1,006)	—	(1,006)	—	—	—	—
Write-off of deferred debt issuance costs						—	36,893
Foreign exchange loss (gain)	2,649	16,684	19,333	(9,619)	24,638	13,935	19,085
Loss on receivables sold	—	—	—	1,177	1,255	1,414	—

Total Adjusted EBITDA	$143,561	$14,497	$158,058	$140,394	$150,392	$112,896	$108,053

        On a consolidated basis, Adjusted EBITDA is also a key component used in the calculation of financial ratios used in certain long-term debt financial covenants, including the ratio of Adjusted EBITDA to cash interest expense, net and the ratio of net debt (debt, net of cash) to Adjusted EBITDA.

        Particularly given our leverage, Adjusted EBITDA and ratios tied to it are critical to evaluating our liquidity position. Adjusted EBITDA, which is referred to under the indenture governing the notes as "EBITDA," is defined therein as consolidated net income (which, as defined in the indenture, excludes gains and losses on disposed operations and goodwill impairment charges) plus (i) income tax expense, (ii) interest expense, (iii) depreciation and amortization expense, (iv) expenses related to any equity offerings, permitted investments, acquisitions, dispositions, recapitalizations or debt permitted to be incurred thereunder, including expenses related to this offering, the credit facilities and the KKR Acquisition, (v) any restructuring charges, including any one-time costs incurred in connection with acquisitions, (vi) other non-cash charges, (vii) minority interest, (viii) systems/organization establishment expenses and, prior to the end of 2001, unusual patent litigation expenses, less (ix) non-cash items that increase consolidated net income. We include this measure because certain long-term debt financial covenants are tied to ratios based on this measure and the analogous covenants in our old long-term debt agreements, which was refinanced by the new debt, were tied to ratios based on this measure. For example, our ability to incur additional indebtedness and make restricted payments under the indenture governing the notes is tied to an Adjusted EBITDA to cash interest expense ratio of 2 to 1, except that we may incur certain debt and make certain payments without regard to the ratio, such as up to $565.0 million of bank borrowings and specified amounts of permitted investments and dividends. See "Description of the Notes."

        The key financial ratios in our senior credit agreement are net debt to Adjusted EBITDA currently required to be less than 5.95 to 1 and Adjusted EBITDA to cash interest expense (interest expense, net excluding deferred debt issuance cost amortization and the movements in the mark-to-market value of our interest rate and cross-currency interest rate derivatives) currently required to be at least 1.65 to 1. Adjusted EBITDA in our senior credit agreement is calculated in a manner consistent with the definition of such measure in the indenture governing the notes.

        See "Risk Factors—Restrictive Covenants in Our Debt Instruments" for a discussion of the potential effects of non-compliance with these financial ratios.

        As such, we believe Adjusted EBITDA is the most relevant financial measure for investors to evaluate our compliance with our financial covenants. Given this additional use of Adjusted EBITDA as a liquidity measure, below is a reconciliation of Cash Flows from Operating Activities to Adjusted EBITDA:

	Period from January 1, 2000 through November 20, 2000	Period from November 21, 2000 through December 31, 2000				Nine Months Ended September 30,
			Year Ended December 31,
			2000	2001	2002	2002	2003
Net cash provided by (used in) operating activities	$48,858	$(451)	$48,407	$113,517	$(2,991)	$(24,396)	$43,119
Changes in assets and liabilities net of the effect of foreign currency translation and acquisitions	16,473	(4,063)	12,410	(40,879)	23,402	34,374	3,615
Current portion of Income tax (benefit) provision	16,591	(4,810)	11,781	15,471	8,502	(832)	5,515
Interest expense, net, excluding amortization of deferred financing costs and unrealized losses on derivatives	45,406	10,323	55,729	75,961	70,401	51,663	56,259
Restructuring and related charges	5,086	—	5,086	9,696	1,251	—	1,284
Patent litigation expense	6,000	501	6,501	—	—	—	—
Incentive plan expenses	9,378	—	9,378	—	—	—	—
Systems/organization establishment expenses	—	3,703	3,703	2,563	1,550	1,116	1,116
Cancelled financing costs	—	—	—	2,493	—	—	—
Acquisition and disposal costs	904	—	904	1,246	158	—	1,705
Business interruption costs and insurance recovery	—	—	—	1,251	(2,191)	—	(4,532)
Gain on sale of non-operating properties and investments	(347)	—	(347)	—	—	—	—
Inventory write-up reversal	—	8,826	8,826	9,018	—	—	143
Disposition of business unit	(2,000)	(111)	(2,111)	—	—	—	—
Gain on sale of investment	(1,006)	—	(1,006)	—	—	—	—
Bad debt provision	(1,782)	579	(1,203)	(1,120)	(945)	(443)	(171)
Net receivables sale activity	—	—	—	(50,000)	50,000	50,000	—
Loss on receivables sold	—	—	—	1,177	1,255	1,414	—

Total Adjusted EBITDA	$143,561	$14,497	$158,058	$140,394	$150,392	$112,896	$108,053

        Adjusted EBITDA is not an alternative to net (loss) income, operating income or cash flows from operating activities as calculated and presented in accordance with GAAP. Investors or potential investors in our securities should not rely on Adjusted EBITDA as a substitute for any GAAP financial measure. In addition, our calculations of Adjusted EBITDA may or may not be consistent with that of other companies. We strongly urge investors or potential investors in our securities to review the reconciliations of Adjusted EBITDA contained in this section, including the related explanations, the limitations of these exclusions described below and the other financial information contained in this prospectus. We also strongly urge investors or potential investors in our securities not to rely on any single financial measure to evaluate our business.

        Management compensates for the limitations of using non-GAAP financial measures by using them only to supplement our GAAP results to provide a more complete understanding of the factors and trends affecting our business. When viewed with our GAAP results and the reconciliation of Adjusted EBITDA discussed above and contained in the notes to our financial statements, we believe Adjusted EBITDA provides a more complete understanding of factors and trends affecting our business than GAAP results alone.

        There are material limitations associated with excluding the reconciling items listed in the previous tables from our earnings to calculate Adjusted EBITDA and using this non-GAAP financial measure as compared to the use of the most directly comparable GAAP financial measure. For example, the cash portion of: income tax (benefit) provision, interest expense—net, restructuring, non-recurring charges related to areas such as securities issuance, acquisition activities, patent litigation, and systems/organization establishment, as well as predecessor company (gains) charges, such as for incentive plan expenses, and the sale of non-operating properties and investments, generally represent (gains) charges which may significantly affect funds available to use in our operating, financing, and investment activities. Non-operating foreign exchange gains (losses), although not immediately affecting cash, may affect the amount of funds needed to service our debt if those currency impacts remain in place as we meet our future principal repayment obligations. Depreciation, amortization, non cash (gains) charges, inventory write-up reversal, and impairment charges, though not directly affecting our current cash position, represent the wear and tear and/or reduction in value of the plant, equipment, inventory, and intangible assets which permit us to manufacture and/or market our products. These items may be indicative of future needs for capital expenditures, for development or acquisition of intangible assets or relevant trends causing asset value changes. An investor or potential investor may find any one or all of these items important in evaluating our performance, results of operations, financial position and liquidity.

  Seasonality

        There is a seasonal effect on a portion of our sales due to the end-use of some of our products. In our pool and spa chemicals operations in our Water Treatment Chemicals business line, it is industry standard practice to offer significantly extended payment terms to customers prepared to purchase their spring and early summer requirements in the fourth quarter of the previous year. Following this pattern, the fourth quarter customarily includes large sales and shipments although the associated cash payments are not received until the second quarter of the following year. In addition, our Pigments and Timber Treatment Chemicals business lines show some seasonality related to the outdoor construction market. As such, the first quarter has historically been the quarter where we experience the lowest sales. Also, along with the accounts receivable build in the first quarter discussed above, during this quarter we typically build inventory for the pool and spa business, as well as our construction related businesses, in anticipation of increased sales during the spring and summer months. Thus, the first quarter is usually the quarter with the highest working capital requirements for us. Other than these seasonal trends in particular end-use markets, our overall results of operations tend to show few seasonal effects.

Critical Accounting Policies

        Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and the related disclosure of contingent assets and liabilities. We evaluate our estimates on an ongoing basis, based on historical experience and various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

        See Note 3 to our consolidated financial statements contained elsewhere in this prospectus for a summary of our significant accounting policies. We believe the following to be the more critical of these accounting policies and estimates that affect the preparation of our consolidated financial statements.

        Revenue Recognition.    The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with the terms of the contract of sale, title and risk of loss have been transferred, collectibility is reasonably assured, and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on the Company's experience.

        Impairment Accounting.    The recoverability of goodwill, long-lived tangible, and certain intangible assets is reviewed when events or changes in circumstances occur indicating that the carrying value of the assets may not be recoverable. The measurement of possible impairment is based upon the ability to recover the carrying value of the asset through the expected future undiscounted cash flows from the use of the asset and its eventual disposition. An impairment loss, equal to the difference between the asset's fair value and its carrying value, is recognized when the estimated future undiscounted cash flows are less than its carrying amount.

        Legal Matters.    We are involved in various legal proceedings, including product liability and environmental matters, of a nature considered normal to our business. It is our policy to accrue for amounts related to these matters in accordance with SFAS No. 5, "Accounting for Contingencies," if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is our policy to disclose such matters when there is at least a reasonable possibility that a loss may have been incurred.

        Environmental Matters.    We accrue costs of a non-capital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized, and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. We do not include anticipated recoveries from insurance carriers or other third parties in our accruals for environmental liabilities.

        We have evaluated our total environmental exposure based on currently available data and believe that our environmental matters will not have a material adverse impact on our financial position or results of operations. If matters previously identified by management are resolved in a manner different from original estimates, there is the potential for a material adverse effect on operating results or cash flows in any one accounting period.

        Restructuring.    We record restructuring charges from time to time that represent expenses incurred in connection with consolidations and cessations of certain of our operations as well as headcount reduction programs. These charges consist primarily of write-offs of surplus assets and severance costs. These accruals are based on various factors including the employee's length of service, contract provisions, salary levels and local governmental legislation. At the time an accrual is established, we calculate our best estimate based upon detailed analysis. Although significant changes are not expected, actual costs may differ from these estimates.

        Deferred Taxes.    We have in the past recorded valuation allowances to reduce our deferred tax assets to the amount that is more likely than not to be realized. While we have considered future taxable income and ongoing prudent and feasible tax planning strategies in assessing the need for valuation allowances, if we were to determine that we would be able to realize deferred tax assets in the future in excess of our net recorded amount, an adjustment to the deferred tax asset would increase income in the period such determination was made. Likewise, should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax asset would decrease income in the period such determination was made.

Separation from Laporte plc in November 2000

        Prior to the KKR Acquisition, the Businesses were units of Laporte, and historically did not prepare separate financial statements. The combined financial statements for the year 2000 presented in this prospectus were prepared from Laporte's historical accounting records and are presented on a "carve-out" basis to include the historical operations applicable to the Businesses.

        The results of operations for 2000 included all revenues and costs directly attributable to the Businesses, including costs for facilities, functions and services used by the Businesses at Laporte sites and costs for certain functions and services performed by centralized Laporte organizations. The results of operations for 2000 also included management fees paid to Laporte for the Businesses' share of Laporte's "corporate costs," which primarily consisted of charges for cash management, legal, risk management, accounting, tax, insurance, royalty, license fees, property rentals and advertising. These management fees were not necessarily indicative of the costs and expenses that would have resulted if the Businesses had been operated as a separate stand-alone company. In addition, due to the Businesses' status as divisions within Laporte, the amount of these management fees varied in amount from year to year. Accordingly, the historical financial information for 2000 included in this prospectus does not necessarily reflect what the results of operations, financial position and cash flows for 2000 would have been if the Businesses had been operated as a separate stand-alone entity during the year 2000 and thus are not fully comparable to subsequent years. For the periods subsequent to the closing of the KKR Acquisition, these corporate costs have not been allocated to the individual segments, but rather have been included in a separate line item in our statement of operations when our results are presented on a segment basis.

Results of Operations

        Net sales consist of sales of our products in our three segments, net of sales discounts, product returns and allowances. Sales are primarily made on a purchase order basis. Revenues are recognized when the earnings process is complete which is generally when products are shipped to the customer.

        Cost of products sold consists of raw material costs, manufacturing variable and fixed costs, including headcount-related costs, manufacturing overhead, including depreciation, energy costs and periodic maintenance costs.

        Selling, general and administrative expenses include research and development costs, sales and marketing, corporate services, including cash management, legal, benefit plans administration and other administrative and professional services and amortization.

        The following table presents the major components of our operations on a historical basis and as a percentage of net sales.

	Period from January 1, 2000 through November 20, 2000	Period from November 21, 2000 through December 31, 2000				Nine Months Ended September 30,
			Year Ended December 31,
			2000	2001	2002	2002	2003
	(in thousands, except for percentages)
Statement of operations data:
Net sales:
Performance Additives	$410,108	$42,508	$452,616	$418,397	$443,762	$336,588	$351,979
Specialty Compounds	188,161	19,811	207,972	171,690	168,807	129,967	135,454
Electronics	154,000	20,175	174,175	152,544	147,347	111,865	105,267

Total	752,269	82,494	834,763	742,631	759,916	578,420	592,700
Gross profit:
Performance Additives	132,346	5,857	138,203	116,447	144,759	107,103	113,206
	32.3%	13.8%	30.5%	27.8%	32.6%	31.8%	32.2%
Specialty Compounds	31,281	2,596	33,877	30,917	31,898	26,118	25,523
	16.6%	13.1%	16.3%	18.0%	18.9%	20.1%	18.8%
Electronics	54,821	4,311	59,132	49,234	40,791	31,318	23,197
	35.6%	21.4%	34.0%	32.3%	27.7%	28.0%	22.0%
Corporate costs and eliminations	(550)	—	(550)	(494)	—	(1,297)	(973)

Total	217,898	12,764	230,662	196,104	217,448	163,242	160,953
	29.0%	15.5%	27.6%	26.4%	28.6%	28.2%	27.2%
Selling, general and administrative expenses	149,379	21,809	171,188	147,530	112,855	86,088	88,972
	19.9%	26.4%	20.5%	19.9%	14.9%	14.9%	15.0%
Goodwill impairment	—	—	—	—	50,000	—	—
Restructuring charges	3,916	—	3,916	9,156	1,251	—	1,284
Operating (loss) income:
Performance Additives	40,721	(3,726)	36,995	34,638	81,704	60,178	62,015
	9.9%	(8.8)%	8.2%	8.3%	18.4%	17.9%	17.6%
Specialty Compounds	1,261	(16)	1,245	11,733	19,176	16,152	14,299
	0.7%	(0.1)%	0.6%	6.8%	11.4%	12.4%	10.6%
Electronics	23,171	(980)	22,191	10,677	(29,660)	13,763	7,622
	15.0%	(4.9)%	12.7%	7.0%	(20.1)%	12.3%	7.2%
Corporate costs and eliminations	(550)	(4,323)	(4,873)	(17,630)	(17,878)	(12,939)	(13,239)

Total	64,603	(9,045)	55,558	39,418	53,342	77,154	70,697
	8.6%	(10.9)%	6.7%	5.3%	7.0%	13.3%	11.9%
Other income (expenses):
Interest expense, net	(45,406)	(10,895)	(56,301)	(89,321)	(88,166)	(67,097)	(62,850)
Gain on sale of investment	1,006	—	1,006	—	—	—	—
Write-off of deferred debt issuance costs						—	(36,893)
Foreign exchange (loss) gain	(2,649)	(16,684)	(19,333)	9,619	(24,638)	(13,935)	(19,085)
Loss on receivables sold	—	—	—	(1,177)	(1,255)	(1,414)	—

(Loss) income before taxes	17,554	(36,624)	(19,070)	(41,461)	(60,717)	(5,292)	(48,131)
Income tax (benefit) provision	9,878	(4,804)	5,074	628	(5,507)	(832)	(14,164)

Net (loss) income	$7,676	$(31,820)	$(24,144)	$(42,089)	$(55,210)	$(4,460)	$(33,967)
Adjusted EBITDA:
Performance Additives	$88,953	$8,607	$97,560	$88,075	$106,390	$77,734	$81,963
Specialty Compounds	23,015	2,607	25,622	23,781	26,042	19,870	18,702
Electronics	40,220	3,919	44,139	39,390	33,401	25,607	17,782
Corporate costs and eliminations	(8,627)	(636)	(9,263)	(10,852)	(15,441)	(10,315)	(10,394)

  Nine months ended September 30, 2003 compared to nine months ended September 30, 2002

        Net sales.    Net sales increased $14.3 million, or 2.5%, to $592.7 million in the nine months ended September 30, 2003 from $578.4 million in the nine months ended September 30, 2002. Net sales for the nine months ended September 30, 2003 increased by $20.3 million as compared to the nine months ended September 30, 2002, due to currency exchange rate changes, primarily the strengthening of the euro against the US dollar. Included in the increase in net sales in the nine months ended September 30, 2003 were sales aggregating $12.2 million primarily from Southern Color, along with sales from our China operations and a small acquisition in Canada, within our Pigments business in the Performance Additives segment. Included in net sales in the nine months ended September 30, 2002 were sales aggregating $8.2 million from our pool and spa accessories business line within our Water

Treatment Chemicals business in the Performance Additives segment which was divested in October 2002, and G.D. Holmes, a division of our Clay-based Additives business in the Performance Additives segment which was shut down in late 2002. The remaining decrease in net sales of $10.0 million, or 1.8%, was comprised of an increase in net sales in our Performance Additives segment of $0.3 million, or 0.1%, an increase in net sales in our Specialty Compounds segment of $1.2 million, or 0.9%, and a decrease in net sales in our Electronics segment of $11.5 million, or 10.3%.

        Performance Additives.    Net sales for our Performance Additives segment increased $15.4 million, or 4.6%, to $352.0 million in the nine months ended September 30, 2003 from $336.6 million in the nine months ended September 30, 2002. Net sales for the nine months ended September 30, 2003 increased by $11.1 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. Included in the increase in net sales in the nine months ended September 30, 2003 were sales primarily from Southern Color, along with sales from our pigments operation in China and a small acquisition in Canada, aggregating $12.2 million. Included in net sales in the nine months ended September 30, 2002 were sales aggregating $8.2 million from our pool and spa accessories business line and the G.D. Holmes division. The remaining increase in net sales of $0.3 million, or 0.1%, was primarily due to a greater mix of ACQ products versus CCA products within the Timber Treatment Chemicals business line, offset in part by the generally difficult global economic and political conditions and the unusually severe weather, particularly impacting our Pigments, Timber Treatment Chemicals and Water Treatment Chemicals businesses, during certain portions of 2003.

        Specialty Compounds.    Net sales for our Specialty Compounds segment increased $5.5 million, or 4.2%, to $135.5 million in the nine months ended September 30, 2003 from $130.0 million in the nine months ended September 30, 2002. Net sales for the nine months ended September 30, 2003 increased by $4.3 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. The remaining increase in net sales of $1.2 million, or 0.9%, was primarily due to a more favorable mix of higher margin products in our wire and cable compounds business.

        Electronics.    Net sales for our Electronics segment decreased $6.6 million, or 5.9%, to $105.3 million in the nine months ended September 30, 2003 from $111.9 million in the nine months ended September 30, 2002. Net sales for the nine months ended September 30, 2003 increased by $4.9 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. The remaining decrease in net sales of $11.5 million, or 10.3%, was primarily due to the continued slowdown in the semiconductor and printed circuit board industries and the resulting pricing pressure experienced, particularly in our Wafer Reclaim and Photomasks businesses.

        Gross profit.    Gross profit decreased $2.3 million to $160.9 million in the nine months ended September 30, 2003, or 27.2% of net sales, from $163.2 million in the nine months ended September 30, 2002, or 28.2% of net sales. Gross profit for the nine months ended September 30, 2003 increased by $4.8 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. Included in gross profit in the nine months ended September 30, 2003 was gross profit primarily from Southern Color, along with gross profit from our pigments operation in China and a small acquisition in Canada, aggregating $3.6 million. Included in gross profit in the nine months ended September 30, 2002 was gross profit aggregating $1.2 million from our pool and spa accessories business line and G.D. Holmes division. The remaining decrease in gross profit of $9.4 million included an increase in gross profit in our Performance Additives segment of $0.5 million, a decrease in gross profit in our Specialty Compounds segment of $1.5 million, and a decrease in gross profit in our Electronics segment of $8.7 million.

        Performance Additives.    Gross profit increased $6.1 million to $113.2 million in the nine months ended September 30, 2003, or 32.2% of net sales, from $107.1 million in the nine months ended September 30, 2002, or 31.8% of net sales. Gross profit for the nine months ended September 30, 2003 increased by $3.4 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. Included in gross profit in the nine months ended September 30, 2003 was gross profit related to the current year acquisitions mentioned above of $3.6 million. Included in gross profit in the nine months ended September 30, 2002 was gross profit aggregating $1.2 million from our pool and spa accessories business line and G.D. Holmes division. The remaining increase in gross profit of $0.5 million was due to the greater mix of ACQ products offset by higher energy costs.

        Specialty Compounds.    Gross profit decreased $0.6 million to $25.5 million in the nine months ended September 30, 2003, or 18.8% of net sales, from $26.1 million in the nine months ended September 30, 2002, or 20.1% of net sales. Gross profit for the nine months ended September 30, 2003 increased by $0.9 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. The remaining decrease in gross profit of $1.5 million resulted from higher PVC raw material costs offset in part by the gross margin impact of the net sales increase discussed above.

        Electronics.    Gross profit decreased $8.1 million to $23.2 million in the nine months ended September 30, 2003, or 22.0% of net sales, from $31.3 million in the nine months ended September 30, 2002, or 28.0% of net sales. Gross profit for the nine months ended September 30, 2003 increased by $0.6 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. The remaining gross profit decrease of $8.7 million was due primarily to the gross margin impact of the net sales decrease discussed above.

        Selling, general and administrative expenses.    Selling, general and administrative expenses, or SG&A, increased $2.9 million to $89.0 million, or 15.0% of net sales in the nine months ended September 30, 2003 from $86.1 million, or 14.9% of net sales in the nine months ended September 30, 2002. SG&A for the nine months ended September 30, 2003 increased by $3.1 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. Included in the increase in SG&A in the nine months ended September 30, 2003 was SG&A primarily from Southern Color and the other small acquisitions of $1.6 million. Included in SG&A in the nine months ended September 30, 2002 was SG&A aggregating $0.6 million from our pool and spa accessories business line and G.D. Holmes division. Included in SG&A was a net $1.6 million reduction in expense and a $1.1 million increase in expense due to certain non-cash and non-recurring charges/credits in the nine months ended September 30, 2003 and 2002, respectively. The non-cash and non-recurring charges related to the amortization of sign-on compensation arrangements for key executives in both periods and non-consummated acquisition efforts in the nine months ended September 30, 2003. We recorded an insurance recovery on proceeds of $4.5 million from fire damage to one of our plants in the nine months ended September 30, 2003 that offset the above mentioned charges. We also recorded $1.3 million of restructuring charges for miscellaneous restructuring actions in the nine months ended September 30, 2003. The remaining increase in SG&A of $0.3 million primarily resulted from higher costs at our business units primarily related to general insurance cost increases, higher marketing costs related to the ACQ conversion in our Timber Treatment Chemicals business and higher rent expense at our Water Treatment Chemicals business due to a sale leaseback transaction consummated at the end of the second quarter of 2002 offset in part by lower bonus expense.

        Operating income.    Operating income decreased $6.5 million to $70.7 million in the nine months ended September 30, 2003 from $77.2 million in the nine months ended September 30, 2002. Operating income for the nine months ended September 30, 2003 increased by $1.7 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. Included in operating income in the nine months ended September 30, 2003 was operating income primarily from Southern Color and the other small acquisitions of $2.0 million. Included in operating income in the nine months ended September 30, 2002 was operating income aggregating $0.7 million from our pool and spa accessories business line and G.D. Holmes division. Included in operating income was a net $1.6 million of operating income and $1.1 million of operating expense due to certain non-cash and non-recurring charges/credits in the nine months ended September 30, 2003 and 2002, respectively. Also included in operating income in the nine months ended September 30, 2003 was $1.3 million of restructuring charges for miscellaneous restructuring actions. The remaining operating income decrease of $10.9 million was comprised of decreases in operating income of $0.6 million in our Performance Additives segment, $1.7 million in our Specialty Compounds segment, and $8.9 million in our Electronics segment. Operating expense at Corporate increased $0.2 million.

Segment operating income

        Performance Additives.    Operating income for our Performance Additives segment was $62.0 million in the nine months ended September 30, 2003 compared to $60.2 million in the nine months ended September 30, 2002. Operating income for the nine months ended September 30, 2003 increased by $1.3 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. Included in operating income in the nine months ended September 30, 2003 was operating income primarily from Southern Color and the other small acquisitions of $2.0 million. Included in operating income in the nine months ended September 30, 2002 was operating income aggregating $0.7 million from our pool and spa accessories business line and G.D. Holmes division. Included in operating income in the nine months ended September 30, 2003 were $0.4 million of restructuring charges. The remaining decrease of $0.3 million was due to higher general insurance costs, higher marketing costs related to the ACQ conversion in our Timber Treatment Chemicals business and higher rent expense at our Water Treatment Chemicals business due to the sale leaseback transaction, offset in part by higher gross profit discussed above.

        Specialty Compounds.    Operating income for our Specialty Compounds segment decreased $1.9 million to $14.3 million in the nine months ended September 30, 2003 from $16.2 million in the nine months ended September 30, 2002. Operating income for the nine months ended September 30, 2003 increased by $0.4 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. Included in operating income were $0.6 million of restructuring charges in the nine months ended September 30, 2003. The remaining decrease in operating income of $1.7 million was due to lower gross profit and higher general insurance costs.

        Electronics.    Operating income for our Electronics segment decreased $6.1 million to $7.6 million in the nine months ended September 30, 2003, from $13.7 million in the nine months ended September 30, 2002. Currency exchange rate changes were $0.1 million. Included in operating income was $0.3 million of restructuring charges and $1.5 million of costs related to non-consummated acquisition efforts in the nine months ended September 30, 2003. We recorded an insurance recovery on proceeds of $4.5 million from fire damage to one of our plants in the nine months ended September 30, 2003 that offset the above mentioned charges. The remaining operating income decrease of $8.9 million was primarily due to the gross profit decrease discussed above along with higher general insurance costs.

Corporate operating expense

        Operating expense increased $0.3 million to $13.2 million in the nine months ended September 30, 2003 compared to operating expense of $12.9 million in the nine months ended September 30, 2002. Currency exchange rate changes were $0.1 million.

Segment Adjusted EBITDA

        Performance Additives.    Adjusted EBITDA in our Performance Additives segment was $82.0 million in the nine months ended September 30, 2003 compared to $77.7 million in the nine months ended September 30, 2002. Adjusted EBITDA for the nine months ended September 30, 2003 increased by $2.8 million as compared to the nine months ended September 30, 2003 due to currency exchange rate changes. Included in Adjusted EBITDA in the nine months ended September 30, 2003 was Adjusted EBITDA primarily from Southern Color and the other small acquisitions of $2.3 million. Included in Adjusted EBITDA in the nine months ended September 30, 2002 was Adjusted EBITDA aggregating $0.9 million from our pool and spa accessories business line and G.D. Holmes division.

        Specialty Compounds.    Adjusted EBITDA for our Specialty Compounds segment decreased $1.2 million to $18.7 million in the nine months ended September 30, 2003 from $19.9 million in the nine months ended September 30, 2002. Adjusted EBITDA for the nine months ended September 30, 2003 increased by $0.6 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. The remaining decrease in Adjusted EBITDA of $1.8 million was due to lower gross profit and higher general insurance costs.

        Electronics.    Adjusted EBITDA for our Electronics segment decreased $7.8 million to $17.8 million for the nine months ended September 30, 2003, from $25.6 million for the nine months ended September 30, 2002. The impact of currency exchange rate changes was $0.8 million. The remaining decrease of $8.6 million was primarily due to the gross profit decrease along with higher general insurance costs.

Corporate Adjusted EBITDA

        Adjusted EBITDA loss for our corporate office increased $0.1 million to $10.4 million in the nine months ended September 30, 2003 compared to $10.3 million in the nine months ended September 30, 2002.

Other income (expenses)

        Interest expense, net.    Interest expense, net, decreased $4.3 million to $62.8 million in the nine months ended September 30, 2003 from $67.1 million in the nine months ended September 30, 2002. Interest expense, net, for the nine months ended September 30, 2003 increased by $1.3 million as compared to the nine months ended September 30, 2002 due to currency exchange rate changes. In the nine months ended September 30, 2003 and 2002, interest expense, net, included gains of $1.1 million and losses of $10.8 million, respectively, representing the movement in the market valuation of our interest rate derivative instruments as well as $3.9 million and $4.6 million, respectively of amortization expense related to deferred financing costs. We also entered into cross-currency interest rate swaps in connection with the Refinancing. Interest expense, net, for the nine months ended September 30, 2003 included a $3.8 million mark-to-market adjustment for these swaps. The remaining increase of $3.3 million was primarily due to the scheduled step-up in the interest rate on our senior subordinated loan that was outstanding prior to the Refinancing.

        Write-off of deferred debt issuance costs.    In July 2003, we wrote off $36.9 million of deferred debt issuance costs relating to our previous long-term debt that was repaid as part of the Refinancing.

        Foreign exchange (loss) gain.    We had a foreign exchange loss of $19.1 million in the nine months ended September 30, 2003 compared to a foreign exchange loss of $13.9 million in the nine months ended September 30, 2002. These amounts reflected the non-cash currency translation impact on our euro-denominated debt from the strengthening of the euro against the U.S. dollar during these periods.

        Loss on receivables sold.    We entered into receivables sales agreements during the first nine months of 2002. Losses of $1.4 million were recorded related to these transactions in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

        Provision for income taxes.    An income tax benefit of $14.2 million on a loss before taxes of $48.1 million in the nine months ended September 30, 2003 resulted in an effective income tax rate of 29.4%. This compared to an income tax benefit of $0.8 million on a loss before taxes of $5.3 million in the nine months ended September 30, 2002, resulting in an effective income tax rate of 15.7%. The difference between the effective income tax rate and the statutory rate primarily related to foreign tax rate differentials and the inclusion of state taxes.

        Net loss.    Net losses of $34.0 million and $4.5 million were incurred in the nine months ended September 30, 2003 and September 30, 2002, respectively for the reasons discussed above.

  Year ended December 31, 2002 compared to year ended December 31, 2001

        Net sales.    Net sales increased $17.3 million, or 2.3%, to $759.9 million in the year ended December 31, 2002 from $742.6 million in the year ended December 31, 2001. Net sales for the year ended December 31, 2002 increased by $8.4 million as compared to the year ended December 31, 2001 due to currency exchange rate changes, primarily the strengthening of the euro against the U.S. dollar. The remaining increase in net sales of $8.9 million, or 1.2%, was comprised of an increase in our Performance Additives segment of $20.7 million, or 4.9%, a decrease in our Specialty Compounds segment of $4.6 million, or 2.7%, and a decrease in our Electronics segment of $7.2 million, or 4.7%.

        Performance Additives.    Net sales for our Performance Additives segment increased $25.4 million, or 6.1%, to $443.8 million in the year ended December 31, 2002 from $418.4 million in the year ended December 31, 2001. This included a $4.7 million increase due to favorable currency exchange rate changes. The remaining increase of $20.7 million, or 4.9%, was primarily due to:

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  strong sales in the Timber Treatment Chemicals business due to the initial domestic conversion from CCA products to ACQ products;

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  solid sales in our Pigments business, capitalizing on the strong U.S. construction market; and

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  good performance in our Water Treatment Chemicals business due to increased sales of branded products and a large private label contract as well as the unusually warm weather experienced in the summer of 2002; partially offset by

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  the loss of a large customer in our Laponite business and the decline of the carbonless paper market within the Clay-based Additives business.

        Specialty Compounds.    Net sales for our Specialty Compounds segment decreased $2.9 million, or 1.7%, to $168.8 million in the year ended December 31, 2002 from $171.7 million in the year ended December 31, 2001. Currency exchange rate changes favorably impacted net sales by $1.7 million. The remaining decrease in net sales of $4.6 million, or 2.7%, was primarily due to the impact of the downturn in the telecommunications industry and its impact on our wire and cable compounds sales.

        Electronics.    Net sales for our Electronics segment decreased $5.2 million, or 3.4%, to $147.3 million for the year ended December 31, 2002 from $152.5 million in the year ended December 31, 2001. Currency exchange rate changes favorably impacted net sales by $2.0 million. The remaining decrease in net sales of $7.2 million, or 4.7%, was primarily due to the continued downturn in the semiconductor industry and the resulting downward pricing pressure, particularly in our Wafer Reclaim and Photomasks businesses.

        Gross profit.    Gross profit increased $21.3 million to $217.4 million for the year ended December 31, 2002, or 28.6% of net sales, from $196.1 million for the year ended December 31, 2001, or 26.4% of net sales. Currency exchange rate changes favorably impacted net sales by $2.3 million. The remaining increase in gross profit of $19.0 million consisted of a Performance Additives segment increase of $26.9 million, a Specialty Compounds segment increase of $0.7 million and an Electronics segment decrease of $8.6 million.

        Performance Additives.    Gross profit increased $28.3 million to $144.8 million for the year ended December 31, 2002, or 32.6% of net sales, from $116.5 million for the year ended December 31, 2001, or 27.8% of net sales. Currency changes favorably impacted gross profit by $1.4 million. The remaining increase of $26.9 million, was primarily due to the gross margin impact of the sales changes discussed above and the cost reduction impact from the hourly headcount reduction and plant consolidation restructuring actions from the end of 2001, along with:

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  $2.6 million of lower iron oxide raw material costs in the Pigments business;

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  a $8.4 million charge to cost of products sold in 2001 resulting from the fair value write-up to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition; and

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  a $0.5 million charge to cost of products sold in 2001 for restructuring related inventory write-downs; partially offset by

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  $1.1 million of higher depreciation expenses in 2002.

  Specialty Compounds.    Gross profit increased $1.0 million to $31.9 million for the year ended December 31, 2002, or 18.9% of net sales, from $30.9 million for the year ended December 31, 2001, or 18.0% of net sales. Currency exchange rate changes favorably impacted gross profit by $0.3 million. The remaining increase of $0.7 million resulted from the cost reduction impact from the hourly headcount reduction actions and lower PVC resin raw material prices offset by the gross margin impact of the slowdown in the telecommunications industry on our wire and cable compounds sales. Gross profit was also higher in 2002 due to a $0.3 million charge to cost of products sold in 2001 resulting from the fair value write-up to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition. These cost reductions were offset by higher depreciation expenses in 2002 of $0.6 million.

  Electronics.    Gross profit decreased $8.4 million to $40.8 million for the year ended December 31, 2002, or 27.7% of net sales, from $49.2 million for the year ended December 31, 2001, or 32.3% of net sales. Gross profit increased $0.2 million due to favorable currency exchange rate changes. The remaining decrease of $8.6 million, was primarily due to the continued slowdown in the semiconductor industry and the resulting downward pricing pressure particularly in our Wafer Reclaim and Photomasks businesses and the slowdown in the printed circuit board industry and its effect on domestic printed circuit board chemicals. Also, this segment incurred higher depreciation expenses in 2002 of $2.2 million. This reduction in gross profit was slightly offset by a $0.3 million charge to cost of products sold in 2001 resulting from the fair value write-up to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition.

        Selling, general and administrative expenses.    SG&A decreased $34.6 million to $112.9 million for the year ended December 31, 2002 from $147.5 million for the year ended December 31, 2001. Included in SG&A in 2001 was $34.0 million of goodwill amortization expense. Excluding amortization expense, SG&A was 14.9% of net sales for the year ended December 31, 2002 versus 15.3% of net sales for the year ended December 31, 2001. SG&A for the year ended December 31, 2002 increased by $1.4 million as compared to the year ended December 31, 2001 due to currency exchange rate changes. SG&A was also impacted due to:

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  professional fees in 2001 at Corporate related to costs incurred for a cancelled financing of $2.5 million and due diligence costs regarding a non-consummated acquisition of $1.2 million;

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  fire related insurance costs of $1.3 million ($0.4 million in Specialty Compounds and $0.9 million in Electronics) in 2001;

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  a $2.3 million gain from fire insurance proceeds in 2002 in Electronics; and

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  corporate office establishment and other costs aggregating $1.6 million in 2002 and $2.6 million in 2001.

The remaining increase in SG&A of $6.3 million was due to higher general insurance costs, higher corporate employment costs as our corporate office was fully staffed in 2002 versus partially staffed in 2001 and higher rent expense in the Water Treatment Chemicals business due to the sale-leaseback transaction in 2002. These increases were partially offset by the impact from the salary headcount reduction program enacted at the end of 2001.

        Goodwill impairment.    As part of our impairment testing in late 2002, we determined that there was a goodwill impairment of $50.0 million in a business line of our Electronics segment. This impairment resulted from a significant decline in earnings and operating cash flows during 2002 and estimated prospective earnings and operating cash flows based on projections performed in late 2002. The decline in profitability and cash flows was due to global economic conditions common to significant competitors, as well as the erosion of this business line's relative competitive position due to continued industry concentration and pricing pressure. In addition, there was a decline in 2002 in valuation multiples of comparable businesses as calculated by industry analysts.

        Restructuring charge, net.    Throughout 2001, we undertook certain severance restructuring actions within our worldwide salary and hourly workforce in an effort to reduce employee costs and headcounts. As a result, 70 individuals were terminated in 2001 and $2.4 million of severance costs were recorded. On December 21, 2001, we announced a broad-based involuntary reduction in our salary and hourly worldwide workforce of approximately 10%. We established a severance plan providing severance pay and medical coverage benefits for those employees affected. We recorded a restructuring charge of $6.6 million for the year ended December 31, 2001 related to this program, including severance costs for 150 employees. The $9.2 million of restructuring expense shown in our consolidated statement of operations for 2001 (excluding the $0.5 million reflected in cost of products sold) included the $2.4 million of severance charges and the $6.6 million of severance costs from the 10% headcount reduction program discussed above along with $0.2 million of write-downs. Of this charge, $6.7 million was recorded in the Performance Additives segment, $0.2 million in the Specialty Compounds segment, $0.6 million in our Electronics segment and $1.7 million at Corporate. A further net charge of $1.3 million was recorded in 2002 to reflect the difference between estimated and actual costs, primarily $1.4 million related to the true-up of incremental pension obligations related to this restructuring program in our Performance Additives segment.

        Operating income.    Operating income increased $13.9 million to $53.3 million for the year ended December 31, 2002, or 7.0% of net sales, from $39.4 million for the year ended December 31, 2001, or 5.3% of net sales. Currency exchange rate changes favorably impacted operating income by $0.5 million. The remaining increase in operating income of $13.4 million consisted of operating income in our Performance Additives segment increasing $46.7 million, operating income in our Specialty Compounds segment increasing $7.3 million, operating income in our Electronics segment decreasing $40.3 million and operating expense at Corporate increasing $0.3 million.

Segment operating income

  Performance Additives.    Operating income for our Performance Additives segment increased $47.1 million to $81.7 million for the year ended December 31, 2002, or 18.4% of net sales, from $34.6 million for the year ended December 31, 2001, or 8.3% of net sales. Currency exchange rate changes favorably impacted operating income by $0.3 million. 2001 goodwill amortization expense was $15.6 million. The remaining increase in operating income of $31.2 million due to the gross margin impact of the net sales increase discussed above and the cost reduction impact from the salary and hourly headcount reduction and plant consolidation restructuring actions from the end of 2001 along with:

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  $2.6 million of lower iron oxide raw material costs in the Pigments business line;

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  a $8.4 million charge to cost of products sold in 2001 resulting from the fair value write-up to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition; and

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  a $0.5 million charge to cost of products sold in 2001 for restructuring related inventory write-downs; partially offset by

  •
  $1.1 million of higher depreciation expenses in 2002 and higher insurance costs.

  Specialty Compounds.    Operating income for our Specialty Compounds segment increased $7.4 million to $19.2 million for the year ended December 31, 2002, or 11.4% of net sales, from $11.7 million for the year ended December 31, 2001, or 6.8% of net sales. Currency exchange rate changes favorably impacted operating income by $0.1 million and 2001 goodwill amortization expense was $5.0 million. The remaining increase of $2.3 million was due to the cost reduction impact from the salary and hourly headcount reduction and plant consolidation restructuring actions from the end of 2001 along with lower PVC resin raw material prices offseting the impact of the slowdown in the telecommunications industry on our wire and cable compound sales.

  Operating income was also higher in 2002 due to a $0.3 million charge to cost of products sold in 2001 resulting from the fair value write-up to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition. The above items were partially offset by higher depreciation expenses in 2002 of $0.6 million.

  Electronics.    We had an operating loss of $29.7 million in our Electronics segment for the year ended December 31, 2002, or (20.1)% of net sales, compared to operating income of $10.7 million for the year ended December 31, 2001, or 7.0% of net sales. Currency exchange rate changes favorably impacted operating income by $0.1 million. 2001 goodwill amortization expense was $13.5 million. The remaining decrease of $53.8 million was due to the $50.0 million goodwill impairment discussed above, the gross margin impact of the net sales decrease, and higher depreciation expenses in 2002 of $2.2 million offset slightly by the cost reduction impact from the salary and hourly headcount reduction and plant consolidation restructuring actions from the end of 2001.

Corporate operating expense

  The operating expense at Corporate increased $0.3 million to $17.9 million for the year ended December 31, 2002 compared to operating expense of $17.6 million for the year ended December 31, 2001 due to:

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  professional fees in 2001 at Corporate related to costs incurred for a cancelled financing of $2.5 million and due diligence costs regarding a non-consummated acquisition of $1.2 million;

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  and corporate office establishment and other costs aggregating $1.6 million in 2002 and $2.6 million in 2001; partially offset by

  •
  higher corporate employment costs as our corporate headquarters were fully staffed in 2002 versus partially staffed in 2001.

Segment Adjusted EBITDA

        Performance Additives.    Adjusted EBITDA for our Performance Additives segment increased $18.3 million to $106.4 million for the year ended December 31, 2002 from $88.1 million for the year ended December 31, 2001. Currency exchange rate changes favorably impacted Adjusted EBITDA by $0.9 million. The remaining Adjusted EBITDA increase of $17.4 million was primarily due to the gross margin impact of the net sales increase discussed above and the cost reduction impact from the salary and hourly headcount reduction and plant consolidation restructuring actions from the end of 2001 along with $1.8 million of lower iron oxide raw material costs in the Pigments business line partially offset by higher insurance costs.

        Specialty Compounds.    Adjusted EBITDA for our Specialty Compounds segment increased $2.2 million to $26.0 million for the year December 31, 2002 from $23.8 million for the year ended December 31, 2001. Currency exchange rate changes favorably impacted Adjusted EBITDA by $0.2 million. The remaining increase of $2.0 million was due to the cost reduction impact from the salary and hourly headcount reduction and plant consolidation restructuring actions from the end of 2001 along with lower PVC resin raw material prices offsetting the impact of the slowdown in the telecommunications industry on our wire and cable sales.

        Electronics.    We had Adjusted EBITDA of $33.4 million in our Electronics segment for the year ended December 31, 2002 compared to Adjusted EBITDA of $39.4 million for the year ended December 31, 2001. Currency exchange rate changes favorably impacted Adjusted EBITDA by $0.5 million. The remaining decrease of $6.5 million was due to the gross margin impact of the net sales decrease offset slightly by the cost reduction impact from the salary and hourly headcount reduction and plant consolidation restructuring actions from the end of 2001.

Corporate Adjusted EBITDA.

        Adjusted EBITDA loss at Corporate increased $4.5 million to $15.4 million for the year ended December 31, 2002 compared to $10.9 million for the year ended December 31, 2001 due to higher corporate employment costs as our corporate headquarters were fully staffed in 2002 versus partially staffed in 2001.

Other income (expenses)

        Interest expense, net.    Interest expense, net, decreased $1.1 million to $88.2 million for the year ended December 31, 2002 compared to $89.3 million for the year ended December 31, 2001. For the years ended December 31, 2002 and 2001, interest expense, net, included an amount of $11.6 million and $7.9 million, respectively, representing the movement in the mark to market valuation of our interest rate hedging instruments as well as $6.2 million and $5.4 million, respectively, of amortization expense related to deferred financing costs. Currency exchange rate changes increased interest expense, net by $1.4 million. The remaining decrease of $7.0 million was primarily due to lower interest rates and lower revolver borrowings.

        Loss on receivables sold.    During 2002 and 2001, we entered into certain receivables sales agreements for which losses of $1.3 million and $1.2 million, respectively, were recorded related to these transactions in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

        Foreign exchange (loss) gain.    We had a foreign exchange loss of $24.6 million for the year ended December 31, 2002 versus a foreign exchange gain of $9.6 million for the year ended December 31, 2001. These amounts reflected the non-cash currency translation impact on our euro-denominated debt of the strengthening of the euro against the U.S. dollar during the year ended December 31, 2002 as compared to the weakening of the euro against the U.S. dollar during the year ended December 31, 2001.

        Provision for income taxes.    An income tax benefit of $5.5 million on a loss before taxes of $60.7 million in the year ended December 31, 2002 resulted in an effective income tax rate of 9.1%. This compares to an income tax provision of $0.6 million on a loss before taxes of $41.5 million in the year ended December 31, 2001, resulting in an effective income tax rate of (1.4)%. The difference between the effective income tax rate and the statutory rate primarily related to the non-deductibility of the goodwill write-off in 2002 and the goodwill amortization in 2001. The effective tax rate was also impacted in both years by foreign tax rate differentials and the inclusion of state taxes.

        Net loss.    A net loss of $55.2 million was incurred in the year ended December 31, 2002 versus a net loss of $42.1 million incurred in the year ended December 31, 2001 due to the reasons discussed above.

  Year ended December 31, 2001 compared to year ended December 31, 2000

        Net sales.    Net sales decreased $92.2 million, or 11.0%, to $742.6 million in the year ended December 31, 2001 from $834.8 million in the full year 2000 on a combined basis. Net sales for the year ended December 31, 2001 decreased by $13.0 million as compared to the full year 2000 on a combined basis due to currency exchange rate changes, primarily the weakening of the euro. In addition, sales in the full year 2000 on a combined basis included $13.8 million of sales in our U.K. and Irish water treatment business that we divested in December 2000. The remaining decrease of $65.4 million, or 7.8% consisted of net sales in our Performance Additives segment decreasing $15.3 million, or 3.4%, net sales in our Specialty Compounds segment decreasing $34.0 million, or 16.3%, and net sales in our Electronics segment decreasing $16.1 million, or 9.2%.

  Performance Additives.    Net sales for our Performance Additives segment decreased $34.2 million, or 7.6%, to $418.4 million in the year ended December 31, 2001 from $452.6 million in the full year 2000 on a combined basis. Sales in the full year 2000 on a combined basis included $13.8 million of sales in our U.K. and Irish water treatment business that we divested in December 2000. Currency exchange rate changes favorably impacted net sales by $5.1 million. The remaining net sales decrease of $15.3 million, or 3.4% was due to:

  •
  the general economic slowdown experienced in 2001 in North America and Europe which affected most of our businesses;

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  lower sales in our Pigments business line due to low demand levels in the European construction market and the loss of a customer; and

  •
  lower sales of our Fulacolor product line in our Clay-based Additives business line due to a downturn in European demand for carbonless copy paper.

  Specialty Compounds.    Net sales decreased $36.3 million, or 17.4%, to $171.7 million in the year ended December 31, 2001 from $208.0 million in the full year 2000 on a combined basis. Currency exchange rate changes favorably impacted net sales by $2.3 million. The remaining net sales decrease of $33.9 million, or 16.3% was due to the downturn in the telecommunications industry, significantly impacting our business and a reduction in sales in the automotive component and medical markets as a result of our strategic decision to exit certain low margin segments of those markets.

  Electronics.    Net sales decreased $21.7 million, or 12.4%, to $152.5 million in the year ended December 31, 2001 from $174.2 million in the full year 2000 on a combined basis. Currency exchange rate changes favorably impacted net sales by $5.6 million. The remaining net sales decrease of $16.1 million, or 9.2% was due to the specific downturn in the semiconductor and printed circuit board industries coupled with the general economic slowdown experienced in 2001 in North America and Europe affecting most of our Electronics businesses.

        Gross profit.    Gross profit decreased $34.6 million to $196.1 million in the year ended December 31, 2001, or 26.4% of net sales, from $230.7 million in the full year 2000 on a combined basis, or 27.6% of net sales. Gross profit in the full year 2000 on a combined basis included $3.0 million of gross profit in our U.K. and Irish water treatment business that we divested in December 2000. Currency exchange rate changes favorably impacted gross profit by $3.1 million. The remaining gross profit decrease of $28.5 million consisted of gross profit in our Performance Additives segment decreasing $17.6 million, gross profit in our Specialty Compounds segment decreasing $2.6 million and gross profit in our Electronics segment decreasing $8.3 million.

  Performance Additives.    Gross profit decreased $21.8 million to $116.4 million in the year ended December 31, 2001, or 27.8% of net sales, from $138.2 million in the full year 2000 on a combined basis, or 30.5% of net sales. Currency exchange rate changes favorably impacted gross profit by $1.2 million. The above mentioned business divestiture resulted in $3.0 million more gross profit in the full year 2000 on a combined basis. The remaining gross profit decrease of $17.6 million was primarily due to the gross margin impact of the sales changes discussed above. Gross profit was also negatively impacted by a change in sales mix in our Clay-based Additives business line, where a lower proportion of high margin sales in end-use markets, such as paint and paper retention aids, was replaced by a higher proportion of lower margin sales into end markets, such as oilfield drilling fluids, increased energy costs in our Clay-based Additives and Pigments business lines and increased cost of certain raw materials in our Pigments business line. A $8.4 million charge to cost of products sold in 2001 versus $8.5 million in 2000 resulted from the fair value write-up to inventory to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition.

  Specialty Compounds.    Gross profit decreased $3.0 million to $30.9 million in the year ended December 31, 2001, or 18.0% of net sales, from $33.9 million in the full year 2000 on a combined basis, or 16.3% of net sales. Currency exchange rate changes favorably impacted gross profit by $0.4 million. The remaining gross profit decrease of $2.6 million was primarily due to the gross margin impact of the sales changes discussed above, offset by the refocusing of the segment on higher margin products which enabled us to close our manufacturing facility in Newark, New Jersey and realize manufacturing cost savings. A $0.3 million charge to cost of products sold in 2001 and 2000 resulted from the fair value write-up to inventory to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition.

  Electronics.    Gross profit decreased $9.9 million to $49.2 million in the year ended December 31, 2001, or 32.3% of net sales, from $59.1 million in the full year 2000 on a combined basis, or 34.0% of net sales. Currency exchange rate changes favorably impacted gross profit by $1.6 million. The remaining gross profit decrease of $8.3 million was primarily due to the gross margin impact of the sales changes discussed above. In addition, there was increased depreciation and amortization expense in 2001 primarily resulting from the revaluation of tangible assets in connection with the KKR Acquisition. A $0.3 million charge to cost of products sold in 2001 and 2000 resulted from the fair value write-up to inventory to reflect Laporte's manufacturing profit in inventory in connection with the KKR Acquisition.

        Selling, general and administrative expenses.    SG&A decreased $23.7 million to $147.5 million, for the year ended December 31, 2001 from $171.2 million for the full year 2000 on a combined basis. Goodwill amortization expense was $34.0 million for the year ended December 31, 2001 and $35.7 million for the full year 2000 on a combined basis. Currency exchange rate changes increased SG&A by $2.5 million. The remaining SG&A decrease of $19.5 million was primarily due to:

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  incentive plan expenses of $9.4 million in 2000 for the termination of a number of management incentive plans and cash settlements paid to employees in connection with the KKR Acquisition;

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  patent litigation costs in 2000 of $6.5 million primarily related to the Performance Additives segment;

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  professional fees in 2001 at Corporate related to costs incurred for a cancelled financing of $2.5 million and due diligence costs regarding an acquisition not consummated of $1.2 million;

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  fire related insurance costs of $1.3 million ($0.4 million in Specialty Compounds and $0.9 million in Electronics) in 2001; and

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  corporate office establishment and other costs aggregating $2.6 million in 2001.

        In addition, SG&A was favorably impacted due to general cost cutting efforts across all businesses offset by ongoing costs incurred to run a partially staffed corporate office.

        Restructuring charge, net.    Throughout 2001, we undertook certain severance restructuring actions within our worldwide salary and hourly workforce in an effort to reduce employee costs and headcounts. As a result, 70 individuals were terminated in 2001 and $2.4 million of severance costs were recorded. On December 21, 2001, we announced a broad-based involuntary reduction in our salary and hourly worldwide workforce of approximately 10%. We established a severance plan providing severance pay and medical coverage benefits for those employees affected. We recorded a restructuring charge of $6.6 million for the year ended December 31, 2001 related to this program, including severance costs for 150 employees. The $9.2 million of restructuring expense shown in our consolidated statement of operations for 2001 included the $2.4 million of severance charges and the $6.6 million of severance costs from the 10% headcount reduction program discussed above along with $0.2 million of write-downs. Of this charge, $6.7 million was recorded in the Performance Additives segment, $0.2 million in the Specialty Compounds segment, $0.6 million in our Electronics segment and

$1.7 million at Corporate. In 2000, Laporte undertook two separate restructuring programs related to plant closures and employee separations in the Performance Additives (preparations for the closure of our Clay-based Additives facility in Littleborough, U.K., which occurred in June 2001) and Specialty Compounds (closure of our facility in Newark, New Jersey) segments resulting in total restructuring charges of $3.9 million.

        Operating income.    Operating income decreased $16.1 million to $39.4 million in the year ended December 31, 2001, or 5.3% of net sales, from $55.5 million in the full year 2000 on a combined basis, or 6.7% of net sales, with operating income in our Performance Additives segment decreasing $2.4 million, operating income in our Specialty Compounds segment increasing $10.5 million, operating income in our Electronics segment decreasing $11.5 million and the operating expense at Corporate increasing $12.7 million.

Segment operating income

  Performance Additives.    Operating income for our Performance Additives segment decreased $2.4 million to $34.6 million in the year ended December 31, 2001, or 8.3% of net sales, from $37.0 million in the full year 2000 on a combined basis, or 8.2% of net sales, due to the gross margin impact of the net sales decrease and the other negative factors on gross profit discussed above, partially offset by:

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  incentive plan expenses of $7.1 million in 2000 for the termination of a number of management incentive plans and cash settlements paid to employees in connection with the KKR Acquisition;

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  patent litigation costs in 2000 of $6.2 million; and

  •
  general cost cutting efforts.

  Specialty Compounds.    Operating income for our Specialty Compounds segment increased $10.5 million to $11.7 million in the year ended December 31, 2001, or 6.8% of net sales, from $1.2 million in the full year 2000 on a combined basis, or 0.6% of net sales, as the gross margin impact of the net sales decrease discussed above and fire related insurance costs of $0.4 million in 2001 was offset by:

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  the refocusing of the segment on higher margin businesses which enabled us to close our manufacturing facility in Newark, New Jersey and realize manufacturing cost savings;

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  significant cost cutting efforts throughout the business; and

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  incentive plan expenses of $0.9 million in 2000 for the termination of a number of management incentive plans and paid cash settlements to employees in connection with the KKR Acquisition.

  Electronics.    Operating income for our Electronics segment decreased $11.5 million to $10.7 million in the year ended December 31, 2001, or 7.0% of net sales, from $22.2 million in the full year 2000 on a combined basis, or 12.7% of net sales, due to the gross margin impact of the net sales decrease discussed above, the increased depreciation and amortization expense in 2001 primarily resulting from the revaluation of tangible assets in connection with the KKR Acquisition and fire related insurance costs of $0.9 million in 2001 partially offset by incentive plan expenses of $1.4 million in 2000 for the termination of a number of management incentive plans and cash settlements paid to employees in connection with the KKR Acquisition.

Corporate operating expense

  Operating expense at Corporate increased $12.7 million to $17.6 million in the year ended December 31, 2001 from $4.9 million in the full year 2000 on a combined basis due to:

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  professional fees in 2001 related to costs incurred for a cancelled financing of $2.5 million and due diligence costs regarding a non-consummated acquisition of $1.2 million;

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  corporate office establishment and other costs aggregating $2.6 million in 2001; and

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  costs incurred to run a partially staffed corporate office.

Segment Adjusted EBITDA.

        Performance Additives.    Adjusted EBITDA for our Performance Additives segment decreased $9.5 million to $88.1 million in the year ended December 31, 2001 from $97.6 million in the full year 2000 on a combined basis, due to the gross margin impact of the net sales decrease and the other negative factors on gross profit discussed above, partially offset by general cost cutting efforts.

        Specialty Compounds.    Adjusted EBITDA for our Specialty Compounds segment decreased $2.0 million to $23.8 million in the year ended December 31, 2001 from $25.6 million in the full year 2000 on a combined basis. Currency changes had an unfavorable impact of $0.2 million. The remaining decrease of $1.8 million was primarily due to the gross margin impact of the net sales decrease discussed above, partially offset by the refocusing of the segment on higher margin businesses, enabling us to close our manufacturing facility in Newark, New Jersey and realize manufacturing cost savings, and significant cost cutting efforts throughout the business.

        Electronics.    Adjusted EBITDA for our Electronics segment decreased $4.7 million to $39.4 million in the year ended December 31, 2001 from $44.1 million in the full year 2000 on a combined basis with a $1.5 million decrease due to currency changes and the remaining decrease due to the gross margin impact of the net sales decrease discussed above.

Corporate Adjusted EBITDA.

        Adjusted EBITDA loss at Corporate increased $1.5 million to $10.8 million in the year ended December 31, 2001 from $9.3 million in the full year 2000 on a combined basis due to costs incurred to run a partially staffed corporate office.

Other income (expenses)

        Interest expense, net.    Interest expense, net, increased $33.0 million to $89.3 million for the year ended December 31, 2001 from $56.3 million in the full year 2000 on a combined basis. Currency exchange rate changes increased interest expense, net by $1.2 million. For the year ended December 31 2001, interest expense, net, included an amount of $7.9 million representing the movement in the mark to market valuation of our interest rate hedging instruments as well as $5.4 million of amortization expense related to deferred financing costs. The remaining increase of $20.9 million was due to higher debt levels resulting from financing the KKR Acquisition.

        Loss on receivables sold.    During 2001, we entered into a receivables sales agreement for which a loss of $1.2 million was recorded in accordance with SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities."

        Foreign exchange (loss) gain.    We had a foreign exchange gain of $9.6 million for the year ended December 31, 2001 versus a foreign exchange loss of $19.3 million in the full year 2000 on a combined basis. These amounts reflected the non-cash translation impact on euro-denominated debt of the weakening of the euro against the U.S. dollar during the year ended December 31, 2001 as compared to the strengthening of the euro against the U.S. dollar during the period subsequent to the KKR Acquisition in 2000 related to the debt incurred to finance the KKR Acquisition.

        Provision for income taxes.    An income tax provision of $0.6 million on a loss before taxes of $41.5 million in the year ended December 31, 2001 resulted in an effective income tax rate of (1.4)%. This compared to an income tax provision of $5.1 million on a loss before taxes of $19.0 million in the full year 2000 on a combined basis, resulting in an effective income tax rate of (26.8)%. The difference between the effective income tax rate and the statutory rate primarily related to the non-deductibility of goodwill amortization, foreign tax rate differentials and the inclusion of state taxes in both years.

        Net loss. A net loss of $42.1 million was incurred in the year ended December 31, 2001 versus a net loss of $24.0 million in the full year 2000 on a combined basis due to the reasons discussed above.

Liquidity and Capital Resources

        Net cash provided by operating activities was $43.1 million in the nine months ended September 30, 2003, $24.4 million of net cash was used in operating activities in the nine months ended September 30, 2002, net cash used in operating activities was $3.0 million in 2002, and net cash provided by operating activities was $113.5 million in 2001 and $48.4 million in 2000. The change in cash flows from operating activities for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002 was primarily due to a net $50.0 million use of cash related to receivables sale transactions during the nine months ended September 30, 2002. Also, there was a smaller increase in working capital accounts in the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002. The change between 2002 and 2001 of $116.5 million primarily related to a $100.0 million change in net receivables sales activity requiring a $50 million use of cash in 2002 while yielding $50 million in net cash proceeds in 2001. Most of the remaining difference related to payments in 2002 of expenses that had been accrued at the end of 2001, net of operating working capital changes.

        Net cash used for investing activities was $37.4 million in the nine months ended September 30, 2003, $17.1 million in the nine months ended September 30, 2002, $30.5 million in 2002, $31.6 million in 2001 and $1.172 billion in 2000 ($45.2 million excluding certain transactions related to the KKR Acquisition and the investment sale noted separately below). The increase for the nine months ended September 30, 2003 compared to the nine months ended September 30, 2002 was primarily due to the sale-leaseback of one of our subsidiary's facilities in the second quarter of 2002 along with increases in cash used for both capital expenditures and acquisitions in 2003, partially offset by insurance proceeds from fire damage received in 2003. The change from 2001 to 2002 primarily represented a business acquisition, offset by the sale-leaseback. The amount for 2000 included $1.175 billion for the KKR Acquisition and the sale in October 2000 for $48.7 million of an investment acquired by Laporte in 1999. This investment was acquired for $55.0 million and was not intended to be long-term. Apart from these items, capital expenditures (net of funds realized from the sale of surplus assets), decreased from 2000 to 2001, mostly due to outlays for new equipment in 2000 for the Photomasks business line.

        Net cash used in financing activities was $1.7 million in the nine months ended September 30, 2003, $9.4 million in the nine months ended September 30, 2002, $19.5 million in 2002 and $33.6 million in 2001. The first nine months of 2003 were not directly comparable to the first nine months of 2002 due to the effect of the Refinancing. Net cash used in financing activities during the first three quarters of 2002 represented scheduled principal repayments on our long-term debt. Net cash used in financing activities during 2001 represented repayment of borrowings under the revolving credit facility and a fee relating to the rollover of certain debt. Net cash provided by financing activities in 2000 of $1.17 billion cannot be meaningfully compared to the subsequent periods above. This comprised $1.207 billion on or after November 21, 2000 representing the issuance of debt and the sale of stock in connection with the KKR Acquisition. Prior to the KKR Acquisition, the Businesses were part of a larger organization that performed all cash management and financing activities centrally. Net cash outflows during this part of 2000 were $104.2 million.

        In connection with the KKR Acquisition, we incurred substantial amounts of debt, including amounts outstanding under our old senior credit facilities and our old senior subordinated loan facility. Interest payments on this indebtedness and the current debt resulting from the Refinancing have significantly increased our liquidity requirements. As part of the Refinancing, we repaid the borrowings under our existing senior subordinated loan facility with the proceeds from the private offering of the outstanding notes, and repaid all amounts outstanding under our old senior credit facilities. Subject to restrictions in our new senior credit facilities and the indenture governing the notes, the pay-in-kind obligations of Rockwood Specialties Consolidated, Inc. and the new senior discount notes of Rockwood Specialties International, Inc., we may incur more debt for working capital, capital expenditures, acquisitions and for other purposes.

        As part of the Refinancing, our immediate parent company, Rockwood Specialties International, Inc. issued 12% senior discount notes due 2011 resulting in gross proceeds of $70.0 million ($111.6 million aggregate principal amount at maturity) and contributed the proceeds to us. The senior discount notes do not require Rockwood Specialties International to pay cash interest on these notes until 2007, at which point interest will accrue on the notes at a rate of 12% per annum. Rockwood Specialties International will rely on income generated by our operations (as available after providing for cash flows used in investing and financing activities), paid to it as dividends, to make these interest payments. The indenture relating to the notes will allow such dividends to be made in accordance with the terms of the senior discount notes commencing in 2007. In addition, our ultimate parent company, Rockwood Holdings, Inc., issued shares of Series A Participating Preferred Stock and warrants to purchase shares of common stock to an affiliate of KKR resulting in proceeds of $25.0 million which was contributed to us through our parent companies.

        As a result of the Refinancing, the new senior credit facilities consisted of new tranche A term loans and new tranche B term loans, which in the aggregate totaled $445.1 million, as of September 30, 2003 and a revolving credit facility of $100.0 million. As of September 30, 2003, we had no outstanding borrowings under our revolving credit facility and $11.6 million of letters of credit, which reduced our availability under our revolving credit facility. Subsequent to the Refinancing, in December 2003, we refinanced all of the U.S. dollar borrowings under our term loan B facilities with the proceeds of a new term loan C facility in order to reduce our interest expense. The new tranche A term loans and the new revolving credit facility mature in July 2009 and each of the new tranche B term loans and new tranche C term loans mature in July 2010. See "Description of Certain Other Indebtedness."

        Our capital expenditures have averaged $40.7 million per year for the three years ended December 31, 2002. Total capital expenditures in 2002 were $36.0 million, which consisted primarily of replacements of worn, obsolete or damaged equipment as well as investments in new equipment, mostly for our Pigments and Timber Treatment Chemicals business lines. Capital expenditures are expected to total approximately $35.0 million in 2003, of which approximately $20.0 million are expected to be for replacement equipment and $15.0 million are expected to be for new equipment.

        From 2000 through 2002, we made significant investments in new facilities to expand capacity across our business lines. We made total capital expenditures of $122.0 million during this period, which included expenditures made in connection with the expansion of our ACQ production capabilities in our Timber Treatment Chemicals business line and expansion and refurbishment of the newly acquired ASP facility in Providence, Rhode Island.

        Our contractual obligations as of September 30, 2003 are:

	Total	2003	2004	2005	2006	2007	Thereafter
	(in thousands)
Debt	$820.1	$—	$8.5	$13.7	$18.8	$24.0	$755.1
Operating leases	49.8	1.9	7.2	5.8	4.2	3.0	27.7

Total	$869.9	$1.9	$15.7	$19.5	$23.0	$27.0	$782.8

        Our ability to pay principal and interest on our debt (including the notes), fund working capital and make anticipated capital expenditures depends on our future performance, which is subject to general economic conditions and other factors, some of which are beyond our control. We believe that based on current and anticipated levels of operations and conditions in our industry and markets, cash flow from operations and borrowings available under our revolving credit facility will be adequate for the foreseeable future to make required payments of principal and interest on our debt, including the notes, and fund our working capital and capital expenditure requirements. There can be no assurance, however, that our business will generate sufficient cash flow from operations or that future borrowings will be available under our revolving credit facility in an amount sufficient to enable us to service our debt, including the notes, or to fund our other liquidity needs. Furthermore, any future acquisitions, business combinations or similar transactions will likely require additional capital, and there can be no assurance that this capital will be available to us.

Commitments and Contingencies

        We are involved in various legal proceedings, including product liability and environmental matters, of a nature considered normal to our business. It is our policy to accrue for amounts related to these matters in accordance with SFAS No. 5, "Accounting for Contingencies," if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is our policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred.

        Under the terms of the Business and Share Sale and Purchase Agreement, the Deed of Tax Covenant and the Environmental Deed entered into in connection with the KKR Acquisition, Degussa, as successor to Laporte, is required to indemnify us for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing of the KKR Acquisition. Pursuant to these agreements, we have made various claims for idemnification with Degussa. In the opinion of management, and based upon information currently available, we do not expect the ultimate resolution of these claims to have a material effect on our financial condition or results of operations.

        Environmental Matters.    In the ordinary course of business, like most other industrial companies, our operations are subject to extensive and evolving federal, state, local and foreign environmental laws and regulations. Governmental authorities may resort to a variety of civil and criminal enforcement measures, including monetary penalties and remediation requirements, for violation of such laws. We are currently involved in the assessment and remediation of some sites, which include company-owned sites and sites owned by third parties.

        There can be no assurances that environmental laws and regulations will not become more stringent in the future or that we will not incur significant additional costs to comply with such changes in laws and regulations. We monitor potential changes in laws and regulations to assess the expected impact on our results of operations. We have evaluated our total environmental exposure based on currently available data and believe that our environmental matters will not have a material adverse impact on our financial position or results of operations. If matters previously identified by management are resolved in a manner different from original estimates, there is the potential for a material adverse effect on operating results or cash flows in any one accounting period.

        Pursuant to the Environmental Deed entered into in connection with the KKR Acquisition, Degussa, as successor to Laporte, is required to indemnify us and our subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR Acquisition. The Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties and five years for claims related to the contamination of our properties or our subsidiaries' properties (inclusive of contamination which leaks or escapes from our properties or our subsidiaries' properties). These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims relating to properties that were formerly owned, occupied or used until November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues). The Environmental Deed provides that in this instance, Degussa will be responsible for all reasonable costs and expenses incurred. There can be no assurance that Degussa will adhere to its obligations and we may have to resort to legal action to enforce our rights under the indemnities. See "The KKR Acquisition—Environmental Deed."

        Legal Matters.    A subsidiary in our Performance Additives segment has been named as a defendant, along with numerous other parties, including other wood preservatives manufacturers, wood treaters and retailers, in several lawsuits in certain state and federal courts. The plaintiffs are seeking damages relating, among other things, to the marketing, distribution and use of one of the subsidiary's wood preservative products, CCA. These lawsuits allege various causes of action based in contract, tort, warranty and statutory consumer fraud. Three lawsuits were filed seeking class action certifications. In one case, the court denied class certification, another case has been voluntarily dismissed by the plaintiffs and the court recently set a hearing date for the issue of class certification in the third case. In addition, there are several other CCA-related lawsuits naming our Timber Treatment Chemicals subsidiary and alleging personal injuries from the use of CCA treated wood products that do not seek class certification. One of these lawsuits was recently dismissed and was settled pending appeal for a nominal amount. In addition, our Timber Treatment Chemicals business may be required to pay indemnity claims in connection with CCA-based wood preservatives under supply agreements with one or more customers.

        We are seeking reimbursement of defense costs and potential damages, if any, for the CCA-related cases from our insurance carriers. Additionally, we are seeking indemnification from Degussa under terms of the Environmental Deed entered into in connection with the KKR Acquisition.

        In addition, certain US subsidiaries have been named as defendants in a wrongful death suit by the family of an employee who was fatally injured in a February 2003 incident at a facility within our Performance Additives segment. The Company intends to vigorously defend this lawsuit. Due to the preliminary status of this lawsuit, the Company is unable to predict the outcome and the extent, if any, of our possible loss exposure. The amount being sought under this claim has not yet been quantified.

        These cases and our ability to recover from any third party or insurer are subject to a number of uncertainties. As a result, their impact, if any, is difficult to assess. As these proceedings have not progressed significantly to date, management cannot yet determine the extent, if any, of our possible loss exposure from these actions. See "Business—Legal Proceedings" and "Risk Factors."

Quantitative and Qualitative Disclosures About Market Risk

        We are exposed to market risk from changes in interest rates, foreign currency exchange rates and commodity prices. We manage our exposure to these market risks through regular operating and financing activities and, on a limited basis, through the use of derivatives. When used, derivatives are employed as risk management tools and not for trading purposes.

        Interest Rate Risk.    We have $445.1 million of variable rate debt under our new senior credit facilities outstanding as of September 30, 2003. Any borrowings under our revolving credit facility will also be at a variable rate. Under the senior credit facilities, we are not required to hedge, or otherwise protect against interest rate fluctuation, a significant portion of our variable rate debt. However, in February 2001, we entered into six derivative contracts to hedge interest rate risk which cover notional amounts of $177.0 million and €158.0 million. The maturity date of all six contracts is in February 2006. We may in the future consider adjusting the amounts covered by these derivative contracts to better suit our new capital structure. A 0.125% increase or decrease in the assumed weighted average interest rate would change the annual pro forma interest expense by $0.1 million.

        Foreign Currency Risk.    We conduct operations in many countries around the world. Our results of operations are subject to both currency transaction risk and currency translation risk. We operate a geographically diverse business, with 62% of our net sales generated from customers in the United States, 26% in Europe and 12% from the rest of the world in 2002. We estimate that we sold to customers in more than 60 countries during this period. Our diverse and extensive customer base is served by 40 manufacturing facilities in nine countries. Although we sell and manufacture our products in many countries, our sales and production costs are mainly denominated in U.S. dollars, euros and pounds sterling. Our results of operations and financial condition are therefore impacted by the fluctuation of the euro and the pound sterling against our reporting currency, the U.S. dollar.

        We incur currency transaction risk whenever we enter into either a purchase or sale transaction using a currency other than the local currency of the transacting entity. With respect to currency translation risk, our financial condition and results of operations are measured and recorded in the relevant domestic currency and then translated into U.S. dollars for inclusion in our historical combined and consolidated financial statements. Exchange rates between these currencies and U.S. dollars in recent years have fluctuated significantly and may do so in the future.

        Our financial results are subject to the effect of currency fluctuations on the translation of our euro-denominated debt. Our new senior credit facilities currently include $155.1 million of euro denominated debt. Also, we have entered into $70.3 million of cross-currency interest rate swaps that effectively convert U.S. dollar LIBOR based debt into euro LIBOR based debt. Gains and losses on the translation of debt denominated in a currency other than the functional currency of the borrower are included as a separate component of "other income and expenses." Gains and losses on the cross-currency interest rate swaps are included in interest expense.

        Commodity Price Risk.    We are subject to commodity price risk for certain of our raw materials. We have not hedged this commodity price exposure and do not currently intend to hedge our commodity price exposure.

Effects of Recently Issued Accounting Standards

        On January 1, 2003, we adopted the Statements of Financial Accounting Standards (FAS) and implemented the FASB interpretation (FIN) listed below. Implementation of these accounting standards has had no significant impact on our financial position, results of operations or cash flows.

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  FAS 143 Accounting for Asset Retirement Obligations

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  FAS 146 Accounting for Costs Associated with Exit or Disposal Activities

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  FAS 148 Accounting for Stock-Based Compensation—Transition and Disclosure

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  FIN 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

        FAS 143 addresses financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the related retirement costs and requires companies to record an asset and a liability for such costs if a legal liability to retire the asset exists.

        FAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. It also nullifies Emerging Issues Task Force Issue No 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring)."

        FAS 148 amends FAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this statement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. The interpretation also requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee.

        In April 2003, the FASB issued FAS 149, "Amendment to Statement 133 on Derivative Instruments and Hedging Activities." FAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS 133. FAS 149 is applied prospectively and is effective for contracts entered into or modified after June 30, 2003, except for FAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. Adoption of FAS 149 has had no significant impact on the Company's consolidated financial statements.

        On January 1, 2002, we adopted the following Statements of Financial Accounting Standards (FAS):

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  FAS 141 Business Combinations

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  FAS 142 Goodwill and Other Intangible Assets

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  FAS 144 Accounting for the Impairment or Disposal of Long-lived Assets

        FAS 141 requires all business combinations to be accounted for using the purchase method and changes the criteria for allocating the purchase price to intangible assets when applicable. There was no material impact on our financial position, results of operations or cash flows from adoption of this statement.

        FAS 142 addresses the accounting for goodwill and other intangible assets after their acquisition. Goodwill and other intangible assets with indefinite useful lives are no longer amortized but are instead tested for impairment, at least annually. Other intangible assets are amortized over their respective estimated useful lives to their estimated residual values while also being reviewed for impairment periodically. Note 6 to our consolidated financial statements contains the relevant disclosures including information about the impact of adoption.

        FAS 144 provides a methodology to assess and account for impairment or disposal of long-lived assets, complementing the guidance given by FAS 142 for goodwill and other assets with indeterminate lives. The major asset groups to which this would apply are property, plant and equipment and patents. FAS 144 requires testing an asset (or asset group as defined) "whenever changes in circumstances indicate that its carrying amount may not be recoverable." Management does not believe that any such indications exist. Accordingly, adoption of this standard has had no significant impact on our financial position, results of operations or cash flows.

        In May 2002, we adopted FAS 145 which amends, corrects or rescinds various provisions of previous FASB statements covering the general topic of accounting for leases including issues surrounding sale-leaseback transactions, and the topic of reporting gains and losses from the extinguishment of debt. Adoption of the standard has had no significant impact on our financial position, results of operations or cash flows.

BUSINESS

General

        We are a leading global developer, manufacturer, and marketer of high value-added specialty chemicals and performance materials in our specific markets. We serve customers across a wide variety of industries and geographic areas. Our products, consisting primarily of inorganic chemicals and solutions, are often customized to meet the complex needs of our customers and to enhance the value and performance of their end products. We operate through three business segments: (i) Performance Additives; (ii) Specialty Compounds; and (iii) Electronics, which generated approximately 58%, 22% and 20%, respectively, of our net sales and approximately 67%, 14% and 19%, respectively, of our gross profits for the year ended December 31, 2002. The following describes our three business segments and their principal business lines.

Competitive Strengths

        Value-added businesses with leading market positions.    We operate a number of value-added specialty chemicals business lines in which we have achieved leading market positions. For example, we believe that in 2002:

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  our Performance Additives segment was one of the three leading global producers of synthetic iron oxide pigments, a leader in the development and manufacture of specialty clay-based rheological additives, one of the three leading manufacturers of wood preservation chemicals in North America and the second leading U.S. producer of pool and spa specialty chemicals;

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  our Specialty Compounds segment was a leading manufacturer of value-added thermoplastics compounds for use in high-end data and video communication wire and cable in North America; and

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  our Electronics segment was a leading producer of high purity chemicals for the semiconductor industry in Europe, a leading provider of wafer refurbishment services in both the United States and Europe and a leading producer of chemicals for the printed circuit board industry in North America and Taiwan.

        Diverse End-Use and Geographic Markets and Customers.    We serve customers across a wide variety of industries and geographic areas. In 2002, our largest end-use market represented approximately 30% of our net sales. The following chart provides a breakdown of our 2002 net sales by end-use markets:

        Within these end-use markets, there is further diversification by product and region. For example, within the construction end-use market, we service companies that provide materials for new construction as well as companies that focus on remodeling and renovation. In addition, we have construction materials clients in both the residential and commercial sectors located in North America, Europe and Asia.

        Our client list includes some of the world's largest companies in a variety of sectors, including Georgia-Pacific Corporation, Pavestone Company, and Old Castle and CRH plc in the construction sector, STMicroelectronics N.V. and Motorola, Inc. in the semiconductor sector, Alcoa, Inc. in the consumer products sector, Belden Inc., Berk-Tek Consolidated and CommScope, Inc. in the datacom sector, Benjamin Moore & Co., Degussa AG and The Sherwin Williams Company in the special coatings sector and Arjo Wiggins Appleton Holding Limited in the paper sector. Each of these companies has been our customer for at least 10 years. In 2002, our largest customer accounted for less than 3% of our net sales and our top 10 customers accounted for approximately 15% of our net sales.

        Leading technologies and strong brand names.    In many of our business lines, we believe we are recognized as an innovative industry leader due to our technological know-how and strong customer focus. We have concentrated on applying our technological know-how to developing customized products that address the needs of our customers. We identify, commercialize and market new products, which we either develop ourselves or with third parties or license or otherwise acquire from others. We also develop innovative products while operating our research and development functions in a cost-efficient manner. We believe that a number of our products have gained strong brand name recognition and are particularly well recognized among our customers. Examples of products we have successfully introduced include:

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  Granufin, our patented iron oxide granulated pigment, which provides significant advantages in terms of product handling, color consistency and ease of use when used with our Granumat dispensing system;

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  Preserve and Preserve Plus, our environmentally advanced alkaline copper quaternary, or ACQ, timber treatment products, which we introduced as alternatives to traditional arsenic-based chemicals such as chromated copper arsenate, or CCA, and which have gained success in markets such as Japan and certain European countries where there are regulatory restrictions which affect arsenic use. We believe these products will become widely used in the United States by the end of 2003 to meet the United States Environmental Protection Agency, or EPA, deadline for the phase-out of the use of CCA treated lumber in most residential settings;

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  Garamite, our clay-based additive, which is used in the manufacture of fiberglass composites and provides production efficiencies and enhanced performance of the end-product;

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  SmokeGuard, our specialty compound for use in high-end data and video communication wire and cable, which we believe has gained a significant market share in North America due to its advanced fire retardant and smoke suppression characteristics; and

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  Shadow, our proprietary direct metallization process used by fabricators worldwide in the printed circuit board industry.

        Broad raw materials base.    While total raw materials accounted for approximately 57% of our total cost of products sold in 2002, our exposure to any particular raw material is limited due to our diverse product portfolio, with no single raw material representing more than 5% of our total cost of products sold in 2002. We have a broad raw material base of primarily inorganic materials, most of which are readily available and whose prices follow their own individual supply and demand relationships and have historically shown little correlation to each other. In 2002, consumption of iron oxide, our largest raw material, by our Pigments business line totaled approximately 4% of total cost of products sold and polyvinyl chloride, or PVC, resins, which are used in our Specialty Compounds segment, accounted for approximately 3% of total cost of products sold. Further, our exposure to energy prices is limited as total energy cost as a percentage of total cost of products sold was less than 4% in 2002.

        High barriers to entry.    We believe the markets in which a number of our business lines operate are characterized by significant barriers to entry, which include:

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  Customized products and solutions. We manufacture products that meet specific customers' performance requirements. For example, our Pigments business line provides specialized pigments and color formulations to specific customers by producing synthetic iron oxide pigments in a wide range of colors, grades and physical forms to serve the construction, paints and coatings and specialty application markets;

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  Technological knowledge and expertise. We use our technological knowledge to improve and develop products to meet our customers' specific requirements and needs. For example, our Timber Treatment Chemicals business line recently developed a proprietary chemical formulation known as Comptec that acts as a fungicide and insecticide to improve the performance of oriented strand board, which is a substitute for plywood. In addition, our Pigments business line developed our patented iron oxide granulated pigment, Granufin, which provides significant advantages in terms of product handling, color consistency and ease of use when used with our Granumat dispensing system; and

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  Significant switching costs. We believe that certain of our customers, particularly in our Electronics segment and certain of our Specialty Compounds businesses, would experience significant disruption and costs in order to switch to another supplier. For example, our high purity electronic chemicals must typically go through a lengthy, stringent and expensive qualification process in order to be used in a specific semiconductor fabrication plant, and are therefore not easily substituted.

        Experienced and proven management team.    The heads of our business lines, have, on average, over 23 years of experience in the specialty chemicals industry and over 16 years at their respective business lines. Following the KKR Acquisition, we recruited a new Chief Executive Officer and a new Chief Financial Officer who, together with other members of our senior management team, have reduced overhead and operating costs, improved productivity and working capital and invested capital and acquired businesses with a view toward future growth. In addition, our senior management team has demonstrated its ability to enhance customer relationships, to develop innovative and specialized products and to direct resources to businesses with high growth potential and to achieve and maintain strong market positions for many of our products.

Business Strategy

        We plan to grow revenue, increase profitability and reduce debt, as well as enhance our competitive strengths, through the following key strategies:

        Capitalize on market growth opportunities.    We intend to capitalize on our existing technology and manufacturing capabilities, together with our sales and marketing expertise, to grow our businesses internally. We have identified a number of market trends, growth opportunities and new markets for our business lines, including:

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  Performance Additives—Pigments. We believe our Pigments business line is well-positioned to benefit from a growing trend toward the use of color in paving stones and concrete. Over the last five years, paving stone consumption has shown substantial growth through increased exposure at "do-it-yourself" homecenters. We believe this trend will continue. In addition, ready-mix concrete is still the predominant method of pouring concrete and has historically been difficult to color. Our recently developed Chameleon system, which works in combination with our liquid pigments, has been able to successfully convey color into ready-mix concrete. We believe our Chameleon system has significant growth potential in the United States and will benefit from an agreement we recently entered into with W.R. Grace & Co. that will provide us with broader distribution and selling channels for our liquid pigments. In addition, we anticipate increased demand in Asia for our Pigments products and we intend to continue to expand our operations in that region.

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  Performance Additives—Timber Treatment Chemicals. We believe that, with our environmentally advanced ACQ product, we will benefit from the February 2002 announcement by the EPA of a voluntary decision by CCA manufacturers to amend their registrations for CCA to limit use of CCA treated lumber in most residential settings and the EPA's subsequent mandatory phase-out of this use by the end of 2003. Similar initiatives have been commenced in Canada. As a result, we expect demand for our ACQ product to increase in North America. Our ACQ technology was awarded the EPA Presidential Green Chemistry Challenge award in 2002.

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  Performance Additives—Clay-based Additives. We believe our technically advanced portfolio of products, including Laponite, Garamite and Cloisite, is well positioned to take advantage of specialty product growth opportunities through commercialization. For example, Cloisite is a clay mineral, known as nanoclay, which is used in the production of certain plastics. Cloisite clays have properties that result in lighter plastic end-products, with increased flame retardancy, dimensional stability and recyclability, and have significant growth and margin potential. The commercialization of these clay-based additives is also evolving, specifically in the consumer care and paper making markets, creating further growth opportunities.

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  Performance Additives—Water Treatment Chemicals. We believe the continued commercialization of Clearigate, our environmentally advanced herbicide developed especially for the agricultural irrigation market, is a growth opportunity. Compared to competitive products, Clearigate provides advantages in controlling aquatic vegetation, including those which typically resist chemical absorption, within flowing water systems. In addition, we believe that we are well-positioned to capitalize on the global increase in pool and spa installation, which is expected to grow approximately 5% per year through 2005.

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  Specialty Compounds—We believe that sales of specialty compounds for high-end data and video communication wire and cable will grow, particularly in Europe, due to the anticipated upgrading of smoke and fire resistance specifications on such wire and cable, as will other products containing wire and cable which require smoke and fire resistant performance. In addition, we believe we are well positioned to capitalize on the growth of the U.S. insulated wire and cable market, which is expected to grow approximately 5% per year through 2006. We believe another growth opportunity is the development of new compounds for beverage closure seals and caps which extend the shelf life of certain bottled drinks.

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  Electronics—We believe that this segment is well-positioned to benefit from a turnaround in the semiconductor and printed circuit board industries, as well as from continued trends in the proliferation and miniaturization of electronic products. We intend to expand our Electronics operations into China to better serve our existing customers who have relocated their electronics manufacturing operations to this region and to take advantage of future growth opportunities in China and the rest of Asia.

        Enhance profitability and cash flow.    We believe we can further improve our profitability and cash flow through recently introduced higher margin products, selective cost reduction measures, efficient management of primary working capital and capital expenditures, the continuing optimization of the productivity of our manufacturing facilities and operational leverage as revenues and gross profit increase. We set aggressive performance targets for our business and will refocus or divest those activities which fail to meet our targets or do not fit our long-term strategies. Examples of such divestitures include the divestiture of our pool and spa accessories business in October 2002 and the sale of our U.K. and Irish water treatment business line in December 2000, both of which had less attractive or declining profit margins.

        In addition, we continue to consider selective acquisitions and strategic alliances to strengthen and expand our existing business lines. For example, we have recently made several acquisitions, the acquisition in February 2002 of the wafer reclaim business of ASP for $7.3 million, the acquisition of the color pigments businesses of Southern Color on March 11, 2003 for approximately $12.0 million and the acquisition of a pigments business in Canada for approximately $3.0 million. In addition, in March 2003, our Pigments business purchased a majority interest in a manufacturer of iron oxide pigments in China. We believe that ongoing consolidation in the specialty chemicals industry presents us with attractive opportunities to broaden our product offerings and geographic base.

        Reduce leverage.    We intend to reduce our leverage in the near to intermediate term. We believe we can achieve this goal by using a significant portion of cash flow from operations after required capital expenditures. We believe that due to our organic growth opportunities within our existing markets, our low level of capital expenditure requirements and our improved cash management, we will generate sufficient cash flow to achieve this goal. In addition, as a result of our well diversified portfolio and recent management initiatives, we believe we can maintain our existing margins even in a low growth environment, as evidenced in 2001 and 2002.

Performance Additives (58% of net sales for the year ended December 31, 2002)

        Our Performance Additives segment consists of business lines which develop and manufacture a range of specialty chemicals that are used in industrial and consumer products and processes to enhance performance or create unique characteristics. This segment manufactures and markets products that are based on a focused research and development effort and a strong technology base. For the year ended December 31, 2002, our Performance Additives segment generated net sales of $443.8 million and Adjusted EBITDA of $106.4 million. Of the total net sales for this period, 41% was generated in Pigments, 28% in Timber Treatment Chemicals, 17% in Clay-based Additives and 14% in Water Treatment Chemicals. The segment generated 69% of its net sales for the year ended December 31, 2002 from customers located in the United States, 22% in Europe and 9% in Asia.

  Pigments

        We believe our Pigments business line, or Pigments, is one of the three leading global producers of synthetic iron oxide pigments in a wide range of yellow, red, black or blended shades, and serves the construction, paints and coatings and specialty application markets with powder, granular and liquefied grades. Pigments also offers a number of unique dispensing systems. Pigments focuses on developing and manufacturing high value-added synthetic iron oxide pigments. Pigments' acquisition of Southern Color on March 11, 2003 expanded our product portfolio into the brick and decorative market segments and provides us access to the packaged mortar tolling business. For the year ended December 31, 2002, Pigments generated net sales of $184.0 million, of which approximately 63% was from construction pigments, which include colorings for concrete products such as paving stones, bricks, concrete blocks, roofing tiles, stucco and mortar; 25% was from paints and coatings as well as colorants for plastics, paper and rubber; and 12% was from specialty applications including security inks, toners for printers and copiers, catalysts and cosmetics. A key factor of Pigments' success has been its strong position in the U.S. market, which accounted for 65% of its net sales for the year ended December 31, 2002, and in the European market, which accounted for 31%. Customers located in Asia accounted for the remaining 4%.

        The success of our Pigments business line has been driven by product innovation, our brand names and our customer and technical service, including customer-specific color blending. An important component of Pigments' product innovation has been our patented granulated pigment, Granufin, which, when used in conjunction with our Granumat dispensing system, offers significant advantages to customers over traditional pigment systems in the coloring of manufactured concrete products, such as ease of handling and consistency in coloring. We believe that Granumat is a leading granulated pigment dispensing system worldwide and is an example of the benefit of Pigments' research and development focus on process and delivery systems for its products.

        Through our Pigments business line, we intend to remain a leader in the synthetic iron oxide pigment market by further increasing market penetration of the Granufin/Granumat system and by continuing to develop new value-added products and delivery systems, such as our Chameleon system, which electronically controls the delivery of liquid pigments into ready-mix concrete. In addition, we plan to capitalize on opportunities to expand geographically in order to meet potential demand and take advantage of raw material sources, complementing Pigments' existing market coverage.

        In March 2003, Pigments entered into an agreement to purchase a majority interest in a manufacturer of iron oxide pigments in China. This joint venture will also dry blend pigment to expand its product portfolio to specifically meet the regional requirements of the Asia Pacific market. It is also anticipated that the joint venture will provide us with a continuing source of blended pigments and an important platform to expand Pigments' commercial activities inside China. Pigments holds a 51% interest in the joint venture, controls three of five board seats and invested approximately $1.1 million into this joint venture.

        In June 2003, Pigments entered into an agreement pursuant to which an affiliate of W.R. Grace & Co., which sells admixtures and fibers, will distribute our liquid pigments and supply our Chameleon dispensing systems to ready-mix and precast producers in the concrete industry. We believe our combined efforts will provide ready mix and precast customers with added value in the form of colored ready mix concrete.

        In September 2003, our Pigments business acquired the assets of a color pigments business in Canada for approximately $3.0 million.

•    Principal Products

        Construction Pigments.    We develop and manufacture iron oxide pigments for manufacturers of construction products for use in the coloring of concrete products, including paving stones, bricks, concrete blocks, roofing tiles, stucco and mortar. Pigments' major U.S. brand is Davis Colors and its key products include Granufin/Granumat, Hydrotint, Mix-Ready and Chameleon. Granufin is a unique, dry, micro-granulated pigment that combines the flow characteristics of a liquid with the storage and handling advantages of a powder. The Granumat dispensing system offers a variety of configurations and features designed to accommodate the varying requirements and budgets of concrete product manufacturers. Granufin pigments and the Granumat system improve product handling and color consistency for our customers. The granulation technology used in Granufin is patented until 2008 in the United States. Our recently developed Chameleon system, which works in combination with our liquid pigments, automatically weighs, blends and conveys colors into a ready-mix truck using a standard personal computer and custom-developed Windows-based software.

        Paints, Coatings and Colorants.    We also develop and manufacture colored pigments for the paints, coatings, plastics, paper and rubber end-use markets under the brand Ferroxide. We produce a wide variety of pigments for this market which include synthetic iron oxides, corrosion inhibitor pigments, natural pigments such as burnt umbers and siennas. The largest application for these products is colorants used in architectural, industrial and special purpose paints and coatings. Color, ease of dispersion and chemical stability are the primary characteristics of our products, which can be used in a wide variety of both solvent and water-borne systems. We believe that a number of Pigments' products are considered industry standards in the markets in which we compete, such as our yellow pigment for architectural and industrial applications and our heat stable tans, which can tolerate applications requiring high temperature processing, such as plastic compounding and roofing granules.

        Specialties.    Our iron oxide pigments are also used in a wide variety of specialty applications such as toner for large printers and copiers, security inks used to print bank notes, catalysts for styrene production and cosmetics. Each of these markets requires specialized pigments with unique properties and the chemical properties of our pigments are often as important as the coloring characteristics. For example, printer toners require specific magnetic properties whereas for cosmetics, color and purity of the pigment are the key properties.

•    Industry Overview

        We estimate that the 2002 global market for iron oxide pigments was approximately $550 million to $600 million of which approximately 40% was sold in Europe and approximately 40% in the United States, with the remaining 20% divided among the rest of the world. We estimate that approximately 50% of the iron oxide pigment market was used in concrete blocks, pavers, roof tiles and other products in the construction industry, approximately 35% was used in paint coatings and colorants, with the remainder used in specialty applications.

        Construction Pigments.    We estimate that, of the portion of iron oxide pigments used in the construction industry in 2002, approximately 40% was used in Europe, approximately 30% was used in the United States and the remainder was used in the rest of the world. Demand for iron oxide pigments is generally dependent on the rate of new construction but is also driven by, among other things, trends towards the increased use of colored concrete products, particularly paving stones for residential and commercial use. We believe that consumption of iron oxide pigments in the United States for use in retaining walls, paving stones and patio stones that are sold at local home improvement stores has been growing over the past five years. Management believes Pigments is particularly well-positioned to benefit from growing U.S. demand for colored concrete material due to Pigments' strong market position, high level of customer support, experienced sales force and high quality products. Management further believes that as a result of our new joint venture in China, Pigments is well-positioned to benefit from the growth in Asia in the market for Pigments' products, which is expected to continue due to increased demand and new applications in the construction industry.

        Paints, Coatings and Colorants.    Consumption of iron oxides in paints and coatings applications generally increases when building design trends emphasize earth tones. Since iron oxides account for only a small portion of the end-product cost in a paint, the prices of iron oxide colorants do not typically follow the changes in the pricing of the end product. We believe iron oxide consumption in the United States has also benefited from growth in "do-it-yourself" in-store colorant systems at both local retailers and large volume national chains.

        Specialties.    Barriers to entry in specialty pigments are high due to the diverse applications and specialized performance requirements for each application, where magnetic characteristics, particle size and shape and chemical purity can be more important than color. Management believes that increases in demand for printer toners, the largest end-use application for specialty pigments, are primarily driven by growth in the use of laser printers.

•    Competition

        We believe the global iron oxide pigments market consists of three major producers and a number of other smaller producers in the United States, Europe and China. We believe Bayer Corporation and Elementis PLC are the only other two major producers with Pigments. Competition in this market is based on customer service, product attributes such as product form and quality, and, to some degree, price. Product quality is critical in the higher end of the market on which Pigments focuses as inconsistent product quality can have an adverse impact on the color consistency of the end-product.

•    Customers

        Pigments' key customers include Engelhard Corporation, Old Castle (CRH plc), Pavestone Company, The Sherwin-Williams Company, Süd-Chemie AG, Unilock and Xerox Corporation, each of which has been our customer for at least 10 years. Pigments' customer base is highly fragmented with its top ten customers representing approximately 20% of its net sales in 2002.

  Timber Treatment Chemicals

        We believe that our Timber Treatment Chemicals business line, or Timber Treatment Chemicals, is one of three leading manufacturers of wood preservation chemicals in North America. Wood preservation chemicals enhance the performance of wood by increasing its longevity through protection from decay and fungal or insect attack. Specialty chemicals also add water repellency and fire retardancy to wood products. Timber Treatment Chemicals' products include wood preservation chemicals based on CCA and our ACQ technology, which was awarded the EPA Presidential Green Chemistry Challenge Award in 2002. Other products include recently introduced wood protection products for wood windows and engineered wood products such as oriented strand board, or OSB, as well as a range of specialty additives with fire retardant, water repellent or moldicide properties. Applications include decking, fencing, playground equipment, garden furniture, house construction materials, utility poles, and other wood constructions. Timber treatment chemicals accounted for approximately 83% of the business line's net sales of $125.8 million for the year ended December 31, 2002.

        Timber Treatment Chemicals also manufactures inorganic chemicals such as nitrates and chlorides for various industrial applications, including chemicals that are added to concrete to change its rate of curing, chemicals that are used for odor control in water treatment, pesticides, and catalysts used in the manufacture of textile resins, which collectively accounted for the remaining 17% of its net sales for the year ended December 31, 2002. Timber Treatment Chemicals generated 83% of its net sales in 2002 from customers located in the United States, with the remaining 17% split among customers located in Europe, Canada and Japan.

        In June 2001, special interest groups petitioned the CPSC to ban and recall all CCA treated wood in playground equipment and refund consumers the cost of the CCA treated wood playground equipment that they purchased. In February, 2002, the EPA announced a voluntary decision by CCA manufacturers, including our subsidiary, to amend their registrations for CCA to limit use of CCA treated lumber in most residential settings. In the culmination of that process, in March, 2003, the EPA amended the registrations for CCA prohibiting CCA treatment of wood, effective December 31, 2003, for use in most residential settings, including play structures, decks, picnic tables, landscaping timbers, residential fencing, patios and walkways and boardwalks. Similar initiatives have been commenced in Canada. In November 2003, the CPSC denied the petition. See "—Legal Proceedings—CCA Litigation."

        We believe that Timber Treatment Chemicals is a leading provider in North America of new generation alternative timber treatment chemicals, such as ACQ, which do not contain chrome, arsenic or any other chemicals classified as "hazardous" by the EPA. We developed this technology to produce ACQ pursuant to a license agreement with Domtar Inc. and through the acquisition of the Kemwood business from Kemira OY. We have further developed this technology to create our own proprietary line of ACQ products under the brand names Preserve and Preserve Plus. We believe the market for environmentally advanced chemicals like ACQ is growing rapidly in North America as well as in Europe. In Japan, the use of arsenic-based chemicals, such as those used in the manufacture of CCA wood preservation chemicals, is restricted through legislation limiting the levels of arsenic allowed in rainwater runoff from outdoor wood product storage areas. Due in part to the effect of this legislation, our ACQ product line has been able to attain a significant portion of the Japanese timber treatment chemicals market. Various types of restrictive legislation which would further affect the ability to use arsenic-based chemicals are currently being proposed in various jurisdictions in the United States, Canada and European Community markets.

        We expect these environmental trends to lead to a significant shift in the product mix of timber treatment producers, and we believe that environmentally advanced formulations such as our ACQ product line will exhibit substantial growth. For example, in February 2001, we signed a licensing agreement with Osmose, Inc., another major producer of timber treatment chemicals, to license our proprietary ACQ technology to Osmose. We believe that this agreement will open new opportunities for ACQ, and that it has the potential to provide significant royalties. As a leading provider of CCA chemicals and a leading supplier of ACQ, we believe over time we will be able to convert a significant part of our CCA market share to this environmentally advanced alternative. Our ACQ technology is patent protected in the United States through mid-2007.

        In addition, Timber Treatment Chemicals has positioned itself as a supplier of innovative, value-added offerings aimed at providing a broad range of services to its customers. In particular, Timber Treatment Chemicals works closely with its customers to assist them in reducing the total cost of their manufacturing process, at times by supplying all of their timber treatment chemicals and equipment, along with technical support. In 1999, we signed a long-term contract with Georgia-Pacific Corporation, a leading North American timber processor, to supply chemicals and timber treatment equipment, as well as to provide comprehensive servicing of these processing systems.

        We believe Timber Treatment Chemicals' success has been based in part on its ability to respond to consumer demand for alternative methods of treating timber by developing innovative products that provide advanced preservation qualities through the use of chemical technology. We intend to remain at the forefront of wood preservation technology through investment in research and development, strategic customer alliances and new product development. For example, in 2002, we entered into new commercial agreements with Jeld-Wen, Inc. and Potlatch Corporation for exclusive supply of newly developed wood protection products for wood windows and OSB, respectively. In 2003, we entered into a development and commercial agreement with Archer Daniels Midland Company for Timber Treatment Chemicals to be the exclusive marketing company for a newly developed joint technology, as well as an agreement with Archer Daniels Midland Company to supply Timber Treatment Chemicals with all of its reactive linseed oils. We plan to continue our emphasis on growth by capitalizing on our proprietary arsenic and chromium free ACQ product line, which sell for a higher price and where we have a strong market share; the use of high-value additives such as fire retardants, moldicides and water repellents; contracting with large wood processors to supply materials, equipment and technical support for the entire treatment process; and new opportunities in other wood material applications.

•    Principal Products

        We develop and manufacture a broad range of wood preservation, fire retardant and specialty chemicals for use in industrial and residential wood applications. In addition, we provide treatment equipment which facilitates the handling of wood and chemicals and we provide comprehensive technical support services to timber treaters. Timber Treatment Chemicals' key brands include Preserve, Preserve Plus, Ultrawood, SupaTimber, D-Blaze, Comptec and Clearwood.

        We also develop and manufacture inorganic metallic chemicals for certain specialty markets. These include zinc chloride based products, other chlorides, and a range of nitrates and other chemicals. Some of these products are manufactured using by-products from other large chemical companies.

•    Industry Overview

        We estimate that in 2002, sales in the global timber preservation chemicals markets in which we compete totaled approximately $500 million, with North America accounting for approximately 50% of these sales, Europe for approximately 20%, Japan for approximately 10% and the rest of the world for the remainder.

        Management believes that demand from the segments in which Timber Treatment Chemicals operates is linked to construction activity and that it also benefits from a counter-cyclical trend in remodeling when new housing development slows. In addition, management believes that the new EPA restrictions imposed upon the use of CCA products will have the effect of driving growth in the market for alternative products, such as ACQ.

•    Competition

        We believe that Timber Treatment Chemicals was one of the three leading manufacturers of wood treatment products in North America in 2002, along with Arch Chemicals, Inc. and Osmose, Inc. BASF Corporation, Kurt Obermeier GmbH & Co. KG and Weyl GmbH are other competitors, particularly in Europe. Competition for wood preservation chemicals is mainly based on price, customer support services, innovative technology and product range. In the inorganic chemicals market, we operate in niche areas, and therefore have few major overall competitors. Competition in the inorganic chemicals market is mainly based on quality, customer support services and price.

•    Customers

        Timber Treatment Chemicals sells its products primarily to wood processors who pressure-treat wood. Major customers include Aljoma Lumber, BB&S Treated Lumber of New England, Coos Bay Lumber, Culpepper Wood Preservers, Eastex Forest Products, Georgia-Pacific Corporation, Koshii Preserving Co. Ltd., Sunbelt Forest Products, and customers of our inorganic chemicals product line include Degussa AG, Rohm and Haas Company, Uniroyal Chemical Company, Inc. and W.R. Grace & Co. Each of these companies has been our customer for at least 10 years. Timber Treatment Chemicals' top ten customers represented approximately 40% of its net sales in 2002.

  Clay-based Additives

        We believe our Clay-based Additives business line, or Clay-based Additives, is a leader in the development and manufacture of specialty clay-based rheological additives. These additives are used in a wide variety of products and applications to modify viscosity, thickness and flow characteristics, keep solids in suspension, maintain levels of coloration with a lower amount of pigment, and collect suspended solids into larger particles. End-products in which these additives are used include industrial and architectural coatings, oilfield drilling fluids and carbonless copy paper. Clay-based Additives generated net sales of $73.7 million for the year ended December 31, 2002. The principal end-uses for Clay-based Additives' products are paints and inks, which accounted for approximately 40% of its net sales for that period, and paper-making, which accounted for approximately 27% of its net sales for that period. Consumer and household care products, oilfield fluids and other end uses accounted for the other 33% of its net sales for the period. Clay-based Additives generated 43% of its net sales for the year ended December 31, 2002 from customers located in Europe and 31% in North America, with the remaining 26% split among customers located in the Asia/Pacific region, Latin America and other areas globally.

        During the last several years, we have strategically refocused Clay-based Additives' operations by discontinuing or divesting commodity-based, undifferentiated product lines, while providing significant new capital and research and development for the creation of new high-growth and high-margin products for selected industries. As a result, this business line has developed a number of new value-added products and applications. One of Clay-based Additives' recently developed applications is the use of our Laponite synthetic clay as a retention aid in the paper-making process. In addition, we are currently developing new products, including anti-static coatings for paper and variants of Laponite to replace current types of thickeners in personal care products. Other products recently introduced by Clay-based Additives include Garamite, a cost-effective and easy-to-use thickener which provides low volatile organic compounds capability compared to traditional additives used in the manufacture of fiberglass composites; and Cloisite, used in the manufacture of nanocomposite plastics, which are specially engineered composite materials exhibiting superior mechanical, barrier and fire resistant properties compared to traditional plastics and which result in lighter plastic end products.

        We believe that Clay-based Additives' main competitive advantages are its high value product solutions and comprehensive technical service, which enable it to build strong long-term relationships with its customers. In addition, we believe Clay-based Additives has strong brand name recognition in our markets with such brands as Laponite, Claytone and Garamite. Through our Clay-based Additives business line, we intend to remain a leader in the development, manufacture and marketing of specialty clay-based additives by focusing on new product development and capacity expansions. In addition, we plan to continue our focus on developing high-growth and high-margin products for selected end-use markets, as well as maintaining our commitment to building and strengthening long-term relationships with our customers.

•    Principal Products

        Coatings and Inks.    We offer a comprehensive line of additives which modify the viscosity, flow and suspension properties of coatings and inks, including Claytone for the manufacture of special purpose coatings, such as bridge, marine and maintenance paints, and architectural coatings, and Laponite for the manufacture of automotive coatings. Our Garamite additives are used in the manufacture of high solids, low volatile organic compounds epoxy coatings for industrial applications.

        Paper-Making.    We serve the paper industry with a growing product line that includes bentonite retention aids, which are used in the paper-making process to reduce fiber losses and aid in water drainage from the sheet, and an additive which provides fade-resistant color for carbonless copy paper. We also produce a form of Laponite which is used in the production of clear, flexible and moisture-resistant films and coatings with conductive, anti-static and anti-sticking properties, that are used in the manufacture of specialty photographic and anti-static papers, ink jet papers and anti-static packaging.

        Consumer and Household Care Products.    We develop and manufacture a wide range of natural clay-based rheology modifiers, including Gelwhite and Bentolite, for the consumer and household care markets. In addition, Laponite also has functional properties that improve the performance of a wide range of consumer products, such as personal care products, creams, lotions, cosmetics and hard surface household cleaning products for the kitchen and bathroom.

        Oilfield.    We offer a line of Claytone organoclays, which are a type of specially treated clays, for use in diesel and synthetic oilfield drilling fluids, which help to control viscosity and flow properties. These additives also help to suspend the cuttings in the fluid, so that they can be expelled from the well efficiently. We recently introduced a Garamite additive for use in deep well drilling which requires higher performance.

        Other.    We have developed the Cloisite range of clays designed for the manufacture of nanocomposite plastics. Although Cloisite has not yet been released for large-scale commercial sale, we have entered into a joint development agreement in the United States with General Motors Corporation in connection with our efforts to develop nanoclays for automotive components, such as external trim and facia. Cloisite clays are also being evaluated in a wide range of rubber-based formulations for industrial applications. In addition, our Garamite range of clays is used in the manufacture of fiberglass composites.

•    Industry Overview

        We estimate that in 2002, sales of clay-based additives in the primary market segments in which Clay-based Additives operates, including those for coatings, carbonless copy paper, bentonite retention aids for paper-making, oilfield drilling fluids and consumer and household care products, totaled approximately $250 million. However, as Clay-based Additives are specialty materials, competing on value-in-use against a variety of alternative chemistries, we estimate the accessible market for these products to be between a range of $100 million to $200 million globally. Demand for architectural paints has been to a large degree dependent upon new home construction and resale activity. We believe that demand from original equipment manufacturers and for maintenance and special purpose coatings has generally followed the gross domestic product of our target markets.

        Management expects that growth in the paper-making additives market will continue as paper-makers demand higher performance from paper chemical and service providers. Market demand for oilfield drilling fluid organoclays has generally followed global drilling activity levels, which in turn follow crude oil and natural gas pricing.

•    Competition

        Clay-based Additives operates in specialty markets, and competes based on its research and development capabilities and its ability to produce innovative products offering superior value-in-use. Our direct competitors in these markets include Elementis PLC, R.T. Vanderbilt Company, Inc. and Süd Chemie AG. We also compete with manufacturers who produce non-clay-based alternatives to our products.

•    Customers

        We supply major coatings manufacturers such as Akzo Nobel Coatings bv, BASF Corporation, E.I. du Pont de Nemours and Company, Hempel A/S, PPG Industries Inc., and The Sherwin-Williams Company; paper chemical and paper-making companies such as Arjo Wiggins Appleton Holdings Limited and Ciba Specialty Chemicals Water Treatments Ltd.; ink-makers such as Sun Chemical Corporation; and oil drilling and services companies such as M-I L.L.C. Each of these companies has been our customer for at least 10 years. Clay-based Additives' top ten customers accounted for approximately 36% of its net sales in 2002.

  Water Treatment Chemicals

        We believe our Water Treatment Chemicals business line, or Water Treatment Chemicals, is the second leading U.S. producer of pool and spa specialty chemicals. This business line also develops and manufactures surface water chemicals. Our pool and spa specialty chemicals, which are non-chlorine based, are all sold under premium brand names as well as private label brands mainly through distributors to pool and spa professionals and retailers, and then on to consumers. The surface water chemicals portion of this business serves the professional aquatic applicator, turf and ornamental, aquaculture, vegetation management and agricultural irrigation industries. In addition to developing and manufacturing surface water chemicals, we offer professional treatment services for lakes, ponds and reservoirs. Water Treatment Chemicals derived 67% of its net sales of $60.2 million for the year ended December 31, 2002 from sales by our pool and spa specialty chemicals division, 22% from the sale of surface water chemicals and services division and the remainder from sales of pool and spa accessories business, which we divested in October 2002. Substantially all of Water Treatment Chemicals' net sales are generated from customers located in the United States.

        We sell our pool and spa specialty chemicals under a number of premium brands, such as GLB, Rendézvous, Leisure Time, Robarb and Applied Biochemists, as well as under private label brands. We believe we have established our share of this market as a result of our technological leadership, strong brand identities and high quality standards. In surface water chemicals, our premium branded products include Applied Biochemists, Cutrine-Plus and Aquashade, and we have developed innovative products for surface water treatment, such as Clearigate, an environmentally advanced herbicide for irrigation systems.

        Over the last five years, we have streamlined Water Treatment Chemicals' product range, customer base and manufacturing operations to focus on profitable products and customers, increase operating efficiencies and realize economies of scale and cost savings. We intend to grow Water Treatment Chemicals' branded business through active brand management, the development of new products and customer alliances, through which we offer select services such as priority order entry, targeted promotions and marketing programs to our customers in order to provide them with incentives to increase use of our products. We also intend to grow Water Treatment Chemicals by continuing to intensify our marketing efforts through volume growth rebates, technical assistance and other strategic partnership initiatives. In addition, we intend to pursue new significant private label customers to achieve economies of scale.

•    Principal Products

        Our pool and spa chemicals are primarily non-chlorine based specialty chemicals such as algaecides, clarifiers, fragrances and foam reducers. Our major pool and spa product lines include GLB Pool & Spa, which has been in existence as a brand since 1956 and offers a comprehensive selection of pool and spa specialty chemicals and sanitizers under the GLB and Rendézvous brand names; Leisure Time, which offers a complete spa water care treatment line including user-friendly spa start-up kits, spa maintenance chemicals and water testing and purifying products; and Robarb, which includes Super Blue, a leading water clarifier with over 20 years of history as a brand. In addition, our Applied Biochemists brand offers a full line of pool chemicals including specialty algaecides for service professionals.

        Our surface water chemicals include copper-based algaecides and herbicides to control aquatic plant growth, dyes to control aquatic weed and algae growth, and a range of enzyme and microorganism blends for use in septic and waste water systems. Our surface water treatment product lines include Clearigate which is a patented, environmentally advanced herbicide developed especially for the agricultural irrigation market. Our Applied Biochemists brand of surface water treatment chemicals, which has existed for over 30 years, includes specialty algaecides and aquatic herbicides. Cutrine Plus is a liquid algaecide which can be used in a wide range of applications, and Aquashade is a line of aquatic dyes which help to control aquatic plant growth in lakes and ponds.

•    Industry Overview

        We estimate that the retail market for pool and spa chemicals in the United States totaled approximately $1.2 billion in 2002, with approximately $135 million net sales from manufacturers of pool and spa specialty chemicals to the distribution market. We estimate that sales to distributors in the surface water treatment market in the United States were approximately $70 million in 2002.

        The growth in demand for pool and spa specialty chemicals is generally driven by new pool and spa installations, which have historically tracked growth of the gross domestic product in the target regional market and disposable income of the target group. The installation and construction of all pools and hot tubs nationally in 2001 resulted in more than $6.6 billion in sales revenue and is expected to grow approximately 5% per year through 2005. Management believes that there is potential growth for Water Treatment Chemicals' key specialty chemicals, as the industry moves toward new environmentally advanced products. Additionally, we believe we have a significant opportunity to grow our sales by gaining market share of existing private label business because we are an efficient, low-cost producer of specialty chemicals with available capacity.

        Management also believes that growth in the surface water treatment market will be driven in part by the development of new formulations, such as Clearigate, that control nuisance aquatic vegetation at reduced risk to the applicator and the environment as compared to current products, and that this trend toward environmentally advanced products will continue to increase demand for specialty chemicals that target exotic invasive aquatic plant species. Management believes that this business line is well-positioned to capitalize on growth potential in the markets for these environmentally advanced products.

•    Competition

        We believe that Water Treatment Chemicals was the second leading pool and spa specialty chemicals producer in the United States in 2002. Other competitors include Arch Chemicals, Inc., Avecia Limited and Biolab, Inc. In the surface water chemicals segment, competitors include Baker

Hughes Incorporated, Griffin LLC and SePro Group Ltd. Some of our competitors are also customers in other product areas. Competition in these markets is mainly based on brand identity, technical competence, price and customer relationships. In addition, a number of the products in the water treatment chemicals market are subject to governmental environmental regulation and registration requirements, which can affect the ability of other manufacturers to offer competing products.

•    Customers

        The majority of Water Treatment Chemicals' sales are through distributors that sell on to mainly local or regional dealers. We also sell directly to some of the larger pool and spa dealers. Pool and spa specialty chemicals customers include Arch Chemicals, Inc., Keller Supply, Leslie's Poolmart, Inc., South Central Pool Corporation and Sun Wholesale Supply Inc. Surface water customers include Cygnet Enterprises, Inc. and Helena Chemical Company. Each of these companies has been our customer for at least 5 years. Water Treatment Chemicals' top ten customers represented approximately 46% of its 2002 net sales and 44% of its 2002 net sales excluding sales of the divested pool and spa accessories business.

Specialty Compounds (22% of net sales for the year ended December 31, 2002)

        Our Specialty Compounds segment, or Specialty Compounds, develops and manufactures thermoplastic materials possessing specialized characteristics, such as fire and smoke retardance, reduced weight or barrier properties, which are tailored to the specific needs of each intended end-product. These products are grouped into six key end-product areas: wire and cable (55% of Specialty Compounds' net sales for the year ended December 31, 2002), consumer performance products (12%), medical devices (12%), automotive components (12%), regulated packaging (5%) and footwear (4%). For the year ended December 31, 2002, Specialty Compounds had net sales of $168.8 million and Adjusted EBITDA of $26.0 million. Specialty Compounds generated 76% of its net sales for the year ended December 31, 2002 from customers located in North America and 24% in Europe.

        Through its advanced manufacturing capabilities, high product quality and strong customer service, Specialty Compounds has achieved strong market positions in many of its targeted product areas. We believe that, in 2002, the segment was a leading North American manufacturer of value-added thermoplastic compounds for use in high-end data and video communication wire and cable installed in commercial buildings. This wire and cable must meet stringent fire retardant and low smoke generation standards, creating a high barrier to entry for this market. These SmokeGuard compounds constituted 51% of the wire and cable sales in 2002. We believe that Specialty Compounds also has a significant share of the global market in which we sell our polyvinyl chloride-based, halogen-free and thermoplastic elastomer-based compounds used for medical devices, consumer products and beverage closure sealants.

        Specialty Compounds has undergone a significant restructuring over the past five years, exiting low growth, low margin commodity compounding businesses, such as certain industrial products and commodity wire and cable compounds, investing new capital and refocusing on higher growth specialty areas for selected end-user industries. As a result of this restructuring, Specialty Compounds has increased the sales of higher margin products and now operates as a global specialty performance plastic compounding business. In 2002, sales of higher value-added products, including products from our wire and cable, consumer performance, medical devices and regulated packaging lines accounted for approximately 76% of Specialty Compounds' net sales as compared with approximately 68% in 1998.

        We believe there is significant growth potential in our wire and cable compound product line as a result of the upgraded version of Specialty Compounds' leading brand, SmokeGuard, which we believe has a significant market share in the United States, and a number of other new products with enhanced fire retardancy and physical properties. We also believe that there is significant growth potential for this product line in Europe as a result of the evolution of a common market standard with higher specifications for wire and cable compounds. Unlike in North America, European wire and cable standards dictating certain safety specifications such as fire and smoke resistance have not yet been enacted. However, we anticipate that European legislation mandating specific guidelines for wire and cable will be implemented within the next several years, providing significant new market opportunities for the SmokeGuard and Sentra product lines.

        We believe that another major growth opportunity for Specialty Compounds is our newly developed compound for beverage closure seals and caps. This new compound prevents ozone from attacking the cap and seal and does not affect the taste of water and carbonated beverages, therefore significantly increasing the shelf life of these beverages. Specialty Compounds' focus in the beverage closure area is on high-margin barrier material. We also believe that we have potential for growth in the manufacture of thermoplastic elastomer, or TPE, compounds in our consumer performance and automotive products areas. These compounds behave like rubber at room temperature, yet can be manufactured like plastics, and we believe the demand for these compounds is increasing as new uses are found for them.

        We intend to remain a leader in the specialty performance plastic compounding business through continued research and development to create innovative solutions to meet our customers' needs. We also intend to continue to use Specialty Compounds' strong manufacturing capabilities to provide superior product quality and continue to offer comprehensive customer service. We expect that the success of Specialty Compounds will be driven by its investments in next generation plastic compounding technologies and by meeting the changing needs of its customers and end-markets. New products will be aimed at high value-added segments where we have a technological edge and can provide our customers with solutions tailored to their needs. For example, Specialty Compounds recently announced a joint development agreement with E.I. du Pont de Nemours and Company to create, manufacture and commercialize new compounds based on Teflon technologies to further raise the safety and performance standards for a variety of wire and cable compounds. We intend to leverage our strong technical know-how in certain geographic markets such as Europe, and in 2000, we completed construction of a $24.3 million state-of-the-art compounding facility in the United Kingdom. Specialty Compounds is also working closely with our other business lines. For example, Specialty Compounds and Performance Additives are combining efforts to create a patented composite material which exhibits superior flame retardancy for wire and cable jacketing and sheathing.

•    Principal Products

        Wire and Cable Compounds.    We develop and manufacture low-smoke vinyl alloys, such as SmokeGuard, which are used in high-end data and video communication, fiber optic and fire alarm wire and cable; halogen-free plastics, such as Sentra, which are used in industrial, aerospace, shipboard or oil rig cables as well as in communication cables; and a variety of TPE compounds, such as Garaflex, which are used in flexible cords, tray cables, booster cables, welding cables and automotive wiring.

        Consumer Performance Products.    We develop and manufacture custom-made plastic compounds for use in products such as moldings, sealing gaskets, tool handles, writing instruments and ladder feet as well as other TPE-based products. Our product line includes Garaflex, Garaflex V, Garaflex E, GE Series and GM Series. Recently, we have developed a soft-touch compound, Evoprene, that is currently undergoing approval processes for a number of applications, including toothbrush handles and light switch covers.

        Medical Devices Compounds.    We develop and manufacture a series of high-quality PVC compounds which are used to manufacture products such as tubing, disposable masks, and extraction resistant compounds used to make products to handle blood and bodily fluids.

        Automotive Compounds.    We develop and manufacture compounds for interior and exterior automotive applications such as airbag covers, steering wheel covers, gear shift knobs and boots, handle grips, body side molding and window gaskets.

        Footwear Compounds.    We develop and manufacture a broad range of compounds for unit soles, uppers, mid-soles, slippers and heels for the diverse requirements of the footwear market. Applications include industrial boots, deck shoes, casual dress shoes, snow boots, slippers and athletic wear.

        Regulated Packaging.    Under the Alphaseal trademark, we develop and manufacture specialty closure materials for soft drinks, beer, bottled water, juice, and other beverage applications which have proven their performance in various applications, including purity in taste and odor, consistency in the force needed to remove the closures, reliable carbonation retention, and performance on a variety of molding machine types.

•    Industry Overview

        The specialty compounds market is highly fragmented. We estimate that the 2002 global wire and cable market was approximately $1.7 billion, with approximately $610 million sold in North and South America, approximately $520 million sold in Europe and approximately $530 million sold in Asia. Of this market, we estimate the market for high-end data and video communication wire and cable compounds constituted approximately $270 million. We estimate in 2002 the global regulated packaging market was approximately $180 million and the global medical device market in which we compete was approximately $240 million in size.

        We believe Specialty Compounds' chosen areas of focus are generally characterized by high growth, high technical content and high barriers to entry. Barriers to entry are found particularly in regulated product areas, such as wire and cable, medical devices and regulated packaging, as a result of high switching costs for customers due to product qualification time and proprietary technologies. Management believes that most of these end-use markets generally track growth of gross domestic product, except for the wire and cable market which is driven by growth in the underlying market for telecommunications infrastructure and the movement toward more stringent specifications and higher performance. The U.S. insulated wire and cable market is expected to grow approximately 5% per year through 2006.

•    Competition

        Specialty Compounds' key competitors are Advanced Elastomers Systems, L.P., Colorite Plastics Co., DS Chemie GmbH, European Vinyls Corporation, Georgia Gulf Corporation, Norsk Hydro ASA, PolyOne Corporation, Teknor Apex Company and W.R. Grace & Co., most of which serve only a subset of Specialty Compounds' markets. We believe that only Teknor Apex is active in all of Specialty Compounds' markets. Competition in specialty compounds occurs primarily on the basis of product innovation and the ability to meet demanding customer and regulatory specifications.

•    Customers

        Specialty Compounds sells products to a wide range of customers. Its major customers include Alcoa Inc., Avaya Inc., Belden Inc., Berk-Tek Consolidated, Coleman Worldwide Corporation, CommScope, Inc., Corning Incorporated, Judd Wire Inc. and West Penn Consolidated. Each of these companies has been our customer for at least 10 years. Specialty Compounds' top ten customers represented 44% of its net sales in 2002.

Electronics (20% of net sales for the year ended December 31, 2002)

        We supply our customers in the semiconductor and printed circuit board industries with chemicals used in the manufacture of semiconductors, printed circuit boards, and photomasks from our Electronic Chemicals business line, photo-imaging masks from our Photomasks business line, and silicon wafer refurbishment services from our Wafer Reclaim business line. For the year ended December 31, 2002, our Electronics segment generated net sales of $147.3 million and Adjusted EBITDA of $33.4 million. Net sales by business line for the year ended December 31, 2002 was approximately 56% in Electronic Chemicals, 25% in Photomasks and 19% in Wafer Reclaim. The segment generated 32% of its net sales for the year ended December 31, 2002 from customers located in the United States, 40% in Europe and 28% in Asia.

  Electronic Chemicals

        We believe our Electronic Chemicals business line, or Electronic Chemicals, is a leading producer of process chemicals, known as high purity chemicals, used in the manufacture of semiconductors, with strong market positions in Europe, as well as chemicals used by printed circuit board manufacturers and photomask manufacturers, with strong market positions in the United States and Taiwan. We also offer related outsourcing services to manage the process chemical needs of semiconductor manufacturers. For the year ended December 31, 2002, Electronic Chemicals' net sales were approximately $83.1 million, of which printed circuit board chemicals accounted for approximately 51.5% and high purity chemicals accounted for approximately 48.5%. Electronic Chemicals' key products include acids, bases, solvents and mixtures used principally for cleaning and etching silicon wafers and printed circuit boards. Electronic Chemicals has developed long-term customer relationships based on innovation, high product quality and reliability of service. Electronic Chemicals covers a broad range of specialty chemicals in various targeted geographic and business segments. For the year ended December 31, 2002, 49% of Electronic Chemicals' net sales were generated from customers located in Asia, where we have a strong presence in Taiwan and Singapore, 22% were generated from customers located in the United States and 29% were generated from customers located in Europe.

        We believe that Electronic Chemicals' success is a result of high-quality tailor-made formulations, patented products, excellent levels of service and strong systems capabilities. These characteristics also enable us to offer our customers a service we call Total Chemicals Management, through which we are able to manage a customer's supply of electronic process chemicals, including chemicals supplied by third parties, and related logistics. Generally, product quality and service have been the key differentiating factors for a customer, while price, although always a major factor, has been less critical since electronic chemicals only represent a small fraction of overall costs to the end-use customer. However, in the past two years, the poor market conditions have caused customers to elevate the importance of price. We have responded to such pricing pressure by decreasing our costs through lower raw material prices, improved efficiency and decreased headcount. As a result, we believe we are well-positioned competitively to capitalize on future growth in the semiconductor industry, new product introductions driven by the demand for higher purity levels as a result of miniaturization, and the trend towards outsourcing of chemicals management by large semiconductor manufacturers.

        We intend to continue to strengthen Electronic Chemicals' regional and global market positions by producing high quality products and offering superior customer service to differentiate us from our competitors. We place significant emphasis on product quality and reliability to support our customers' production of increasingly complex electronic components which require extremely high purity levels measured in parts per trillion. We believe this has enabled us to develop and enhance long-term customer relationships through the development of proprietary formulations and product capabilities. We plan to further develop our Total Chemicals Management service, targeting new semiconductor fabrication facilities in Europe and Asia.

•    Principal Products

        Printed Circuit Board Chemicals.    We develop and manufacture chemicals for the printed circuit board industry, such as oxide treatments, electroplating additives, etching technology, electroless copper processes, Co-Bra Bond, the newer oxide replacement technology and a proprietary direct metallization process known as Shadow.

        High Purity Chemicals.    We develop and manufacture a wide range of ultra-pure chemicals used in the manufacture of electronic and computer components such as semiconductors, silicon chips, wafers, and liquid crystal displays. These products include chemicals used to remove controlled portions of silicon and metal, cleaning solutions, photoresist strippers, which control the application of certain light-sensitive chemicals, edge bead removers, which aid in the uniform application of other chemicals, and solvents. These products are manufactured, purified and packaged under stringent clean-room conditions.

        Photomask Chemicals.    We also develop and manufacture a broad range of chemicals used in the manufacture of photomasks. Like the high purity chemicals, these products are subject to strict purity specifications, although these specifications are generally not as stringent as those for our high purity chemicals.

        Electronic Chemicals Services.    We provide a range of analytical, logistical and development support services to the semiconductor industry. These include Total Chemicals Management, primarily offered in Singapore, under which we manage our clients' entire electronic process chemicals operations including providing logistics services, development of application-specific chemicals, analysis and control of customers' chemical distribution systems and quality audit and control of all inbound chemicals, including third party products. A flexible and integrated total chemicals management package can be customized to meet exact customer needs and phased to match operational evolution.

•    Industry Overview

        We estimate that the global printed circuit board chemicals market ranged from approximately $850 million to approximately $1.0 billion in 2002, spanning a broad range of chemicals, technologies and suppliers, the global high purity chemicals market totaled approximately $630 million in 2002 and the global photomask chemicals market totaled approximately $20 million in 2002. We estimate that the worldwide demand for electronic chemicals is split approximately equally between the United States and Europe on the one hand and Asia on the other. Management believes the current trend indicates that electronic chemicals producers are gradually reorganizing to serve an increasingly global customer base, although the electronic chemicals business is still predominantly regional due to the levels of technical support required by the customer.

        Management believes that growth in the electronic chemicals industry is generated by long-term growth of the semiconductor industry, the demand for higher purity levels as a result of increasing miniaturization, and the trend toward outsourcing of chemicals management by large semiconductor manufacturers. Management further believes that demand for appliances containing more semiconductors will generate growth of our high purity chemicals product line, while the increase in demand for mobile phones and personal computers will drive the growth of our printed circuit board chemicals product line. We expect growth in both of these markets will be significantly higher in Asia than in the United States and Europe. However, since 2001, sales in the semiconductor market have decreased due to weaker demand for personal computers, mobile phones, wired communications and other electronic devices. Management believes that, in the long-term, the semiconductor industry will continue its trend of overall growth.

        Management believes that demand for electronic chemicals is closely linked to the volume of semiconductors and printed circuit boards produced. Management therefore believes that the market for electronic chemicals generally follows the volume element of the cyclical trend in the semiconductor and printed circuit board markets.

•    Competition

        Key competitors in printed circuit board chemicals are Atotech Deutschland GmbH, Cookson Group plc, MacDermid Incorporated, Rohm and Haas Electronic Materials (Shipley). Key competitors in high purity chemicals are Merck KGaA, Honeywell International, Inc., Air Products & Chemicals, Inc., Kanto, Mitsubishi Chemical Corporation and Mitsubishi Gas Chemical Company, Inc. The key competitor in photomask chemicals is Air Products & Chemicals, Inc. Competition in this market is based mainly on customer service, product quality and technological advancements.

•    Customers

        We supply our electronic chemicals and related services to semiconductor and printed circuit board manufacturers. Electronic Chemicals' three largest customers in 2002 were Compeq, Motorola, Inc. and STMicroelectronics N.V. Each of these companies has been our customer for at least 10 years. Electronic Chemicals' top ten customers accounted for approximately 40% of the business line's net sales in 2002.

  Photomasks

        We manufacture photomasks both in Europe and North America under the Compugraphics brand name. Photomasks are a key enabling technology to the semiconductor and integrated circuit industries, and perform a function similar to that of a negative in conventional photography. Photomasks comprise optically perfect quartz plates carrying precision microscopic features that constitute the master image of the finished semiconductor or integrated circuit, and are used to optically transfer the images of design patterns onto a silicon wafer during their manufacture. We also offer replacement pellicles, which are protective covers placed over the top of the photomask. The two key markets for our Photomasks business line are photomasks, which accounted for 89% of its net sales of $36.2 million for the year ended December 31, 2002, and pellicle replacement, which accounted for 11% of its net sales. In 2002, Photomasks generated 58% of its net sales from customers located in Europe, 41% in the United States and the remainder from other areas.

        We believe that Photomasks has achieved its success through its technical abilities and product quality, as well as through customer service and its low cost base, both of which have been especially significant in the recent semiconductor industry downturn. We have achieved high standards of specification, quality, delivery and manufacturing efficiency through our use of statistical process control. We believe we own and operate one of the largest and longest established photomasks plants in Europe, which enables us to achieve economies of scale in quality, service, delivery and costs. As a result, we believe that, in 2002, Photomasks was the third largest merchant manufacturer of photomasks in the European semiconductor market.

        We believe Photomasks' strong market positions in Europe and North America and technological expertise should help us capture growth in this industry, which we believe will be driven by the increased customization of semiconductor designs, expanding electronic applications and increasing device complexity. We expect that long-term growth in the demand and uses for semiconductors will cause growth in demand for our photomasks, as each new semiconductor design requires a new set of photomasks. We also expect to benefit from the semiconductor industry's drive toward smaller and increasingly complex semiconductor devices that increase the number of photomasks required to manufacture a single semiconductor. In addition to serving our existing customers, we intend to actively target new semiconductor fabrication facilities which will require photomasks that are often more expensive and technically advanced. We also intend to capitalize on the current trend of semiconductor manufacturers moving from producing their own photomasks to purchasing them directly from independent photomask manufacturers, which we expect will create new market opportunities for us to exploit.

•    Principal Products

        We manufacture photomasks, which are used as master images to transfer integrated circuit detail onto semiconductor wafers during the fabrication of integrated circuits and other types of electronic components, such as thin film magnetic recording heads and optoelectronic devices, which emit or detect light. As many as 40 photomasks may be necessary to fabricate one integrated circuit. In addition, we refurbish and replace pellicles for photomasks manufactured by us and other photomask manufacturers.

•    Industry Overview

        We estimate that global merchant photomask sales totaled approximately $1.8 billion in 2002, with Japan accounting for approximately 45%, Asia-Pacific for approximately 25%, North America for approximately 20% and Europe for approximately 10%.

        Traditionally the photomask market has been divided into a captive segment, which is serviced internally by the semiconductor companies using their own photomask production facilities for their own products, and a merchant segment which is serviced by specialist independent producers such as Photomasks. Historically, the merchant manufacturers have targeted smaller semiconductor manufacturers. However, for the past decade we believe there has been a growing trend among larger semiconductor companies to dispose of their captive sources and rely on merchant sources, which management believes is attributable to: the rising cost of semiconductor and photomask manufacturing equipment, a trend by semiconductor manufacturers to focus on the core components of their businesses; the presence of reliable, independent manufacturers of photomasks; substantial ongoing capital investment requirements; and significant operating and maintenance costs, which merchant manufacturers can spread over a larger revenue base. As a result, the proportion of the total market served by independent manufacturers of photomasks has been increasing each year over the last several years and is currently estimated to be approximately 80% of the market.

        The proliferation of new electronic products drives growth in the photomasks business, as every time a new product is developed, a new set of photomasks needs to be created to produce the new semiconductors used in the product. Management believes that the photomask industry will grow over the long-term as a result of the increasing customization of semiconductor designs, the increasing complexity of many electronic devices necessitating more semiconductors and the introduction of more powerful processing capabilities. Since the beginning of 2001, sales in the semiconductor market have decreased due to weaker global demand for personal computers, mobile phones, wired communications and other electronic devices, driving down demand for new semiconductor manufacture. Although photomask sales are impacted by semiconductor demand, we believe that photomask demand is largely driven by new product development and new chip designs rather than overall semiconductor sales volumes.

•    Competition

        Photomasks competes primarily with DuPont Photomasks, Inc. and Photronics, Inc., which collectively account for approximately 80% of the markets in which we compete. In the geographic areas in which we compete, the remainder of the market is fragmented, with no other competitor holding a significant share of the market. Competition occurs primarily on the basis of technical specification, product quality, delivery performance, price and customer service and support.

•    Customers

        Photomasks' customer base includes major semiconductor manufacturers such as Analog Devices, Inc., Philips, Motorola, Inc. and STMicroelectronics N.V., each of which has been our customer for at least eight years. Photomasks' top ten customers accounted for 53% of its net sales in 2002.

  Wafer Reclaim

        We believe that our Wafer Reclaim business line, or Wafer Reclaim, is a leading provider of semiconductor wafer refurbishment services with strong market positions in the United States and Europe. Silicon wafers that have been used to monitor or test semiconductor manufacturing processes are generally reclaimed and reused as test pieces. We estimate that three out of every ten wafers used in an established semiconductor manufacturing facility are test wafers. For the year ended December 31, 2002, Wafer Reclaim generated net sales of $28.0 million. Our operations and our customers are located in Europe and the United States, which represented 48% and 52%, respectively, of Wafer Reclaim's net sales for that period.

        We work with semiconductor manufacturers to refurbish used test wafers and return them to the manufacturer for reuse in test and process monitor applications. We have developed strong relationships with the major semiconductor manufacturers based on high levels of service and quality. We also believe that we benefit from the fact that many of these semiconductor manufacturers are also customers of Electronic Chemicals and Photomasks and can gain an advantage from these established relationships.

        Demand for and pricing of refurbishment services is generally tied directly to prices for new, or virgin, wafers. During periods of constrained supply when virgin wafer prices increase, semiconductor manufacturers increasingly use cheaper reclaimed wafers for their test runs. In the past, during periods of diminished demand for semiconductors, excess capacity in virgin wafers has resulted in unfavorable economics for wafer refurbishment services.

•    Principal Products

        Wafer Reclaim does not manufacture products, but rather is a service business that refurbishes used wafers for global semiconductor manufacturers and returns them for reuse in the testing process. We clean and inspect the wafers, restore surfaces, and remove film from the wafer surface in order to improve the performance of the wafer. We have the ability to reclaim 4" (100mm), 5" (125mm), 6" (150mm) wafers and higher margin 8" (200mm) wafers. With certain additional investments in equipment, we will be able to reclaim next-generation 12" (300mm) wafers. Our service offering is well diversified and includes the capability to reclaim silicon wafers with copper layers as well as Gallium Arsenide substrates, which are used in high frequency and high temperature applications such as broadband telecommunication data and optical communication networks. We use electronic chemicals during the cleaning process and use a chemical-mechanical process to polish the wafer. On average, we are able to reclaim a single test wafer three to four times before the wafer is too thin to be used again.

•    Industry Overview

        We estimate that in 2002, sales in the markets served by Wafer Reclaim in the United States and Europe were approximately $100 million.

        Although unit demand in the semiconductor market remains strong, overcapacity in the virgin wafer manufacturing sector has resulted in a decrease in the price of virgin wafers. Demand for, and thus the price of, the services performed by Wafer Reclaim generally rises when the price of virgin wafers rises, and falls when the price of virgin wafers falls. However, changes in the demand for Wafer Reclaim's services may lag or lead changes in the level of production of virgin wafers. To date in 2003, pressure within the silicon supply market has impacted the performance of the Wafer Reclaim business.

        Management believes that, over the long-term, the semiconductor industry will continue its trend of overall growth. Management believes that growth in the semiconductor market will increase demand for virgin wafers, which should eventually result in an increase in the price of virgin wafers, and that any price increase in the virgin wafer market will affect the demand for and pricing of our wafer reclaim services. In addition, management believes that over the next few years there will be growth in the wafer reclaim market due to demand in semiconductor rich applications such as personal computers, cellular phones, automobiles, and appliances.

•    Competition

        Wafer Reclaim's primary competitors include Hamada Heavy Industries Limited, Kobe Precision Inc., Mimasu Semiconductor Industry Co. Ltd. and Rasa Industries Limited. In addition, a new competitor, Pure Wafer, opened a facility in the United Kingdom in 2001. We also compete to a degree with manufacturers of virgin test wafers. The primary bases of competition for this business line are quality of service and price.

•    Customers

        Wafer Reclaim's customers include most of the major semiconductor producers including Analog Devices, Inc., Atmel Corporation, Cypress Semiconductor Corporation, Intel Corporation, International Business Machines Corporation, International Rectifier Corporation, Microchip Technology Incorporated, Motorola, Inc., National Semiconductor Corporation, Philips Semiconductors, STMicroelectronics NV and Tower Semiconductor Ltd. Each of these companies has been our customer for at least 10 years. Wafer Reclaim's top ten customers accounted for 78% of its net sales in 2002.

Raw Materials

        We purchase raw materials and chemical intermediates from a large number of third parties. We have a broad raw material base, with the cost of no single raw material representing more than 5% of our total cost of products sold in 2002. On a consolidated basis, we purchased raw materials totaling approximately $310 million in 2002. The table below lists the raw materials purchased in greatest amounts in 2002 from outside sources and the principal products for which the materials were used.

Raw Material	Segment	Products
Iron oxide	Performance Additives	Pigments
Chromic acid	Performance Additives	Wood preservation chemicals
Quaternary amines	Performance Additives	Organoclays
PVC resin	Specialty Compounds	Compounds
Plasticizers	Specialty Compounds	Compounds

        Historically, we have received iron oxide from multiple sources of supply and have not experienced any significant supply shortages or price fluctuations. Iron oxide is primarily sourced from our plants in the United States, Italy and China, as well as from a third party in India and China. Chromic acid is a commodity chemical used in the formulation of CCA and we have not experienced any significant supply shortages or price fluctuations in the past. We source our chromic acid from Kazakhstan, China, Turkey and the United States through both fixed price and annually adjusted contracts which vary in term from one to three years. As a result of the conversion from CCA to ACQ, our principal raw materials for our timber business will shift from chromic acid to carbo quat. which we exclusively source from Lonza Inc. Quaternary amine is sourced exclusively from Akzo Nobel Chemicals Inc. under a five-year contract which expires in 2004 and is subject to quarterly adjustment for the price of tallow, which is the base component of quaternary amine. PVC resin is a commodity product and its pricing is directly related to the price of ethylene and chlorine, as well as PVC industry operating rates and energy prices. Some of the plasticizers we use are generic and considered a commodity product, while others are specific and considered a specialty product. Our supply contracts for plasticizers do not specify a fixed price, and most of them contain market price and discount adjustments.

        Major requirements for our key raw materials and energy are typically satisfied pursuant to contractual agreements and medium- or long-term relationships with suppliers. We are not generally dependent on any one supplier for a major part of our raw materials requirements, but certain important raw materials are obtained from a few major suppliers. In general, where we have limited sources of raw materials, we have developed contingency plans to minimize the effect of any interruption or reduction in supply.

        Temporary shortages of raw materials may occasionally occur and cause temporary price increases. In recent years, these shortages have not resulted in unavailability of raw materials. However, the continuing availability and price of raw materials are affected by unscheduled plant interruptions occurring during periods of high demand, domestic and world market and political conditions, as well as the direct or indirect effect of governmental regulations. During periods of high demand, our raw materials are subject to significant price fluctuations, and, in the past, such fluctuations have had an adverse impact on the results of operations of our business. The impact of any future raw material shortages on our business as a whole or in specific geographic regions cannot be accurately predicted. See "Risk Factors—Raw Materials—Fluctuations in supplies or costs of our raw materials or energy could have an adverse effect on our operating margins."

Manufacturing Facilities

        We are an international business serving customers worldwide. To service our customers efficiently, we maintain 40 manufacturing facilities in nine countries around the world with a strategy of global, regional and local manufacturing to optimize our service offering and minimize production cost to our customers.

        We are dedicated to maintaining updated and technologically advanced manufacturing facilities. To that end, in the period from January 1, 1998 through December 31, 2002, we made an average of $50.3 million of capital expenditures per year to expand, upgrade and maintain our manufacturing capabilities. During this period, we constructed new plants for our Timber Treatment Chemicals in Harrisburg, North Carolina, for Specialty Compounds in Melton Mowbray, United Kingdom and for Wafer Reclaim in Prescott, Arizona and upgraded Wafer Reclaim operations in Greasque, France. We believe that our plants and facilities are maintained in good condition and are adequate for our present and currently expected future needs. We do not expect that we will be required to make capital expenditures of similar magnitude in the near future to expand our manufacturing capacity.

        The table below presents summary information with respect to the manufacturing facilities we currently operate.

Segment	Country	Locations	Major Applications
Performance Additives
Pigments	Germany	Walluf; Heinhaussen	Construction and coatings
	U.S.A.	Los Angeles, CA; St. Louis, MO; Beltsville, MD; Ocala, FL; Cartersville, GA	Coatings, specialties and construction
	Italy	Turin	Coatings, specialties and construction
	Canada	Bromont, Quebec	Construction
	United Kingdom	Matlock Bath, Derbyshire	Construction
	China	Xinzhuang, Changsu (Jiangsu Province)	Construction
Timber Treatment Chemicals	U.S.A.	Gilmer, TX; Freeport, TX; Valdosta, GA; Harrisburg, NC; Wilmington, NC	Wood preservation and treatment
	United Kingdom	Barrow-in-Furness, Cumbria	Wood preservation and treatment
Clay-based Additives	U.S.A.	Gonzales, TX	Paints; oilfields; paper-making
	United Kingdom	Baulking, Oxfordshire; Widnes, Cheshire	Paper-making; metal castings; civil engineering applications; coatings; paper; coatings; inks and oilfield use
Water Treatment Chemicals	U.S.A.	Alpharetta, GA	Water treatment
Specialty Compounds
	U.S.A.	Pineville, NC; Leominster, MA	Wire and cable sheathing products; packaging products; medical products in consumer goods products; footwear products; automotive products
	Canada	Stoney Creek, Ontario	Footwear products; consumer products
	United Kingdom	Melton Mowbray, Leicestershire	TPE/Consumer products; packaging products; medical products; automotive products
	Italy	Azeglio	Rubber compounds
Electronics
Electronic Chemicals	U.S.A.	Maple Plain, MN; Fremont, CA	Printed circuit boards; semiconductor manufacturing
	Taiwan	Chung-Li	Printed circuit boards
	United Kingdom	Riddings, Derbyshire	Semiconductor manufacturing
	France	Saint-Fromond; St. Cheron	Semiconductor manufacturing
	Singapore	Singapore	Semiconductor manufacturing

Photomasks	U.S.A.	Austin, TX; Los Gatos, CA	Masks; pellicle application and repair
	United Kingdom	Glenrothes, Scotland	Masks & pellicle replacement
Wafer Reclaim	U.S.A.	Prescott, AZ; Providence, RI	Wafer reclaim
	France	Greasque	Wafer reclaim
	United Kingdom	Riddings, Derbyshire	Wafer reclaim

        In June 2001, we experienced a fire in our Electronic Chemicals facility in Riddings, Derbyshire, U.K. The fire damaged approximately 15% of this facility, in which we manufacture high purity chemicals for the United Kingdom markets. In accordance with our recovery plan, we transferred a large part of the affected product lines to our facility in Saint-Fromond, France. In January 2003, we recommenced full production at our Riddings facility. The cost of rebuilding and expanding this facility was approximately £4.1 million, all of which was covered by insurance. In addition, we installed a new analytical laboratory, which enables us to test the purity of chemicals to one part per trillion.

        In October 2001, we experienced a fire in the production department of Gomet's facilities in Azeglio, Italy. The fire damaged approximately 40% of the part of the facility where Gomet manufactures its rubber compounded products. The cost of refurbishing the facility was approximately €0.7 million, none of which was covered by insurance.

        In January 2003, we announced a $7.0 million expansion and refurbishment project for our Gréasque Wafer Reclaim facility located in the South of France. The project focuses on increasing capacity and enhancing capabilities, particularly in the area of 8" (200mm) reclaimed silicon wafers. The project was completed in September 2003. We believe that as a result of this project we will enhance our ability to penetrate the European marketplace for 8" (200mm) wafers, as well as maintain our market share in the refurbishing of 6" (150mm) wafers. We plan to increase our 8" (200mm) capacity from 370,000 to 550,000 wafers per year to meet future market demand.

        We expect demand for ACQ to increase following an industry-wide voluntary transition to non-arsenic-chrome-based wood preservative products announced by the EPA in February 2002 and implemented in March 2003. See "—Performance Additives—Timber Treatment Chemicals." As a result, we invested approximately $8.5 million to build a new plant in Harrisburg, North Carolina to produce ACQ, the non-arsenic chrome based wood preservatives produced by our Timber Treatment Chemicals business. The transition is expected to be completed by the end of 2003. This new plant was completed and commenced full production in October, 2002.

Sales and Marketing

        In 2002, we sold our products and services globally in more than 60 countries. We generally sell our products and services using our direct sales forces, although we also sell through distributors in certain of our business lines, such as Clay-based Additives, Water Treatment Chemicals, Pigments and Electronic Chemicals. Each of our direct sales forces is responsible for marketing only one of our business lines, and is administered pursuant to policies established by the management of that business line. Within each business line, these direct sales forces are organized based on geographic regions or end-use applications. As of October 31, 2003, our in-house sales forces consisted of 268 personnel worldwide.

        Our direct sales forces interact with our customers to provide both purchasing advice and technical assistance. In general, our sales forces arrange and coordinate contact between our customers and our research and development personnel to provide quality control and new product solutions. Our close interaction with our customers and tailored solutions have allowed us to develop and maintain strong customer relationships as well as focus our sales efforts on those customers who we believe will provide us with higher profit margins in recognition of our superior products, service and technical support.

        Sales in each of our business lines are generally made on a purchase order basis. However, longer term arrangements have been established with certain key customers.

        Our marketing strategy is generally aimed at working directly with customers to gauge the success of our products, evaluate the need for improvements in product and process technology, and identify opportunities to develop new product solutions for our customers and their end-use markets. We use general advertising on a limited scale, mainly in connection with our Water Treatment Chemicals products.

Research and Development

        We are committed to further investing in our asset base and research effort. Our total research and development costs were approximately 1% of our total net sales in 2002. We believe that our research and development costs are a small percentage of our net sales due in part to the fact that we do not allocate expenses to this category unless they relate directly to research and development. We incur certain expenses related to modifications and improvements in current products. In addition, we believe we allocate our research and development resources selectively based on the need and requirements for each business line to develop innovative products.

        We benefit from a high quality research and development effort consisting of 90 personnel worldwide. The objective of our research and development effort is to develop innovative chemistries and technologies with applications relevant within targeted key markets. Research and development efforts are generally focused on both process development, which is the stage at which products move from development to manufacturing, and new product development. Each business line, however, also has selected long-term strategic projects with the aim to develop new competencies and technologies.

        Each of our business lines manages its own research and development effort and has separate research and development facilities dedicated to its specific area. However, technological advances and findings are shared between business lines to foster greater cross-fertilization of ideas and applications.

        Some new products arising from our research and development efforts include our SmokeGuard specialty compound; our Chameleon pigment system; our Cloisite range of nanoclays; and our novel compound for closure seals and caps.

Intellectual Property

        Our business is dependent to a large extent on our intellectual property rights, including patents, trademarks and trade secrets. We believe that our intellectual property rights play an important role in maintaining our competitive position in a number of the markets we serve. We rely on technological know-how and formulation and application expertise in many of our manufacturing processes in order to develop and maintain our market positions. Where appropriate, we protect our new technology, applications and manufacturing processes by seeking patent protection. We have more than 160 patents and patent applications in key strategic markets worldwide. We also own numerous trade names and marks applicable to our business and products, which we believe are important to our business, some of which are listed on page 34 of this prospectus under "Trademarks." In addition, we have entered into agreements, pursuant to which we license intellectual property from third parties for use in our business and we also license certain intellectual property to third parties.

Employees

        As of December 1, 2003, we had 2,270 employees, with 58% located in the United States and the remaining 42% located outside the United States. Of our employees, approximately 640, or 28%, are subject to either collective bargaining agreements or other similar arrangements.

        We observe local customs, legislation and practice in labor relations and, where applicable, in negotiating collective bargaining agreements. Management believes that its relations with employees and their representatives are good. We have not suffered any material work stoppage or strike in our world-wide operations in the last five years.

Environmental

        We are subject to extensive environmental, health and safety laws in the United States, the European Union and elsewhere at both the national and local level. Many of these laws impose requirements relating to clean-up of contamination, impose liability in the event of damage to natural resources or property, and provide for substantial fines and potential criminal sanctions for violations. Our products, including the raw materials we handle, are also subject to rigorous industrial hygiene regulations and investigation. The nature of our operations exposes us to risks of liability for breaches of these laws and regulations as a result of the production, storage, transportation and sale of materials that can cause contamination or personal injury when released into the environment.

        Environmental laws have a significant effect on the nature and scope of any clean-up of contamination at current and former operating facilities, the costs of transportation and storage of chemicals and finished products and the costs of the storage and disposal of wastes. In addition, "Superfund" statutes in the United States as well as statutes in other jurisdictions impose strict, joint and several liability for clean-up costs on the entities that generated waste and/or arranged for its disposal at contaminated third party sites, as well as the past and present owners and operators of contaminated sites. All responsible parties may be required to bear all clean-up costs regardless of fault, legality of the original disposal or ownership of the disposal site. Environmental contamination is known to exist at certain of our facilities, including our facilities located in Turin, Italy, St. Fromond, France, St. Cheron, France, and Hainhaussen, Germany, and in the United States, in Valdosta, Georgia, Beltsville, Maryland, and Harrisburg, North Carolina. We are currently operating groundwater remediation systems at our Hainhaussen and Valdosta facilities and a soil remediation project at our facility in St. Fromond, France, and we continue to monitor groundwater at the Beltsville facility, which was previously the subject of a soil removal action. Groundwater is also monitored at the St. Fromond facility due to a prior spill and at the Harrisburg facility due to a landfill closure. We believe that additional environmental studies, and possibly environmental remediations, will be required at the Turin and Harrisburg facilities. Although we cannot provide assurances in this regard, we do not believe that these issues will have a material adverse effect on our business or financial condition. Nonetheless, the discovery of contamination arising from present or historical industrial operations at some of our properties could expose us to cleanup obligations and other damages in the future.

        Pursuant to the Environmental Deed entered into in connection with the KKR Acquisition, Degussa, as successor to Laporte, is required to indemnify us and our subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR Acquisition. The Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties and five years for claims related to the contamination of our properties or our subsidiaries' properties (inclusive of contamination which leaks or escapes from our properties or our subsidiaries' properties). These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims relating to properties that were formerly owned, occupied or used as of November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues prior to November 20, 2000). The Environmental Deed provides that in this instance, Degussa will be responsible for reasonable costs and expenses incurred. There can be no assurance that Degussa will adhere to its obligations and we may have to resort to legal action to enforce our rights under the indemnities. See "The KKR Acquisition—Environmental Deed."

Insurance

        We have customary levels of insurance for a company of our size in our industries, and we believe that our insurance arrangements are adequate and sufficient for entities in our industries. In December 2002, CSI filed suit in Georgia state court against certain of its insurers seeking coverage for defense costs associated with the CCA-related litigation. See "—Legal Proceedings—CCA Litigation." Most of the insurers have settled and we are in the process of finalizing settlements with all but one of our other insurers.

Legal Proceedings

        We are involved in litigation from time to time in the ordinary course of our business. However, we do not believe that there is any such litigation, either individually or in the aggregate, that is likely to have a material adverse effect on our business or financial condition. In addition, we are party to the following legal proceedings:

Gonzalez Litigation

        In March 2003, Southern Clay Products, Inc. and Rockwood Specialties, Inc. were named as defendants in a wrongful death suit filed in the District Court of Gonzales County, Texas by the family of an employee who was fatally injured in the February 2003 accident in our Clay-based Additives facility in Gonzales, Texas. The plaintiffs allege that negligence by Rockwood Specialties, Inc. and gross negligence by Southern Clay Products, Inc. caused his death. Legal counsel has been retained to defend Southern Clay Products, Inc. and Rockwood Specialties, Inc. and our insurance carriers have been put on notice. We intend to vigorously defend this lawsuit. Due to the preliminary status of this lawsuit, we are unable to predict the outcome and the extent, if any, of our possible loss exposure. The amount being sought under this claim has not yet been quantified.

CCA Litigation

        Three putative class action lawsuits regarding the marketing and use of CCA treated wood have been filed in various state and federal courts naming as defendants several CCA manufacturers, including our Timber Treatment Chemicals subsidiary, certain of our CCA customers and various retailers of CCA treated wood. These lawsuits are:

  •
  Ardoin, et. al. v. Stine Lumber, et. al., which was filed in state court in Louisiana in October 2001 and subsequently removed to federal district court. This action names other defendants including, but not limited to, Lowes Home Centers, Inc., Home Depot U.S.A., Inc., Louisiana Pacific Corporation and Georgia Pacific Products, Inc. The federal district court has not set a hearing date for class certification;

  •
  Jacobs, et. al. v. Osmose, Inc., et. al., which was filed in federal district court in Florida in March 2002 and names other defendants including, but not limited to, Hickson Corporation, Arch Chemicals, Inc., Lowes Home Centers, Inc. and Home Depot U.S.A, Inc. The federal district court recently ruled that the plaintiffs have not met the requirements for proceeding as a class action and denied class action certification. Shortly thereafter, plaintiffs voluntarily dismissed the case without prejudice against all of the defendants except Home Depot U.S.A., Inc.; and

  •
  Davis, et. al. v. Osmose, Inc., et. al., which was filed in state court in Arkansas in August 2002 and subsequently removed to federal district court. This action names other defendants including, but not limited to, Hickson Corporation, Arch Chemicals, Inc. and Arch Wood Protections, Inc. This case was recently dismissed without prejudice at the plaintiffs' request.

        Generally, in these actions, the proposed class members purport to include persons who purchased, possess or own CCA-treated wood products or properties upon which CCA treated wood products were stored or installed. Only one of the putative class actions alleges personal injury.

        These putative class action lawsuits variously allege conspiracy, breach of contract, breach of implied warranties, violation of consumer protection and/or unfair trade practices statutes, unjust enrichment, strict liability, nuisance, negligence and intentional tort; seek remedies, such as refunds of the price of product sold, the cost of removal and replacement of CCA treated wood and the cost of soil testing and purported remediation of allegedly contaminated soil; and do not specify an amount of monetary damages requested. Each of these lawsuits is in the initial stages of discovery.

        In addition, there are three other CCA related lawsuits naming our Timber Treatment Chemicals subsidiary, other CCA manufacturers, certain of our CCA customers and in some instances retailers of CCA treated wood. These suits allege personal injuries arising from the use, handling of and exposure to CCA treated wood products. These lawsuits are:

  •
  Brinkley, et. al. v. Stine Lumber, et. al., which was filed in state court in Louisiana in December 2002 and names other defendants including, but not limited to, Lowes Home Centers, Inc., Louisiana Pacific Corporation, Weyerhauser Corporation and Georgia-Pacific Products, Inc. The parties are currently conducting discovery;

  •
  Beasley, et. al. v. Great Southern Wood Preserving, Inc., et. al., which was filed in state court in Alabama in August 2002 and names other defendants including, but not limited to, Georgia-Pacific Corporation, Home Depot, U.S.A., Inc. and Lowe's Home Centers, Inc. Our motion to dismiss is pending before the court;

  •
  Sargent v. Hickson Corporation, et. al., which was filed in state court in Kentucky in June 1998 and also names Hickson Corporation. The state court recently granted defendants' motions to dismiss all causes of action which is being appealed by the plaintiffs. During the pending of the appeal, the parties settled this case for a nominal amount; and

  •
  Touchstone v. Pea Ridge Cash and Carry Inc., et al., which named our Timber Treatment Chemical business as a third party defendant in Florida state court in November 2003. Other defendants include retailers, such as Lowe's Home Centers, Inc. and Home Depot U.S.A., Inc., formulators, such as Osmose, Inc. and Arch Wood Protection, Inc., and several wood treaters.

None of these lawsuits seek class certification.

        Our Timber Treatment Chemicals subsidiary denies the allegations of all the various CCA-related claims and has vigorously defended and will continue to vigorously defend against these lawsuits. As a result, legal defense and related costs associated with these cases were substantial in 2002 and so far in 2003 and may increase in the future.

        These CCA-related lawsuits are subject to a number of uncertainties, including in the case of the putative class actions, whether and to what extent any will be certified as class actions. As a result, the outcome of the suits and their impact, if any, is difficult to predict or assess. As these proceedings have not progressed significantly to date, we are unable to predict the outcome or the extent, if any, of our possible loss exposure from these actions.

THE KKR ACQUISITION

        The following contains summaries of material terms of certain agreements among Rockwood Holdings, Inc., our ultimate parent, and Laporte plc, which were entered into in contemplation of the KKR Acquisition. To the extent such summaries contain descriptions of such agreements, such descriptions do not purport to be complete. For more information, please review the agreements filed as exhibits to the registration statement of which this prospectus forms a part.

The Acquisition

        On September 25, 2000, Rockwood Holdings, which was formerly known as K-L Holdings, Inc., signed a business and share sale and purchase agreement with Laporte, a public company incorporated in England and Wales, which was subsequently acquired by Degussa AG, to acquire certain shares, businesses and assets from Laporte as described below. On September 25, 2000, Rockwood Holdings also signed an environmental deed, a deed of tax covenant and a properties manual. Pursuant to these acquisition agreements, on November 20, 2000 Rockwood Holdings purchased 100% of the outstanding equity interests of certain companies held by Laporte in Canada, Finland, France, Germany, Italy, Spain, Singapore, Sweden, Taiwan, United Kingdom and the United States, the entities through which the Businesses are held, and certain businesses and assets located principally in the United Kingdom, for total cash consideration of $1.175 billion, plus a post-closing adjustment in the amount of $5.6 million.

        Rockwood Holdings is owned by KKR 1996 Fund L.P., KKR Partners II, L.P. and certain members of our senior management. In addition, in connection with the pay-in-kind obligations of Rockwood Specialties Consolidated, Inc., Allianz Lebensversicherungs-AG, Stuttgart and Merrill Lynch Capital Corporation each own shares of Rockwood Holdings. See "Principal Stockholders."

  Indemnification

        The business and share sale and purchase agreement and other acquisition agreements contain several indemnification provisions for certain liabilities relating to the companies, businesses and assets that Rockwood Holdings acquired.

        The agreements provide that Laporte and its successors will indemnify Rockwood Holdings on an after-tax basis from and against all actions, claims, awards and proceedings which may be made against Rockwood Holdings and all losses, damages, liabilities, costs, changes and expenses which may be suffered or incurred by Rockwood Holdings to the extent that they are referable to any matter which does not relate to the acquired Businesses and, in the case of members of one group, to the extent they arise by reason of the purchase of the acquired Businesses.

        The agreements provide that Laporte and its successors will also indemnify Rockwood Holdings on an after-tax basis and hold us harmless against all actions, claims, awards and proceedings and all losses, damages, liabilities, costs, changes and expenses which may be suffered or incurred by Rockwood Holdings or any member of our group to the extent that they are referable to:

  (1)
  the reorganization and restructuring steps taken by Laporte prior to the completion of the acquisition of the Businesses;

  (2)
  any contract or arrangement relating to deferred consideration or earn out obligations in respect of acquisitions or the sale directly or indirectly prior to completion by any member of the group or the Laporte retained group of all or part of any company, business or undertaking;

  (3)
  any company, business or undertaking sold directly or indirectly by any member of the group or the Laporte retained group or former member of the retained group prior to completion;

  (4)
  any contract, conveyance, transfer, tenancy, license, lease, guarantee, surety, indemnity, deed or other arrangement entered into by any member of the group or the Laporte retained group or any former member of the Laporte retained group before completion in relation to any freehold or leasehold property which is not one of the business properties or the company properties;

  (5)
  any liability of our group otherwise relating to any non-assumed property or interest therein whether proprietary or not and, in the case of members of our group, to the extent it arises by reason of the purchase of the acquired business; or

  (6)
  a breach as a result of the payment of a dividend before completion by any of the provisions of the capital retention agreement dated May 5, 1997 between Laporte Inc. and United Pacific Insurance.

        The agreements provide that Rockwood Holdings will indemnify and hold harmless Laporte and its successors for any damages resulting from or associated with (a) the inaccuracy or breach of any of Rockwood Holdings' representations or warranties contained in the acquisition agreements and (b) by reason of or in connection with the non-payment or non-performance or delayed payment or delayed, defective or negligent performance, of the assumed liabilities.

        Under the business and share sale and purchase agreement, Laporte and its successors agreed to indemnify Rockwood Holdings in respect of any claims under the warranties on or before November 20, 2000. The aggregate liability of Laporte and its successors in respect of all claims under the warranties is subject to a cap of $450 million and a minimum individual loss of $175,000. This agreement provides for a $10 million deductible in respect of claims under the warranties. Degussa has since assumed Laporte's obligations under this indemnity.

        Indemnification with respect to employee benefits matters, tax matters and environmental matters are generally governed by separate agreements with respect to each area.

Deed of Tax Covenant

        On September 25, 2000, Rockwood Holdings signed a deed of tax covenant with Laporte setting out the tax related matters in connection with the business and share sale and purchase agreements. Under this deed, Laporte and its successors agreed, among other things, to indemnify Rockwood Holdings and its subsidiaries, subject to certain limits and exclusions, for certain tax liabilities that arise as a consequence of actions occurring prior to the KKR Acquisition, as well as certain other events.

Environmental Deed

        On September 25, 2000, Rockwood Holdings signed an Environmental Deed with Laporte setting out environmental related matters in connection with the business and share sale and purchase agreement.

        Pursuant to the Environmental Deed entered into in connection with the KKR Acquisition, Degussa, as successor to Laporte, is required to indemnify us and our subsidiaries for certain environmental matters that relate to the business as conducted prior to the closing of the KKR Acquisition. The Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims for which notice is given within a period of two years for breaches of representations and warranties and five years for claims related to the contamination of our properties or our subsidiaries' properties (inclusive of contamination which leaks or escapes from our properties or our subsidiaries' properties or our subsidiaries' properties). These indemnity obligations are subject to a minimum per matter loss of $175,000 and are further subject to a $5.0 million deductible for the indemnity to be available. In addition, the Environmental Deed provides that Degussa will indemnify us and our subsidiaries for claims relating to properties that were formerly owned, occupied or used as of November 20, 2000, as well as properties owned by third parties (inclusive of disposal of waste and certain other identified issues prior to November 20, 2000). The Environmental Deed provides that in this instance, Degussa will be responsible for reasonable costs and expenses incurred. There can be no assurance that Degussa will adhere to its obligations and we may have to resort to legal action to enforce our rights under the indemnities.

MANAGEMENT

General

        Set forth below is certain information regarding the directors and executive officers of Rockwood Holdings, Inc., our ultimate parent, and Rockwood Specialties Group, Inc. and certain key employees of our subsidiaries. The information given is as of December 15, 2003.

Name	Age	Position
Seifi Ghasemi	59	Chairman and Chief Executive Officer and Director of Rockwood Specialties Group, Inc. and Rockwood Holdings, Inc.
Robert J. Zatta	54	Vice President and Chief Financial Officer and Director of Rockwood Specialties Group, Inc. and Vice President and Chief Financial Officer of Rockwood Holdings, Inc.
Thomas J. Riordan	53	Vice President, Law & Administration and Director of Rockwood Specialties Group, Inc. and Vice President, Law & Administration of Rockwood Holdings, Inc.
Stephen B. Ainscough	57	President—Timber Treatment Chemicals
Stephen M. D'Onfro	45	President—Water Treatment Chemicals
Robert Gingue	59	President—Specialty Compounds
Ronald L. Rapaport	58	President—Pigments
Vernon Sumner	52	President—Clay-based Additives
Edward A. Gilhuly	44	Director of Rockwood Holdings, Inc.
Perry Golkin	50	Director of Rockwood Holdings, Inc.
Todd A. Fisher	38	Director of Rockwood Holdings, Inc.
Brian F. Carroll	32	Director of Rockwood Holdings, Inc.
Fredrik Sjodin	29	Director of Rockwood Holdings, Inc.

        Seifi Ghasemi has been Chairman and Chief Executive Officer of Rockwood Holdings since November of 2001. From 1997 to 2001 he was with GKN, plc, a $6.0 billion per year global industrial company. He served as a Director of the Main Board of GKN, plc and was Chairman and Chief Executive Officer of GKN Sinter Metals, Inc and Hoeganes Corporation. Before that, for 18 years, Mr. Ghasemi was with the BOC Group, plc, a $5 billion per year global industrial gas company. He was a Director of the Main Board of the BOC Group, plc; President, BOC Gases Americas and Chairman and Chief Executive Officer of BOC Process Plants, LTD and Cryostar. Mr. Ghasemi has a Masters of Science degree in Mechanical Engineering from Stanford University.

        Robert J. Zatta joined Rockwood Holdings as Vice President and Chief Financial Officer in April 2001. Prior to joining Rockwood, he spent 12 years with the Campbell Soup Company, where he held several significant financial management positions, including his final position as Vice President responsible for Corporate Development and Strategic Planning. Prior to joining Campbell Soup Company in 1990, he worked for General Foods Corporation and Thomas J. Lipton, Inc. Mr. Zatta has a B.S. in Business Administration and a M.B.A. degree in Finance.

        Thomas J. Riordan has been Vice President of Rockwood Holdings since 2000 and prior to that was Vice President, Law & Administration since 1992. Mr. Riordan joined Laporte in 1989 from UOP, where from 1975 to 1989 he held various positions, most recently Chief Litigation Counsel. Prior to 1975, Mr. Riordan was within Operations Management at Time, Inc. Mr. Riordan has a B.A. in Liberal Arts, a M.B.A. and a J.D., is admitted to the Illinois Bar and is a member of the American Bar Association, and has taken part in the Wharton/Laporte Business Program.

        Stephen B. Ainscough has been President of the Timber Treatment Chemicals business line since 1990. Mr. Ainscough originally joined Laporte in 1970, and spent five years with Interox Chemicals Ltd.

before rejoining Laporte in 1985. Mr. Ainscough has a B.Sc. in Industrial Chemistry, a Diploma in Business Administration and has taken part in the Wharton/Laporte Business Program.

        Stephen M. D'Onfro has been President of the Water Treatment Chemicals business line since 1997. Mr. D'Onfro joined the Gary Corporation in 1987, which became a part of the Laporte group as AlphaGary following an acquisition in 1993, where he was the Chief Financial Officer and General Manager. Mr. D'Onfro joined the Gary Corporation from Price Waterhouse, where he was a Manager in their Comprehensive Financial Services group. Mr. D'Onfro has a B.Sc. in Accounting, earned his C.P.A. certificate and has taken part in the Wharton/Laporte Business Program.

        Robert Gingue has been President of the Specialty Compounds segment since 1997. Mr. Gingue joined the Gary Corporation in 1979, where he was Vice President and General Manager. Mr. Gingue has a B.Sc. in Polymer Technology, an Associates degree in Mechanical Engineering, and has taken part in the Wharton/Laporte Business Program.

        Ronald L. Rapaport has been President of the Pigments business line since 1998. Mr. Rapaport joined Rockwood Pigment NA,  Inc. in 1978, which became part of Laporte following an acquisition in 1992. Mr. Rapaport served as a Naval Supply Officer from 1967 to 1971. Mr. Rapaport has a B.S. in Accounting, a M.B.A., is a C.P.A., and has taken part in the Wharton/Laporte Business Program.

        Vernon Sumner has been President of the Clay-based Performance Additives business line since 2001. Previously, he was President and General Manager of Air Products Polymers LP. Mr. Sumner has a chemistry degree and a M.B.A. from Lehigh University and spent 27 years in various management roles with Air Products.

        Edward A. Gilhuly has been a Director of Rockwood Holdings since 2000 and a member of KKR & Co. LLC since 1995. From 1982 to 1984, he worked for Merrill Lynch Capital Markets in the Merger and Acquisition Department. Mr. Gilhuly is a member of the Board of Directors of Demag Holdings S.a.r.l., Layne Christensen Company, Medcath Inc., Owens-Illinois Group, Inc., Owens-Illinois Inc., Tenovis Management GmbH, Wincor Nixdorf Komplementar GmbH and FIMEP SA, the indirect parent of Legrand S.A. Mr. Gilhuly has a B.A. from Duke University and a M.B.A. from Stanford University.

        Perry Golkin has been a Director of Rockwood Holdings since 2000 and a member of KKR & Co. LLC since January 1, 1996. Mr. Golkin was a general partner of KKR from 1995 to January 1996. Prior to 1995, he was an executive of KKR. He is also a member of the board of directors of BRW Acquisition, Inc., PRIMEDIA, Inc., Alea Group Holdings (Bermuda) Ltd, Willis Group Holdings Limited and Walter Industries, Inc. Mr. Golkin has a B.S., M.S. from The Wharton School, University of Pennsylvania and a J.D. from the University of Pennsylvania.

        Todd A. Fisher has been a Director of Rockwood Holdings since 2000, a member of KKR & Co. LLC since January 2001 and an executive of Kohlberg Kravis Roberts & Co. since 1993. Prior to joining KKR, he was with Goldman, Sachs & Co. in its Corporate Finance department. He is a member of the Board of Directors of Accuride Corporation, Alea Group Holdings AG, BRW Acquisition Corp., which is the parent of Bristol West Insurance Group, Layne Christensen Company and Willis Group Holdings Limited. Mr. Fisher has a B.A. from Brown University, a M.A. from Johns Hopkins University, and a M.B.A. from The Wharton School, University of Pennsylvania.

        Brian F. Carroll has been a Director of Rockwood Holdings since 2000 and an executive of Kohlberg Kravis Roberts & Co. since 1995. Prior to joining KKR, Mr. Carroll was with Donaldson Lufkin & Jenrette Securities Corporation. Mr. Carroll is a member of the Board of Directors of The Boyds Collection, Ltd., AEP Industries Inc. and Borden Chemical, Inc. Mr. Carroll has a B.S. from the University of Pennsylvania and a M.B.A. from Stanford University.

        Fredrik Sjödin has been a Director of Rockwood Holdings since 2003 and an executive of Kohlberg Kravis Roberts & Co. since 2000. Prior to joining KKR, Mr. Sjödin was with Salomon Brothers International Ltd. Mr. Sjödin has a M.Sc. from the Stockholm School of Economics, Sweden and a M.B.A. from the Leonard N. Stern School of Business, New York University.

Committees of the Board of Directors

        Our board of directors has an audit committee and a compensation committee.

Audit Committee

        The audit committee is comprised of Perry Golkin, Todd A. Fisher and Brian F. Carroll. The audit committee is responsible for (1) selecting the independent auditors, (2) approving the overall scope of the audit, (3) assisting the board in monitoring the integrity of our financial statements, the independent accountant's qualifications and independence, the performance of the independent accountants and our internal audit function and our compliance with legal and regulatory requirements and (4) handling such other matters that are specifically delegated to the audit committee by the board of directors from time to time.

Compensation Committee

        The compensation committee is comprised of Edward A. Gilhuly, Perry Golkin and Todd A. Fisher. The compensation committee is responsible for (1) reviewing key employee compensation policies, plans and programs, (2) reviewing and approving the compensation of our executive officers, (3) reviewing and approving employment contracts and other similar arrangements between us and our executive officers, (4) reviewing and consulting with the chief executive officer on the selection of officers and evaluation of executive performance and other related matters, (5) administration of stock compensation plans and (6) such other matters that are specifically delegated to the compensation committee by the board of directors from time to time.

Employment Agreements

  Employment Agreement with Mr. Ghasemi

        Our ultimate parent, Rockwood Holdings, has entered into an employment agreement with Mr. Ghasemi, pursuant to which he is serving as our Chairman and Chief Executive Officer. The agreement automatically renews for successive one-year periods, unless either party gives 60 days advance written notice not to renew the term of the agreement prior to any such extension date.

        The agreement provides Mr. Ghasemi with an annual base salary of $1,000,000 and a target annual bonus award equal to 100% of his base salary (subject to our achievement of specified performance targets), both of which may be increased in the discretion of Rockwood Holdings' board of directors.

        The agreement also provides Mr. Ghasemi with a non-qualified supplemental pension benefit, in respect of which Holdings made an initial contribution of $2,500,000 to a grantor trust established for the benefit of Mr. Ghasemi, and Holdings is required to make continuing contributions of $48,000 per month into such trust until the date of termination of his employment. Mr. Ghasemi will be fully vested in the supplemental pension benefit effective December 31, 2003, subject to his continued employment with Rockwood Holdings on such date. Upon Mr. Ghasemi's termination of employment, he will receive the amounts in the trust over the twelve months immediately following the date of termination. In the event of a "change of control" of Rockwood Holdings, or any termination of his employment other than without "good reason" by him or for "cause" by Rockwood Holdings (all such terms are defined in the agreement), in any case occurring prior to December 31, 2003, Mr. Ghasemi will become fully vested in his supplemental pension benefit at such time. Either party may terminate the agreement at any time; however, Mr. Ghasemi must give at least 180 days advance written notice to terminate his employment (other than in connection with his notice not to renew the terms of the employment agreement, as otherwise described above).

        The agreement also required Mr. Ghasemi to purchase a certain number of shares of Rockwood Holdings common stock, and in connection therewith, provided Mr. Ghasemi with a grant of restricted stock units (payable in shares of Rockwood Holdings' common stock) which vest in equal quarterly installments over a three-year period and a grant of time options to purchase a certain number of shares of Holdings' common stock which vest over a five-year period.

        Mr. Ghasemi's employment agreement also provides that if his employment is terminated by Rockwood Holdings without "cause," (which includes Rockwood Holdings' nonrenewal of the term of the employment agreement as described above) or if he resigns for "good reason," he will be entitled to receive:

  •
  accrued but unpaid current compensation;

  •
  continued payment, in equal installments over the 24-month period following any such termination, of an amount equal to two times the sum of (x) his then base salary and (y) either (i) his target annual bonus (100% of base salary), or (ii) the average of his annual bonuses, if any, earned or payable in respect of the two full fiscal years of Rockwood Holdings prior to the date of his termination, such bonus amount depending upon whether Mr. Ghasemi's employment terminates before or after such two fiscal years have elapsed; and

  •
  full vesting of his supplemental pension benefit (as described above), plus 12 additional monthly contributions to the supplemental pension benefit trust.

        The agreement also contains certain restrictive covenants relating to confidentiality, non-competition and non-solicitation.

        In addition, our other executive officers are subject to at-will employment arrangements with us that include provisions for severance payments in certain circumstances.

  Employment Agreement with Mr. Zatta

        We have entered into an employment agreement with Mr. Zatta, pursuant to which he is serving as our Vice President and Chief Financial Officer. The agreement provides for an annual base salary, subject to potential increase on an annual basis, a signing bonus, a company automobile allowance and entitles him to participate in our health, welfare, retirement and bonus programs.

        Under his employment agreement, Mr. Zatta was entitled to purchase shares of common stock in accordance with the terms and conditions of the Management Shareholders Agreement. Mr. Zatta's employment agreement may be terminated by us for any reason at any time or by Mr. Zatta with six months' prior written notice. If his employment is terminated for any reason except for "cause", he is entitled to a payment equal to his base salary in effect at the termination date for a period of twelve months following the date we cease to utilize his services.

  Employment Agreement with Mr. Riordan

        We have entered into an employment agreement with Mr. Riordan pursuant to which he is serving as our Vice President, General Counsel and Secretary. The employment agreement is terminable upon twelve months prior written notice by us or six months prior written notice by Mr. Riordan. The employment agreement provides for base monthly salary, subject to potential increase on an annual basis, a company automobile, and entitles him to participate in our health, welfare, retirement and bonus programs.

        Mr. Riordan's employment agreement also provides that if his employment is involuntarily terminated, other than for "cause," as defined in the agreement, or he resigns with "good reason," as defined in the agreement, he will be entitled to (i) a lump sum cash payment equal to his three months base salary, (ii) continuation of health care coverage, to the extent applicable for a specified period of time, (iii) continued use of a company car for a period of twelve months, (iv) a severance payment equal to two weeks base salary plus one week salary for each year of service and, (v) a further severance payment of three months salary.

        Both Mr. Zatta's and Mr. Riordan's employment agreements contain provisions relating to confidential information and covenants not to compete for a period of one year in the event we continue to pay current salary and benefits for that period.

Directors' Compensation

        Our non-employee directors receive $30,000 annually for fulfilling their duties as directors, together with reimbursement of expenses. Employee directors are not separately compensated for their services as directors.

Executive Compensation

  Summary Compensation Table

        The following table shows all compensation awarded to, earned by, or paid to our Chief Executive Officer and two other remaining executive officers whose salary and bonus for the year ended December 31, 2002 exceeded $100,000. We refer to them as the "named executive officers."

					Long-Term Compensation
		Annual Compensation
							Securities Under- lying Options(#)
Name and Principal Position	Year	Salary	Bonus	Other Annual Compen- sation(1)	Restricted Stock Award			LTIP Payouts ($)	All Other Compen- sation
Seifi Ghasemi Chairman and Chief Executive Officer	2002	$1,000,000	$1,421,727	$49,364	$333,335	(2)	—	—	$3,204,280	(3)

Robert J. Zatta Vice President and Chief Financial Officer	2002	351,250	328,064	32,949	—		—	—	17,500	(4)

Thomas J. Riordan Vice President & Secretary, Law & Administration	2002	276,500	258,754	22,496	—		—	—	31,694	(5)

(1)
For each of Mr. Ghasemi, Mr. Zatta, and Mr. Riordan, the amount includes gross up and taxable portion of company provided basic life insurance of over $50,000. In addition, the amount includes a car allowance of approximately $36,000 for Mr. Ghasemi, $30,000 for Mr. Zatta and $20,000 for Mr. Riordan.

(2)
Represents the dollar value of the aggregate restricted stock units held by Mr. Ghasemi at the end of 2002. These restricted stock units (payable in shares of Rockwood Holdings' common stock) were granted under his employment agreement with Rockwood Holdings and vest in equal quarterly installments over a three year period. See "—Employment Agreements—Employment Agreement with Mr. Ghasemi."

(3)
Represents (i) an initial contribution of $2.5 million to a non-qualified supplemental pension benefit made in January 2002, (ii) an aggregate contribution of $576,000 ($48,000 per month) into the grantor trust established for the benefit of Mr. Ghasemi, plus (iii) an additional contribution of $96,000 into the trust for November and December 2001 that had been deferred until 2002, and (iv) $14,280 of annual premium paid by us during 2002 with respect to life insurance for the benefit of Mr. Ghasemi. The contributions to the non-qualified supplemental pension will fully vest on December 31, 2003. See "—Employment Agreements—Employment Agreement with Mr. Ghasemi."

(4)
Represents company contributions into various qualified plans.

(5)
Represents company contributions into various qualified and non-qualified plans.

  Aggregated Option/SAR Exercises in Last Fiscal Year and FY-End/SAR Values

			Number of Securities Underlying Unexercised Options/SARs at FY-End (%)
					Value of Unexercised In- the-Money Options/SARs at FY-End ($) Exercisable/ Unexercisable)
	Shares Acquired on Exercise ($)(1)	Value Realized ($)(1)
Name			Exercisable	Unexercisable
Seifi Ghasemi	—	—	1200	10,800	—
Thomas J. Riordan	—	—	400	3600	—
Robert J. Zatta	—	—	184	3496	—

(1)
None of the named executive officers exercised any stock options during 2002.

Stock Purchase and Option Plan

        General.    We have adopted the Amended and Restated 2003 Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries (formerly the 2000 Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries) (the "Stock Plan"), which provides for the grant of incentive stock options (within the meaning of Section 422 of the Internal Revenue Code), options that are not incentive stock options, and various other stock-based grants, including the shares of common stock of Rockwood Holdings ("Holdings Stock") sold to, and options granted to the executives (and other key employees), as described below under "Management Equity Participation Program." At present, under the Stock Plan we have granted options as part incentive stock options (to the maximum extent permitted by applicable law) and the remainder as non-incentive stock options. The options are generally granted as follows: 50 percent vest and become exercisable over the passage of time, which we refer to as "time options", assuming the optionee continues to be employed by us, and 50 percent vest and become exercisable over time based upon the achievement of certain performance targets, which we refer to as "performance options."

        Exercise Price.    The exercise price of the options is the fair market value of the shares underlying the options on the date of the grant of the option, unless otherwise specified for particular options.

        Vesting of Time Options.    Time options generally become exercisable by the holder of the option in installments over a five-year period in accordance with the following vesting schedule: 10% of the Holdings Stock subject to the time option on each of the first two anniversaries of an established date, which is currently November 20, 2000 or the date of the individual grant; 25% of the Holdings Stock subject to the time option on each of the third and fourth anniversaries, and the final 30% of the Holdings Stock subject to the time options on the fifth anniversary; however, the time option will become earlier exercisable as to 20% for each of the anniversaries through which an employee has completed employment in the event that an employee's employment is terminated as a result of death, Permanent Disability, Retirement, without Cause by the employee's employer, or for Good Reason by the employee. All of these terms are defined in the Stock Plan and related documents.

        Vesting of Performance Options.    Performance options generally become exercisable on the eighth anniversary of the grant date; however, a portion of the performance option will become earlier exercisable as to 25% of the Holdings Stock subject to the performance option, beginning on the second anniversary of the date the option is granted and on each anniversary thereafter, in the event and to the extent that we achieve certain performance targets, which targets are based on our achievement of certain annual and cumulative Adjusted EBITDA and return on capital targets. In the event that we do not achieve our performance targets in any given fiscal year, the performance option will only become exercisable with respect to the corresponding percentage of the option scheduled to be exercisable for that year if, in a later year, we achieve our cumulative EBITDA and return on capital targets.

        Effect of Change in Control of Holdings.    In addition, upon the occurrence of a change in control of Rockwood Holdings, as defined in the Stock Plan, the exercisability of the time options will automatically accelerate with respect to 100% of the shares of Holdings Stock subject to the time options, but the exercisability of the performance options will only accelerate to the extent that after the acceleration of such exercisability, KKR has achieved a specified internal rate of return.

        Miscellaneous.    The options will only be transferable by will or pursuant to applicable laws of descent and distribution upon the death of the optionee. The Stock Plan may be amended or terminated by Rockwood Holdings' board of directors at any time.

        Management Equity Participation Program.    Pursuant to the Stock Plan, we have adopted a management equity participation program under which certain members of our senior management were given the opportunity to purchase Holdings Stock, and were entitled to receive options to purchase additional shares of Holdings Stock, depending upon the initial number of shares each employee purchased in Rockwood Holdings. Management currently holds approximately 2% of the outstanding common equity interests in Rockwood Holdings, or 10% on a fully-diluted basis.

        We have made loans to certain of the employees in order to assist them in purchasing, in whole or in part, their Holdings Stock pursuant to the Management Equity Participation Program. The loans are repayable on the earliest to occur of (i) the fifth anniversary of the date the employee purchases his or her Holdings Stock, (ii) certain terminations of employment and (iii) the receipt by the employee of any proceeds from the sale or other disposition of his or her Holdings Stock. The loans are secured by all of an employee's Holdings Stock, including any Holdings Stock obtained upon exercise of any stock options held by the employee. We currently have approximately $0.7 million in outstanding loans to 10 of our employees, including two of our executive officers.

        The shares of Holdings Stock initially purchased by the employees, the options granted to the employees and the shares of Holdings Stock an employee may receive upon exercise of an option, are subject to transfer restrictions until the fifth anniversary of the date the employees originally purchased their Holdings Stock, and are also subject to certain risks of forfeiture, in whole or in part, prior to such fifth anniversary, including, without limitation, our right to repurchase the Holdings Stock and vested options, upon termination of an employee's employment. See the information described under the caption "Related Party Transactions—Management Stockholder's Agreement."

PRINCIPAL STOCKHOLDERS

Beneficial Ownership

        Rockwood Holdings owns 100% of the issued and outstanding common stock of Rockwood Specialties Consolidated, Inc., which owns 100% of the issued and outstanding shares of Rockwood Specialties International, Inc., which owns 100% of the issued and outstanding shares of Rockwood Specialties Group, Inc. The following sets forth information as of December 15, 2003 with respect to the beneficial ownership of the common stock of Rockwood Holdings by (i) each person who is known by us to beneficially own more than 5% of the Rockwood Holdings common stock, (ii) each of the directors and executive officers of Rockwood Holdings, (iii) all directors and executive officers of Rockwood Holdings and Rockwood Specialties Group, Inc. as a group and (iv) certain key employees of our subsidiaries, as well as certain other parties. Unless otherwise indicated, the address of each person named in the table below is c/o Rockwood Specialties Group, Inc., 100 Overlook Center, Princeton, NJ 08540.

Name and Address of Beneficial Owner	Beneficial Ownership of Rockwood Holdings Common Stock(1)	Percentage of Rockwood Holdings Common Stock
KKR Millenium GP LLC(2)	28,000	4.4%
KKR 1996 GP LLC(3)	564,000	92.9%
Edward A. Gilhuly(2)(3)	592,000	93.2%
Perry Golkin(2)(3)	592,000	93.2%
Todd A. Fisher(2)(3)	592,000	93.2%
Brian F. Carroll(2)(3)	592,000	93.2%
Fredrik Sjodin(2)(3)	592,000	93.2%
Allianz Lebensversicherungs-AG, Stuttgart(4)	21,191	3.5%
Merrill Lynch Capital Corporation(5)	9,082	1.5%
Seifi Ghasemi(6)	4,903	*
Robert J. Zatta(7)	1,288	*
Stephen Ainscough(8)	1,900	*
Stephen M. D'Onfro(9)	1,254	*
Robert Gingue(8)	1,900	*
Ronald L. Rapaport(8)	1,900	*
Thomas J. Riordan(8)	1,900	*
Vernon Sumner(10)	1,064	*
All directors and executive officers of Rockwood Holdings and Rockwood Specialties Group as a group (7 persons)	600,091	93.9%

*
Less than 1%.

(1)
The amounts and percentages of Rockwood Holdings common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a "beneficial owner" of a security if that person has or shares "voting power," which includes the power to vote or to direct the voting of such security, or "investment power," which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Under these rules, more than one person may be deemed to be a beneficial owner of such securities as to which such person has an economic interest.

(2)
Rockwood Holdings shares shown as beneficially owned by KKR Millennium GP LLC reflect shares of common stock issuable upon exercise of warrants owned of record by KKR Millennium Fund L.P. KKR Millennium GP LLC is the general partner of KKR Associates Millennium L.P., which is the general partner of the KKR Millennium Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alex Navab and Neil Richardson, as members of KKR Millennium GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR Millennium GP LLC, but disclaim such beneficial ownership. Messrs. Brian F. Carroll and Fredrik Sjodin are directors of Rockwood Holdings and executives of KKR. They disclaim beneficial ownership of any of Rockwood Holdings shares beneficially owned by KKR. The address of KKR Millennium GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, New York 10019.

(3)
Rockwood Holdings shares shown as beneficially owned by KKR 1996 GP LLC are owned of record by KKR 1996 Fund L.P. KKR 1996 GP LLC is the general partner of KKR Associates 1996 L.P., which is the general partner of KKR 1996 Fund L.P. Messrs. Henry R. Kravis, George R. Roberts, James H. Greene, Jr., Paul E. Raether, Michael W. Michelson, Perry Golkin, Scott Stuart, Edward A. Gilhuly, Johannes P. Huth, Todd A. Fisher, Alex Navab and Neil Richardson, as members of KKR 1996 GP LLC, may be deemed to share beneficial ownership of any shares beneficially owned by KKR 1996 GP LLC, but disclaim such beneficial ownership. Messrs. Brian F. Carroll and Fredrik Sjodin are directors of Rockwood Holdings and executives of KKR. They disclaim beneficial ownership of any Rockwood Holdings shares beneficially owned by KKR. The address of KKR 1996 GP LLC and each individual listed above is c/o Kohlberg Kravis Roberts & Co., L.P., 9 West 57th Street, New York, New York 10019.

(4)
The address for such person is Reinsburgstrasse 19, D-70178 Stuttgart, Germany.

(5)
The address for such person is c/o Merrill Lynch & Co., 4 World Financial Center, North Tower, New York, NY 10080.

(6)
Rockwood Holdings shares shown as beneficially owned by Mr. Ghasemi includes 2,400 shares underlying exercisable stock options held by him.

(7)
Rockwood Holdings shares shown as beneficially owned by Mr. Zatta includes 368 shares underlying exercisable stock options held by him.

(8)
Rockwood Holdings shares shown as beneficially owned by each of Mr. Ainscough, Mr. Gingue, Mr. Rapaport and Mr. Riordan includes 900 shares underlying exercisable stock options held by each of them.

(9)
Rockwood Holdings shares shown as beneficially owned by Mr. D'Onfro includes 594 shares underlying exercisable stock options held by him.

(10)
Rockwood Holdings shares shown as beneficially owned by Mr. Summer includes 304 shares underlying exercisable stock options held by him.

RELATED PARTY TRANSACTIONS

Agreements

  Investors' Rights Agreement

        Rockwood Holdings has entered into an investors rights agreement, dated November 20, 2000, with Merrill Lynch Capital Corporation and KKR. Pursuant to this agreement, Rockwood Holdings issued shares of its common stock to Merrill Lynch Capital Corporation for a purchase price of $.01 per share, in consideration for making a pay-in-kind loan to Rockwood Specialties Consolidated, Inc., a subsidiary of Rockwood Holdings, formerly known as K-L Sub 1 Inc.

        The shares of common stock issued to Merrill Lynch Capital Corporation are subject to certain restrictions on transfer. In addition, prior to a public offering of shares of common stock of Rockwood Holdings, holders of the common stock as "Investors" under the agreement must offer their shares to Rockwood Holdings prior to any transfer of the shares. The shares may, however, be transferred to persons, or their designees, that become lenders under the pay-in-kind loan facility.

        If KKR sells shares of common stock representing more than 40% of the number of shares originally purchased by them to any third party, then the holders of common stock as "Investors" under the agreement have customary rights to participate in the sale on a pro rata basis with KKR. In addition, if KKR proposes to transfer more than 50% of the number of shares originally purchased by them to any third party, KKR may require that such holders transfer their shares on the same terms. The agreement also provides the holders of shares under the agreement with certain pre-emptive rights to purchase shares of common stock or other voting capital stock of Rockwood Holdings if Rockwood Holdings issues shares of common stock or such voting capital stock.

  Management Stockholder's Agreement

        In connection with the KKR Acquisition, Rockwood Holdings entered into a management stockholder's agreement, dated as of February 2, 2001, with KKR and the other members of its management that hold shares of its common stock. The following summary of the terms of that agreement should be read in conjunction with the information described under the caption "Management—Stock Purchase and Option Plan."

        Restrictions on Transfers.    The management stockholder's agreement imposes significant restrictions on transfers of shares of common stock. Pursuant to the management stockholder's agreement, except for certain permitted transfers and sales of shares of common stock pursuant to an effective registration statement under the Securities Act, the shares of common stock generally will be non-transferable by any means at any time prior to the fifth anniversary of the date the stockholder executed the management stockholder's agreement and acquired the shares of common stock.

        Right of First Refusal.    At any time after the fifth anniversary of the management stockholder's agreement and prior to the occurrence of a Public Offering, as defined in the management stockholder's agreement, if the stockholder receives a bona fide offer to purchase any or all of his or her shares of common stock from a third party (including, without limitation, in connection with proposed sales of securities by the stockholder pursuant to a registration statement under the Securities Act and any applicable state securities law or under an available exemption from registration under the Securities Act, including Rule 144 under the Securities Act if such Rule is then available, and any applicable state securities law, but excluding any proposed sale pursuant to said Rule 144 (subject to such Rule being available) after a Public Offering has occurred) which the stockholder wishes to accept, then Rockwood Holdings will have a right of first refusal, for a period of 30 days, to purchase, or to arrange for a third party to purchase, all of the shares of common stock subject to such offer either (i) at the same price and on the same terms and conditions as such offer or (ii) if such offer includes any consideration other than cash, then at the sole option of Rockwood Holdings, at the equivalent all cash price, determined in good faith by Rockwood Holdings' Board of Directors. If at the end of such 30 day period, Rockwood Holdings has not tendered the purchase price for the shares of common stock, the stockholder may during the succeeding 30-day period sell not less than all of the shares of common stock covered by such offer to the third party at a price and on terms no less favorable to the purchaser than those of such offer.

        Resale of Stock and Options to Rockwood Holdings Upon a Repurchase Event.    If, on or prior to the fifth anniversary of the management stockholder's agreement, the stockholder is still employed by Rockwood Holdings or any of its subsidiaries and the stockholder either dies or becomes permanently disabled (any such event is a "Repurchase Event"), then the stockholder, the stockholder's estate or a trust the sole beneficiaries of which are either the stockholder or the immediate family members of the stockholder, as the case may be, will have the right, for a period of 60 days following the date that is six months and a day after the occurrence of the Repurchase Event, to require Rockwood Holdings to purchase all of the shares of common stock then held by such stockholder, the stockholder's estate and/or the trust, as the case may be, at the fair market value. In the event the stockholder exercises this right, Rockwood Holdings will also purchase all of the outstanding exercisable options held by the stockholder, at a price equal to the excess, if any, of the fair market value over the exercise price of the option. If the option price is zero or a negative number, the stockholder's outstanding stock options, whether or not then exercisable, will be automatically terminated upon the repurchase of the shares of common stock.

        Rockwood Holding's Option to Repurchase Stock and Options of the Stockholder.    Rockwood Holdings will have the right to repurchase shares of common stock and options held by stockholders upon the occurrence of certain events, including the termination of the stockholder's employment, at various repurchase prices.

        Limitation on Call Right; Repurchase Prices.    Rockwood Holdings will not be required to complete the repurchase of any stockholder's, stockholder's estate's or stockholder's trust's shares of common stock or options if such repurchase would not be permitted by the terms of any debt instruments to which Rockwood Holdings, or its subsidiaries, is subject. See "Risk Factors—Restrictive Covenants in Our Debt Instruments." In any such case, the closing of the repurchase may occur on the first business day, which is ten calendar days after it could take place without violating any of the foregoing restrictions. For purposes of calculating the amount to be paid in respect of the options, the number of exercisable options will be fixed as of the date on which the repurchase would have been completed in the absence of the circumstances described above, but the fair market value will be calculated as of the last day of the month preceding the later of (i) the month in which the event giving rise to the repurchase occurs and (ii) the month in which the repurchase date occurs.

  Sale Participation Agreement

        KKR has entered into a sale participation agreement, dated February 2, 2001, with each member of our management who owns shares of common stock of Rockwood Holdings. The sale participation agreement grants to the stockholders the right to participate in any sale for cash or other consideration of shares of common stock by KKR occurring prior to the fifth anniversary of the first Public Offering, as defined in the sale participation agreement. The stockholder will be able to sell the maximum number of shares of common stock then held by such stockholder or acquired under exercisable options, which is proportional to the number of shares being sold by KKR in relation to the number of shares then owned by KKR.

        If KKR receives an offer from a person to purchase at least a majority of the shares of common stock then owned by KKR, and such offer is accepted by KKR, the stockholder, stockholder's estate and stockholder's trust may be required, if so requested by KKR, to sell in such transaction on the same terms and conditions as to be paid and given to KKR, up to the same number of shares of common stock that the stockholder, stockholder's estate and stockholder's trust would be able to sell pursuant to the preceding paragraph.

        Shares of common stock sold by a stockholder pursuant to the sale participation agreement will not be subject to any restrictions on transfer imposed by the management stockholder's agreement.

  Management Services Agreement with KKR

        We paid a transaction fee to KKR of $8.1 million in connection with the closing of the KKR Acquisition. In addition, in connection with the KKR Acquisition, Rockwood Holdings has entered into a management services agreement with KKR. Under this agreement, KKR will provide consulting and management advisory services to us for an annual fee of $0.6 million. This annual fee will be paid by our U.S. subsidiaries.

  Registration Rights Agreement

        KKR and Rockwood Holdings have entered into a registration rights agreement, dated November 20, 2000, pursuant to which the holders of shares of common stock of Rockwood Holdings will have the right to register their shares with the SEC along with KKR in the event that KKR sells shares of Rockwood Holdings common stock in a Public Offering, as that term is defined in the management stockholder's agreement. The shares of common stock registered in this manner will not be subject to any restrictions on transfer imposed by the management stockholder's agreement.

        A stockholder will be able to register the maximum number of shares of common stock then held by such stockholder, or acquired under exercisable options, which is proportional to the number of shares being registered by KKR in relation to the number of shares then owned by KKR.

Rockwood Specialties Consolidated, Inc. Pay-in-kind Loans/Notes

        In connection with the KKR Acquisition, Rockwood Specialties Consolidated, Inc., one of our parent companies, borrowed $100.0 million under a pay-in-kind unsecured subordinated loan facility made by Merrill Lynch Capital Corporation, an affiliate of Merrill Lynch & Co. The proceeds of the Rockwood Specialties Consolidated pay-in-kind, or PIK, loans were contributed to us as common equity.

        The PIK loans mature on November 20, 2011 and bear PIK interest at a rate of 15% per year. It is intended that the PIK loans will be replaced prior to their maturity through an exchange with Rockwood Specialties Consolidated for PIK notes, which will bear the same interest rate as the PIK loans and will have a maturity date of November 20, 2011. As of September 30, 2003, the aggregate principal amount of such loans and notes had accreted to $151.4 million.

        As part of the issuance of the Rockwood Specialties Consolidated PIK notes, Merrill Lynch Capital Corporation has entered into a board observer's agreement with Rockwood Specialties Consolidated which rights thereunder have been assigned to Allianz in connection with the purchase by Allianz of $70.0 million initial face value of Rockwood Specialties Consolidated PIK notes.

Rockwood Specialties International, Inc. Senior Discount Notes

        Concurrently with the private offering of the outstanding notes, Rockwood Specialties International, Inc., our immediate parent company, issued senior discount notes resulting in gross proceeds of $70.0 million ($111.6 million aggregate principal amount at maturity). The proceeds of these senior discount notes were contributed to us as common equity.

        These senior discount notes do not require Rockwood Specialties International to pay cash interest until 2007, at which point interest will accrue on the notes at a rate of 12% per annum. Concurrently with this private offering of our outstanding notes, the initial purchasers and/or their affiliates purchased the senior discount notes and immediately following such purchase, such entities sold such senior discount notes to affiliates of KKR. Rockwood Specialties International will rely on income generated from our operations, paid to it as dividends, to make these interest payments. The senior discount notes will mature on August 15, 2011.

        Affiliates of KKR that own the senior discount notes as a result of such purchase will not sell the senior discount notes until the maturity date of the senior discount notes (or such earlier date on which they are redeemed, repaid or are otherwise no longer outstanding), except that such affiliates of KKR may sell the senior discount notes (i) to other affiliates, including, potentially, a small portion thereof to members of our management, (ii) in connection with or following a change of control transaction or event after which affiliates of KKR own less than 50% of the voting stock of Rockwood Holdings (or any successor thereto) and (iii) if the 15% PIK Loans and Notes due 2011 of Rockwood Specialties Consolidated, Inc. have been redeemed or repaid with the proceeds of an equity offering or cash flow generated by us and our subsidiaries.

Rockwood Holdings, Inc. Preferred Stock

        In connection with the Refinancing, Rockwood Holdings, our ultimate parent company, issued $25.0 million aggregate liquidation preference of its preferred stock to affiliates of KKR. The preferred stock pays dividends at 15% per annum and is redeemable by Rockwood Holdings at its option at any time. Holders of the preferred stock participate in any dividends paid on the common stock. The preferred stock is also convertible into common stock of Rockwood Holdings, at the option of the holder, on or after an initial public offering of common stock of Rockwood Holdings at a conversion price equal to the then current market price, subject to adjustment. In addition, upon a change of control of Rockwood Holdings, the holder will be able to require Rockwood Holdings to repurchase the preferred stock at 101% of the aggregate liquidation preference and accrued and unpaid dividends plus 1% of the aggregate consideration paid to holders of common stock in the change of control transaction, subject to adjustment. When the preferred stock is redeemed or converted into common stock, the holder will also receive 1% of the aggregate value of Rockwood Holdings' common stock in cash or, in the case of conversion, additional shares of common stock of Rockwood Holdings, subject to adjustment. The proceeds from the issuance of the preferred stock were contributed to us as common equity. In connection therewith, Rockwood Holdings issued to affiliates of KKR warrants, exercisable at any time at a specified exercise price, to purchase 28,000 additional shares of common stock of Rockwood Holdings.

Loans to Management

        In connection with our Management Equity Participation Program, we made loans to certain members of our management, including two of our executive officers, in order to assist them in purchasing, in whole or in part, their Holdings Stock. These loans accrue interest at the applicable federal rate at the time of investment, and are repayable upon the earliest to occur of (1) the fifth anniversary of the date the Holdings Stock was purchased, (2) certain terminations of employment, and (3) the receipt by the borrower of any proceeds from the sale or other disposition of his or her Holdings Stock. See "Management—Stock Purchase and Option Plan."

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

        In connection with the Refinancing, Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., Rockwood Specialties Consolidated, Inc. and Rockwood Holdings, Inc. entered into a new senior secured credit agreement with JPMorgan Chase Bank, as administrative agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as syndication agent, Goldman Sachs Credit Partners L.P. and General Electric Capital Corporation, as documentation agents, and certain other lenders. Subsequent to the Refinancing, on December 8, 2003 (referred to as the restatement effective date), we amended and restated the senior secured credit agreement. The following summary of the material terms of the new senior credit facilities, as amended, which we refer to as the "new senior credit facilities," that are contained therein, is generalized and not complete. We refer the readers to the Amendment and Restatement Agreement filed as Exhibit 10.1 to the Registration Statement of which this prospectus forms a part for more information.

New Senior Credit Facilities

  Structure

        The new senior credit facilities consist of:

  •
  senior secured tranche A term loans in an aggregate principal amount of $102.7 million made available to Rockwood Specialties Limited in euros;

  •
  senior secured tranche B term loans in an aggregate principal amount of $52.4 million made available to Rockwood Specialties Limited in euros;

  •
  senior secured tranche C term loans in an aggregate principal amount of $290.0 million made available to Rockwood Specialties Group, Inc. in U.S. dollars; and

  •
  senior secured revolving credit loans in an aggregate principal amount of $100.0 million made available to Rockwood Specialties Group, Inc. and Rockwood Specialties Limited in U.S. dollars, euros and/or pounds sterling. A portion of the revolving credit facility, pursuant to which such revolving credit loans are made available, are available in the form of letters of credit and swingline loans.

  Availability

        The full amount of each of the tranche A term loans and the tranche B term loans were drawn in a single drawing on the closing of the Refinancing. The full amount of the tranche C term loans was drawn in a single drawing on the restatement effective date. Amounts borrowed under the term loan facilities that are repaid or prepaid may not be reborrowed. Loans and letters of credit under the revolving credit facility are available as of the closing date of the new senior credit facilities and at any time prior to the maturity of the revolving credit facility. Amounts repaid under the revolving credit facility may be reborrowed.

  Interest and Fees

        The interest rates per annum under the revolving credit facility and the tranche A term loan facility are, at our option, Adjusted LIBOR plus 3.50% or, in the case of loans denominated in U.S. dollars, ABR plus 2.25%, which may, in each case, be subject to step downs determined by reference to a performance test. The interest rates per annum under the tranche B term loan facility are, at our option Adjusted LIBOR plus 3.50%. The interest rates per annum under the tranche C term loan facility are, at our option, Adjusted LIBOR plus 2.75% or ABR plus 1.50%. Adjusted LIBOR is the London inter-bank offered rate adjusted for statutory reserves. ABR is the alternate base rate, which is the highest of JPMorgan Chase Bank's prime rate, the federal funds effective rate plus 1/2 of 1% and a base CD rate plus 1%. The base CD rate will be adjusted for statutory reserves and FDIC assessment rates.

        We may elect interest periods of 1, 2, 3 or 6 months (or in the case of revolving credit loans, 9 or 12 months, to the extent available from all lenders under the revolving credit facility) for Adjusted LIBOR borrowings. The calculation of interest will be on the basis of actual days elapsed in a year of 360 days (or 365 or 366 days, as the case may be, in the case of ABR loans based on the prime rate) and interest will be payable at the end of each interest period and, in any event, at least every 3 months or 90 days, as the case may be.

        The new senior credit facilities require payment of customary commitment, letter of credit and other fees.

  Guarantees; Security

        All obligations of Rockwood Specialties Group, Inc. and Rockwood Specialties Limited under the new senior credit facilities, any interest rate, foreign exchange or other hedging agreements entered into with any lender under the new senior credit facilities (or any affiliate thereof) are guaranteed by Rockwood Specialties International, Inc. and each of Rockwood Specialties Group, Inc.'s existing and subsequently acquired or organized direct or indirect domestic subsidiaries, subject to certain exceptions.

        All obligations of Rockwood Specialties Limited under the new senior credit facilities, any interest rate, foreign exchange or other hedging agreements entered into with any lender under the new senior credit facilities (or any affiliate thereof) are guaranteed by Rockwood Specialties Group, Inc. and each existing and subsequently acquired or organized direct or indirect foreign subsidiary of Rockwood Specialties Group, Inc., subject to certain exceptions.

        The obligations of Rockwood Specialties Group, Inc. and Rockwood Specialties Limited under the new senior credit facilities, any interest rate, foreign exchange or other hedging agreements entered into with any lender under the new senior credit facilities (or any affiliate thereof) and the guarantees of the new senior credit facilities are secured by, subject to certain exceptions, first-priority security interests in the following: (a) substantially all the tangible and intangible assets (including but not limited to accounts receivable, inventory, contract rights, trademarks, trade names, patents, equipment, real property and proceeds of the foregoing) of Rockwood Specialties Group, Inc. and its existing or subsequently acquired or organized direct or indirect domestic subsidiaries, subject to exceptions, (b) (i) all the capital stock of or other equity interests in Rockwood Specialties Group, Inc. and each existing or subsequently acquired or organized direct or indirect domestic subsidiary of Rockwood Specialties Group, Inc. and (ii) 65% of the capital stock of or other equity interests in each existing or subsequently acquired or organized direct foreign subsidiary of either Rockwood Specialties Group, Inc. or any domestic subsidiary of Rockwood Specialties Group, Inc. or, in any case in which Rockwood Specialties Group, Inc. or any such domestic subsidiary directly holds less than 65% of such stock or equity interests, all such stock or equity interests (in each case, subject to certain exceptions) held by Rockwood Specialties Group, Inc. or such domestic subsidiary and (c) all indebtedness having an aggregate principal amount in excess of $5.0 million held by Rockwood Specialties Group, Inc. and each existing or subsequently acquired or organized direct or indirect domestic subsidiary of Rockwood Specialties Group, Inc.

        The obligations of Rockwood Specialties Limited under the new senior credit facilities and any interest rate, foreign exchange or other hedging agreements entered into with any lender under the new senior credit facilities (or any affiliate thereof) and the guarantees made by our foreign subsidiaries under the new senior credit facilities are secured by, subject to certain exceptions, first-priority security interests in the following: (a) substantially all the tangible and intangible assets (including but not limited to accounts receivable, inventory, contract rights, trademarks, trade names, patents, equipment, real property and proceeds of the foregoing) of the existing or subsequently acquired or organized foreign subsidiaries of Rockwood Specialties Group, Inc., subject to certain exceptions, (b) all the capital stock of or other equity interests in each existing or subsequently acquired or organized direct or indirect foreign subsidiary of Rockwood Specialties Group, Inc., including Rockwood Specialties Limited and (c) all indebtedness having an aggregate principal amount in excess of $5.0 million held by the existing or subsequently acquired or organized foreign subsidiaries of Rockwood Specialties Group, Inc.

  Maturity, Amortization and Prepayments

        The tranche A term loans will mature on July 23, 2009 and will amortize on a semi-annual basis. Each of the tranche B term loans and the tranche C term loans will mature on July 23, 2010 and will amortize on a semi-annual basis. The revolving credit facility will mature on July 23, 2009.

        In addition, we are required to make the following mandatory prepayments of the loans under our new senior credit facilities. Term loans shall be prepaid, in each case subject to certain exceptions, with:

  •
  100% of the net cash proceeds of all sales or other dispositions by Rockwood Specialties Group, Inc. or any of its restricted subsidiaries under the new senior credit facilities of assets (including capital stock of subsidiaries of Rockwood Specialties Group, Inc. or any restricted subsidiary) other than net cash proceeds (a) from the sale or other disposition of assets in the ordinary course of business or (b) that are reinvested in the business of Rockwood Specialties Group, Inc. and its restricted subsidiaries within 24 months of the sale or other disposition.

  •
  100% of the net cash proceeds of issuances of debt obligations (including the net cash proceeds of issuances of certain permitted pay-in-kind notes, but otherwise excluding certain debt obligations permitted by the new senior credit facilities).

  •
  50% of excess cash flow in respect of any fiscal year, subject to meeting or exceeding a performance test to be agreed upon.

        The above-described mandatory prepayments shall be allocated between the term loan facilities pro rata, subject to special application provisions to be agreed upon, provided that, at the option of Rockwood Specialties Group, Inc., the net proceeds of any sale or transfer of accounts receivable (including pursuant to a securitization) may be applied to repay borrowings under the revolving credit facility (which repayments shall be accompanied by a concurrent reduction in availability under the revolving credit facility commitments by an amount equal to the amount of the borrowings prepaid).

  Affirmative Covenants

        Under the new senior credit facilities, Rockwood Specialties Group, Inc., Rockwood Specialties Limited, Rockwood Specialties International, Inc., Rockwood Specialties Consolidated, Inc. and/or Rockwood Holdings, Inc. are subject to various affirmative covenants, including, but not limited to, covenants with respect to:

  •
  delivery of annual audited financial statements, other financial information and notices of defaults or events of default under the credit agreement with respect to the new senior credit facilities, material litigation and certain environmental matters;

  •
  inspection of books and records;

  •
  maintenance of insurance;

  •
  payment of taxes;

  •
  maintenance of corporate franchises;

  •
  compliance with laws;

  •
  delivery of ERISA related notices;

  •
  maintenance of properties;

  •
  transactions with affiliates;

  •
  maintenance of fiscal year and fiscal quarters;

  •
  additional guarantors and grantors of collateral;

  •
  pledges of additional stock and indebtedness;

  •
  use of proceeds;

  •
  changes in business;

  •
  further assurances; and

  •
  maintenance of Rockwood Specialties Limited as a wholly-owned subsidiary of Rockwood Specialties Group, Inc.

  Negative Covenants

        The new senior credit facilities contain various restrictive covenants which limit the ability of Rockwood Specialties Group, Inc. and its subsidiaries, including Rockwood Specialties Limited, and in certain cases, Rockwood Specialties Consolidated, Inc., Rockwood Holdings, Inc. and Rockwood Specialties International, among other things:

  •
  to incur indebtedness and other liabilities;

  •
  to create liens;

  •
  to merge or consolidate;

  •
  to dispose of assets;

  •
  to make investments;

  •
  to pay dividends and make payments to shareholders;

  •
  to make payments on certain indebtedness or to amend documents related to certain indebtedness; and

  •
  to enter into sale leaseback transactions.

        In addition, the new senior credit facilities impose limitations on business and activities of Rockwood Specialties Consolidated, Inc., Rockwood Holdings, Inc. and Rockwood Specialties International.

        For purposes of calculating compliance with the negative covenants regarding the incurrence of indebtedness and the creation of liens as of any date, indebtedness will be converted to U.S. dollars based on exchange rate in effect at the time of such incurrence.

        For purposes of calculating compliance with the other negative convenants as of any date, indebtedness will be converted to U.S. dollars based on average daily exchange rates for the twelve-month period ending on such date.

  Financial Covenants

        The new senior credit facilities contain the following financial covenants:

  •
  a consolidated total debt to consolidated EBITDA test;

  •
  a consolidated EBITDA to consolidated interest expense test; and

  •
  limitations on capital expenditures.

        For purposes of calculating compliance with the financial covenants as of any date, indebtedness will be converted to U.S. dollars based on average daily exchange rates for the twelve-month period ending on such date.

  Events of Default

        The new senior credit facilities contain customary events of default, in each case with customary and appropriate grace periods and thresholds, including, but not limited to:

  •
  nonpayment of principal or interest;

  •
  breaches of representations and warranties in any material respect;

  •
  violation of covenants;

  •
  cross default or cross acceleration;

  •
  certain liquidation, insolvency and bankruptcy events;

  •
  certain ERISA matters;

  •
  actual or asserted invalidity of guarantees of the new senior credit facilities or material impairment of security interests granted to secure the new senior credit facilities;

  •
  failure of the obligations under the new senior credit facilities to constitute senior indebtedness under the documents governing the Subordinated Notes or certain other permitted subordinated indebtedness;

  •
  material unsatisfied judgments; and

  •
  change of control events.

        Upon the occurrence of an event of default under the new senior credit facilities, the lenders will be able to terminate the commitments under the new senior credit facilities, and declare all amounts, including accrued interest, under the new senior credit facilities to be due and payable and take certain other actions, including enforcement of rights in respect of the collateral securing the new senior credit facilities.

  Loan Reallocation Mechanism

        The documentation for the new senior credit facilities provide that, upon an event that results in the acceleration of loans outstanding under the new senior credit facilities, (a) the commitments under the revolving credit facility will be automatically terminated and (b) the lenders under the new senior credit facilities will automatically and without further act be deemed to have exchanged interests in the new senior credit facilities such that, as a result, each such lender's outstanding credit exposures to Rockwood Specialties Group, Inc. and Rockwood Specialties Limited will be allocated pro rata between the revolving credit facility and the term loan facilities based on the percentage of the total credit exposures outstanding under all new senior credit facilities represented by the total credit exposures outstanding under each such individual credit facility.

DESCRIPTION OF THE NOTES

General

        The outstanding notes were issued, and the exchange notes will be issued, under an indenture (the "Indenture"), dated as of July 23, 2003, between Rockwood Specialties Group, Inc., as Issuer, certain of the Issuer's direct and indirect Domestic Subsidiaries, as Guarantors, and The Bank of New York, as Trustee (the "Trustee"). A copy of the Indenture has been filed as an exhibit to the registration statement of which this prospectus forms a part. Upon the issuance of exchange notes, or the effectiveness of a shelf registration statement, the Indenture will be subject to and governed by the Trust Indenture Act of 1939. The terms of the notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The following summary of the material provisions of the Indenture does not purport to be complete and we refer the readers to the Indenture for more information, including the definitions therein of certain terms used below. The definitions of certain terms used in the following summary are set forth below under "—Certain Definitions." For purposes of this summary, the term "notes" refers to both the outstanding notes and the exchange notes. In addition,

  •
  the term "Issuer" refers only to Rockwood Specialties Group, Inc., and not to any of its Subsidiaries or parent companies, and

  •
  the term "Guarantor" refers to each Restricted Subsidiary that Guarantees the notes.

        The notes are general unsecured obligations of the Issuer and are subordinated in right of payment to all existing and future Senior Indebtedness of the Issuer. As of September 30, 2003, the aggregate amount of the Issuer's outstanding Senior Indebtedness was $445.1 million and the Issuer's Subsidiaries which are Guarantors had $445.1 million of Senior Indebtedness. The Indenture permits the incurrence of additional Senior Indebtedness in the future. See "Risk Factors—Substantial Leverage" and "—Ability to Service Debt."

        The Guarantors, as primary obligors and not merely as sureties, jointly and severally irrevocably and unconditionally guarantee, on a senior subordinated basis, the performance and full and punctual payment when due, whether at maturity, by acceleration or otherwise, of all obligations of the Issuer under the Indenture and the notes, whether for payment of principal of or interest on or liquidated damages in respect of the notes, expenses, indemnification or otherwise, on the terms set forth in the Indenture by executing the Indenture. As of the date of the Indenture, all Restricted Subsidiaries that are Domestic Subsidiaries (other than certain special-purpose Restricted Subsidiaries formed in connection with Receivable Facilities) are Guarantors. Each of the guarantees are general unsecured obligations of the relevant Guarantors and are subordinated in right of payment to all existing and future Senior Indebtedness of such Guarantor.

Subordination

        The payment of the Subordinated Note Obligations is subordinated in right of payment, as set forth in the Indenture, to the prior payment in full in cash or cash equivalents of all Senior Indebtedness, whether outstanding on the date of the Indenture or thereafter incurred. Upon any distribution to creditors of the Issuer in a liquidation or dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to it or its property, an assignment for the benefit of creditors or any marshalling of its assets and liabilities, the holders of Senior Indebtedness will be entitled to receive payment in full in cash or cash equivalents of such Senior Indebtedness and all outstanding Letter of Credit Obligations will be fully cash collateralized before the Holders of the notes will be entitled to receive any payment with respect to the Subordinated Note Obligations, and until all Senior Indebtedness is paid in full in cash or cash equivalents, any distribution to which the Holders of the notes would be entitled shall be made to the holders of Senior Indebtedness, except that Holders of the notes may receive

          (1)   shares of stock and any debt securities that are subordinated at least to the same extent as the notes to

            (a)   Senior Indebtedness and

            (b)   any securities issued in exchange for Senior Indebtedness and

          (2)   payments made from the trusts described under "—Legal Defeasance and Covenant Defeasance".

        The Issuer also may not make any payment upon or in respect of the Subordinated Note Obligations, except in stock or such subordinated securities described above or from the trust described under "—Legal Defeasance and Covenant Defeasance", if

  •
  a default in the payment of the principal of, premium, if any, or interest on, or of unreimbursed amounts under drawn letters of credit or in respect of bankers' acceptances or fees relating to letters of credit or bankers' acceptances constituting, Senior Indebtedness occurs and is continuing beyond any applicable period of grace (a "payment default"), or

  •
  any other default occurs and is continuing with respect to Designated Senior Indebtedness that permits holders of the Designated Senior Indebtedness as to which such default relates to accelerate its maturity without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, (a "non-payment default"), and the Trustee receives a payment blockage notice with respect to such default from a representative of holders of such Designated Senior Indebtedness.

        Payments on the notes, including any missed payments, may and shall be resumed:

  •
  in the case of a payment default, upon the date on which such default is cured or waived or shall have ceased to exist or such Senior Indebtedness shall have been discharged or paid in full in cash or cash equivalents and all outstanding Letter of Credit Obligations shall have been fully cash collateralized; and

  •
  in case of a non-payment default, unless the holders of the Designated Senior Indebtedness have or a representative of such holders has accelerated the maturity of such Designated Senior Indebtedness and such Designated Senior Indebtedness has not been repaid in full, the earlier of

            (x)   the date on which such non-payment default is cured or waived,

            (y)   179 days after the date on which the applicable payment blockage notice is received (each such period a "payment blockage period"), or

            (z)   the date such payment blockage period shall be terminated by written notice to the Trustee from the requisite holders of such Designated Senior Indebtedness necessary to terminate such period or from their representative.

        No new payment blockage period may be commenced until 365 days have elapsed since the effectiveness of the immediately preceding payment blockage notice. However, if any payment blockage notice within such 365-day period is given by or on behalf of any holders of Designated Senior Indebtedness, other than the agent under the Senior Credit Facilities, the agent under the Senior Credit Facilities may give another payment blockage notice within such period. In no event, however, may the total number of days during which any payment blockage period or periods is in effect exceed 179 days in the aggregate during any 365 consecutive day period. No non-payment default that existed or was continuing on the date of delivery of any payment blockage notice to the trustee shall be, or be made, the basis for a subsequent payment blockage notice unless such default shall have been cured or waived for a period of not less than 90 days.

        If the Issuer fails to make any payment on the notes when due or within any applicable grace period, whether or not on account of the payment blockage provision referred to above, such failure would constitute an Event of Default under the Indenture and would enable the Holders of the notes to accelerate the maturity of the notes.

        The Indenture further requires that the Issuer promptly notify holders of Senior Indebtedness if payment of the notes is accelerated because of an Event of Default.

        As a result of the subordination provisions described above, in the event of insolvency, bankruptcy, administration, reorganization, receivership or similar proceedings relating to the Issuer, Holders of the notes may recover less ratably than creditors of the Issuer or any of the Guarantors who are holders of Senior Indebtedness. As of September 30, 2003, the aggregate amount of the Issuer's outstanding Senior Indebtedness was $445.1 million, all of which would have represented both direct borrowings, as well as guarantees of borrowings, under the Senior Credit Facilities, and the Issuer's Subsidiaries which are Guarantors had $445.1 million of Senior Indebtedness, all of which would have represented guarantees of borrowings under the Senior Credit Facilities. As of September 30, 2003 the Issuer's non-Guarantor subsidiaries had total liabilities, including trade payables, of $552.7 million, including $445.1 million of borrowings and guarantees under our Senior Credit Facilities. The Indenture permits the Issuer and the Guarantors to incur additional indebtedness, including additional Senior Indebtedness under the Senior Credit Facilities, subject to certain limitations. Although the Indenture contains limitations on the amount of additional Indebtedness that the Issuer, the Guarantors and the Issuer's non-Guarantor Subsidiaries may incur, under certain circumstances the amount of such Indebtedness could be substantial and, in any case, such Indebtedness may be Senior Indebtedness. See "—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock."

        Each Guarantee is an unsecured senior subordinated obligation of the Guarantor issuing such Guarantee, ranking pari passu with all other existing and future senior subordinated indebtedness of such Guarantor if any. The Indebtedness evidenced by each such Guarantee is subordinated on substantially the same basis to such Guarantor's Senior Indebtedness as the notes are subordinated to Senior Indebtedness of the Issuer.

        "Designated Senior Indebtedness" means:

  •
  Senior Indebtedness under the Senior Credit Facilities; and

  •
  any other Senior Indebtedness permitted under the Indenture the principal amount of which is $25.0 million or more and that has been specifically designated in the instrument evidencing such Senior Indebtedness by the Issuer as Designated Senior Indebtedness.

        "Senior Indebtedness" means:

  •
  the Obligations under the Senior Credit Facilities; and

  •
  the Obligations under any other Indebtedness permitted to be incurred by the Issuer under the terms of the Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the notes, including interest accruing subsequent to the filing of, or which would have accrued but for the filing of, a petition for bankruptcy, in accordance with and at the rate specified in the documents evidencing or governing such Senior Indebtedness, to the extent that such interest is an allowable claim in such bankruptcy proceeding. Notwithstanding anything to the contrary in the foregoing, Senior Indebtedness does not include:

  •
  any liability for foreign, federal, state, local or other taxes owed or owing by the Issuer;

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  any obligation of the Issuer to its direct or indirect parent corporations or to any of its Subsidiaries or to any other Affiliate of the Issuer or any of such Affiliate's Subsidiaries;

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  any amounts owed by the Issuer for compensation to employees or for services rendered to the Issuer;

  •
  any accounts payable or trade liabilities, including obligations in respect of funds held for the account of third parties, arising in the ordinary course of business, including guarantees thereof or instruments evidencing such liabilities, other than obligations in Letter of Credit Obligations;

  •
  any Indebtedness that is incurred in violation of the Indenture;

  •
  Indebtedness which, when incurred and without respect to any election under Section 1111(b) of Title 11, United States Code, is without recourse to the Issuer;

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  any Indebtedness, guarantee or obligation of the Issuer which is subordinate or junior to any other Indebtedness, guarantee or obligation of the Issuer;

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  Indebtedness evidenced by the notes;

  •
  Capital Stock of the Issuer; and

  •
  amounts owing under leases (other than Capitalized Lease Obligations).

        "Senior Indebtedness" of any guarantor of the notes, including the Guarantors, has a correlative meaning.

        "Subordinated Note Obligations" means any principal of, premium, if any, and interest on the notes payable pursuant to the terms of the notes or upon acceleration, together with and including any amounts received upon the exercise of rights of rescission or other rights of action, including claims for damages, or otherwise, to the extent relating to the purchase price of the notes or amounts corresponding to such principal, premium, if any, or interest on the notes.

        The notes rank senior in right of payment to all Subordinated Indebtedness of the Issuer. At the time of the issuance of the exchange notes, the Issuer had, and at the time of the issuance of the exchange notes, the Issuer will have, no Subordinated Indebtedness.

Principal, Maturity and Interest

        The Indenture provides for the issuance by the Issuer of notes with a maximum aggregate principal amount of $475.0 million, of which $375.0 million were issued in the private offering of outstanding notes. The Issuer may issue additional notes from time to time under the Indenture ("Additional Notes"), up to the maximum aggregate principal amount permitted under the Indenture. Any offering of Additional Notes is subject to the covenant described below under the caption "—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock". The notes and any Additional Notes subsequently issued under the Indenture will be treated as a single class for all purposes under the Indenture. Unless the context requires otherwise, references to "notes" for all purposes of the Indenture and this "Description of Notes" include any Additional Notes that are actually issued.

        Interest on the notes accrues at the rate of 10 5/8% per annum and is payable semi-annually in arrears on May 15 and November 15, commencing on November 15, 2003, to Holders of record on the immediately preceding May 1 and November 1. Interest on the notes accrues from the most recent date to which interest has been paid or, if no interest has been paid, from the date of issuance of the notes. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, premium, if any, and interest on the notes are payable at the office or agency of the Issuer maintained for such purpose within the City and State of New York or, at the option of the Issuer, payment of interest may be made by check mailed to the Holders of the notes at their respective addresses set forth in the register of Holders; provided that all payments of principal, premium, if any, and interest with respect to notes represented by one or more permanent global notes registered in the name of or held by DTC or its nominee will be made by wire transfer of immediately available funds to the accounts specified by the Holder or Holders thereof. Until otherwise designated by the Issuer, the Issuer's office or agency in New York will be the office of the trustee maintained for such purpose. The outstanding notes were issued, and the exchange notes will be issued, in denominations of $1,000 and integral multiples thereof.

Mandatory Redemption

        Except as set forth below under "—Repurchase at the Option of Holders," the Issuer is not required to make mandatory redemption or sinking fund payments with respect to the notes.

Optional Redemption

        Except as described below, the notes are not redeemable at the Issuer's option until May 15, 2007. From and after May 15, 2007, the Issuer may redeem the notes, in whole or in part, upon not less than 30 nor more than 60 days' prior notice by first class mail, postage prepaid, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest thereon, if any, to the applicable redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, if redeemed during the twelve-month period beginning on May 15 of each of the years indicated below:

Year	Redemption Price
2007	105.313%
2008	103.542%
2009	101.771%
2010 and thereafter	100.000%

        In addition, on or prior to May 15, 2006, the Issuer may, at its option, redeem up to 35% of the aggregate principal amount of notes issued under the Indenture at a redemption price equal to 110.625% of the aggregate principal amount thereof, plus accrued and unpaid interest thereon, if any, to the redemption date, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date, with the net proceeds of one or more Equity Offerings of the Issuer or any direct or indirect parent of the Issuer to the extent such net proceeds are contributed to the Issuer; provided that at least 65% of the sum of the aggregate principal amount of notes originally issued under the Indenture and any Additional Notes issued under the Indenture after the Issue Date remains outstanding immediately after the occurrence of each such redemption; provided further that each such redemption occurs within 90 days of the date of closing of each such Equity Offering.

        The Trustee shall select the notes to be purchased in the manner described under "—Repurchase at the Option of Holders—Asset Sales—Selection and Notice."

Repurchase at the Option of Holders

  Change of Control

        If a Change of Control occurs, the Issuer will make an offer to purchase all of the notes pursuant to the offer described below (the "Change of Control Offer") at a price in cash (the "Change of Control Payment") equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest, if any, to the date of purchase, subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date. Within 30 days following any Change of Control, the Issuer will send notice of such Change of Control Offer by first class mail, with a copy to the Trustee, to each Holder of notes to the address of such Holder appearing in the security register with a copy to the Trustee, with the following information:

          (1)   a Change of Control Offer is being made pursuant to the covenant entitled "Change of Control," and that all notes properly tendered pursuant to such Change of Control Offer will be accepted for payment;

          (2)   the purchase price and the purchase date, which will be no earlier than 30 days nor later than 60 days from the date such notice is mailed (the "Change of Control Payment Date");

          (3)   any note not properly tendered will remain outstanding and continue to accrue interest;

          (4)   unless the Issuer defaults in the payment of the Change of Control Payment, all notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

          (5)   Holders electing to have any notes purchased pursuant to a Change of Control Offer will be required to surrender the notes, with the form entitled "Option of Holder to Elect Purchase" on the reverse of the notes completed, to the paying agent specified in the notice at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Payment Date;

          (6)   Holders will be entitled to withdraw their tendered notes and their election to require the Issuer to purchase such notes, provided that the paying agent receives, not later than the close of business on the last day of the Offer Period, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder of the notes, the principal amount of notes tendered for purchase, and a statement that such Holder is withdrawing his tendered notes and his election to have such notes purchased; and

          (7)   that Holders whose notes are being purchased only in part will be issued new notes equal in principal amount to the unpurchased portion of the notes surrendered, which unpurchased portion must be equal to $1,000 or an integral multiple thereof.

        While the notes are in global form and the Issuer makes an offer to purchase all of the notes pursuant to the Change of Control Offer, a Holder may exercise its option to elect for the purchase of the notes through the facilities of DTC, subject to its rules and regulations.

        Prior to complying with the provisions of this covenant, but in any event within 30 days following a Change of Control, the Issuer will either repay all its outstanding Senior Indebtedness that prohibits it from repurchasing notes in a Change of Control Offer or obtain the requisite consents, if any, under any outstanding Senior Indebtedness in each case necessary to permit the repurchase of the notes required by this covenant, provided that the failure to repay such Indebtedness or obtain such consent will not affect the obligation to make a Change of Control Offer.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        On the Change of Control Payment Date, the Issuer will, to the extent permitted by law,

          (1)   accept for payment all notes or portions thereof properly tendered pursuant to the Change of Control Offer,

          (2)   deposit with the paying agent an amount equal to the aggregate Change of Control Payment in respect of all notes or portions thereof so tendered and

          (3)   deliver, or cause to be delivered, to the Trustee for cancellation the notes so accepted together with an officers' certificate stating that such notes or portions thereof have been tendered to and purchased by the Issuer.

        The paying agent will promptly mail to each Holder of the notes the Change of Control Payment for such notes, and the Trustee will promptly authenticate and mail to each Holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any, provided, that each such new note will be in a principal amount of $1,000 or an integral multiple thereof. The Issuer will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

        The Senior Credit Facilities will (subject to limited exceptions) and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may, prohibit the Issuer from purchasing any notes as a result of a Change of Control and/or provide that certain change of control events with respect to the Issuer would constitute a default thereunder. In the event a Change of Control occurs at a time when the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to permit the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, the Issuer will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders under certain circumstances.

        The existence of a Holder's right to require the Issuer to repurchase such Holder's notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Issuer in a transaction that would constitute a Change of Control.

  Asset Sales

        The Indenture provides that the Issuer will not, and will not permit any Restricted Subsidiary to, cause, make or suffer to exist an Asset Sale, unless

          (1)   the Issuer or such Restricted Subsidiary, as the case may be, receives consideration at the time of such Asset Sale at least equal to the fair market value (as determined in good faith by the Issuer) of the assets sold or otherwise disposed of and

          (2)   except in the case of a Permitted Asset Swap, at least 75% of the consideration therefor received by the Issuer or such Restricted Subsidiary, as the case may be, is in the form of cash or Cash Equivalents; provided that the amount of

            (a)   any liabilities (as shown on the Issuer's, or such Restricted Subsidiary's, most recent balance sheet or in the notes thereto) of the Issuer or any Restricted Subsidiary, other than liabilities that are by their terms subordinated to the notes, that are assumed by the transferee of any such assets and for which the Issuer and all Restricted Subsidiaries have been validly released by all creditors in writing,

            (b)   any securities received by the Issuer or such Restricted Subsidiary from such transferee that are converted by the Issuer or such Restricted Subsidiary into cash (to the extent of the cash received) within 180 days following the closing of such Asset Sale and

            (c)   any Designated Noncash Consideration received by the Issuer or any Restricted Subsidiary in such Asset Sale having an aggregate fair market value, taken together with all other Designated Noncash Consideration received pursuant to this clause (c) that is at that time outstanding, not to exceed the greater of (x) $75.0 million and (y) 7.0% of Total Assets at the time of the receipt of such Designated Noncash Consideration, with the fair market value of each item of Designated Noncash Consideration being measured at the time received and without giving effect to subsequent changes in value, shall be deemed to be cash for purposes of this provision and for no other purpose.

        Within 365 days after the Issuer's or any Restricted Subsidiary's receipt of the Net Proceeds of any Asset Sale, the Issuer or such Restricted Subsidiary, at its option, may apply the Net Proceeds from such Asset Sale

          (1)   to permanently reduce

            (x)   Obligations under the Senior Credit Facilities, and to correspondingly reduce commitments with respect thereto,

            (y)   Obligations under other Senior Indebtedness (and to correspondingly reduce commitments with respect thereto) or Senior Subordinated Indebtedness provided that if the Issuer shall so reduce Obligations under Senior Subordinated Indebtedness, it will equally and ratably reduce Obligations under the notes if the notes are then prepayable or, if the notes may not then be prepaid, the Issuer shall make an offer (in accordance with the procedures set forth below for an Asset Sale Offer) to all Holders to purchase their notes at 100% of the principal amount thereof, plus the amount of accrued but unpaid interest, if any, on the amount of notes that would otherwise be prepaid, or

            (z)   Indebtedness of a Restricted Subsidiary which is not a Guarantor, other than Indebtedness owed to the Issuer or another Restricted Subsidiary,

          (2)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) capital expenditures or (c) acquisitions of other assets, in each of (a), (b) and (c), used or useful in a Similar Business, and/or

          (3)   to an investment in (a) any one or more businesses, provided that such investment in any business is in the form of the acquisition of Capital Stock and results in the Issuer or a Restricted Subsidiary, as the case may be, owning an amount of the Capital Stock of such business such that it constitutes a Restricted Subsidiary, (b) properties or (c) other assets that, in each of (a), (b) and (c) replace the businesses, properties and assets that are the subject of such Asset Sale.

        Any Net Proceeds from the Asset Sale that are not invested or applied as provided and within the time period set forth in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $15.0 million, the Issuer shall make an offer to all Holders of the notes, and, if required by the terms of any Indebtedness that is pari passu with the notes ("Pari Passu Indebtedness"), to the holders of such Pari Passu Indebtedness, (an "Asset Sale Offer"), to purchase the maximum principal amount of notes and such Pari Passu Indebtedness, that is an integral multiple of $1,000 that may be purchased out of the Excess Proceeds at an offer price in cash in an amount equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the date fixed for the closing of such offer, in accordance with the procedures set forth in the Indenture. The Issuer will commence an Asset Sale Offer with respect to Excess Proceeds within ten business days after the date that Excess Proceeds exceeds $15.0 million by mailing the notice required pursuant to the terms of the Indenture, with a copy to the Trustee. To the extent that the aggregate amount of notes and such Pari Passu Indebtedness tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Issuer may use any remaining Excess Proceeds for general corporate purposes, subject to other covenants contained in the Indenture. If the aggregate principal amount of notes or the Pari Passu Indebtedness surrendered by such holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the notes and such Pari Passu Indebtedness to be purchased on a pro rata basis based on the accreted value or principal amount of the notes or such Pari Passu Indebtedness tendered. Upon completion of any such Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

        Pending the final application of any Net Proceeds pursuant to this covenant, the Issuer or the applicable Restricted Subsidiary may apply such Net Proceeds temporarily to reduce Indebtedness outstanding under a revolving credit facility or otherwise invest such Net Proceeds in any manner not prohibited by the Indenture.

        The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of the notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture, the Issuer will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

        The Senior Credit Facilities prohibit, and future credit agreements or other agreements relating to Senior Indebtedness to which the Issuer becomes a party may prohibit, the Issuer from purchasing any notes pursuant to this Asset Sales covenant. In the event the Issuer is prohibited from purchasing the notes, the Issuer could seek the consent of its lenders to the purchase of the notes or could attempt to refinance the borrowings that contain such prohibition. If the Issuer does not obtain such consent or repay such borrowings, it will remain prohibited from purchasing the notes. In such case, the Issuer's failure to purchase tendered notes would constitute an Event of Default under the Indenture. If, as a result thereof, a default occurs with respect to any Senior Indebtedness, the subordination provisions in the Indenture would restrict payments to the Holders of the notes under certain circumstances.

  Selection and Notice

        If less than all of the notes or such Pari Passu Indebtedness are to be redeemed at any time, selection of such notes for redemption, will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which such notes are listed, or, if such notes are not so listed, on a pro rata basis, by lot or by such other method as the Trustee shall deem fair and appropriate; provided that no notes of $1,000 or less shall be purchased or redeemed in part.

        Notices of purchase or redemption shall be mailed by first class mail, postage prepaid, at least 30 but not more than 60 days before the purchase or redemption date to each Holder of notes to be purchased or redeemed at such Holder's registered address. If any note is to be purchased or redeemed in part only, any notice of purchase or redemption that relates to such note shall state the portion of the principal amount thereof that has been or is to be purchased or redeemed.

        A new note in principal amount equal to the unpurchased or unredeemed portion of any note purchased or redeemed in part will be issued in the name of the Holder thereof upon cancellation of the original note. On and after the purchase or redemption date, unless the Issuer defaults in payment of the purchase or redemption price, interest shall cease to accrue on notes or portions thereof purchased or called for redemption.

Certain Covenants

  Limitation on Restricted Payments.

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly:

          (1)   declare or pay any dividend or make any distribution on account of the Issuer's or any Restricted Subsidiary's Equity Interests, including any dividend or distribution payable in connection with any merger or consolidation other than

            (A)  dividends or distributions by the Issuer payable in Equity Interests (other than Disqualified Stock) of the Issuer or in options, warrants or other rights to purchase such Equity Interests or

            (B)  dividends or distributions by a Restricted Subsidiary so long as, in the case of any dividend or distribution payable on or in respect of any class or series of securities issued by a Subsidiary other than a Wholly Owned Subsidiary, the Issuer or a Restricted Subsidiary receives at least its pro rata share of such dividend or distribution in accordance with its Equity Interests in such class or series of securities;

          (2)   purchase, redeem, defease or otherwise acquire or retire for value any Equity Interests of the Issuer or any direct or indirect parent of the Issuer, including in connection with any merger or consolidation;

          (3)   make any principal payment on, or redeem, repurchase, defease or otherwise acquire or retire for value in each case, prior to any scheduled repayment, sinking fund payment or maturity, any Subordinated Indebtedness, other than

            (x)   Indebtedness permitted under clauses (g) and (h) of the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (y)   the purchase, repurchase or other acquisition of Subordinated Indebtedness purchased in anticipation of satisfying a sinking fund obligation, principal installment or final maturity, in each case due within one year of the date of purchase, repurchase or acquisition; or

          (4)   make any Restricted Investment;

(all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as "Restricted Payments"), unless, at the time of such Restricted Payment:

            (a)   no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

            (b)   immediately after giving effect to such transaction on a pro forma basis, the Issuer could incur $1.00 of additional Indebtedness under the provisions of the first paragraph of the covenant described "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock"; and

            (c)   such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Issuer and its Restricted Subsidiaries after the Issue Date (including Restricted Payments permitted by clauses (1), (2) (with respect to the payment of dividends on Refunding Capital Stock pursuant to clause (b) thereof only), (4) (only to the extent that amounts that could have been paid pursuant to such clause if $5.0 million and $10.0 million were substituted in such clause for $10.0 million and $20.0 million respectively), (5), (6)(A) and (C) and (9) of the next succeeding paragraph, but excluding all other Restricted Payments permitted by the next succeeding paragraph), is less than the sum of

            (1)   50% of the Consolidated Net Income of the Issuer for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the Issue Date, to the end of the Issuer's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment, or, in the case such Consolidated Net Income for such period is a deficit, minus 100% of such deficit, plus

            (2)   100% of the aggregate net cash proceeds and the fair market value, as determined in good faith by the board of directors, of marketable securities received by the Issuer since immediately after the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (m) of the second paragraph of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") from the issue or sale of

            (x)   Equity Interests of the Issuer, including Retired Capital Stock (as defined below), but excluding cash proceeds and marketable securities received from the sale of

              (A)  Equity Interests to members of management, directors or consultants of the Issuer, any direct or indirect parent corporation of the Issuer and the Issuer's Subsidiaries after the Issue Date to the extent such amounts have been applied to Restricted Payments made in accordance with clause (4) of the next succeeding paragraph and

              (B)  Designated Preferred Stock

        and to the extent actually contributed to the Issuer, Equity Interests of the Issuer's direct or indirect parent corporations (excluding contributions of the proceeds from the sale of Designated Preferred Stock of such corporations) or

            (y)   debt securities of the Issuer that have been converted into such Equity Interests of the Issuer;

        provided, however, that this clause (2) shall not include the proceeds from (a) Refunding Capital Stock (as defined below), (b) Equity Interests or converted debt securities of the Issuer sold to a Restricted Subsidiary or the Issuer, as the case may be, (c) Disqualified Stock or debt securities that have been converted into Disqualified Stock or (d) Excluded Contributions, plus

            (3)   100% of the aggregate amount of cash and marketable securities contributed to the capital of the Issuer following the Issue Date (other than net cash proceeds to the extent such net cash proceeds have been used to incur Indebtedness, Disqualified Stock or preferred stock pursuant to clause (m) of the second paragraph of "Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock") (other than by a Restricted Subsidiary and other than by any Excluded Contributions), plus

            (4)   100% of the aggregate amount received in cash and the fair market value of marketable securities received by means of

              (A)  the sale or other disposition (other than to the Issuer or a Restricted Subsidiary) of Restricted Investments made by the Issuer and its Restricted Subsidiaries and repurchases and redemptions of such Restricted Investments from the Issuer and its Restricted Subsidiaries and repayments of loans or advances which constitute Restricted Investments by the Issuer and its Restricted Subsidiaries or

              (B)  the sale (other than to the Issuer or a Restricted Subsidiary) of the stock of an Unrestricted Subsidiary or a distribution from an Unrestricted Subsidiary (other than in each case to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment) or a dividend from an Unrestricted Subsidiary plus

            (5)   in the case of the redesignation of an Unrestricted Subsidiary as a Restricted Subsidiary, the fair market value of the Investment in such Unrestricted Subsidiary, as determined by the board of directors in good faith or if, in the case of an Unrestricted Subsidiary, such fair market value may exceed $25.0 million, in writing by an independent investment banking firm of nationally recognized standing, at the time of the redesignation of such Unrestricted Subsidiary as a Restricted Subsidiary, other than an Unrestricted Subsidiary to the extent the Investment in such Unrestricted Subsidiary was made by the Issuer or a Restricted Subsidiary pursuant to clause (7) or (10) of the next succeeding paragraph or to the extent such Investment constituted a Permitted Investment.

          The foregoing provisions will not prohibit:

            (1)   the payment of any dividend within 60 days after the date of declaration thereof, if at the date of declaration such payment would have complied with the provisions of the Indenture;

            (2)   (a) the redemption, repurchase, retirement or other acquisition of any Equity Interests ("Retired Capital Stock") or Subordinated Indebtedness of the Issuer, or any Equity Interests of any direct or indirect parent corporation of the Issuer, in exchange for, or out of the proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary) of, Equity Interests of the Issuer (in each case, other than any Disqualified Stock) ("Refunding Capital Stock") and (b) if immediately prior to the retirement of Retired Capital Stock, the declaration and payment of dividends thereon was permitted under clause (6) of this paragraph, the declaration and payment of dividends on the Refunding Capital Stock (other than Refunding Capital Stock the proceeds of which were used to redeem, repurchase, retire or otherwise acquire any Equity Interests of any direct or indirect parent corporation of the Issuer) in an aggregate amount per year no greater than the aggregate amount of dividends per annum that was declarable and payable on such Retired Capital Stock immediately prior to such retirement;

            (3)   the redemption, repurchase or other acquisition or retirement of Subordinated Indebtedness of the Issuer made by exchange for, or out of the proceeds of the substantially concurrent sale of, new Indebtedness of the Issuer which is incurred in compliance with "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" so long as

              (A)  the principal amount of such new Indebtedness does not exceed the principal amount of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired for value, plus the amount of any reasonable premium required to be paid under the terms of the instrument governing the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired,

              (B)  such Indebtedness is subordinated to Senior Indebtedness and the notes at least to the same extent as such Subordinated Indebtedness so purchased, exchanged, redeemed, repurchased, acquired or retired for value,

              (C)  such Indebtedness has a final scheduled maturity date equal to or later than the final scheduled maturity date of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired and

              (D)  such Indebtedness has a Weighted Average Life to Maturity equal to or greater than the remaining Weighted Average Life to Maturity of the Subordinated Indebtedness being so redeemed, repurchased, acquired or retired;

            (4)   a Restricted Payment to pay for the repurchase, retirement or other acquisition or retirement for value of common Equity Interests of the Issuer or any of its direct or indirect parent corporations held by any future, present or former employee, director or consultant of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement; provided, however, that the aggregate Restricted Payments made under this clause (4) do not exceed in any calendar year $10.0 million (with unused amounts in any calendar year being carried over to succeeding calendar years subject to a maximum (without giving effect to the following proviso) of $20.0 million in any calendar year); provided further that such amount in any calendar year may be increased by an amount not to exceed

              (A)  the cash proceeds from the sale of Equity Interests of the Issuer and, to the extent contributed to the Issuer, Equity Interests of any of the Issuer's direct or indirect parent corporations, in each case to members of management, directors or consultants of the Issuer, any of its Subsidiaries or any of its direct or indirect parent corporations that occurs after the Issue Date, to the extent the cash proceeds from the sale of such Equity Interests have not otherwise been applied to the payment of Restricted Payments by virtue of clause (c) of the preceding paragraph, plus

              (B)  the cash proceeds of key man life insurance policies received by the Issuer and its Restricted Subsidiaries after the Issue Date less

              (C)  the amount of any Restricted Payments previously made pursuant to clauses (A) and (B) of this clause (4);

      and provided further that cancellation of Indebtedness owing to the Issuer from members of management of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary in connection with a repurchase of Equity Interests of the Issuer or any of its direct or indirect parent corporations will not be deemed to constitute a Restricted Payment for purposes of this covenant or any other provision of the Indenture;

            (5)   the declaration and payment of dividends to holders of any class or series of Disqualified Stock of the Issuer or any other Restricted Subsidiary issued in accordance with the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" to the extent such dividends are included in the definition of Fixed Charges;

            (6)   (A) the declaration and payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) issued by the Issuer after the Issue Date;

              (B)  the declaration and payment of dividends to a direct or indirect parent corporation of the Issuer, the proceeds of which will be used to fund the payment of dividends to holders of any class or series of Designated Preferred Stock (other than Disqualified Stock) of such parent corporation issued after the Issue Date, provided that the amount of dividends paid pursuant to this clause (B) shall not exceed the aggregate amount of cash actually contributed to the Issuer from the sale of such Designated Preferred Stock; or

              (C)  the declaration and payment of dividends on Refunding Capital Stock in excess of the dividends declarable and payable thereon pursuant to clause (2);

      provided, however, in the case of each of (A), (B) and (C) of this clause (6), that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of issuance of such Designated Preferred Stock or the declaration of such dividends on Refunding Capital Stock, after giving effect to such issuance or declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.00 to 1.00;

            (7)   Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (7) that are at the time outstanding, without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities, not to exceed $25.0 million at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

            (8)   repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

            (9)   the payment of dividends on the Issuer's Common Stock, following the first public offering of the Issuer's Common Stock or the Common Stock of any of its direct or indirect parent corporations after the Issue Date, of up to 6% per annum of the net proceeds received by or contributed to the Issuer in such public offering, other than public offerings with respect to the Issuer's Common Stock registered on Form S-8 and other than any public sale constituting an Excluded Contribution;

            (10) Investments that are made with Excluded Contributions;

            (11) other Restricted Payments in an aggregate amount not to exceed $30.0 million;

            (12) the declaration and payment of dividends by the Issuer to, or the making of loans to, its parent corporation in amounts required for either of their respective direct or indirect parent corporations to pay

              (A)  franchise taxes and other fees, taxes and expenses required to maintain their corporate existence,

              (B)  federal, state and local income taxes, to the extent such income taxes are attributable to the income of the Issuer and the Restricted Subsidiaries and, to the extent of the amount actually received from its Unrestricted Subsidiaries, in amounts required to pay such taxes to the extent attributable to the income of such Unrestricted Subsidiaries,

              (C)  customary salary, bonus and other benefits payable to officers and employees of any direct or indirect parent corporation of the Issuer to the extent such salaries, bonuses and other benefits are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries, and

              (D)  general corporate overhead expenses of any direct or indirect parent corporation of the Issuer to the extent such expenses are attributable to the ownership or operation of the Issuer and the Restricted Subsidiaries;

            (13) distributions or payments of Receivables Fees;

            (14) cash dividends or other distributions on the Issuer's or any Restricted Subsidiary's Capital Stock used to fund the payment of fees and expenses incurred in connection with the Transactions or owed to Affiliates, in each case to the extent permitted by the covenant described under "—Transactions with Affiliates";

            (15) the payment of dividends or distributions to Rockwood Specialties International, Inc. to be applied to fund cash interest payments on the Senior Discount Notes commencing August 15, 2007 in accordance with the terms of the Senior Discount Notes on the Issue Date; and

            (16) the payment of dividends or distributions to Rockwood Specialties International, Inc. in an amount equal to the KKR Equity Contribution for the purpose of repaying Indebtedness of any of the Parent Companies; provided, however, that for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date of the declaration of such dividends or distributions, after giving effect to such declaration on a pro forma basis, the Issuer and the Restricted Subsidiaries would have had a Fixed Charge Coverage Ratio of at least 2.50 to 1.00;

provided however, that at the time of, and after giving effect to, any Restricted Payment permitted under clauses (5) through (7), clause (11) and clauses (15) and (16), no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof.

        As of the time of issuance of the outstanding notes, all of the Issuer's Subsidiaries were, and as of the time of the issuance of the exchange notes, all of the Issuer's subsidiaries will be, Restricted Subsidiaries. Issuer will not permit any Unrestricted Subsidiary to become a Restricted Subsidiary except pursuant to the last sentence of the definition of "Unrestricted Subsidiary". For purposes of designating any Restricted Subsidiary as an Unrestricted Subsidiary, all outstanding Investments by the Issuer and its Restricted Subsidiaries (except to the extent repaid) in the Subsidiary so designated will be deemed to be Restricted Payments in an amount determined as set forth in the last sentence of the definition of "Investment". Such designation will be permitted only if a Restricted Payment in such amount would be permitted at such time, whether pursuant to the first paragraph of this covenant or under clause (7), (10) or (11), and if such Subsidiary otherwise meets the definition of an Unrestricted Subsidiary. Unrestricted Subsidiaries will not be subject to any of the restrictive covenants set forth in the Indenture.

  Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock.

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, (collectively, "incur" and collectively, an "incurrence") with respect to any Indebtedness (including Acquired Indebtedness) and the Issuer will not issue any shares of Disqualified Stock and will not permit any Restricted Subsidiary to issue any shares of Disqualified Stock or preferred stock; provided, however, that the Issuer may incur Indebtedness (including Acquired Indebtedness) or issue shares of Disqualified Stock, and any Restricted Subsidiary may incur Indebtedness (including Acquired Indebtedness), issue shares of Disqualified Stock and issue shares of preferred stock, if the Fixed Charge Coverage Ratio for the Issuer's and the Restricted Subsidiaries' most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 2.00 to 1.00, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, and the application of proceeds therefrom had occurred at the beginning of such four-quarter period; provided that the amount of Indebtedness (other than Acquired Indebtedness), Disqualified Stock and preferred stock that may be incurred pursuant to the foregoing by Restricted Subsidiaries that are not Guarantors of the notes shall not exceed $75.0 million at any one time outstanding.

        The foregoing limitations will not apply to:

          (a)   the existence of Indebtedness under Credit Facilities on the Issue Date together with the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness under Credit Facilities and the issuance and creation of letters of credit and bankers' acceptances thereunder (with letters of credit and bankers' acceptances being deemed to have a principal amount equal to the face amount thereof), up to an aggregate principal amount of $565.0 million outstanding at any one time provided, however, that the aggregate amount of Indebtedness incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (a) may not exceed $200.0 million outstanding at any one time;

          (b)   the incurrence by the Issuer and any Guarantor of Indebtedness represented by the notes (including any Guarantee);

          (c)   Existing Indebtedness (other than Indebtedness described in clauses (a) and (b));

          (d)   Indebtedness (including Capitalized Lease Obligations), Disqualified Stock and preferred stock incurred by the Issuer or any of its Restricted Subsidiaries, to finance the purchase, lease or improvement of property (real or personal) or equipment that is used or useful in a Similar Business, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, in an aggregate principal amount which, when aggregated with the principal amount of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (d) and including all Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness, Disqualified Stock and preferred stock incurred pursuant to this clause (d), does not exceed the greater of (x) $50.0 million and (y) 3.5% of Total Assets.

          (e)   Indebtedness incurred by the Issuer or any Restricted Subsidiary constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation letters of credit in respect of workers' compensation claims, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

          (f)    Indebtedness arising from agreements of the Issuer or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Subsidiary for the purpose of financing such acquisition; provided, however, that

            (1)   such Indebtedness is not reflected on the balance sheet of the Issuer or any Restricted Subsidiary (contingent obligations referred to in a footnote to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (f)(1)) and

            (2)   the maximum assumable liability in respect of all such Indebtedness shall at no time exceed the gross proceeds including noncash proceeds (the fair market value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Issuer and the Restricted Subsidiaries in connection with such disposition;

          (g)   Indebtedness of the Issuer to a Restricted Subsidiary; provided that any such Indebtedness owing to a non-Guarantor is subordinated in right of payment to the notes; provided further that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such Indebtedness (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (h)   Indebtedness of a Restricted Subsidiary to the Issuer or another Restricted Subsidiary; provided that

            (1)   any such Indebtedness is made pursuant to an intercompany note and

            (2)   if a Guarantor incurs such Indebtedness to a Restricted Subsidiary that is not the Issuer or a Guarantor such Indebtedness is subordinated in right of payment to the Guarantee of such Guarantor; provided further that any subsequent transfer of any such Indebtedness

    (except to the Issuer or another Restricted Subsidiary) shall be deemed, in each case to be an incurrence of such Indebtedness;

          (i)    shares of preferred stock of a Restricted Subsidiary issued to the Issuer or another Restricted Subsidiary; provided that any subsequent issuance or transfer of any Capital Stock or any other event which results in any such Restricted Subsidiary ceasing to be a Restricted Subsidiary or any other subsequent transfer of any such shares of preferred stock (except to the Issuer or another Restricted Subsidiary) shall be deemed in each case to be an issuance of such shares of preferred stock;

          (j)    Hedging Obligations (excluding Hedging Obligations entered into for speculative purposes) for the purpose of limiting:

            (A)  interest rate risk with respect to any Permitted Indebtedness or

            (B)  exchange rate risk with respect to any currency exchange;

          (k)   obligations in respect of performance and surety bonds and completion guarantees provided by the Issuer or any Restricted Subsidiary in the ordinary course of business;

          (l)    Indebtedness of any Guarantor in respect of such Guarantor's Guarantee;

          (m)  Indebtedness, Disqualified Stock and preferred stock of the Issuer or any Restricted Subsidiary not otherwise permitted hereunder in an aggregate principal amount or liquidation preference, which when aggregated with the principal amount and liquidation preference of all other Indebtedness, Disqualified Stock and preferred stock then outstanding and incurred pursuant to this clause (m), does not at any one time outstanding exceed the sum of

            (x)   $115.0 million; and

            (y)   100% of the net cash proceeds received by the Issuer since immediately after the Issue Date from the issue or sale of Equity Interests of the Issuer or cash contributed to the capital of the Issuer (in each case other than proceeds of Disqualified Stock or sales of Equity Interests to the Issuer or any of its Subsidiaries) as determined in accordance with clauses (c)(2) and (c)(3) of the first paragraph of "—Limitation on Restricted Payments" to the extent such net cash proceeds or cash have not been applied pursuant to such clauses to make Restricted Payments or to make other investments, payments or exchanges pursuant to the second paragraph of "—Limitation on Restricted Payments" or to make Permitted Investments (other than Permitted Investments specified in clauses (a) and (c) of the definition thereof), provided further, however, that the aggregate amount of Indebtedness, Disqualified Stock and preferred stock incurred by Restricted Subsidiaries (other than Guarantors) pursuant to this clause (m) may not exceed $75.0 million outstanding at any one time (it being understood that any Indebtedness, Disqualified Stock or preferred stock incurred pursuant to this clause (m) shall cease to be deemed incurred or outstanding for purposes of this clause (m) but shall be deemed incurred for the purposes of the first paragraph of this covenant from and after the first date on which the Issuer or such Restricted Subsidiary could have incurred such Indebtedness, Disqualified Stock or preferred stock under the first paragraph of this covenant without reliance on this clause (m));

          (n)   (1) any guarantee by the Issuer or a Guarantor of Indebtedness or other obligations of any Restricted Subsidiary so long as the incurrence of such Indebtedness incurred by such Restricted Subsidiary is permitted under the terms of the Indenture, or

            (2)   any guarantee by a Restricted Subsidiary of Indebtedness of the Issuer, provided that such guarantee is incurred in accordance with the covenant described below under "—Limitation on Guarantees of Indebtedness by Restricted Subsidiaries";

          (o)   the incurrence by the Issuer or any Restricted Subsidiary of Indebtedness, Disqualified Stock or preferred stock which serves to refund or refinance any Indebtedness, Disqualified Stock or preferred stock incurred as permitted under the first paragraph of this covenant and clauses (b) and (c) above, this clause (o) and clause (p) below or any Indebtedness, Disqualified Stock or preferred stock issued to so refund or refinance such Indebtedness, Disqualified Stock or preferred stock including additional Indebtedness, Disqualified Stock or preferred stock incurred to pay premiums and fees in connection therewith (the "Refinancing Indebtedness") prior to its respective maturity; provided, however, that such Refinancing Indebtedness

            (1)   has a Weighted Average Life to Maturity at the time such Refinancing Indebtedness is incurred which is not less than the remaining Weighted Average Life to Maturity of the Indebtedness, Disqualified Stock or preferred stock being refunded or refinanced,

            (2)   to the extent such Refinancing Indebtedness refinances (i) Indebtedness subordinated or pari passu to the notes or any Guarantee of the notes, such Refinancing Indebtedness is subordinated or pari passu to the notes or such Guarantee at least to the same extent as the Indebtedness being refinanced or refunded or (ii) Disqualified Stock or preferred stock, such Refinancing Indebtedness must be Disqualified Stock or preferred stock, respectively and

            (3)   shall not include

              (x)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of the Issuer,

              (y)   Indebtedness, Disqualified Stock or preferred stock of a Subsidiary that is not a Guarantor that refinances Indebtedness, Disqualified Stock or preferred stock of a Guarantor or

              (z)   Indebtedness, Disqualified Stock or preferred stock of the Issuer or a Restricted Subsidiary that refinances Indebtedness, Disqualified Stock or preferred stock of an Unrestricted Subsidiary;

      and provided further that subclause (1) of this clause (o) will not apply to any refunding or refinancing of any Senior Indebtedness; and

          (p)   Indebtedness, Disqualified Stock or preferred stock of Persons that are acquired by the Issuer or any Restricted Subsidiary or merged into the Issuer or a Restricted Subsidiary in accordance with the terms of the Indenture; provided that such Indebtedness, Disqualified Stock or preferred stock is not incurred in contemplation of such acquisition or merger; and provided further that after giving effect to such acquisition or merger, either

            (1)   the Issuer would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of this covenant or

            (2)   the Fixed Charge Coverage Ratio is greater than immediately prior to such acquisition or merger.

        For purposes of determining compliance with this covenant, in the event that an item of Indebtedness, Disqualified Stock or Preferred Stock meets the criteria of more than one of the categories of permitted Indebtedness, Disqualified Stock or Preferred Stock described in clauses (a) through (p) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness, Disqualified Stock or Preferred Stock will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof except as otherwise set forth in clause (m). Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness, Disqualified Stock or Preferred Stock will not be deemed to be an incurrence of Indebtedness, Disqualified Stock or Preferred Stock for purposes of this covenant.

        For purposes of determining compliance with any U.S. dollar-denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred, in the case of term debt, or first committed, in the case of revolving credit debt; provided that if such Indebtedness is incurred to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable U.S. dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such U.S. dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being refinanced.

        The principal amount of any Indebtedness incurred to refinance other Indebtedness, if incurred in a different currency from the Indebtedness being refinanced, shall be calculated based on the currency exchange rate applicable to the currencies in which such respective Indebtedness is denominated that is in effect on the date of such refinancing.

  Liens.

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, create, incur, assume or suffer to exist any Lien that secures obligations under any Senior Subordinated Indebtedness or Subordinated Indebtedness on any asset or property of the Issuer or such Guarantor, or any income or profits therefrom, or assign or convey any right to receive income therefrom, unless the notes (or a Guarantee in the case of Liens of a Guarantor) are equally and ratably secured with, or senior to, in the event the Lien relates to Subordinated Indebtedness, the obligations so secured until such time as such obligations are no longer secured by a Lien.

  Merger, Consolidation or Sale of All or Substantially All Assets.

        The Issuer may not consolidate or merge with or into or wind up into (whether or not the Issuer is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to any Person unless

          (1)   the Issuer is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than the Issuer) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Person, as the case may be, being herein called the "Successor Company");

          (2)   the Successor Company, if other than the Issuer, expressly assumes all the obligations of the Issuer under the Indenture and the notes pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the Trustee;

          (3)   immediately after such transaction no Default or Event of Default exists;

          (4)   immediately after giving pro forma effect to such transaction, as if such transaction had occurred at the beginning of the applicable four-quarter period,

            (A)  the Successor Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first sentence of the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

            (B)  the Fixed Charge Coverage Ratio for the Successor Company and the Restricted Subsidiaries would be greater than such Ratio for the Issuer and the Restricted Subsidiaries immediately prior to such transaction;

          (5)   each Guarantor, unless it is the other party to the transactions described above, in which case clause (2) of the second succeeding paragraph shall apply, shall have by supplemental indenture confirmed that its Guarantee shall apply to such Person's obligations under the Indenture and the notes; and

          (6)   the Issuer shall have delivered to the Trustee an officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture.

        The Successor Company will succeed to, and be substituted for the Issuer under the Indenture and the notes. Notwithstanding the foregoing clauses (3) and (4),

          (a)   any Restricted Subsidiary may consolidate with, merge into or transfer all or part of its properties and assets to the Issuer and

          (b)   the Issuer may merge with an Affiliate incorporated solely for the purpose of reincorporating the guarantor or the Issuer in another State of the United States so long as the amount of Indebtedness of the Issuer and the Restricted Subsidiaries is not increased thereby.

        Subject to certain limitations described in the Indenture governing release of a Guarantee upon the sale or disposition of a Guarantor, each Guarantor will not, and the Issuer will not permit any Guarantor to, consolidate or merge with or into or wind up into (whether or not such Guarantor is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions to, any Person unless

    (A)    (1)  such Guarantor is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than such Guarantor) or to which such sale, assignment, transfer, lease, conveyance or other disposition will have been made is a corporation organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof (such Guarantor or such Person, as the case may be, being herein called the "Successor Person");

          (2)   the Successor Person, if other than such Guarantor, expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the trustee;

          (3)   immediately after such transaction no Default or Event of Default exists; and

          (4)   the Issuer shall have delivered to the Trustee an Officers' certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and such supplemental indentures, if any, comply with the Indenture; or

          (B)  (1) the transaction is made in compliance with the covenant described under "Repurchase at the Option of Holders—Asset Sales;" and

          (2)   if the Successor Person is a Restricted Subsidiary (other than such Guarantor or a Designated Non-Guarantor Joint Venture), the Successor Person expressly assumes all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee pursuant to supplemental indentures or other documents or instruments in form reasonably satisfactory to the trustee; provided, however, that if the Successor Person is a Designated Non-Guarantor Joint Venture, all the obligations of such Guarantor under the Indenture and such Guarantor's Guarantee will be required to be expressly assumed by such Designated Non-Guarantor Joint Venture only if, immediately after giving effect to such transaction or transactions on a pro forma basis, (i) a Default or Event of Default would then exist and be continuing or (ii) the total assets (excluding intercompany assets) of such Guarantor, valued immediately prior to such transaction, together with any assets (excluding intercompany assets) previously transferred to any Designated Non-Guarantor Joint Venture by any other Guarantor, valued at the time such assets were transferred to such Designated Non-Guarantor Joint Ventures, would exceed 10.0% of the total assets (excluding intercompany assets) of the Issuer and its Restricted Subsidiaries as shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries prior to the most recent proposed transfer.

        Subject to certain limitations described in the Indenture, the Successor Person will succeed to, and be substituted for, such guarantor under the Indenture and such Guarantor's Guarantee. Notwithstanding the foregoing, any Guarantor may merge into or transfer all or part of its properties and assets to another Guarantor or the Issuer.

  Transactions with Affiliates.

        The Issuer will not, and will not permit any Restricted Subsidiary to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Issuer (each of the foregoing, an "Affiliate Transaction") involving aggregate payments or consideration in excess of $5.0 million, unless

          (a)   such Affiliate Transaction is on terms that are not materially less favorable to the Issuer or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Issuer or such Restricted Subsidiary with an unrelated Person and

          (b)   the Issuer delivers to the Trustee with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate payments or consideration in excess of $10.0 million, a resolution adopted by the majority of the Board of Directors approving such Affiliate Transaction and set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (a) above.

        The foregoing provisions will not apply to the following:

          (1)   Transactions between or among the Issuer and/or any of the Restricted Subsidiaries;

          (2)   Restricted Payments permitted by the provisions of the Indenture described above under the covenant "—Limitation on Restricted Payments" and the definition of "Permitted Investment";

          (3)   the payment of customary annual management, consulting, monitoring and advisory fees and related expenses to Kohlberg Kravis Roberts & Co. L.P. and its Affiliates;

          (4)   the payment of reasonable and customary fees paid to, and indemnities provided on behalf of, officers, directors, employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary;

          (5)   payments by the Issuer or any Restricted Subsidiary to Kohlberg Kravis Roberts & Co. L.P., and its Affiliates made for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including, without limitation, in connection with acquisitions or divestitures which payments are approved by a majority of the Board of Directors of the Issuer in good faith;

          (6)   transactions in which the Issuer or any Restricted Subsidiary, as the case may be, delivers to the Trustee a letter from an Independent Financial Advisor stating that such transaction is fair to the Issuer or such Restricted Subsidiary from a financial point of view or meets the requirements of clause (a) of the preceding paragraph;

          (7)   payments or loans (or cancellation of loans) to employees or consultants of the Issuer, any of its direct or indirect parent corporations or any Restricted Subsidiary which are approved by a majority of the Board of Directors of the Issuer in good faith;

          (8)   any agreement as in effect as of the Issue Date, or any amendment thereto (so long as any such amendment is not disadvantageous to the holders in any material respect);

          (9)   the existence of, or the performance by the Issuer or any of its Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Issue Date and any similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Issuer or any Restricted Subsidiary of obligations under any future amendment to any such existing agreement or under any similar agreement entered into after the Issue Date shall only be permitted by this clause (9) to the extent that the terms of any such amendment or new agreement are not otherwise disadvantageous to the Holders in any material respect;

          (10) the Transactions and the payment of all fees and expenses related to the Transactions, in each case as disclosed in this offering memorandum;

          (11) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of the Indenture which are fair to the Issuer and the Restricted Subsidiaries, in the reasonable determination of the Board of Directors of the Issuer or the senior management thereof, or are on terms at least as favorable as might reasonably have been obtained at such time from an unaffiliated party;

          (12) the issuance of Equity Interests (other than Disqualified Stock) of the Issuer to any Permitted Holder; and

          (13) sales of accounts receivable, or participations therein, in connection with any Receivables Facility.

  Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

        The Issuer will not, and will not permit any Restricted Subsidiary to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or consensual restriction on the ability of any such Restricted Subsidiary to:

          (a)   (1) pay dividends or make any other distributions to the Issuer or any Restricted Subsidiary

      •
      on its Capital Stock or

      •
      with respect to any other interest or participation in, or measured by, its profits or

            (2)   pay any Indebtedness owed to the Issuer or any Restricted Subsidiary;

          (b)   make loans or advances to the Issuer or any Restricted Subsidiary; or

          (c)   sell, lease or transfer any of its properties or assets to the Issuer or any Restricted Subsidiary,

except (in each case) for such encumbrances or restrictions existing under or by reason of:

          (1)   contractual encumbrances or restrictions in effect on the Issue Date, including, without limitation, pursuant to the Senior Credit Facilities and their related documentation;

          (2)   the Indenture and the notes;

          (3)   purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature discussed in clause (c) above on the property so acquired;

          (4)   applicable law or any applicable rule, regulation or order;

          (5)   any agreement or other instrument of a Person acquired by the Issuer or any Restricted Subsidiary in existence at the time of such acquisition (but not created in contemplation thereof), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired;

          (6)   contracts for the sale of assets, including, without limitation, customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary;

          (7)   secured Indebtedness otherwise permitted to be incurred pursuant to the covenants described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" and "—Liens" that limit the right of the debtor to dispose of the assets securing such Indebtedness;

          (8)   restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

          (9)   other Indebtedness, Disqualified Stock or preferred stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issue Date pursuant to the provisions of the covenant described under "—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock";

          (10) customary provisions in joint venture agreements and other similar agreements;

          (11) customary provisions contained in leases and other agreements entered into in the ordinary course of business;

          (12) any encumbrances or restrictions of the type referred to in clauses (a), (b) and (c) above imposed by any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of the contracts, instruments or obligations referred to in clauses (1) through (11) above, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings are, in the good faith judgment of the Issuer's board of directors, no more restrictive with respect to such encumbrance and other restrictions than those prior to such amendment, modification, restatement, renewal, increase, supplement, refunding, replacement or refinancing; and

          (13) restrictions created in connection with any Receivables Facility that, in the good faith determination of the board of directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

  Limitation on Guarantees of Indebtedness by Restricted Subsidiaries.

        (a) The Issuer will not permit any Restricted Subsidiary, other than a Guarantor, to guarantee the payment of any Indebtedness of the Issuer or any other Guarantor unless

          (A)  such Restricted Subsidiary simultaneously executes and delivers supplemental indentures to the Indenture providing for a guarantee of payment of the notes by such Restricted Subsidiary, except that with respect to a guarantee of Indebtedness of the Issuer or any Guarantor

            (1)   if the notes or such Guarantor's Guarantee of the notes are subordinated in right of payment to such Indebtedness, the Guarantee under the supplemental indentures shall be subordinated to such Restricted Subsidiary's guarantee with respect to such Indebtedness substantially to the same extent as the notes are subordinated to such Indebtedness under the Indenture and

            (2)   if such Indebtedness is by its express terms subordinated in right of payment to the notes or such Guarantor's Guarantee of the notes, any such guarantee of such Restricted Subsidiary with respect to such Indebtedness shall be subordinated in right of payment to such Restricted Subsidiary's Guarantee with respect to the notes substantially to the same extent as such Indebtedness is subordinated to the notes;

          (B)  such Restricted Subsidiary waives and will not in any manner whatsoever claim or take the benefit or advantage of, any rights of reimbursement, indemnity or subrogation or any other rights against the Issuer or any other Restricted Subsidiary as a result of any payment by such Restricted Subsidiary under its guarantee; and

          (C)  such Restricted Subsidiary shall deliver to the Trustee an opinion of counsel to the effect that

            (1)   such Guarantee of the notes has been duly executed and authorized and

            (2)   such Guarantee of the notes constitutes a valid, binding and enforceable obligation of such Restricted Subsidiary, except insofar as enforcement thereof may be limited by bankruptcy, insolvency or similar laws (including, without limitation, all laws relating to fraudulent transfers) and except insofar as enforcement thereof is subject to general principles of equity;

provided that this paragraph (a) shall not be applicable to any guarantee of any Restricted Subsidiary

          (x)   that

      •
      existed at the time such Person became a Restricted Subsidiary and

      •
      was not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or

          (y)   that guarantees the payment of Obligations of the Issuer or any Restricted Subsidiary under the Senior Credit Facilities or any other Senior Indebtedness and any refunding, refinancing or replacement thereof, in whole or in part, provided that such refunding, refinancing or replacement thereof constitutes Senior Indebtedness and provided further that any such Senior Indebtedness and any refunding, refinancing or replacement thereof is not incurred pursuant to a registered offering of securities under the Securities Act or a private placement of securities (including under Rule 144A) pursuant to an exemption from the registration requirements of the Securities Act, which private placement provides for registration rights under the Securities Act.

          (b)   Notwithstanding the foregoing and the other provisions of the Indenture, any Guarantee by a Restricted Subsidiary of the notes shall provide by its terms that it shall be automatically and unconditionally released and discharged upon

          (A)  any sale, exchange or transfer of all of the Issuer's Capital Stock in such Restricted Subsidiary (by merger or otherwise), which sale, exchange or transfer is not prohibited by the Indenture, to (i) any Person who is not a Restricted Subsidiary and (ii) any Designated Non-Guarantor Joint Venture; provided, however, that, in the case of transfers to a Designated Non-Guarantor Joint Venture, the applicable Guarantee shall not be released and discharged if, immediately after giving effect to such release and discharge on a pro forma basis, (i) a Default or Event of Default would then exist and be continuing or (ii) the total assets (excluding intercompany assets) of such Restricted Subsidiary transferred, valued immediately prior to its transfer to a Designated Non-Guarantor Joint Venture, together with any assets (excluding intercompany assets) previously transferred to any Designated Non-Guarantor Joint Venture by any other Restricted Subsidiary that was a Guarantor valued at the time such assets were transferred to such Designated Non-Guarantor Joint Ventures, would exceed 10.0% of the total assets (excluding intercompany assets) of the Issuer and its Restricted Subsidiaries as shown on the most recent balance sheet of the Issuer and its Restricted Subsidiaries prior to the most recent proposed transfer, or

          (B)  the release or discharge of the guarantee by such Restricted Subsidiary which resulted in the creation of such Guarantee, except a discharge or release by or as a result of payment under such guarantee, or

          (C)  if the Issuer properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary.

  Limitation on Other Senior Subordinated Indebtedness.

        The Issuer will not, and will not permit any Guarantor to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) that is subordinate in right of payment to any Indebtedness of the Issuer or any Guarantor, as the case may be, unless such Indebtedness is either

          (a)   equal in right of payment with the notes or such Guarantor's Guarantee, as the case may be, or

          (b)   subordinate in right of payment to the notes or such Guarantor's guarantee, as the case may be.

  Reports and Other Information.

        Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act or otherwise report on an annual and quarterly basis on forms provided for such annual and quarterly reporting pursuant to rules and regulations promulgated by the Securities and Exchange Commission, the Indenture will require the Issuer to file with the Commission (and make available to the Trustee and Holders of the notes (without exhibits), without cost to each Holder, within 15 days after it files them with the Commission),

          (a)   within 90 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each fiscal year, annual reports on Form 10-K, or any successor or comparable form, containing the information required to be contained therein, or required in such successor or comparable form;

          (b)   within 45 days (or the successor time period then in effect under the rules and regulations of the Exchange Act) after the end of each of the first three fiscal quarters of each fiscal year, reports on Form 10-Q, containing the information required to be contained therein, or any successor or comparable form;

          (c)   promptly from time to time after the occurrence of an event required to be therein reported, such other reports on Form 8-K, or any successor or comparable form; and

          (d)   any other information, documents and other reports which the Issuer would be required to file with the Commission if it were subject to Section 13 or 15(d) of the Exchange Act;

provided that the Issuer shall not be so obligated to file such reports with the Commission if the Commission does not permit such filing, in which event the Issuer will make available such information to prospective purchasers of notes, in addition to providing such information to the Trustee and the Holders of the notes, in each case within 15 days after the time the Issuer would be required to file such information with the Commission, if it were subject to Sections 13 or 15(d) of the Exchange Act.

        Notwithstanding the foregoing, such requirements shall be deemed satisfied prior to the commencement of the exchange offer or the effectiveness of the shelf registration statement by the filing with the Commission of the exchange offer registration statement and/or shelf registration statement within the time periods specified in the registration rights agreement, and any amendments thereto, with such financial information that satisfies Regulation S-X of the Securities Act.

Events of Default and Remedies

        The following events constitute Events of Default under the Indenture:

          (1)   default in payment when due and payable, upon redemption, acceleration or otherwise, of principal of, or premium, if any, on the notes issued under the Indenture whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (2)   default for 30 days or more in the payment when due of interest on or with respect to the notes issued under the Indenture whether or not such payment shall be prohibited by the subordination provisions relating to the notes;

          (3)   failure by the Issuer or any Guarantor for 30 days after receipt of written notice given by the Trustee or the Holders of at least 30% in principal amount of the notes then outstanding and issued under the Indenture to comply with any of its other agreements in the Indenture or the notes;

          (4)   default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Issuer or any Restricted Subsidiary or the payment of which is guaranteed by the Issuer or any Restricted Subsidiary, other than Indebtedness owed to the Issuer or a Restricted Subsidiary, whether such Indebtedness or guarantee now exists or is created after the issuance of the notes, if both

            (A)  such default either

      •
      results from the failure to pay any such Indebtedness at its stated final maturity (after giving effect to any applicable grace periods) or

      •
      relates to an obligation other than the obligation to pay principal of any such Indebtedness at its stated final maturity and results in the holder or holders of such Indebtedness causing such Indebtedness to become due prior to its stated maturity and

            (B)  the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal at stated final maturity (after giving effect to any applicable grace periods), or the maturity of which has been so accelerated, aggregate $25.0 million or more at any one time outstanding;

          (5)   failure by the Issuer or any Significant Subsidiary to pay final judgments aggregating in excess of $25.0 million, which final judgments remain unpaid, undischarged and unstayed for a period of more than 60 days after such judgment becomes final, and in the event such judgment is covered by insurance, an enforcement proceeding has been commenced by any creditor upon such judgment or decree which is not promptly stayed;

          (6)   certain events of bankruptcy or insolvency with respect to the Issuer or any Significant Subsidiary; or

          (7)   the Guarantee of any Significant Subsidiary shall for any reason cease to be in full force and effect or be declared null and void or any responsible officer of any Guarantor that is a Significant Subsidiary, as the case may be, denies that it has any further liability under its Guarantee or gives notice to such effect, other than by reason of the termination of the related Indenture or the release of any such Guarantee in accordance with the Indenture.

        If any Event of Default (other than of a type specified in clause (6) above) occurs and is continuing under the Indenture, the Trustee or the Holders of at least 30% in principal amount of the then outstanding notes issued under the Indenture may declare the principal, premium, if any, interest and any other monetary obligations on all the then outstanding notes issued under the Indenture to be due and payable immediately; provided, however, that, so long as any Indebtedness permitted to be incurred under the Indenture as part of the Senior Credit Facilities shall be outstanding, no such acceleration shall be effective until the earlier of

          (1)   acceleration of any such Indebtedness under the Senior Credit Facilities or

          (2)   five business days after the giving of written notice to the Issuer and the administrative agent under the Senior Credit Facilities of such acceleration.

        Upon the effectiveness of such declaration, such principal and interest will be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising under clause (6) of the first paragraph of this section, all outstanding notes will become due and payable without further action or notice. Holders may not enforce the Indenture or the notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding notes issued under the Indenture may direct the Trustee in its exercise of any trust or power. The Indenture provides that the Trustee may withhold from Holders notice of any continuing Default or Event of Default, except a Default or Event of Default relating to the payment of principal, premium, if any, or interest, if it determines that withholding notice is in their interest. In addition, the Trustee shall have no obligation to accelerate the notes if in the best judgment of the Trustee acceleration is not in the best interest of the Holders of such notes.

        The Indenture provides that the Holders of a majority in aggregate principal amount of the then outstanding notes issued thereunder by notice to the Trustee may on behalf of the Holders of all of such notes waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, premium, if any, or the principal of any such note held by a non-consenting Holder. In the event of any Event of Default specified in clause (4) above, such Event of Default and all consequences thereof (excluding any resulting payment default) shall be annulled, waived and rescinded, automatically and without any action by the Trustee or the Holders, if within 20 days after such Event of Default arose

          (x)   the Indebtedness or guarantee that is the basis for such Event of Default has been discharged, or

          (y)   the holders thereof have rescinded or waived the acceleration, notice or action (as the case may be) giving rise to such Event of Default, or

          (z)   if the default that is the basis for such Event of Default has been cured.

        The Indenture provides that the Issuer is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Issuer is required, within five Business Days, upon becoming aware of any Default or Event of Default or any default under any document, instrument or agreement representing Indebtedness of the Issuer or any Guarantor, to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

        No director, officer, employee, incorporator or stockholder of the Issuer or any Guarantor or any of their parent companies shall have any liability for any obligations of the Issuer or the Guarantors under the notes, the Guarantees or the Indenture or for any claim based on, in respect of, or by reason of such obligations or their creation. Each Holder by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

Legal Defeasance and Covenant Defeasance

        The obligations of the Issuer and the Guarantors under the Indenture will terminate (other than certain obligations) and will be released upon payment in full of all of the notes issued under the Indenture. The Issuer may, at its option and at any time, elect to have all of its obligations discharged with respect to the notes issued under the Indenture and have each Guarantor's obligation discharged with respect to its Guarantee ("Legal Defeasance") and cure all then existing Events of Default except for

          (1)   the rights of Holders of notes issued under the Indenture to receive payments in respect of the principal of, premium, if any, and interest on such notes when such payments are due solely out of the trust created pursuant to the Indenture,

          (2)   the Issuer's obligations with respect to notes issued under the Indenture concerning issuing temporary notes, registration of such notes, mutilated, destroyed, lost or stolen notes and the maintenance of an office or agency for payment and money for security payments held in trust,

          (3)   the rights, powers, trusts, duties and immunities of the Trustee, and the Issuer's obligations in connection therewith and

          (4)   the Legal Defeasance provisions of the Indenture.

        In addition, the Issuer may, at its option and at any time, elect to have its obligations and those of each Guarantor released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the notes. In the event Covenant Defeasance occurs, certain events (not including bankruptcy, receivership, rehabilitation and insolvency events pertaining to the Issuer) described under "Events of Default" will no longer constitute an Event of Default with respect to the notes.

        In order to exercise either Legal Defeasance or Covenant Defeasance with respect to the notes issued under the Indenture:

          (1)   the Issuer must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium, if any, and interest due on the notes issued under the Indenture on the stated maturity date or on the redemption date, as the case may be, of such principal, premium, if any, or interest on the notes;

          (2)   in the case of Legal Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions,

            (A)  the Issuer has received from, or there has been published by, the United States Internal Revenue Service a ruling or

            (B)  since the issuance of the notes, there has been a change in the applicable U.S. federal income tax law,

in either case to the effect that, and based thereon such opinion of counsel in the United States shall confirm that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Legal Defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

          (3)   in the case of Covenant Defeasance, the Issuer shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such Covenant Defeasance and will be subject to such tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

          (4)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) shall have occurred and be continuing on the date of such deposit or, with respect to certain bankruptcy or insolvency Events of Default, on the 91st day after such date of deposit;

          (5)   such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under the Senior Credit Facilities or any other material agreement or instrument (other than the Indenture) to which, the Issuer or any Guarantor is a party or by which the Issuer or any guarantor is bound;

          (6)   the Issuer shall have delivered to the Trustee an opinion of counsel to the effect that, as of the date of such opinion and subject to customary assumptions and exclusions following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally under any applicable U.S. federal or state law, and that the Trustee has a perfected security interest in such trust funds for the ratable benefit of the Holders;

          (7)   the Issuer shall have delivered to the Trustee an Officers' Certificate stating that the deposit was not made by the Issuer with the intent of defeating, hindering, delaying or defrauding any creditors of the Issuer or any Guarantor or others; and

          (8)   the Issuer shall have delivered to the Trustee an Officers' Certificate and an opinion of counsel in the United States (which opinion of counsel may be subject to customary assumptions and exclusions) each stating that all conditions precedent provided for or relating to the Legal Defeasance or the Covenant Defeasance, as the case may be, have been complied with.

Satisfaction and Discharge

        The Indenture will be discharged and will cease to be of further effect as to all notes issued thereunder, when either

          (a)   all such notes theretofore authenticated and delivered, except lost, stolen or destroyed notes which have been replaced or paid and notes for whose payment money has theretofore been deposited in trust, have been delivered to the Trustee for cancellation; or

          (b)   (1) all such notes not theretofore delivered to such Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Issuer or any Guarantor has irrevocably deposited or caused to be deposited with such Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest to pay and discharge the entire indebtedness on such notes not theretofore delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

            (2)   no Default or Event of Default (other than that resulting from borrowing funds to be applied to make such deposit) with respect to the Indenture or the notes issued thereunder shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Issuer or any Guarantor is a party or by which the Issuer or any Guarantor is bound;

            (3)   the Issuer has paid or caused to be paid all sums payable by it under the Indenture; and

            (4)   the Issuer has delivered irrevocable instructions to the Trustee under the Indenture to apply the deposited money toward the payment of such notes at maturity or the redemption date, as the case may be.

        In addition, the Issuer must deliver an Officers' Certificate and an opinion of counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Transfer and Exchange

        A Holder may transfer or exchange notes in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuer may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuer is not required to transfer or exchange any note selected for redemption. Also, the Issuer is not required to transfer or exchange any note for a period of 15 days before a selection of notes to be redeemed.

        The registered Holder of a note will be treated as the owner of the note for all purposes.

Amendment, Supplement and Waiver

        Except as provided in the next two succeeding paragraphs, the Indenture, any related guarantee and the notes issued thereunder may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the notes then outstanding and issued under the Indenture, including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, notes, and any existing Default or Event of Default or compliance with any provision of the Indenture or the notes issued thereunder may be waived with the consent of the Holders of a majority in principal amount of the then outstanding notes issued under the Indenture, other than notes beneficially owned by the Issuer or its Affiliates (including consents obtained in connection with a purchase of or tender offer or exchange offer for notes).

        The Indenture provides that, without the consent of each Holder affected, an amendment or waiver may not, with respect to any notes issued under the Indenture and held by a non-consenting Holder:

          (1)   reduce the principal amount of notes whose Holders must consent to an amendment, supplement or waiver,

          (2)   reduce the principal of or change the fixed maturity of any such note or alter or waive the provisions with respect to the redemption of the notes (other than provisions relating to the covenants described above under the caption "—Repurchase at the Option of Holders"),

          (3)   reduce the rate of or change the time for payment of interest on any note,

          (4)   waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the notes issued under the Indenture, except a rescission of acceleration of the notes by the Holders of at least a majority in aggregate principal amount of the notes and a waiver of the payment default that resulted from such acceleration, or in respect of a covenant or provision contained in the Indenture or any guarantee which cannot be amended or modified without the consent of all Holders,

          (5)   make any note payable in money other than that stated in the notes,

          (6)   make any change in the provisions of the indenture relating to waivers of past Defaults or the rights of Holders to receive payments of principal of or premium, if any, or interest on the notes,

          (7)   make any change in these amendment and waiver provisions,

          (8)   impair the right of any Holder to receive payment of principal of, or interest on such Holder's notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder's notes or

          (9)   make any change in the subordination provisions of the Indenture that would adversely affect the Holders.

        Notwithstanding the foregoing, without the consent of any Holder, the Issuer, any Guarantor (with respect to a Guarantee or the Indenture to which it is a party) and the Trustee may amend or supplement the Indenture, any guarantee or the notes:

          (1)   to cure any ambiguity, omission, defect or inconsistency;

          (2)   to provide for uncertificated notes in addition to or in place of certificated notes;

          (3)   to comply with the covenant relating to mergers, consolidations and sales of assets;

          (4)   to provide the assumption of the Issuer's or any Guarantor's obligations to Holders;

          (5)   to make any change that would provide any additional rights or benefits to the Holders or that does not adversely affect the legal rights under the Indenture of any such Holder;

          (6)   to add covenants for the benefit of the Holders or to surrender any right or power conferred upon the Issuer;

          (7)   to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

          (8)   to evidence and provide for the acceptance and appointment under the Indenture of a successor Trustee pursuant to the requirements thereof;

          (9)   to provide for the issuance of exchange notes or private exchange notes, which are identical to exchange notes except that they are not freely transferrable; or

          (10) to add a Guarantor under the Indenture.

        The consent of the Holders is not necessary under the Indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment.

Notices

        Notices given by publication will be deemed given on the first date on which publication is made and notices given by first-class mail, postage prepaid, will be deemed given five calendar days after mailing.

Concerning the Trustee

        The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of the Issuer, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee is permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

        The Indenture provides that the Holders of a majority in principal amount of the outstanding notes issued thereunder have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of the notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Governing Law

        The Indenture, the notes and any Guarantee are governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

        Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided. For purposes of the Indenture, unless otherwise specifically indicated, the term "consolidated" with respect to any Person refers to such Person consolidated with its Restricted Subsidiaries, and excludes from such consolidation any Unrestricted Subsidiary as if such Unrestricted Subsidiary were not an Affiliate of such Person.

        "Acquired Indebtedness" means, with respect to any specified Person,

          (1)   Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Restricted Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Restricted Subsidiary of such specified Person, and

          (2)   Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

        "Acquisition" means the acquisition by Rockwood Holdings, Inc. (formerly K-L Holdings, Inc.), of certain shares, businesses and assets from Laporte plc pursuant to a Business and Share Sale and Purchase Agreement dated September 25, 2000 and related acquisition agreements.

        "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

        "Asset Sale" means

          (1)   the sale, conveyance, transfer or other disposition, whether in a single transaction or a series of related transactions, of property or assets (including by way of a sale and leaseback) of the Issuer or any Restricted Subsidiary (each referred to in this definition as a "disposition") or

          (2)   the issuance or sale of Equity Interests of any Restricted Subsidiary, whether in a single transaction or a series of related transactions,

in each case, other than:

          (a)   a disposition of Cash Equivalents or Investment Grade Securities or obsolete or worn out equipment in the ordinary course of business or inventory or goods held for sale in the ordinary course of business;

          (b)   the disposition of all or substantially all of the assets of the Issuer in a manner permitted pursuant to the provisions described above under "—Certain Covenants—Merger, Consolidation or

  Sale of All or Substantially All Assets" or any disposition that constitutes a Change of Control pursuant to the Indenture;

          (c)   the making of any Restricted Payment or Permitted Investment that is permitted to be made, and is made, under the covenant described above under "—Certain Covenants—Limitation on Restricted Payments";

          (d)   any disposition of assets or issuance or sale of Equity Interests of any Restricted Subsidiary in any transaction or series of transactions with an aggregate fair market value of less than $2.5 million;

          (e)   any disposition of property or assets or issuance of securities by a Restricted Subsidiary to the Issuer or by the Issuer or a Restricted Subsidiary to a Restricted Subsidiary;

          (f)    to the extent allowable under Section 1031 of the Internal Revenue Code of 1986, any exchange of like property (excluding any boot thereon) for use in a Similar Business;

          (g)   the lease, assignment or sub-lease of any real or personal property in the ordinary course of business;

          (h)   any sale of Equity Interests in, or Indebtedness or other securities of, an Unrestricted Subsidiary (with the exception of Investments in Unrestricted Subsidiaries acquired pursuant to clause (j) of the definition of Permitted Investments);

          (i)    foreclosures on assets;

          (j)    sales of accounts receivable, or participations therein, in connection with any Receivables Facility; and

          (k)   any financing transaction with respect to property built or acquired by the Issuer or any Restricted Subsidiary after the Issue Date, including, without limitation, sale leasebacks and asset securitizations permitted by the Indenture.

        "Capital Stock" means

          (1)   in the case of a corporation, corporate stock,

          (2)   in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock,

          (3)   in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited), and

          (4)   any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

        "Capitalized Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized and reflected as a liability on a balance sheet (excluding the footnotes thereto) in accordance with GAAP.

        "Cash Equivalents" means

          (1)   United States dollars,

          (2)   pounds sterling,

          (3)   (a) euro, or any national currency of any participating member state in the European Union or,

            (b)   in the case of any Foreign Subsidiary that is a Restricted Subsidiary, such local currencies held by them from time to time in the ordinary course of business,

          (4)   securities issued or directly and fully and unconditionally guaranteed or insured by the United States government or any agency or instrumentality thereof the securities of which are unconditionally guaranteed as a full faith and credit obligation of such government with maturities of 24 months or less from the date of acquisition,

          (5)   certificates of deposit, time deposits and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers' acceptances with maturities not exceeding one year and overnight bank deposits, in each case with any commercial bank having capital and surplus in excess of $500.0 million,

          (6)   repurchase obligations for underlying securities of the types described in clauses (4) and (5) entered into with any financial institution meeting the qualifications specified in clause (5) above,

          (7)   commercial paper rated at least P-1 by Moody's or at least A-1 by S&P and in each case maturing within 12 months after the date of creation thereof,

          (8)   investment funds investing 95% of their assets in securities of the types described in clauses (1) through (7) above,

          (9)   readily marketable direct obligations issued by any state of the United States of America or any political subdivision thereof having one of the two highest rating categories obtainable from either Moody's or S&P with maturities of 24 months or less from the date of acquisition and

          (10) Indebtedness or preferred stock issued by Persons with a rating of "A" or higher from S&P or "A2" or higher from Moody's with maturities of 12 months or less from the date of acquisition.

        Notwithstanding the foregoing, Cash Equivalents shall include amounts denominated in currencies other than those set forth in clauses (1) through (3) above, provided that such amounts are converted into any currency listed in clauses (1) through (3) as promptly as practicable and in any event within ten Business Days following the receipt of such amounts.

        "Change of Control" means the occurrence of any of the following:

          (1)   the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries, taken as a whole, to any Person other than a Permitted Holder; or

          (2)   the Issuer becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of 50% or more of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent corporations.

        "Consolidated Depreciation and Amortization Expense" means with respect to any Person for any period, the total amount of depreciation and amortization expense, including the amortization of deferred financing fees, and other noncash charges, excluding any noncash item that represents an accrual or reserve for a cash expenditure for a future period, of such Person and its Restricted Subsidiaries for such period on a consolidated basis and otherwise determined in accordance with GAAP.

        "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of:

          (a)   consolidated interest expense of such Person and its Restricted Subsidiaries for such period, to the extent such expense was deducted in computing Consolidated Net Income (including amortization of original issue discount, non-cash interest payments (but excluding any non-cash interest expense attributable to the movement in the mark to market valuation of Hedging Obligations pursuant to Financial Accounting Standards Board Statement No. 133—"Accounting for Derivative Instruments and Hedging Activities"), the interest component of Capitalized Lease Obligations and net payments, if any, pursuant to Hedging Obligations, and excluding amortization of deferred financing fees), and

          (b)   consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued.

        "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income, of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, and otherwise determined in accordance with GAAP; provided, however, that

          (1)   any net after-tax extraordinary gains or losses, less all fees and expenses relating thereto, shall be excluded,

          (2)   the Net Income for such period shall not include the cumulative effect of a change in accounting principles during such period,

          (3)   any net after-tax income (loss) from disposed operations and any net after-tax gains or losses on disposal of disposed operations shall be excluded,

          (4)   any net after-tax gains or losses (less all fees and expenses relating thereto) attributable to asset dispositions other than in the ordinary course of business, as determined in good faith by the Board of Directors of the Issuer, shall be excluded,

          (5)   the Net Income for such period of any Person that is not a Subsidiary, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting, shall be excluded; provided that Consolidated Net Income of the Issuer shall be increased by the amount of dividends or distributions or other payments that are actually paid in cash (or to the extent converted into cash) to the referent Person or a Restricted Subsidiary thereof in respect of such period,

          (6)   the Net Income of any Person acquired in a pooling of interests transaction shall not be included for any period prior to the date of such acquisition,

          (7)   the Net Income for such period of any Restricted Subsidiary (other than any Guarantor) shall be excluded if the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of its Net Income is not at the date of determination wholly permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule, or governmental regulation applicable to that Restricted Subsidiary or its stockholders, unless such restriction with respect to the payment of dividends or in similar distributions has been legally waived, provided that Consolidated Net Income of the Issuer will be increased by the amount of dividends or other distributions or other payments actually paid in cash (or to the extent converted into cash) to the Issuer or a Restricted Subsidiary thereof in respect of such period, to the extent not already included therein,

          (8)   any increase in amortization or depreciation resulting from purchase accounting in relation to any acquisition that is consummated after the Issue Date, net of taxes, shall be excluded,

          (9)   any net after-tax income (loss) from the early extinguishment of Indebtedness shall be excluded, and

          (10) any goodwill impairment charge pursuant to Financial Accounting Standards Board Statement No. 142—"Goodwill and Other Intangible Assets" shall be excluded,

        Notwithstanding the foregoing, for the purpose of the covenant described under "Certain Covenants—Limitation on Restricted Payments" only (other than clause (c)(4) thereof), there shall be excluded from Consolidated Net Income any income arising from any sale or other disposition of Restricted Investments made by the Issuer and the Restricted Subsidiaries, any repurchases and redemptions of Restricted Investments from the Issuer and the Restricted Subsidiaries, any repayments of loans and advances which constitute Restricted Investments by the Issuer or any Restricted Subsidiary, any sale of the stock of an Unrestricted Subsidiary or any distribution or dividend from an Unrestricted Subsidiary, in each case only to the extent such amounts increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

        "Contingent Obligations" means, with respect to any Person, any obligation of such Person guaranteeing any leases, dividends or other obligations that do not constitute Indebtedness ("primary obligations") of any other Person (the "primary obligor") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent,

          (1)   to purchase any such primary obligation or any property constituting direct or indirect security therefor,

          (2)   to advance or supply funds

            (A)  for the purchase or payment of any such primary obligation or

            (B)  to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, or

          (3)   to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation against loss in respect thereof.

        "Credit Facilities" means, with respect to the Issuer, one or more debt facilities, including, without limitation, the Senior Credit Facilities, or commercial paper facilities with banks or other institutional lenders or investors or indentures providing for revolving credit loans, term loans, receivables financing, including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against receivables, letters of credit or other long-term indebtedness, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced, including increasing the amount borrowed thereunder, in whole or in part from time to time.

        "Default" means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

        "Designated Noncash Consideration" means the fair market value of noncash consideration received by the Issuer or a Restricted Subsidiary in connection with an Asset Sale that is so designated as Designated Noncash Consideration pursuant to an Officers' Certificate, setting forth the basis of such valuation, executed by an executive vice president and the principal financial officer of the Issuer, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of such Designated Noncash Consideration.

        "Designated Non-Guarantor Joint Venture" means any non-Wholly Owned Restricted Subsidiary engaged in a Similar Business that is designated as a Designated Non-Guarantor Joint Venture pursuant to an Officers' Certificate.

        "Designated Preferred Stock" means preferred stock of the Issuer or any parent corporation thereof (in each case other than Disqualified Stock) that is issued for cash (other than to a Restricted

Subsidiary) and is so designated as Designated Preferred Stock, pursuant to an Officers' Certificate executed by an executive vice president and the principal financial officer of the Issuer or the applicable parent corporation thereof, as the case may be, on the issuance date thereof, the cash proceeds of which are excluded from the calculation set forth in clause (c) of the first paragraph of the "—Certain Covenants—Limitation on Restricted Payments" covenant.

        "Disqualified Stock" means, with respect to any Person, any Capital Stock of such Person which, by its terms, or by the terms of any security into which it is convertible or for which it is putable or exchangeable, or upon the happening of any event, matures or is mandatorily redeemable, other than as a result of a change of control or asset sale, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, other than as a result of a change of control or asset sale, in whole or in part, in each case prior to the date 91 days after the earlier of the maturity date of the notes or the date the notes are no longer outstanding; provided, however, that if such Capital Stock is issued to any plan for the benefit of employees of the Issuer or its Subsidiaries or by any such plan to such employees, such Capital Stock shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Issuer or its Subsidiaries in order to satisfy applicable statutory or regulatory obligations.

        "Domestic Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person other than a Foreign Subsidiary.

        "EBITDA" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus

          (a)   provision for taxes based on income or profits of such Person for such period deducted in computing Consolidated Net Income, plus

          (b)   Consolidated Interest Expense of such Person for such period to the extent the same was deducted in calculating such Consolidated Net Income, plus

          (c)   Consolidated Depreciation and Amortization Expense of such Person for such period to the extent such depreciation and amortization were deducted in computing Consolidated Net Income, plus

          (d)   any expenses or charges related to any Equity Offering, Permitted Investment, acquisition, disposition, recapitalization or Indebtedness permitted to be incurred by the Indenture (whether or not successful), including such fees, expenses or charges related to the offering of the notes and the Credit Facilities, and deducted in computing Consolidated Net Income, plus

          (e)   the amount of any restructuring charge deducted in such period in computing Consolidated Net Income, including any one-time costs incurred in connection with acquisitions after the Issue Date, plus

          (f)    without duplication, any other non-cash charges reducing Consolidated Net Income for such period, excluding any such charge that represents an accrual or reserve for a cash expenditure for a future period, plus

          (g)   the amount of any minority interest expense deducted in calculating Consolidated Net Income (less the amount of any cash dividends paid to the holders of such minority interests), plus

          (h)   Systems/Organizational Establishment Expenses and, prior to December 31, 2001, unusual patent litigation expenses, less, without duplication,

          (i)    non-cash items increasing Consolidated Net Income of such Person for such period, excluding any items which represent the reversal of any accrual of, or cash reserve for, anticipated cash charges in any prior period.

        "EMU" means economic and monetary union as contemplated in the Treaty on European Union.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock, but excluding any debt security that is convertible into, or exchangeable for, Capital Stock.

        "Equity Offering" means any public or private sale of common stock or preferred stock of the Issuer or any of its direct or indirect parent corporations (excluding Disqualified Stock), other than

          (a)   public offerings with respect to the Issuer's or any direct or indirect parent corporation's common stock registered on Form S-8 and

          (b)   any such public or private sale that constitutes an Excluded Contribution.

        "euro" means the single currency of participating member states of the EMU.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder.

        "Excluded Contribution" means net cash proceeds, marketable securities or Qualified Proceeds received by the Issuer from

          (a)   contributions to its common equity capital, and

          (b)   the sale (other than to a Subsidiary of the Issuer or to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Issuer) of Capital Stock (other than Disqualified Stock and Designated Preferred Stock) of the Issuer,

in each case designated as Excluded Contributions pursuant to an officers' certificate executed by an executive vice president and the principal financial officer of the Issuer on the date such capital contributions are made or the date such Equity Interests are sold, as the case may be, which are excluded from the calculation set forth in clause (c) of the first paragraph under "—Certain Covenants—Limitation on Restricted Payments."

        "Existing Indebtedness" means Indebtedness of the Issuer or the Restricted Subsidiaries in existence on the Issue Date, plus interest accruing thereon.

        "Fixed Charge Coverage Ratio" means, with respect to any Person for any period, the ratio of EBITDA of such Person for such period to the Fixed Charges of such Person for such period. In the event that the Issuer or any Restricted Subsidiary incurs, assumes, guarantees or redeems any Indebtedness or issues or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, guarantee or redemption of Indebtedness, or such issuance or redemption of Disqualified Stock or preferred stock, as if the same had occurred at the beginning of the applicable four-quarter period.

        For purposes of making the computation referred to above, Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (as determined in accordance with GAAP) that have been made by the Issuer or any Restricted Subsidiary during the four-quarter reference period or subsequent to such reference period and on or prior to or simultaneously with the Calculation Date shall be calculated on a pro forma basis assuming that all such Investments, acquisitions, dispositions, mergers, consolidations and disposed operations (and the change in any associated fixed charge obligations and the change in EBITDA resulting therefrom) had occurred on the first day of the four-quarter reference period. If since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into the Issuer or any Restricted Subsidiary since the beginning of such period) shall have made any Investment, acquisition, disposition, merger, consolidation or disposed operation that would have required adjustment pursuant to this definition, then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect thereto for such period as if such Investment, acquisition, disposition, merger, consolidation or disposed operation had occurred at the beginning of the applicable four-quarter period.

        For purposes of this definition, whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a responsible financial or accounting officer of the Issuer. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligations applicable to such Indebtedness). Interest on a Capitalized Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a responsible financial or accounting officer of the Issuer to be the rate of interest implicit in such Capitalized Lease Obligation in accordance with GAAP. For purposes of making the computation referred to above, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurocurrency interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Issuer may designate.

        "Fixed Charges" means, with respect to any Person for any period, the sum of

          (a)   Consolidated Interest Expense of such Person for such period,

          (b)   all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock (including any Designated Preferred Stock) or any Refunding Capital Stock of such Person, and

          (c)   all cash dividend payments (excluding items eliminated in consolidation) on any series of Disqualified Stock.

        "Foreign Subsidiary" means, with respect to any Person, any Restricted Subsidiary of such Person that is not organized or existing under the laws of the United States, any state thereof, the District of Columbia, or any territory thereof.

        "GAAP" means generally accepted accounting principles in the United States which are in effect on the Issue Date. For the purposes of the Indenture, the term "consolidated" with respect to any Person means such Person consolidated with its Restricted Subsidiaries, and shall not include any Unrestricted Subsidiary.

        "Government Securities" means securities that are

          (a)   direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

          (b)   obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuers thereof, and shall also include a depository receipt issued by a bank (as defined in Section 3(a)(2) of the Securities Act), as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

        "guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness or other obligations.

        "Guarantee" means the guarantee by any Guarantor of the Issuer's Indenture Obligations.

        "Hedging Obligations" means, with respect to any Person, the obligations of such Person under

  •
  currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements and

  •
  other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

        "Holder" means a holder of the notes.

        "Indebtedness" means, with respect to any Person,

          (a)   any indebtedness (including principal and premium) of such Person, whether or not contingent

            (1)   in respect of borrowed money,

            (2)   evidenced by bonds, notes, debentures or similar instruments or letters of credit or bankers' acceptances (or, without double counting, reimbursement agreements in respect thereof),

            (3)   representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in the ordinary course of business, or

            (4)   representing any Hedging Obligations,

  if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

          (b)   to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person, other than by endorsement of negotiable instruments for collection in the ordinary course of business, and

          (c)   to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person, whether or not such Indebtedness is assumed by such Person; provided, however, that Contingent Obligations incurred in the ordinary course of business shall be deemed not to constitute Indebtedness; and obligations under or in respect of Receivables Facilities shall not be deemed to constitute Indebtedness.

        "Independent Financial Advisor" means an accounting, appraisal, investment banking firm or consultant to Persons engaged in Similar Businesses of nationally recognized standing that is, in the good faith judgment of the Issuer, qualified to perform the task for which it has been engaged.

        "Investment Grade Securities" means

          (1)   securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (other than Cash Equivalents),

          (2)   debt securities or debt instruments with a rating of BBB- or higher by S&P or Baa3 or higher by Moody's or the equivalent of such rating by such rating organization, or, if no rating of S&P or Moody's then exists, the equivalent of such rating by any other nationally recognized securities rating agency, but excluding any debt securities or instruments constituting loans or advances among the Issuer and its Subsidiaries,

          (3)   investments in any fund that invests exclusively in investments of the type described in clauses (1) and (2) which fund may also hold immaterial amounts of cash pending investment and/or distribution,

          (4)   corresponding instruments in countries other than the United States customarily utilized for high quality investments.

        "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the form of loans (including guarantees), advances or capital contributions (excluding accounts receivable, trade credit, advances to customers, commission, travel and similar advances to officers and employees, in each case made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities issued by any other Person and investments that are required by GAAP to be classified on the balance sheet (excluding the footnotes) of the Issuer in the same manner as the other investments included in this definition to the extent such transactions involve the transfer of cash or other property. For purposes of the definition of "Unrestricted Subsidiary" and the covenant described under "—Certain Covenants—Limitation on Restricted Payments,"

          (1)   "Investments" shall include the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of a Subsidiary of the Issuer at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, the Issuer shall be deemed to continue to have a permanent "Investment" in an Unrestricted Subsidiary in an amount (if positive) equal to

            (x)   the Issuer's "Investment" in such Subsidiary at the time of such redesignation less

            (y)   the portion (proportionate to the Issuer's equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation; and

          (2)   any property transferred to or from an Unrestricted Subsidiary shall be valued at its fair market value at the time of such transfer, in each case as determined in good faith by the Issuer.

        "Issue Date" means July 23, 2003;

        "KKR Equity Contribution" means the $25.0 million common equity contribution to be made to the Issuer through the Parent Companies by affiliates of Kohlberg Kravis Roberts & Co., L.P. on the Issue Date.

        "Letter of Credit Obligations" means all Obligations in respect of Indebtedness of the Issuer with respect to letters of credit issued pursuant to the Senior Credit Facilities which Indebtedness shall be deemed to consist of

          (a)   the aggregate maximum amount available to be drawn under all such letters of credit (the determination of such aggregate maximum amount to assume compliance with all conditions for drawing) and

          (b)   the aggregate amount that has been paid by, and not reimbursed to, the fronting bank and the lenders under such letters of credit.

        "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction; provided that in no event shall an operating lease be deemed to constitute a Lien.

        "Management Group" means at any time, the Chairman of the Board, any President, any Executive Vice President or Vice President, any Managing Director, any Treasurer and any Secretary or other executive officer of any of Rockwood Holdings, Inc., Rockwood Specialties Consolidated, Inc., Rockwood Specialties International, Inc., the Issuer or any Subsidiary of any such company at such time.

        "Moody's" means Moody's Investors Service, Inc.

        "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends.

        "Net Proceeds" means the aggregate cash proceeds received by the Issuer or any Restricted Subsidiary in respect of any Asset Sale, including, without limitation, any cash received upon the sale or other disposition of any Designated Noncash Consideration received in any Asset Sale, net of the direct costs relating to such Asset Sale and the sale or disposition of such Designated Noncash Consideration, including, without limitation, legal, accounting and investment banking fees, and brokerage and sales commissions, any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of principal, premium, if any, and interest on Senior Indebtedness required (other than required by clause (1) of the second paragraph of "—Repurchase at the Option of Holders—Asset Sales") to be paid as a result of such transaction and any deduction of appropriate amounts to be provided by the Issuer as a reserve in accordance with GAAP against any liabilities associated with the asset disposed of in such transaction and retained by the Issuer after such sale or other disposition thereof, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with such transaction.

        "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements (including, without limitation, reimbursement obligations with respect to letters of credit and banker's acceptances), damages and other liabilities, and guarantees of payment of such principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities, payable under the documentation governing any Indebtedness.

        "Officer" means the Chairman of the Board, the President, any Executive Vice President, Senior Vice President or Vice President, the Treasurer or the Secretary of the Issuer.

        "Officers' Certificate" means a certificate signed on behalf of the Issuer by two Officers of the Issuer, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Issuer that meets the requirements set forth in the Indenture.

        "Parent Companies" means Rockwood Holdings, Inc., Rockwood Specialties Consolidated, Inc. and Rockwood Specialties International, Inc.

        "Permitted Asset Swap" means the concurrent purchase and sale or exchange of Related Business Assets or a combination of Related Business Assets and cash or Cash Equivalents between the Issuer or any of its Restricted Subsidiaries and another Person; provided, that any cash or Cash Equivalents received must be applied in accordance with the "Asset Sales" covenant.

        "Permitted Holders" means Kohlberg Kravis Roberts & Co. L.P., its Affiliates and the Management Group.

        "Permitted Investments" means

          (a)   any Investment in the Issuer or any Restricted Subsidiary;

          (b)   any Investment in cash and Cash Equivalents or Investment Grade Securities;

          (c)   any Investment by the Issuer or any Restricted Subsidiary of the Issuer in a Person that is engaged in a Similar Business if as a result of such Investment

            (1)   such Person becomes a Restricted Subsidiary or

            (2)   such Person, in one transaction or a series of related transactions, is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Issuer or a Restricted Subsidiary;

          (d)   any Investment in securities or other assets not constituting cash or Cash Equivalents and received in connection with an Asset Sale made pursuant to the provisions of "—Repurchase at the Option of Holders—Asset Sales" or any other disposition of assets not constituting an Asset Sale;

          (e)   any Investment existing on the Issue Date;

          (f)    advances to employees not in excess of $10.0 million outstanding at any one time, in the aggregate;

          (g)   any Investment acquired by the Issuer or any Restricted Subsidiary

            (1)   in exchange for any other Investment or accounts receivable held by the Issuer or any such Restricted Subsidiary in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Issuer of such other Investment or accounts receivable or

            (2)   as a result of a foreclosure by the Issuer or any Restricted Subsidiary with respect to any secured Investment or other transfer of title with respect to any secured Investment in default;

          (h)   Hedging Obligations permitted under clause (j) of the covenant described in "—Certain Covenants—Limitation of Incurrence of Indebtedness and Issuance of Disqualified Stock" covenant;

          (i)    loans and advances to officers, directors and employees for business-related travel expenses, moving expenses and other similar expenses, in each case incurred in the ordinary course of business;

          (j)    any Investment in a Similar Business having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (j) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $60.0 million and (y) 4.0% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value);

          (k)   Investments the payment for which consists of Equity Interests of the Issuer, or any of its direct or indirect parent corporations (exclusive of Disqualified Stock); provided, however, that such Equity Interests will not increase the amount available for Restricted Payments under clause (c) of the first paragraph under the covenant described in "—Certain Covenants—Limitation on Restricted Payments;"

          (l)    guarantees of Indebtedness permitted under the covenant described in "—Certain Covenants—Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock;"

          (m)  any transaction to the extent it constitutes an investment that is permitted and made in accordance with the provisions of the second paragraph of the covenant described under "—Certain Covenants—Transactions with Affiliates" (except transactions described in clauses (2), (6), (7) and (11) of such paragraph);

          (n)   Investments consisting of the licensing or contribution of intellectual property pursuant to joint marketing arrangements with other Persons;

          (o)   additional Investments having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (o) that are at that time outstanding (without giving effect to the sale of an Unrestricted Subsidiary to the extent the proceeds of such sale do not consist of cash and/or marketable securities), not to exceed the greater of (x) $35.0 million and (y) 2.5% of Total Assets at the time of such Investment (with the fair market value of each Investment being measured at the time made and without giving effect to subsequent changes in value); and

          (p)   Investments relating to any special purpose wholly-owned subsidiary of the Issuer organized in connection with a Receivables Facility that, in the good faith determination of the Board of Directors of the Issuer, are necessary or advisable to effect such Receivables Facility.

        "Person" means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

        "preferred stock" means any Equity Interest with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

        "Qualified Proceeds" means assets that are used or useful in, or Capital Stock of any Person engaged in, a Similar Business; provided that the fair market value of any such assets or Capital Stock shall be determined by the board of directors in good faith.

        "Receivables Facility" means one or more receivables financing facilities, as amended from time to time, the Indebtedness of which is non-recourse (except for standard representations, warranties, covenants and indemnities made in connection with such facilities) to the Issuer and the Restricted Subsidiaries pursuant to which the Issuer and/or any of its Restricted Subsidiaries sells its accounts receivable to a Person that is not a Restricted Subsidiary.

        "Receivables Fees" means distributions or payments made directly or by means of discounts with respect to any participation interest issued or sold in connection with, and other fees paid to a Person that is not a Restricted Subsidiary in connection with, any Receivables Facility.

        "Related Business Assets" means assets (other than cash or Cash Equivalents) used or useful in a Similar Business, provided that any assets received by the Issuer or a Restricted Subsidiary in exchange for assets transferred by the Issuer or a Restricted Subsidiary shall not be deemed to be Related Business Assets if they consist of securities of a Person, unless upon receipt of the securities of such Person, such Person would become a Restricted Subsidiary.

        "Restricted Investment" means an Investment other than a Permitted Investment.

        "Restricted Subsidiary" means, at any time, any direct or indirect Subsidiary of the Issuer (including any Foreign Subsidiary) that is not then an Unrestricted Subsidiary; provided, however, that upon the occurrence of an Unrestricted Subsidiary ceasing to be an Unrestricted Subsidiary, such Subsidiary shall be included in the definition of "Restricted Subsidiary."

        "S&P" means Standard and Poor's Ratings Group.

        "Securities Act" means the Securities Act of 1933 and the rules and regulations of the Commission promulgated thereunder.

        "Senior Credit Facilities" means the Credit Agreement dated as of July 23, 2003, as amended, among Rockwood Specialties Group, Inc., as U.S. Borrower, Rockwood Specialties Limited, as U.K. Borrower, Rockwood Specialties International, Inc., as a guarantor, Rockwood Specialties Consolidated, Inc. and Rockwood Holdings, Inc., as parent companies, the several lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, Merrill Lynch, Pierce, Fenner & Smith Incorporated, as Syndication Agent, and Goldman Sachs Credit Partners L.P., as Documentation

Agent, including any guarantees, collateral documents, instruments and agreements executed in connection therewith, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures or credit facilities or commercial paper facilities with banks or other institutional lenders or investors that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that increases the amount borrowable thereunder or alters the maturity thereof.

        "Senior Discount Notes" means the Senior Discount Notes of Rockwood Specialties International, Inc. issued on the Issue Date or any refinancing thereof in the form of Indebtedness or preferred stock; provided, however, that such refinanced Indebtedness or preferred stock (i) shall be incurred by Rockwood Specialties International, Inc., (ii) does not have a maturity date which is prior to August 15, 2011, (iii) does not require cash interest or cash dividends to be paid prior to August 15, 2007, (iv) does not have an effective interest rate or dividend rate that exceeds 12% per annum and (v) does not have terms and conditions which, taken as a whole, are materially disadvantageous to the Holders of the notes as compared to the Senior Discount Notes.

        "Senior Subordinated Indebtedness" means

          (a)   with respect to the Issuer, Indebtedness which ranks equal in right of payment to the notes, and

          (b)   with respect to any Guarantor, Indebtedness which ranks equal in right of payment to the Guarantee of such Guarantor.

        "Significant Subsidiary" means any Restricted Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such regulation is in effect on the date hereof.

        "Similar Business" means the development, manufacture and distribution and/or provision of chemicals, chemical processes or performance materials and any services, activities or businesses incidental or directly related or similar thereto, or any line of businesses engaged in by the Issuer and its Subsidiaries or any business activity that is a reasonable extension, development or expansion thereof or ancillary thereto.

        "Subordinated Indebtedness" means

          (a)   respect to the Issuer, any Indebtedness of the Issuer which is by its terms subordinated in right of payment to the notes, and

          (b)   respect to any guarantor, any Indebtedness of such guarantor which is by its terms subordinated in right of payment to the guarantee of such guarantor.

        "Subsidiary" means, with respect to any Person,

          (1)   any corporation, association, or other business entity (other than a partnership, joint venture, limited liability company or similar entity) of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time of determination owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof and

          (2)   any partnership, joint venture, limited liability company or similar entity of which

            (x)   more than 50% of the capital accounts, distribution rights, total equity and voting interests or general or limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof whether in the form of membership, general, special or limited partnership or otherwise, and

            (y)   such Person or any Restricted Subsidiary of such Person is a controlling general partner or otherwise controls such entity.

        "Systems/Organizational Establishment Expenses" shall mean the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by the Issuer and the Restricted Subsidiaries in (i) establishing financial, information technology and other similar systems of the Issuer and the Restricted Subsidiaries, including costs of the transition and integration of any such systems acquired in the Acquisition, as a direct result of the establishment of the business acquired in the Acquisition as a standalone business following the Acquisition and (ii) establishing the business acquired in the Acquisition as a standalone business following the Acquisition including the amortization of sign-on compensation arrangements for key executives; provided that such expenses for the period after January 1, 2003 shall not exceed $2.0 million in the aggregate.

        "Total Assets" means the total assets of the Issuer and the Restricted Subsidiaries, as shown on the most recent balance sheet of the Issuer.

        "Transactions" means all of the transactions (including this offering) relating to the refinancing of the existing indebtedness of Rockwood Specialties International, Inc., the Issuer and its Subsidiaries as described in this offering memorandum.

        "Unrestricted Subsidiary" means

          (1)   any Subsidiary of the Issuer which at the time of determination is an Unrestricted Subsidiary (as designated by the Board of Directors of the Issuer, as provided below) and

          (2)   any Subsidiary of an Unrestricted Subsidiary.

        The Board of Directors of the Issuer may designate any Subsidiary of the Issuer (including any existing Subsidiary and any newly acquired or newly formed Subsidiary) to be an Unrestricted Subsidiary unless such Subsidiary or any of its Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, the Issuer or any Subsidiary of the Issuer (other than any Subsidiary of the Subsidiary to be so designated), provided that

          (a)   any Unrestricted Subsidiary must be an entity of which shares of the capital stock or other equity interests (including partnership interests) entitled to cast at least a majority of the votes that may be cast by all shares or equity interests having ordinary voting power for the election of directors or other governing body are owned, directly or indirectly, by the Issuer,

          (b)   such designation complies with the covenants described under "—Certain Covenants Limitation on Restricted Payments" and

          (c)   each of

            (1)   the Subsidiary to be so designated and

            (2)   its Subsidiaries has not at the time of designation, and does not thereafter, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable with respect to any Indebtedness pursuant to which the lender has recourse to any of the assets of the Issuer or any Restricted Subsidiary.

        The Board of Directors of the Issuer may designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that, immediately after giving effect to such designation no Default or Event of Default shall have occurred and be continuing and either

          (1)   the Issuer could incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test described the first sentence under "—Certain Covenants—Limitations on Incurrence of Indebtedness and Issuance of Disqualified Stock" or

          (2)   the Fixed Charge Coverage Ratio for the Issuer and its Restricted Subsidiaries would be greater than such ratio for the Issuer and its Restricted Subsidiaries immediately prior to such designation, in each case on a pro forma basis taking into account such designation. Any such designation by the Board of Directors of the Issuer shall be notified by the Issuer to the Trustee by promptly filing with the Trustee a copy of the board resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing provisions.

        "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

        "Weighted Average Life to Maturity" means, when applied to any Indebtedness, Disqualified Stock or preferred stock, as the case may be, at any date, the quotient obtained by dividing

          (1)   the sum of the products of the number of years from the date of determination to the date of each successive scheduled principal payment of such Indebtedness or redemption or similar payment with respect to such Disqualified Stock or preferred stock multiplied by the amount of such payment, by

          (2)   the sum of all such payments.

        "Wholly-Owned Restricted Subsidiary" is any Wholly-Owned Subsidiary that is a Restricted Subsidiary.

        "Wholly-Owned Subsidiary" of any Person means a Subsidiary of such Person, 100% of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly-Owned Subsidiaries of such Person.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

        We have entered into a registration rights agreement with the indenture trustee in which we agreed to file a registration statement relating to an offer to exchange the exchange notes for outstanding notes. We agreed to use our reasonable best efforts to cause such registration statement to become effective within 180 days after the issue date of the outstanding notes. The exchange notes will have terms substantially identical to the outstanding notes except that the exchange notes will not contain terms with respect to transfer restrictions, registration rights and have been registered under the Securities Act, the exchange notes are not entitled to certain registration rights which are applicable to the outstanding notes under the registration rights agreement and the liquidated damages provisions of the registration rights agreement are not applicable. The outstanding notes were issued on July 23, 2003.

        Under the circumstances set forth below, we will use our reasonable best efforts to cause the SEC to declare effective, a shelf registration statement covering resales of the outstanding notes and keep the statement effective for up to two years after the effective date of the shelf registration statement. These circumstances include if:

  •
  any changes in law or the applicable interpretation of the staff of the SEC do not permit us to effect the exchange offer,

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  for any other reason, the exchange offer is not consummated within 210 days after the issue date,

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  under certain circumstances, if the initial purchasers shall so request with respect to the notes not eligible to be exchanged in the exchange offer; or

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  applicable law or interpretations of the staff of the SEC do not permit any holder of notes (other than the initial purchasers) to participate in the exchange offer.

        Each holder of outstanding notes that wishes to exchange such outstanding notes for transferable exchange notes in the exchange offer will be required to make the following representations:

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  any exchange notes will be acquired in the ordinary course of its business;

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  such holder has no arrangement with any person to participate in the distribution of the exchange notes;

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  such holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or if it is our affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act to the extent applicable; and

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  it is not acting on behalf of any person who could not truthfully make the foregoing representations.

Resale of Exchange Notes

        Based on interpretations of the SEC staff set forth in no action letters issued to unrelated third parties, we believe that the exchange notes issued under the exchange offer in exchange for outstanding notes may be offered for resale, resold and otherwise transferred by any exchange note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

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  such holder is not our affiliate within the meaning of Rule 405 under the Securities Act;

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  such exchange notes are acquired in the ordinary course of the holder's business; and

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  the holder does not intend to participate in the distribution of such exchange notes.

        Any holder who tenders in the exchange offer with the intention of participating in any manner in a distribution of the exchange notes

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  cannot rely on the position of the staff of the SEC enunciated in "Exxon Capital Holdings Corporation" or similar interpretive letters; and

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  must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

        This prospectus may be used for an offer to resell, resale or other retransfer of exchange notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the outstanding notes as a result of market-making activities or other trading activities may participate in the exchange offer. Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes, where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes. Please read the section captioned "Plan of Distribution" for more details regarding the transfer of exchange notes.

Terms of the Exchange Offer

        Upon the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal, we will accept for exchange any outstanding notes properly tendered and not withdrawn prior to the expiration date. We will issue $1,000 principal amount of exchange notes in exchange for each $1,000 principal amount of outstanding notes surrendered under the exchange offer. Outstanding notes may be tendered only in integral multiples of $1,000.

        The form and terms of the exchange notes will be substantially identical to the form and terms of the outstanding notes except the exchange notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the registration rights agreements to file, and cause to be effective, a registration statement. The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the outstanding notes. Consequently, the outstanding notes and the exchange notes will be treated as a single class of debt securities under that indenture. For a description of the indenture, see the "Description of the Notes" above.

        The exchange offer is not conditioned upon any minimum aggregate principal amount of outstanding notes being tendered for exchange.

        As of the date of this prospectus, $375 million aggregate principal amount of the senior subordinated notes is outstanding. This prospectus and the letters of transmittal are being sent to all registered holders of outstanding notes. There will be no fixed record date for determining registered holders of outstanding notes entitled to participate in the exchange offer.

        We intend to conduct the exchange offer in accordance with the provisions of the registration rights agreement, the applicable requirement of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Outstanding notes that are not tendered for exchange in the exchange offer will remain outstanding and continue to accrue interest and will be entitled to the rights and benefits the holders of such notes have under the indenture and the registration rights agreement.

        We will be deemed to have accepted for exchange properly tendered outstanding notes when we have given oral or written notice of the acceptance to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us and delivering exchange notes to such holders. Subject to the terms of the registration rights agreement, we expressly reserve the right to amend or terminate the exchange offer, and not to accept for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption "The Exchange Offer—Certain Conditions to the Exchange Offer."

        Holders who tender outstanding notes in the exchange offer will not be required to pay brokerage commissions or fees or, subject to the instructions in the letters of transmittal, transfer taxes with respect to the exchange of outstanding notes. We will pay all charges and expenses, other than the applicable taxes described below under "The Exchange Offer—Fees and Expenses," in connection with the exchange offer.

Expiration Date; Extensions; Amendments

        The exchange offer will expire at 12:00 a.m. midnight, New York City time on January 20, 2004, or such date and time to which we, in our sole discretion extend the exchange offer.

        In order to extend the exchange offer, we will notify the exchange agent orally or in writing of any extension. We will notify the registered holders of outstanding notes of the extension by press release or other public announcement no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        We reserve the right, in our reasonable judgment:

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  to delay accepting for exchange any outstanding notes in the event we amend or extend the exchange offer;

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  to extend the exchange offer or to terminate the exchange offer and to refuse to accept outstanding notes not previously accepted if any of the conditions set forth below under "The Exchange Offer—Conditions to the Exchange Offer" have not been satisfied, by giving oral or written notice of such delay, extension or termination to the exchange agent; or

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  subject to the terms of the applicable registration rights agreement, to amend the terms of the exchange offer in any manner.

        Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of the applicable outstanding notes of such amendment.

        Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a release to a financial news service by 9 a.m. Eastern time on the next business day after the scheduled expiration date of the exchange offer and meeting the requirements of Rule 14c-1(d) of the Exchange Act.

Conditions to the Exchange Offer

        Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any exchange notes for, any outstanding notes, and we may terminate the exchange offer as provided in this prospectus before accepting any outstanding notes for exchange if in our reasonable judgment:

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  the exchange notes to be received will not be tradeable by the holder, without restriction under the Securities Act, the Securities Exchange Act of 1934 and without material restrictions under the blue sky or securities laws of substantially all of the states of the United States;

  •
  the exchange offer, or the making of any exchange by a holder of outstanding notes, would violate applicable law or any applicable interpretation of the staff of the SEC; or

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  any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer that, in our judgment, would reasonably be expected to impair our ability to proceed with the exchange offer.

        In addition, we will not be obligated to accept for exchange the outstanding notes of any holder that has not made to us:

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  the representations described under "The Exchange Offer—Purpose and Effect of the Exchange Offer," "The Exchange Offer—Procedures for Tendering" and "Plan of Distribution"; and

  •
  such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to an appropriate form for registration of the exchange notes under the Securities Act.

        We expressly reserve the right, at any time or at various times, to extend the period of time during which the exchange offer is open. Consequently, we may delay acceptance of any outstanding notes by giving oral or written notice of such extension to the holders. During any such extensions, all outstanding notes previously tendered will remain subject to the applicable exchange offer, and we may accept them for exchange upon the expiration of the exchange offer. We will return any outstanding notes that we do not accept for exchange for any reason without expense to the tendering holder promptly after the expiration or termination of the exchange offer.

        We expressly reserve the right to amend or terminate the exchange offer, and to reject for exchange any outstanding notes not previously accepted for exchange, upon the occurrence of any of the conditions of the exchange offer specified above. We will give oral or written notice of any extension, amendment, nonacceptance or termination to the holders of the outstanding notes as promptly as practicable. In the case of any extension, such notice will be issued no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

        These conditions are for our sole benefit and we may assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times in our sole discretion. If we fail at any time to exercise any of the foregoing rights, this failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the exchange offer. All conditions to the exchange offer, other than those conditions subject to government approvals, will be satisfied or waived prior to the expiration of the exchange offer.

        In addition, we will not accept for exchange any outstanding notes tendered, and will not issue exchange notes in exchange for any such outstanding notes, if at such time any stop order will be threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939.

Procedures for Tendering

        Only a holder of outstanding notes may tender such outstanding notes in the exchange offer. To tender in the exchange offer, a holder must:

  •
  complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the exchange agent prior to the expiration date; or

  •
  comply with DTC's Automated Tender Offer Program procedures described below.

In addition, either:

  •
  the exchange agent must receive outstanding notes along with the applicable letter of transmittal; or

  •
  the exchange agent must receive, prior to the expiration date, a timely confirmation of book-entry transfer of such outstanding notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message; or

  •
  the holder must comply with the guaranteed delivery procedures described below.

        To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under "The Exchange Offer—Exchange Agent" prior to the expiration date.

        The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal.

        The method of delivery of outstanding notes, the letter of transmittal and all other required documents to the exchange agent is at the holder's election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or outstanding notes to us. You may request your respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for you.

        Any beneficial owner whose outstanding notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct us to tender on the beneficial owner's behalf. If such beneficial owner wishes to tender on its own behalf, we must, prior to completing and executing the letter of transmittal and delivering its outstanding note, either:

  •
  make appropriate arrangements to register ownership of the outstanding notes in such owner's name or

  •
  obtain a properly completed bond power from the registered holder of outstanding notes.

        The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

        Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another "eligible guarantor institution" within the meaning of Rule 17Ad-15 under the Exchange Act, unless the outstanding notes tendered pursuant thereto are tendered:

  •
  by a registered holder who has not competed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal; or

  •
  for the account of an eligible guarantor institution.

        If letters of transmittal are signed by a person other than the registered holder of any outstanding notes listed on the outstanding notes, such outstanding notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder's name appears on the outstanding notes and an eligible institution must guarantee the signature on the bond power.

        If letters of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letters of transmittal.

        The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's Automated Tender Offer Program to tender. Participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the applicable exchange offer electronically. They may do so by causing DTC to transfer the outstanding notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent. The term "agent's message" means a message transmitted by DTC, received by the exchange agent and forming part of the book-entry confirmation, to the effect that:

  •
  DTC has received an express acknowledgment from a participant in its Automated Tender Offer Program that is tendering outstanding notes that are the subject of such book-entry confirmation;

  •
  such participant has received and agrees to be bound by the terms of the applicable letter of transmittal, or, in the case of an agent's message relating to guaranteed delivery, that such participant has received and agrees to be bound by the applicable notice of guaranteed delivery; and

  •
  the agreement may be enforced against such participant.

        We will determine in our sole discretion all questions as to the validity, form, eligibility, including time of receipt, acceptance of tendered outstanding notes and withdrawal of tendered outstanding notes. Our determination will be final and binding. We reserve the absolute right to reject any outstanding notes not properly tendered or any outstanding notes our acceptance of which would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities as to particular outstanding notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letters of transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of outstanding notes must be cured within such time as we shall determine. Although we intend to notify holders of defects or irregularities with respect to tenders of outstanding notes, neither we, the exchange agent nor any other person will incur any liability for failure to give such notification. Tenders of outstanding notes will not be deemed made until such defects or irregularities have been cured or waived. Any outstanding notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the exchange agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

        In all cases, we will issue exchange notes for outstanding notes that we have accepted for exchange under the exchange offer only after the exchange agent timely receives:

  •
  outstanding notes or a timely book-entry confirmation of such outstanding notes into the exchange agent's account at DTC; and

  •
  a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

        By signing a letter of transmittal, each tendering holder of outstanding notes will represent to us that, among other things:

  •
  any exchange notes that the holder receives will be acquired in the ordinary course of its business;

  •
  the holder has no arrangement or understanding with any person or entity to participate in the distribution of the exchange notes;

  •
  if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the exchange notes;

  •
  if the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes that were acquired as a result of market-making activities, that we will deliver a prospectus, as required by law, in connection with any resale of such exchange notes; and

  •
  the holder is not our "affiliate," as defined in Rule 405 of the Securities Act, or if the holder is our affiliate, it will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Book-Entry Transfer

        The exchange agent will make a request to establish an account with respect to the outstanding notes at DTC for purposes of the exchange offer promptly after the date of this prospectus; and any financial institution participating in DTC's system may make book-entry delivery of outstanding notes by causing DTC to transfer such outstanding notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. Holders of outstanding notes who are unable to deliver confirmation of the book-entry tender of their outstanding notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or prior to the expiration date must tender their outstanding notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

        Holders wishing to tender their outstanding notes but whose outstanding notes are not immediately available or who cannot deliver their outstanding notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's Automated Tender Offer Program prior to the expiration date may tender if:

  •
  the tender is made through an eligible institution;

  •
  prior to the expiration date, the exchange agent receives from such eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery, by facsimile transmission, mail or hand delivery, or a properly transmitted agent's message and notice of guaranteed delivery:

  •
  setting forth the name and address of the holder, the registered number(s) of such outstanding notes and the principal amount of outstanding notes tendered;

  •
  stating that the tender is being made thereby; and

  •
  guaranteeing that, within three (3) New York Stock Exchange trading days after the expiration date, the letter of transmittal, or facsimile of the letter of transmittal, together with the outstanding notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the Eligible Institution with the exchange agent; and

  •
  the exchange agent receives such properly completed and executed letter of transmittal, or facsimile of the letter of transmittal, as well as all tendered outstanding notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three (3) New York Stock Exchange trading days after the expiration date.

        Upon request to the exchange agent, a notice of guaranteed delivery will be sent to holders who wish to tender their outstanding notes according to the guaranteed delivery procedures set forth above.

Withdrawal of Tenders

        Except as otherwise provided in this prospectus, holders of outstanding notes may withdraw their tenders at any time prior to the expiration date.

        For a withdrawal to be effective:

  •
  the exchange agent must receive a written notice, which may be by telegram, telex, facsimile transmission or letter, of withdrawal at one of the addresses set forth below under "The Exchange Offer—Exchange Agent;" or

  •
  holders must comply with the appropriate procedures of DTC's Automated Tender Offer Program system.

        Any such notice of withdrawal must:

  •
  specify the name of the person who tendered the outstanding notes to be withdrawn;

  •
  identify the outstanding notes to be withdrawn, including the principal amount of such outstanding notes; and

  •
  where certificates for outstanding notes have been transmitted, specify the name in which such outstanding notes were registered, if different from that of the withdrawing holder.

        If certificates for outstanding notes have been delivered or otherwise identified to the exchange agent, then, prior to the release of such certificates, the withdrawing holder must also submit:

  •
  the serial numbers of the particular certificates to be withdrawn; and

  •
  a signed notice of withdrawal with signatures guaranteed by an eligible institution unless such holder is an eligible institution.

        If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any outstanding notes so withdrawn not to have validity tendered for exchange for purposes of the exchange offer. Any outstanding notes that have been tendered for exchange but that are not exchanged for any reason will be returned to their holder without cost to the holder, or, in the case of outstanding notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, such outstanding notes will be credited to an account maintained with DTC for outstanding notes, as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be retendered by following one of the procedures described under "The Exchange Offer—Procedures for Tendering" above at any time on or prior to the expiration date.

Exchange Agent

        The Bank of New York has been appointed as the exchange agent for the exchange offer. The Bank of New York also acts as trustee under the indenture governing the notes. You should direct all executed letters of transmittal and all questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal, and requests for notices of guaranteed delivery to the exchange agent as follows:

By Registered or Overnight Carrier:	By Hand Delivery:	By Facsimile Transmission: (212)-298-1915
The Bank of New York Reorganization Section 101 Barclay Street-7E New York, New York 10286 Attention: Diane Amoroso	The Bank of New York 101 Barclay Street Corporate Trust Services Window Ground level New York, New York 10286 Attention: Diane Amoroso, Reorganization Section	Confirm By Telephone: (212)-815-3738 For Information: (212)-815-3738

        If you deliver the letter of transmittal to an address other than the one set forth above or transmit instructions via facsimile other than the one set forth above, that delivery or those instructions will not be effective.

Fees and Expenses

        We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by telegraph, telephone or in person by our officers and regular employees and those of our affiliates.

        We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

        We will pay the cash expenses to be incurred in connection with the exchange offer. The expenses are estimated in the aggregate to be approximately $300,000. They include: SEC registration fees, fees and expenses of the exchange agent and trustee, accounting and legal fees and printing costs and related fees and expenses.

        We will pay all transfer taxes, if any, applicable to the exchange of outstanding notes under the exchange offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  •
  certificates representing outstanding notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of outstanding notes tendered;

  •
  tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

  •
  a transfer tax is imposed for any reason other than the exchange of outstanding notes under the exchange offer.

        If satisfactory evidence of payment of such taxes is not submitted with the applicable letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Transfer Taxes

        Holders who tender their outstanding notes for exchange will not be required to pay any transfer taxes. However, holders who instruct us to register exchange notes in the name of, or request that outstanding notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder will be required to pay any applicable transfer tax.

Consequences of Failure to Exchange

        Holders of outstanding notes who do not exchange their outstanding notes for exchange notes under the exchange offer will remain subject to the restrictions on transfer of such outstanding notes:

  •
  as set forth in the legend printed on the notes as a consequence of the issuance of the outstanding notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

  •
  as otherwise set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes.

        In general, you may not offer or sell the outstanding notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the registration rights agreement, we do not intend to register resales of the outstanding notes under the Securities Act. Based on interpretations of the SEC staff, exchange notes issued pursuant to the exchange offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our "affiliate" within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the exchange notes in the ordinary course of the holders' business and the holders have no arrangement or understanding with respect to the distribution of the exchange notes to be acquired in the exchange offer. Any holder who tenders in the exchange offer for the purpose of participating in a distribution of the exchange notes could not rely on the applicable interpretations of the SEC and must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

Accounting Treatment

        We will record the exchange notes in our accounting records at the same carrying value as the outstanding notes, which is the aggregate principal amount, as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the exchange offer. We will record the expenses of the exchange offer as incurred.

Other

        Participation in the exchange offer is voluntary, and you should carefully consider whether to participate. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

        We may in the future seek to acquire untendered outstanding notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any outstanding notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered outstanding notes.

BOOK-ENTRY; DELIVERY AND FORM

        Exchange notes issued in the exchange offer will be represented by a single, permanent global note in definitive, fully registered book-entry form (the "Global Note") which will be registered in the name of a nominee of The Depository Trust Company ("DTC") and deposited on behalf of the holders with a custodian for DTC for credit to the respective accounts of the holders (or to such other accounts as they may direct) at DTC.

        The Global Note.    We expect that, pursuant to procedures established by DTC, ownership of the notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee (with respect to interests of Participants (as defined below)) and the records of Participants (with respect to interests of persons other than Participants). Ownership of beneficial interests in the Global Notes will be limited to persons who have accounts with DTC ("Participants") or persons who hold interests through Participants.

        So long as DTC or its nominee is the registered owner or holder of any of the notes, DTC or such nominee will be considered the sole owner or holder of such notes represented by the Global Note for all purposes under the indenture and under the notes represented thereby. No beneficial owner of an interest in the Global Note will be able to transfer such interest except in accordance with the applicable procedures of DTC in addition to those provided for under the indenture. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interest in a Global Note to such persons will be impaired to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants (as defined herein), the ability of a person having beneficial interests in a Global Note to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be impaired by the lack of a physical certificate evidencing such interests.

        Payments of the principal of, premium, if any, and interest on the notes represented by the Global Note will be made to DTC or its nominee, as the case may be, as the registered owner thereof. Neither we, the trustee, nor any paying agent under the indenture will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Note or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

        We expect that DTC or its nominee, upon receipt of any payment of the principal of, premium, if any, and interest on the notes represented by the Global Note, will credit Participants' accounts with payments in amounts proportionate to their respective beneficial interests in the Global Note as shown on the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the Global Note held through such Participants will be governed by standing instructions and customary practice, as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. Such payments will be the responsibility of such Participants and not that of us or the trustee.

        DTC has advised us that DTC will take any action permitted to be taken by a holder of notes (including the presentation of notes for exchange as described below) only at the direction of one or more Participants to whose account the DTC interests in the Global Note are credited and only in respect of the aggregate principal amount as to which such Participant or Participants has or have given such direction. However, if there is an event of default under the indenture, DTC will exchange the Global Note for notes in physical certificated form ("Certificated Notes"), which it will distribute to its Participants and which will be legended as set forth in the offering memorandum distributed in connection with the private offering of the outstanding notes under the heading "Notice to Investors."

        DTC has advised us as follows: DTC is a limited purpose trust company organized under the laws of the State of New York, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the Uniform Commercial Code and a "Clearing Agency" registered pursuant to the provisions of Section 17A of the U.S. Securities Exchange Act of 1934. DTC was created to hold securities for its Participants and facilitate the clearance and settlement of securities transactions between Participants through electronic book-entry changes in accounts of its Participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and certain other organizations. Indirect access to the DTC system is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly ("Indirect Participants"). The rules applicable to DTC and its participants are on file with the SEC.

        Although DTC, Euroclear and Clearstream are expected to follow the foregoing procedures in order to facilitate transfers of interests in the Global Notes among Participants of DTC, Euroclear and Clearstream, they are under no obligation to perform such procedures, and such procedures may be discontinued at any time. Neither we nor the trustee will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective direct or indirect participants of their respective obligations under the rules and procedures governing their operations.

        Certificated Notes.    Interests in the Global Note will be exchanged for Certificated Note if (i) DTC notifies us that it is unwilling or unable to continue as depositary for the Global Notes, or DTC ceases to be a "Clearing Agency" registered under the Exchange Act, and a successor depositary is not appointed by us within 90 days, or (ii) an event of default has occurred and is continuing with respect to the notes. Upon the occurrence of any of the events described in the preceding sentence, we will cause the appropriate Certificated Notes to be delivered.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

Exchange of Notes

        The exchange of outstanding notes for exchange notes in the exchange offer will not constitute a taxable event to holders. Consquently, no gain or loss will be recognized by a holder upon receipt of an exchange note, the holding period of the exchange note will include the holding period the outstanding note and the basis of the exchange note will be the same as the basis of the outstanding note immediately before the exchange.

        In any event, persons considering the exchange of outstanding notes for exchange notes should consult their own tax advisors concerning the United States federal income tax consequences in light of their particular situations as well as any consequences arising under the laws of any other taxing jurisdiction.

Introduction

        The following summary describes the material U.S. federal income and estate tax consequences as of the date hereof of the ownership of notes by a Non-U.S. Holder (as defined below). Except where noted, this summary deals only with notes that are held as capital assets by a Non-U.S. Holder who purchases the notes upon original issuance at their initial offering price.

        The discussion below is based upon the provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and U.S. Treasury regulations, rulings and judicial decisions thereunder as of the date hereof and such authorities may be changed, perhaps retroactively, so as to result in U.S. federal income and estate tax consequences different from those summarized below. We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

        If a partnership holds notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner in a partnership holding the notes, you should consult your own tax advisor.

        As used herein, a "Non-U.S. Holder" means a holder of a exchange note other than:

  •
  a citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States or any political subdivision of the United States;

  •
  an estate the income of which is subject to United States federal income taxation regardless of its source;

  •
  a trust that (1) is subject to the primary supervision of a court within the United States and the control of one or more United States persons or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person; or

  •
  a partnership or other pass-through entity.

U.S. Federal Withholding Tax

        The 30% U.S. federal withholding tax will not apply to any payment to you of interest on the notes under the "portfolio interest" rule, provided that:

  •
  interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

  •
  you do not actually or constructively own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable U.S. Treasury regulations;

  •
  you are not a controlled foreign corporation that is related to us, actually or constructively, through stock ownership;

  •
  you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

  •
  either (a) you provide your name and address on an IRS Form W-8BEN (or successor form) and certify, under penalties of perjury, that you are not a U.S. person or (b) if you hold notes through certain foreign intermediaries, you satisfy the certification requirements of applicable U.S. Treasury regulations.

        If you cannot satisfy the requirements described above, payments of interest made on the notes will be subject to the 30% U.S. federal withholding tax, unless you provide us with a properly executed (1) IRS Form W-8BEN (or successor form) establishing an exemption from or reduction in withholding under the benefit of a tax treaty or (2) IRS Form W-8ECI (or successor form) stating that interest paid on the notes is not subject to U.S. federal withholding tax because it is effectively connected with your conduct of a trade or business in the United States.

        The 30% U.S. federal withholding tax will not apply to the payment of principal or to any gain that you realize on the sale, exchange, retirement or other disposition of the notes.

        Special rules may apply to certain Non-U.S. Holders, such as "controlled foreign corporations", "passive foreign investment companies" and "foreign personal holding companies", that are subject to special treatment under the Code. Such entities should consult their own tax advisors to determine the U.S. federal, state, local and other tax consequences that may be relevant to them.

U.S. Federal Estate Tax

        Your estate will not be subject to U.S. federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% U.S. federal withholding tax under the "portfolio interest" rule described under "—U.S. Federal Withholding Tax" without regard to the fifth bullet point.

U.S. Federal Income Tax

        If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business then, although exempt from the withholding tax discussed above, you will be subject to U.S. federal income tax on that interest on a net income basis in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lesser rate under an applicable income tax treaty) of your earnings and profits for the taxable year, subject to adjustments, that are effectively connected with your conduct of a trade or business in the United States.

        Any gain you realize on the disposition of the notes generally will not be subject to U.S. federal income tax unless (1) that gain is effectively connected with your conduct of a trade or business in the United States or (2) you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

Information Reporting and Backup Withholding

        Information reporting will generally apply to payments of interest to you on the notes and the amount of tax, if any, withheld with respect to such payments. Copies of the information returns reporting such interest payments and any withholding tax may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

        In general, no backup withholding will be required with respect to payments made to you if a statement described above under "—U.S. Federal Withholding Tax" has been received (and we do not have actual knowledge or reason to know that you are a United States person).

        In addition, information reporting and, depending on the circumstances, backup withholding, will apply to the proceeds of the sale of a exchange note within the United States or conducted through United States-related financial intermediaries unless the statement described above under "—U.S. Federal Withholding Tax" has been received (and we do not have actual knowledge or reason to know that you are a United States person) or you otherwise establish an exemption.

        Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is furnished to the Internal Revenue Service.

PLAN OF DISTRIBUTION

        Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the consummation of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until March 17, 2004 all dealers effecting transactions in the exchange notes may be required to deliver a prospectus.

        We will not receive any proceeds from any exchange of exchange notes for outstanding notes or from any sale of exchange notes by broker-dealers. Exchange notes received by broker-dealers for their own account pursuant to the exchange offer may be sold form time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such exchange notes. Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such exchange notes may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of exchange notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

        For a period of up to 90 days after the consummation of the registered exchange offer we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer other than commissions or concessions of any broker-dealers and will indemnify you (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

        Our counsel, Simpson Thacher & Bartlett LLP, New York, New York, will issue an opinion regarding the validity of the exchange notes and the exchange guarantees. In rendering its opinion, Simpson Thacher & Bartlett LLP will rely upon the opinion of McGinnis, Lochridge & Kilgore LLP as to certain matters governed by the laws of the State of Texas and Helms Mullis & Wicker, PLLC as to certain matters governed by the laws of the State of North Carolina.

EXPERTS

        The financial statements of Laporte Specialty Chemical Operations (predecessor company) for the period from January 1, 2000 through November 20, 2000, and the financial statements of Rockwood Specialties Group, Inc. and Subsidiaries ("Rockwood") for the period from November 21, 2000 through December 31, 2000 and as of and for the years ended December 31, 2001 and 2002 included in this prospectus and the related financial statement schedule included elsewhere in the registration statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph relating to Rockwood's change in method of accounting for goodwill in 2002), and have been so included in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We and our guarantor subsidiaries have filed with the SEC a registration statement on Form S-4 under the Securities Act with respect to the exchange notes offered in this prospectus. This prospectus is a part of the registration statement and, as permitted by the SEC's rules, does not contain all of the information presented in the registration statement. Whenever a reference is made in this prospectus to one of our contracts or other documents, please be aware that this reference is not necessarily complete and that you should refer to the exhibit that is a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement, including exhibits to the registration statement, at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room. Our filings with the SEC are also available to the public through the SEC's internet site at http://www.sec.gov.

        We are not currently subject to the informational requirements of the Exchange Act, but in accordance with the provisions of the indenture governing the notes, will file annual, quarterly and current reports, proxy statements and other information with the SEC pursuant to the requirements of the Exchange Act so long as any of the notes are outstanding. You may read and copy any documents filed by us at the address set forth above.

        You may request copies of the filings from us, at no cost, by telephone at (609) 514-0300 or by mail at: 100 Overlook Center, Princeton, New Jersey 08540.

INDEX TO FINANCIAL STATEMENTS

Page Number
Independent Auditors' Report	F-2

Consolidated Statements of Operations for the year ended December 31, 2002 and 2001 and the period from November 21, 2000 through December 31, 2000 and Combined Statement of Operations for the period from January 1, 2000 through November 20, 2000	F-3
Consolidated Balance Sheets as of December 31, 2002 and 2001	F-4

Consolidated Statements of Cash Flows for the years ended December 31, 2002 and 2001 and the period from November 21, 2000 through December 31, 2000 and Combined Statement of Cash Flows for the period from January 1, 2000 through November 20, 2000	F-5

Consolidated Statements of Changes in Stockholders' Equity for the years ended December 31, 2002 and 2001 and the period from November 21, 2000 through December 31, 2000 and Combined Statement of Changes in Invested Equity for the period from January 1, 2000 through November 20, 2000	F-6
Notes to Financial Statements	F-7
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2003 and 2002 (unaudited)	F-51
Condensed Consolidated Balance Sheet as of September 30, 2003 (unaudited)	F-52
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2003 and 2002 (unaudited)	F-53
Notes to Condensed Consolidated Financial Statements for the nine months ended September 30, 2003 and 2002 (unaudited)	F-54

INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of
Rockwood Specialties Group, Inc. and Subsidiaries:

        We have audited the consolidated balance sheets of Rockwood Specialties Group, Inc. and Subsidiaries ("Rockwood") as of December 31, 2002 and 2001, and the related consolidated statements of operations, changes in stockholders' equity, and cash flows for the years then ended and for the period from November 21, 2000 through December 31, 2000. We have also audited the accompanying combined statements of operations, changes in invested equity, and cash flows of Laporte Specialties Chemical Operations ("Laporte") for the period January 1, 2000 through November 20, 2000. Our audits also included the financial statement schedule listed in Item 21.(b). These financial statements and the financial statement schedule are the responsibility of Rockwood's management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

        We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

        In our opinion, such consolidated financial statements present fairly, in all material respects, the consolidated financial position of Rockwood as of December 31, 2002 and 2001, and the consolidated results of its operations and its cash flows for the years then ended and for the period from November 21, 2000 through December 31, 2000 in conformity with accounting principles generally accepted in the United States of America. Also, such combined financial statements present fairly, in all material respects, the combined results of operations and cash flows of Laporte for the period January 1, 2000 through November 20, 2000 in conformity with accounting principles generally accepted in the United States of America. Further, in our opinion, such financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

        As discussed in Notes 3 and 7 to the consolidated financial statements, Rockwood changed its method of accounting for goodwill in 2002.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
March 14, 2003, except for Note 20, as to which the date is December 12, 2003

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF OPERATIONS (Dollars in Thousands)				LAPORTE SPECIALTY CHEMICAL OPERATIONS COMBINED STATEMENT OF OPERATIONS (Dollars in Thousands)
	Year ended December 31,		Period from November 21, 2000 through December 31, 2000	Period from January 1, 2000 through November 20, 2000
	2002	2001
NET SALES	$759,916	$742,631	$82,494	$752,269
COST OF PRODUCTS SOLD	542,468	546,527	69,730	534,371

GROSS PROFIT	217,448	196,104	12,764	217,898
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	112,855	147,530	21,809	149,379
GOODWILL IMPAIRMENT	50,000	—	—	—
RESTRUCTURING CHARGE, net	1,251	9,156	—	3,916

OPERATING INCOME (LOSS)	53,342	39,418	(9,045)	64,603

OTHER INCOME (EXPENSES):
Interest, net	(88,166)	(89,321)	(10,895)	(45,406)
Foreign exchange (loss) gain, net	(24,638)	9,619	(16,684)	(2,649)
Gain on sale of investment	—	—	—	1,006
Loss on receivables sold	(1,255)	(1,177)	—	—

Net	(114,059)	(80,879)	(27,579)	(47,049)

(LOSS) INCOME BEFORE TAXES	(60,717)	(41,461)	(36,624)	17,554
INCOME TAX (BENEFIT) PROVISION	(5,507)	628	(4,804)	9,878

NET (LOSS) INCOME	$(55,210)	$(42,089)	$(31,820)	$7,676

See accompanying notes to financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED BALANCE SHEETS (Dollars in Thousands; except per share amounts)
	December 31,
	2002	2001
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,896	$93,221
Accounts receivable (less allowance for doubtful accounts of $4,521 and $3,429, respectively)	122,550	71,745
Inventories	82,141	75,635
Prepaid expenses	6,037	4,345
Deferred income taxes	6,877	10,292
Other	5,184	5,189

Total current assets	265,685	260,427
PROPERTY, PLANT AND EQUIPMENT, net	406,975	391,170
GOODWILL	659,357	680,017
OTHER INTANGIBLE ASSETS, net	27,115	28,804
DEFERRED DEBT ISSUANCE COSTS, net of accumulated amortization of $12,171 and $5,818, respectively	40,173	45,755
OTHER ASSETS	7,724	4,631

TOTAL ASSETS	$1,407,029	$1,410,804

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$93,756	$77,797
Income taxes payable	17,546	13,682
Accrued expenses and other liabilities	57,223	81,298
Long-term debt, current portion	29,512	18,380

Total current liabilities	198,037	191,157
LONG-TERM DEBT	846,687	836,522
DEFERRED INCOME TAXES	25,503	44,415
OTHER LIABILITIES	58,595	40,522

Total liabilities	1,128,822	1,112,616

STOCKHOLDERS' EQUITY:
Common stock ($.01 par value, 1,000,000 shares authorized; 382,000 shares issued and outstanding)	4	4
Paid-in capital	373,297	372,905
Accumulated other comprehensive income (loss)	34,025	(812)
Accumulated deficit	(129,119)	(73,909)

Total stockholders' equity	278,207	298,188

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,407,029	$1,410,804

See accompanying notes to financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF CASH FLOWS (Dollars in Thousands)				LAPORTE SPECIALTY CHEMICAL OPERATIONS COMBINED STATEMENT OF CASH FLOWS (Dollars in Thousands)
	Year Ended December 31		Period From November 21, 2000 through December 31, 2000	Period From January 1, 2000 through November 20, 2000
	2002	2001
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(55,210)	$(42,089)	$(31,820)	$7,676
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	46,282	74,709	10,623	61,590
Deferred financing costs amortization	6,173	5,422	572	—
(Gain) on asset sales	—	—	—	(1,653)
Foreign exchange loss (gain)	24,638	(9,619)	16,684	2,649
Deferred income taxes	(14,009)	(14,843)	6	(6,713)
Goodwill impairment	50,000	—	—	—
Unrealized losses on derivatives	11,592	7,938	—	—
Bad debt provision	945	1,120	(579)	1,782
Net receivables sale activity	(50,000)	50,000	—	—
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	4,006	23,480	10,161	(12,487)
Inventories, including fair value write-up charge	(1,877)	25,886	11,005	(12,216)
Prepaid expenses and other assets	(4,583)	4,781	(2,895)	11,594
Accounts payable	11,175	(25,942)	(411)	(1,385)
Income taxes payable	(340)	6,252	9,715	15,922
Accrued expenses and other liabilities	(31,783)	6,422	(23,512)	(17,901)

Net cash (used in) provided by operating activities	(2,991)	113,517	(451)	48,858

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(7,345)	—	(1,175,000)	—
Capital expenditures	(36,018)	(34,501)	(6,462)	(44,968)
Sale of property, plant and equipment	12,378	—	—	6,186
Net insurance proceeds from fire damage	535	2,900	—	—
Proceeds on sale of investment	—	—	—	48,726

Net cash (used in) provided by investing activities	(30,450)	(31,601)	(1,181,462)	9,944

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt, net of issuance costs	—	—	835,370	—
Proceeds from issuance of stock, net of issuance costs	—	—	371,860	—
Payments on revolving credit facility	—	(24,671)	—	—
Payment of debt rollover fee	—	(8,937)	—	—
Payments on long-term debt	(19,452)	—	—	(48,799)
Increase in bank overdrafts	—	—	—	21,059
Increase in due to seller	—	—	—	32,438
Transfers to/from seller	—	—	—	(108,925)

Net cash (used in) provided by financing activities	(19,452)	(33,608)	1,207,230	(104,227)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	2,568	144	19,452	(11,385)

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(50,325)	48,452	44,769	(56,810)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	93,221	44,769	—	201,158

CASH AND CASH EQUIVALENTS, END OF PERIOD	$42,896	$93,221	$44,769	$144,348

See accompanying notes to financial statements.

LAPORTE SPECIALTY CHEMICAL OPERATIONS
COMBINED STATEMENT OF CHANGES IN INVESTED EQUITY
PERIOD FROM JANUARY 1, 2000 THROUGH NOVEMBER 20, 2000
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
YEARS ENDED DECEMBER 31, 2002 AND 2001 AND
PERIOD FROM NOVEMBER 21, 2000 THROUGH DECEMBER 31, 2000
(Dollars in Thousands)

	Owner's Net Investment	Common Stock	Paid-in Capital	Accumulated Other Comprehensive Income (Loss)	Accumulated Deficit	Comprehensive Income (Loss)	Stockholders' Equity
LAPORTE
BALANCE, JANUARY 1, 2000	$21,364	$—	$—	$5,109	$—	$—	$26,473
Net transactions with seller	6,170	—	—	—	—	—	6,170
Foreign currency translation	—	—	—	(8,324)	—	(8,324)	(8,324)
Net income	7,676	—	—	—	—	7,676	7,676

Comprehensive income	—	—	—	—	—	$(648)	—

BALANCE, NOVEMBER 20, 2000	$35,210	$—	$—	$(3,215)	$—		$31,995

ROCKWOOD
Issuance of common stock, net of issuance costs		$4	$369,770	$—	$—	$—	$369,774
Foreign currency translation		—	—	18,707	—	18,707	18,707
Net loss		—	—	—	(31,820)	(31,820)	(31,820)

Comprehensive income		—	—	—	—	$(13,113)	—

BALANCE, DECEMBER 31, 2000		4	369,770	18,707	(31,820)		356,661
Capital contribution		—	3,135	—	—	$—	3,135
Foreign currency translation		—	—	(18,216)	—	(18,216)	(18,216)
Intercompany foreign currency transactions		—	—	(1,303)	—	(1,303)	(1,303)
Net loss		—	—	—	(42,089)	(42,089)	(42,089)

Comprehensive loss		—	—	—	—	$(61,608)	—

BALANCE, DECEMBER 31, 2001		4	372,905	(812)	(73,909)		298,188
Capital contribution		—	392	—	—	$—	392
Minimum pension liability		—	—	(1,820)	—	(1,820)	(1,820)
Foreign currency translation		—	—	25,636	—	25,636	25,636
Intercompany foreign currency transactions		—	—	11,021	—	11,021	11,021
Net loss		—	—	—	(55,210)	(55,210)	(55,210)

Comprehensive loss		—	—	—	—	$(20,373)	—

BALANCE, DECEMBER 31, 2002		$4	$373,297	$34,025	$(129,119)		$278,207

See accompanying notes to financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
AND LAPORTE SPECIALTY CHEMICAL OPERATIONS

Notes To Financial Statements For The Years Ended December 31, 2002 And 2001
And For The Periods From January 1, 2000 Through November 20, 2000 And
November 21, 2000 Through December 31, 2000

(Dollars in Thousands, except per share amounts)

1. BUSINESS DESCRIPTION, BACKGROUND AND BASIS OF PRESENTATION:

        Rockwood Specialties Group, Inc. and Subsidiaries ("Rockwood" or the "Company"), is a worldwide manufacturer and distributor of specialty chemicals and performance materials used for industrial and commercial purposes.

        Laporte Specialty Chemical Operations ("Laporte") was a series of divisions and subsidiaries included in a larger company, Laporte plc (the "Seller), later purchased by Degussa AG. On September 25, 2000, a Business and Share Sale and Purchase Agreement (the "Purchase Agreement") was entered into, whereby the Seller sold certain net assets, stock and businesses, as defined in the Purchase Agreement, (the "Acquisition") to Rockwood Holdings, Inc. ("Holdings"), a newly formed company, Rockwood's ultimate parent. In connection with the closing of the Acquisition on November 20, 2000, Rockwood Holdings, Inc. used $1,227,000 of aggregate proceeds from certain financings described below (the "Financing") to make the Acquisition and to pay related fees and expenses.

        In connection with the Purchase Agreement, Rockwood Holdings, Inc. and Subsidiaries, an entity controlled by Kohlberg Kravis Roberts & Co. L.P. ("KKR"), entered into a Credit Agreement dated November 20, 2000 with certain lending institutions (the "Lenders"), consisting of $382,000 in equity contributed by entities controlled by KKR and $845,000 of debt.

        The statements of operations, changes in invested equity and cash flows of Laporte for the period from January 1, 2000 through November 20, 2000 are presented on a combined basis. The combined financial statements include balances, revenues and expenses that are specifically identifiable with Laporte. Prior to the Acquisition, Laporte Specialty Chemical Operations had no direct ownership in the various units now comprising the Company. As a result, owner's net investment is shown in lieu of stockholders' equity in the combined financial statements.

        The combined financial statements have been derived from the financial statements and accounting records of the Seller using the historical results of operations and historical bases of the assets and liabilities of the Seller's businesses. Management believes the assumptions underlying the combined financial statements are reasonable. However, the combined financial statements included herein may not necessarily reflect Laporte's financial position, results of operations and cash flows in the future or what its financial position, results of operations and cash flows would have been had Laporte been a stand-alone company during the periods presented.

        The combined financial statements of Laporte include an allocation of certain expenses of the Seller related to businesses purchased from the Seller. These expenses, included in selling, general and administrative expenses in the accompanying combined financial statements, were charged to the businesses purchased in the form of a management fee. The management fee includes charges primarily for cash management, legal, risk management, accounting, tax, insurance, royalty, license fees, property rentals and advertising, and amounted to $4,725 for the period from January 1, 2000 through November 20, 2000. The costs of these services charged to Laporte are not necessarily indicative of the costs that would have been incurred if Laporte had performed these functions as a stand-alone company. In addition, the U.S. administrative offices incurred net costs of $1,842 for the period from

January 1, 2000 through November 20, 2000. Since the Acquisition, Rockwood has performed these functions using its own resources and purchased services.

        The Seller used a centralized approach to cash management and financing the operations and capital expenditures of its businesses. Cash deposits from most of Laporte's businesses were transferred to the Seller on a regular basis and are netted against the Due to Seller account in the combined financial statements.

        The accompanying balance sheets of Rockwood as of December 31, 2002 and 2001 and the related statements of operations, changes in stockholders' equity and cash flows for the periods then ended as well as for the period from November 21, 2000 through December 31, 2000 are presented on a consolidated basis (see Note 17). All significant intercompany accounts and transactions have been eliminated. On November 21, 2000, in connection with the Acquisition, all assets and liabilities were recorded at estimated fair market value (see Note 2). Accordingly, the financial statements of Laporte through November 20, 2000, and Rockwood from November 21 through December 31, 2000, are not comparable in many respects.

        The combined and consolidated financial statements are presented based upon accounting principles generally accepted in the United States of America ("US GAAP").

        In connection with the Acquisition, including fees related to the rollover of certain original bridge financing, Rockwood incurred financing costs of approximately $52,300 which are classified as deferred debt issuance costs and are being amortized using the effective interest rate method over the lives of the related debt facilities. In addition, Rockwood incurred approximately $12,200 of issuance costs associated with the Acquisition which were charged to paid-in capital in excess of par. Also, during the period from November 21, 2000 through December 31, 2000, Rockwood incurred substantial costs, included in selling, general and administrative expenses, related to the establishment of the Corporate structure for the new organization. Such costs, amounting to approximately $2,100, are related primarily to organization costs, systems separation, establishment of a corporate treasury function, separation of employee benefit plans, establishment of new reporting processes, and executive search firm fees.

        Interest Expense—Laporte's combined financial statements include interest expense totaling $47,678 for the period from January 1, 2000 through November 20, 2000. Interest expense related primarily to interest charged by the Seller for borrowings to fund capital expenditures and operations of Laporte's business units. The debt balances with the Seller were paid off as part of the Acquisition. Interest expense for the period from November 21, 2000 through December 31, 2000 amounted to $11,555 and related primarily to interest on the financings incurred to make the Acquisition.

2. ACQUISITION:

        The Acquisition of the Laporte Specialty Chemical Operations was completed by Rockwood Holdings, Inc. on November 20, 2000. The Acquisition has been accounted for in accordance with the purchase method of accounting. The accompanying consolidated financial statements reflect the allocation of the purchase price based upon management's judgment as to the fair value of assets acquired and liabilities assumed using appraisals and other available information. Management's final estimates as to such fair value are reflected in the accompanying consolidated balance sheets at December 31, 2002 and 2001. The final purchase price was $1,235,000, including transaction costs of approximately $54,500. Transaction costs included approximately $8,100 charged by KKR.

        The estimated fair value of assets acquired and liabilities assumed as of the Acquisition date, is as follows:

Current assets	$409,400
Property, plant and equipment	391,543
Acquired patents	30,700
Goodwill	747,033
Liabilities assumed and other	(343,676)

Total	$1,235,000

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

        Nature of Operations/ Segment reporting—The Company is a global leader in the manufacture, distribution and marketing of specialty chemical products. The Company operates in various business lines within its three reportable segments consisting of: (1) Performance Additives, which includes pigments, timber treatment chemicals, clay-based additives, and water treatment chemicals, (2) Specialty Compounds, which consists of plastic compounds, and (3) Electronics, which consists of electronic chemicals, wafer reclaim and photomasks.

        The basis for determining an enterprise's operating segments is the manner in which financial information is used internally by the enterprise's chief operating decision maker and other key decision makers. See Note 13 for further segment reporting information.

        Major Customers and Concentration of Credit—The Company has a number of major end-user, retail and original equipment manufacture ("OEM") customers, in North America, Europe and Asia. No single customer accounted for more than 10% of net sales during any of the periods presented. The Company does not believe a material part of its business is dependent upon any single customer, the loss of which would have a material long-term impact on the business of the Company. However, the loss of one or more of the Company's largest customers would most likely have a negative short-term impact on the Company's results of operations.

        Risks Associated with International Operations and Currency Risk—The Company's international operations are subject to risks normally associated with foreign operations, including, but not limited to, the disruption of markets, changes in export or import laws, restrictions on currency exchanges and the modification or introduction of other governmental policies with potentially adverse effects. A portion of the Company's sales and expenses are denominated in currencies other than U.S. dollars. Changes in exchange rates may have a material effect on the Company's reported results of operations and financial position. In addition, a significant portion of the Company's indebtedness is denominated in Euros.

        Use of Estimates—The preparation of financial statements and related disclosures in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and revenue and expenses during the periods reported.

        These estimates include assessing the collectibility of accounts receivable, the use and recoverability of inventory, the valuation of deferred tax assets and the useful lives of tangible and intangible assets, among others. Actual results could differ from those estimates.

        Revenue Recognition—The Company recognizes revenue when the earnings process is complete. This generally occurs when products are shipped to the customer in accordance with the terms of the contract of sale, title and risk of loss have been transferred, collectibility is reasonably assured, and pricing is fixed or determinable. Accruals are made for sales returns and other allowances based on the Company's experience.

        Foreign Currency Translation—The functional currency of each of the Company's foreign subsidiaries is primarily the respective local currency. Balance sheet accounts of the foreign operations are translated into U.S. dollars at period-end exchange rates and income and expense accounts are translated at average exchange rates during the period. Translation gains and losses related to net assets located outside the U.S. are shown as a component of accumulated other comprehensive income. Gains and losses resulting from foreign currency transactions (transactions denominated in a currency other than the entity's functional currency) other than certain intercompany transactions meeting the indefinite reversal criteria are included in the consolidated statements of operations.

        Advertising—The Company expenses advertising costs as incurred.

        Research and Development—Research and development costs are charged to expense, as incurred. Such costs were $8,095 in 2002, $7,995 in 2001, $796 from November 21, 2000 through December 31, 2000 and $8,099 for Laporte for the period from January 1, 2000 through November 20,2000.

        Accounting for Shipping and Handling Costs—The Company records shipping and handling costs in cost of sales and records shipping and handling costs billed to customers in net sales in accordance with the Emerging Issues Task Force's ("EITF") guidance (EITF 00-10: Classification of Shipping and Handling Costs).

        Cash and Cash Equivalents—All highly liquid instruments and money market funds with an original maturity of three months or less are considered to be cash equivalents. The carrying amount approximates fair value because of the short maturities of these instruments.

        Supplemental disclosure of cash flow information—

	Rockwood
				Laporte
	Year ended December 31,
			November 21, 2000 through December 31, 2000	January 1, 2000 through November 20, 2000
	2002	2001
Interest, net	$61,455	$73,961	$6,536	$(1,967)
Income taxes, net of refunds	$6,911	$4,481	$3,784	$15,046

        Inventories—Inventories are stated at the lower of cost or market. Cost is determined primarily on an average cost basis. Inventory quantities on hand are regularly reviewed, and where necessary, provisions for excess and obsolete inventory are recorded based primarily on either the Company's estimated forecast of product demand and production requirements or historical usage.

        Property, Plant and Equipment—Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is determined using the straight-line method over the various asset classes. Estimated lives range from 25-30 years for buildings, 9-12 years for machinery and equipment, and 3-5 years for furniture and fixtures.

        The estimated useful lives of leasehold improvements are the lesser of the estimated life of the improvement or the term of the lease.

        Major renewals and improvements are capitalized and minor replacements, maintenance and repairs are charged to current operations as incurred. Upon retirement or disposal of assets, the cost and related accumulated depreciation are removed from the balance sheet and any gain or loss is reflected in the statement of operations.

        Deferred Debt Issuance Costs—Costs related to financing the Acquisition are being amortized over the lives of the related debt facilities using the effective interest rate method. This amortization is reflected in interest expense.

        Goodwill—Goodwill, which represents the cost in excess of fair value of net assets acquired, was being amortized through December 31, 2001 on a straight-line basis over the periods benefited of 15 to 25 years.

        See Recent Accounting Pronouncements below and Note 7 for discussion of goodwill accounting in 2002.

        Other Intangible Assets—Patents, which comprise substantially all of the Company's other intangible assets, were recorded at their estimated fair values at the time of the Acquisition and are being amortized over their estimated remaining useful lives, ranging from 4 to 12 years.

        Impairment Accounting—The recoverability of long-lived tangible and intangible assets is reviewed when events or changes in circumstances occur indicating the carrying value of the assets may not be recoverable. The measurement of possible impairment is based upon the ability to recover the carrying value of the asset through the expected future undiscounted cash flows from the use of the asset and its eventual disposition. An impairment loss, equal to the difference between the asset's fair value and its carrying value, is recognized when the estimated future undiscounted cash flows are less than its carrying amount. See Recent Accounting Pronouncements below for further discussion of the accounting for impairment of goodwill and other long-lived assets.

        Financial Instruments—Management believes the carrying amount of financial instruments, including accounts receivable, accounts payable and debt, approximates fair value.

        Derivatives—The Company accounts for derivatives based on Statement of Financial Accounting Standard ("FAS") 133, Accounting for Derivative Instruments and Hedging Activities, as amended. FAS 133 requires that all derivatives be recognized as either assets or liabilities at fair value. Gains or losses from the changes in derivative values are currently recorded in the statement of operations. The Company does not enter into derivative contracts for trading purposes nor does it use leveraged or complex instruments. Derivatives are currently used only to manage variable interest rates on its borrowings.

        Other Current Liabilities—The balance sheet item "Accrued expenses and other current liabilities" consists of the following:

	December 31,
	2002	2001
Interest	$12,275	$3,002
Compensation	14,992	6,143
Restructuring	4,918	13,517
Other	25,038	58,636

	$57,223	$81,298

        Pension, Postemployment and Postretirement Costs—In connection with the Acquisition, Rockwood assumed responsibility for the pension and postretirement benefits for substantially all of the employees of the businesses acquired that were active as of the Acquisition date. Obligations related to retired and terminated vested employees as of the Acquisition date remained the responsibility of the Seller, and accordingly, these obligations are not reflected in the financial statements of Rockwood. Defined benefit costs and liabilities have been determined in accordance with FAS 87, Employers' Accounting for Pensions. Postretirement benefit costs and liabilities have been determined in accordance with FAS 106, Employers' Accounting for Postretirement Benefits Other Than Pensions. Postemployment benefit costs and liabilities have been determined in accordance with FAS 112, Employers' Accounting for Postemployment Benefits.

        Income Taxes—The asset and liability approach is used to recognize deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

        As of December 31, 2002, the Company has not provided for withholding or U.S. Federal income taxes on undistributed earnings of foreign subsidiaries since such cumulative earnings aggregating approximately $20,400 are expected to be reinvested indefinitely or substantially offset by available foreign tax credits.

        Historically, the results of Laporte were included in the Seller's income tax returns. The Seller managed its tax position for the benefit of all of its business enterprises. These tax strategies are not necessarily indicative of Rockwood's strategies as a stand-alone entity.

        Stock-Based Compensation—At December 31, 2002, the Company had in place the 2000 Stock Purchase and Option Plan, as amended, (the "Plan") which is more fully described in Note 14. The Company accounts for this Plan under the recognition and measurement principles of APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation is reflected in net loss for this Plan, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of FAS 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Year Ended December 31,
	2002	2001
Net loss, as reported	$(55,210)	$(42,089)
Stock-based employee compensation expense determined under fair value based method, net of tax	(152)	(309)

Pro forma net loss	$(55,362)	$(42,398)

        Comprehensive Income—Comprehensive income includes unrealized gains and losses from foreign currency translation and from certain intercompany transactions meeting the indefinite reversal criteria as well as minimum pension liability adjustments that are recorded directly into a separate section of stockholders' equity in the balance sheets. These items are referred to as other comprehensive income items. Comprehensive income includes net income and the other comprehensive income components. Foreign currency translation amounts are not adjusted for income taxes since they relate to indefinite length investments in non-U.S. subsidiaries.

        Accounting for Environmental Liabilities—In the ordinary course of business, Laporte and Rockwood are subject to extensive and changing Federal, state, local and foreign environmental laws and regulations, and have made provisions for the estimated financial impact of environmental cleanup related costs. The policy of Laporte and Rockwood has been to accrue costs of a noncapital nature related to environmental clean-up when those costs are believed to be probable and can be reasonably estimated. Expenditures that extend the life of the related property or mitigate or prevent future environmental contamination are capitalized and expenditures related to existing conditions resulting from past or present operations and from which no current or future benefit is discernible are immediately expensed. The quantification of environmental exposures requires an assessment of many factors, including changing laws and regulations, advancements in environmental technologies, the quality of information available related to specific sites, the assessment stage of each site investigation and the length of time involved in remediation or settlement. In some matters, Rockwood and Laporte could share costs with other parties. Rockwood and Laporte do not include anticipated recoveries from insurance carriers or other third parties in its accruals for environmental liabilities.

        Reclassifications—Certain prior year amounts have been reclassified to conform to current year classification.

        Recent Accounting Pronouncements—On January 1, 2002, the Company adopted the following:

  •
  FAS 141 Business Combinations

  •
  FAS 142 Goodwill and Other Intangible Assets

  •
  FAS 144 Accounting for the Impairment or Disposal of Long-lived Assets

        FAS 141 requires all business combinations to be accounted for using the purchase method and changes the criteria for allocating the purchase price to intangible assets when applicable. There was no material impact on the Company's financial position, results of operations or cash flows from adoption of this statement.

        FAS 142 addresses the accounting for goodwill and other intangible assets after their acquisition. Goodwill and other intangible assets with indefinite useful lives are no longer amortized but are instead tested for impairment, at least annually. Other intangible assets are amortized over their respective estimated useful lives to their estimated residual values while also being reviewed for impairment periodically. Note 7 below contains the relevant disclosures including information about the impact of adoption.

        FAS 144 provides a methodology to assess and account for impairment or disposal of long-lived assets, complementing the guidance given by FAS 142 for goodwill and other assets with indeterminate lives. The major asset groups to which this would apply are property, plant and equipment, and patents. FAS 144 requires testing an asset (or asset group as defined) "whenever changes in circumstances indicate that its carrying amount may not be recoverable." Management does not believe that any such indications exist. Accordingly, adoption of this standard has had no significant impact on the Company's financial position, results of operations or cash flows.

        In May 2002, the Company adopted FAS 145 which amends, corrects or rescinds various provisions of previous FASB statements covering the general topic of accounting for leases including issues surrounding sale-leaseback transactions, and the topic of reporting gains and losses from the extinguishment of debt. Adoption of the standard has had no significant impact on the Company's financial position, results of operations, or cash flows.

        On January 1, 2003 the Company is required to adopt the statements and implement the FASB interpretation (FIN) below. Although the Company is currently evaluating the anticipated impact of such adoptions, management anticipates that implementation of these accounting standards will have no significant impact on the Company's financial position, results of operations, or cash flows.

  •
  FAS 143 Accounting for Asset Retirement Obligations

  •
  FAS 146 Accounting for Costs Associated with Exit or Disposal Activities

  •
  FAS 148 Accounting for Stock-Based Compensation—Transition and Disclosure

  •
  FIN 45 Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

        FAS 143 addresses financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets and the related retirement costs and requires companies to record an asset and liability for such costs if a legal liability to retire the asset exists.

        FAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. It also nullifies Emerging Issues Task Force Issue No 94-3, Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring).

        FAS 148 amends FAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results.

        FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. The interpretation also requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee.

        Certain portions of FAS 148 and FIN 45 include disclosure requirements that were effective as of December 31, 2002. The Company has adopted these disclosure requirements as applicable.

4. INVENTORIES:

        Inventories are comprised of the following:

	December 31,
	2002	2001
Raw materials	$25,419	$20,245
Work-in-process	2,516	1,998
Finished goods	47,990	48,646
Packaging materials	6,216	4,746

	$82,141	$75,635

        In connection with the Acquisition, the Company recorded a fair value write-up to inventory to reflect the Seller's manufacturing profit in inventory at the date of the Acquisition, of which $9,018 was charged to cost of products sold in 2001 and $8,826 in the period from November 21, 2000 through December 31, 2000.

5. PROPERTY, PLANT AND EQUIPMENT:

        Property, plant and equipment is comprised of the following:

	December 31,
	2002	2001
Land, buildings and improvements	$110,011	$108,328
Machinery and equipment	343,736	273,215
Furniture and fixtures	19,588	13,909
Construction-in-progress	12,650	30,584

Property, plant and equipment, at cost	485,985	426,036
Less accumulated depreciation and amortization	(79,010)	(34,866)

Property, plant and equipment, net	$406,975	$391,170

        Depreciation expense was $41,328 and $36,228 for the years ended December 31, 2002 and 2001, respectively, $4,472 for the period from November 21, 2000 through December 31, 2000, and $31,524 for Laporte for the period from January 1, 2000 through November 20, 2000.

6. SALE OF LAPORTE SUBSIDIARY:

        At December 31, 1999, Laporte owned 100% of the stock of Shawcross, a Portuguese consulting firm. This investment, purchased in 1999, was intended to be held on a temporary basis, and thus was recorded at its historical cost of $52,040. This investment was sold in October 2000 for $48,726. As a result, a foreign exchange loss of $4,320 and an offsetting gain on the sale of $1,006 were included in the combined statements of operations during the period ended November 20, 2000.

7. GOODWILL:

        Below are goodwill balances and activity by segment:

	Performance Additives	Specialty Compounds	Electronics	Total
Balance, January 1, 2001	$389,231	$128,070	$207,892	$725,193
Allocation adjustment	39,149	(25,644)	(13,505)	—
Restructuring adjustment	4,385	—	2,551	6,936
Purchase accounting adjustment	(3,027)	205	(2,307)	(5,129)
Goodwill amortization	(15,599)	(5,014)	(13,414)	(34,027)
Foreign exchange	(5,095)	(2,343)	(5,518)	(12,956)

Balance, December 31, 2001	409,044	95,274	175,699	680,017
Impairment losses	—	—	(50,000)	(50,000)
Foreign exchange	16,428	6,018	7,775	30,221
Adjustment to restructuring liability	(881)	—	—	(881)

Balance, December 31, 2002	$424,591	$101,292	$133,474	$659,357

        Effective January 1, 2002, the Company ceased amortizing goodwill as required by FAS 142. The following table reflects net loss adjusted to exclude goodwill amortization expense recognized in the periods presented:

	Rockwood			Laporte
	Year Ended December 31,		November 21, 2000 through December 31, 2000	January 1, 2000 through November 21, 2000
	2002	2001
Reported net income (loss)	$(55,210)	$(42,089)	$(31,820)	$7,676
Goodwill amortization	—	34,027	5,634	30,066

Adjusted net income (loss)	$(55,210)	$(8,062)	$(26,186)	$37,742

        The Company completed initial impairment testing for goodwill as of January 1, 2002 as required by FAS 142. The goodwill test for impairment begins with an estimation of the fair value of each reporting unit. The Company has determined reporting units to be each of its divisions; one level below the reportable segment level. The initial impairment test is a two-step process. The first step is a screen for potential impairment and the second step, if applicable, is the measurement of the amount of impairment, if any. The Company determined there was no impairment of goodwill as of January 1, 2002.

        Apart from initial impairment testing, additional impairment testing is required at least annually. As a result of such testing, the Company determined there was a goodwill impairment of $50,000 in a division of the Company's Electronics segment. This impairment resulted from a significant decline in earnings and operating cash flow, both historical and prospective, based on global economic conditions common to significant competitors, as well as the erosion of this division's relative competitive position due to continued industry concentration and pricing pressure. Also, there was a decline in 2002 in valuation multiples of comparable businesses as calculated by industry analysts.

        In computing this impairment, fair value was determined by multiplying the earnings before interest, taxes, depreciation, and amortization ("EBITDA") of this reporting unit by a factor based primarily on the ratio of enterprise value (generally net assets excluding cash and long-term debt) to EBITDA of publicly-held companies in similar businesses, both historical and projected, as reported in published industry analyses.

        Goodwill activity in 2001 reflects a reclassification among segments to align with management's current internal reporting.

8. OTHER INTANGIBLE ASSETS:

        Other intangible assets, net consist of:

	December 31,
	2002	2001
Patents	$35,896	$31,776
Less accumulated amortization	(10,474)	(4,942)

Patents, net	25,422	26,834

Internally developed software costs	2,083	1,970
Less accumulated amortization	(390)	—

Internally developed software costs, net	1,693	1,970

Other intangible assets, net	$27,115	$28,804

        Amortization of intangibles other than goodwill was $4,954 and $4,454 in the years ended December 31, 2002 and 2001, respectively, $517 in the period from November 21, 2000 through December 31, 2000 and $0 for Laporte in the period from January 1, 2000 through November 20, 2000. Estimated amortization expense for the next five years beginning January 1, 2003 is as follows:

2003	$5,359
2004	$5,225
2005	$4,111
2006	$4,111
2007	$3,804

9. LONG-TERM DEBT:

        Long-term debt and loans payable are summarized as follows (see also Note 20—Subsequent Event—Refinancing of Long-Term Debt):

	December 31,
	2002	2001
Senior Subordinated Loan due November 2010, LIBOR plus 8.875% at December 31, 2002	$325,000	$325,000
Credit Agreement:
Senior Tranche A Term Loans due through November 2007, initially LIBOR plus 2.75%	259,923	243,142
Senior Tranche B Term Loans due through November 2008, initially LIBOR plus 3.25%	291,276	286,760

	876,199	854,902
Less current maturities	(29,512)	(18,380)

Long-term debt	$846,687	$836,522

        Maturities of long-term debt are as follows:

2004	$50,196
2005	62,023
2006	62,023
2007	70,880
Thereafter	601,565

$846,687

        The Company estimates that all debt, based on current interest rates and terms, approximates fair value.

        Senior Subordinated Loan—The Senior Subordinated Loan initially matured on November 20, 2001 and was converted into a term loan set to mature in November 2010. The interest rate on the Senior Subordinated Loan was initially LIBOR plus 5.375%. This rate increased to LIBOR plus 5.875% in May 2001 and increases by 0.5% every three months thereafter, not to exceed a cash rate of 14% per year, or a total rate of 16% per year. The Senior Subordinated Note Agreement contains restrictions on additional indebtedness, fundamental business changes, the sale of assets and the payment of dividends. Interest on the Loan is payable monthly.

        Credit Agreement—At December 31, 2002, $213,112 and $48,726 of the Tranche A and Tranche B Term Loans, respectively, are denominated in Euros. The initial total borrowings under the Tranche A and B loans were $235,000 and $285,000, respectively. Changes in the principal balances as of December 31, 2002 are due to the effects of foreign exchange offset by principal repayments. The weighted average interest rate in effect for the term loans was approximately 5.24% and 5.71% at December 31, 2002 and 2001, respectively. The Senior Tranche A Term Loans are payable in May and November of each year at escalating percentages of the original principal amount. The Senior Tranche B Term Loans are payable in May and November of each year at amounts equal to 0.5% of the original principal balance, with the remainder due at maturity.

        Term Loans denominated in Euros bear interest based on LIBOR plus applicable margins ranging from 2.75% to 3.25%. The Company has the option of selecting its own interest payment periods at one, two, three or six month periods. Additionally, the Company has the option of converting Term Loans denominated in U.S. dollars into loans which will bear interest based on (a) a defined prime rate plus applicable margins ranging from 0.50% to 2.00%, (b) a defined certificate of deposit rate plus applicable margins ranging from 1.50% to 3.00%, or (c) a defined Federal funds rate plus applicable margins ranging from 0.50% to 2.00%. The loan index is determined at the Company's option.

        The Credit Agreement, as amended, contains certain financial covenants including the requirement of a minimum fixed charge ratio, a maximum debt to earnings before interest, taxes, depreciation, and amortization ("EBITDA") ratio, and a minimum EBITDA to interest expense ratio, all as defined in the agreement. The Credit Agreement also contains certain restrictions on additional indebtedness, fundamental business changes, the sale of assets, investments, the payment of dividends and capital expenditures. In addition, the term loans are subject to mandatory prepayment upon certain conditions as defined in the Credit Agreement. The Credit Agreement borrowings are collateralized by substantially all of the equity of Rockwood and its subsidiaries and guaranteed by Rockwood Specialties International, Inc., Rockwood's immediate parent.

        The Company was in compliance with its December 31, 2002 debt covenants.

        The Company has a revolving credit facility in an aggregate principal amount at any time not to exceed $100,000. Proceeds from the revolving credit facility may be used for general corporate purposes. Interest is based on LIBOR plus 2.75%. At December 31, 2002, the Company had no principal outstanding and $12,531 of letters of credit, or similar instruments used in the ordinary course of business, outstanding under the revolving credit facility. This facility matures in November 2007.

        The Company has variable rate debt denominated in both U.S. dollars and Euros. During 2001, the Company entered into certain long-term derivative transactions to manage its interest rate risk using interest rate swaps and interest rate collars. The Company elected not to apply hedge accounting and has marked these derivative transactions to market. These transactions increased interest expense by $18,775 and $10,418 in 2002 and 2001, respectively, of which $11,595 and $7,938, respectively, represent mark-to-market adjustments as reflected in the accompanying statements of operations. The related liability on the contracts is reflected in "Other liabilities" in the balance sheet. As of December 31, 2002, the Company has interest rate swap and cap agreements aggregating approximately $333,000 of notional outstanding. The maturity date of these contracts is February 2006. The Company believes that the counterparty to these agreements is a financially sound institution and the credit risk for non-performance of these contracts is not significant. See Note 20 for discussion of the July 2003 Refinancing.

10. TAXES ON INCOME:

        Income (loss) before taxes is as follows:

	Rockwood			Laporte
	Year ended December 31,		November 21, 2000 through December 31, 2000	January 1, 2000 through November 20, 2000
	2002	2001
United States	$(27,147)	$(25,858)	$(22,436)	$(16,194)
Foreign	(33,570)	(15,603)	(14,188)	33,748

	$(60,717)	$(41,461)	$(36,624)	$17,554

        The (benefit) provision for taxes on income consisted of the following:

	Rockwood			Laporte
	Year ended December 31,		November 21, 2000 through December 31, 2000	January 1, 2000 through November 20, 2000
	2002	2001
Taxes currently payable (prepaid):
Federal	$(4,475)	$5,218	$(3,949)	$5,364
State	4,297	3,020	—	1,215
Foreign	8,680	7,233	(861)	10,012

	8,502	15,471	(4,810)	16,591

Deferred income taxes:
Federal	(4,560)	(8,844)	1,888	(2,798)
State	(4,369)	(1,065)	254	(466)
Foreign	(5,080)	(4,934)	(2,136)	(3,449)

	(14,009)	(14,843)	6	(6,713)

Total (benefit) provision for taxes	$(5,507)	$628	$(4,804)	$9,878

        Amounts are reflected in the preceding table based on the location of the taxing authorities.

        Reconciliations of the U.S. statutory income tax rate to the effective tax rate are as follows:

	Rockwood			Laporte
	Year ended December 31,		November 21, 2000 through December 31, 2000	January 1, 2000 through November 20, 2000
	2002	2001
Federal statutory rate	(35.0)%	(35.0)%	(35.0)%	35.0%
State taxes, net	(1.6)	5.2	0.5	2.8
Nondeductible goodwill	—	14.9	2.9	47.2
Foreign/US tax differential	(0.4)	15.6	18.1	(29.3)
Goodwill impairment	28.8	—	—	—
Other	(0.9)	0.8	0.4	0.6

Effective tax rate	(9.1)%	1.5%	(13.1)%	56.3%

        Deferred taxes arise because of different treatment between financial statement accounting and income tax reporting.

        The tax effects of the major items recorded as deferred tax assets and liabilities are as follows:

	December 31,
	2002	2001
Allowance for doubtful accounts	$1,211	$1,131
Pension and postretirement benefits	4,194	2,837
Restructuring	1,787	4,040
Other reserves and accruals	3,879	5,121
Goodwill and other intangibles	12,546	11,979
Tax loss carryforwards	24,666	18,205
Other	13,983	7,652

Total deferred tax assets	62,266	50,965
Valuation allowance	(10,056)	(12,573)

Net deferred tax assets	52,210	38,392

Deferred tax liabilities—property plant and equipment	70,836	72,515

Net deferred tax liability	$18,626	$34,123

        As of December 31, 2002, the Company has global tax loss carryforwards (excludes state and local amounts) of approximately $34,500 which expire in years 2007 through 2022.

        For financial reporting purposes, a valuation allowance has been recognized to reduce the deferred tax assets, related to certain tax loss carryforwards for which it is more likely than not that the related tax benefits will not be realized. The Company's net deferred tax assets include certain amounts of tax loss carryforwards as well as certain tax deductible temporary differences which management believes are realizable through a combination of forecasted future taxable income and anticipated tax planning strategies. Failure to achieve forecasted future taxable income might affect the ultimate realization of any remaining recorded net deferred tax assets.

11. LEASE OBLIGATIONS:

        At December 31, 2002, Rockwood was liable under terms of noncancelable operating leases for the following lease commitments:

Year Ending December 31,
2003	$7,615
2004	7,036
2005	5,676
2006	4,124
2007	2,998
Thereafter	26,966

Total minimum lease payments	$54,415

        Rent expense under all operating leases was $9,747 and $8,315 for the years ended December 31, 2002 and 2001, respectively, $865 from November 21, 2000 through December 31, 2000 and $10,140 for Laporte for the period January 1, 2000 through November 20, 2000.

12. PENSION AND OTHER POSTRETIREMENT BENEFIT PLANS:

        The Company maintains various defined benefit pension plans, which cover certain employees in the US, UK, Germany, Italy and Taiwan. Assets of the Company's various defined benefit pension plans are invested in local markets according to local fiduciary standards. In addition, the Company provides certain employees at Rockwood Pigments other postretirement benefits, principally health care benefits.

        The following tables provide a reconciliation of the benefit obligations, plan assets and the funded status of the plans, along with the amounts recognized in the consolidated balance sheets and the weighted average assumptions used:

	Pension Benefits		Other Postretirement Benefits
	2002	2001	2002	2001
Change in Benefit Obligation:
Benefit obligation at beginning of year	$37,474	$39,672	$2,807	$2,547
Service cost	1,144	2,037	132	119
Interest cost	2,177	2,099	214	177
Plan participants' contributions	128	145	—	—
Plan amendments	—	—	(2,027)	—
Actuarial (gain)/loss	(3,939)	(2,527)	909	—
Foreign exchange	3,376	(3,325)	—	—
Benefits paid	(812)	(627)	(66)	(36)
Curtailment/settlement	(2,770)	—	(79)	—

Benefit Obligation at End of Year	$36,778	$37,474	$1,890	$2,807

Change in Fair Value of Plan Assets:
Fair value of plan assets at beginning of year	$24,066	$30,401	$—	$—
Actual return on assets	(3,803)	(4,377)	—	—
Employer contributions	2,863	1,980	145	36
Plan participants' contributions	128	145	—	—
Foreign exchange	1,824	(3,456)	—	—
Benefits paid	(812)	(627)	(66)	(36)
Curtailment/settlement	(3,545)	—	(79)	—

Fair Value of Plan Assets at End of Year	$20,721	$24,066	$—	$—

Reconciliation of Funded Status at End of Year:
Funded status	$(16,057)	$(13,408)	$(1,890)	$(2,807)
Unrecognized net loss	5,443	6,309	486	—

Accrued Benefit Cost	$(10,614)	$(7,099)	$(1,404)	$(2,807)

Amount Recognized in the Consolidated Balance Sheets:
Accrued benefit liability	$(12,434)	$(7,099)	$(1,404)	$(2,807)
Accumulated other comprehensive income	1,820	—	—	—

Net Amount Recognized	$(10,614)	$(7,099)	$(1,404)	$(2,807)

	Pension Benefits			Other Postretirement Benefits
	2002	2001	2000	2002	2001	2000
Weighted Average Assumptions as of December 31:
Discount rate	5.87%	5.98%	6%-8%	5.42%	7.00%	7%
Expected return on plan assets	7.34%	7.06%	7%-8.5%	N/A	N/A	N/A
Rate of compensation increase	3.12%	3.97%	4.5%-6%	N/A	N/A	N/A

        Net pension and other postretirement benefits include the following cost (cost reduction) components:

	Pension Benefits				Other Postretirement Benefits
	Rockwood				Rockwood
				Laporte				Laporte
	Year ended December 31,				Year ended December 31,
			November 21, 2000 through December 31, 2000	January 1, 2000 through November 20, 2000			November 21, 2000 through December 31, 2000	January 1, 2000 through November 20, 2000
	2002	2001			2002	2001
Service cost	$1,144	$2,037	$339	$2,679	$132	$119	$13	$99
Interest cost	2,177	2,099	229	1,810	214	177	18	142
Expected return on assets	(1,693)	(2,051)	(232)	(1,831)	—	—	—	—
Net amortization of prior experience losses	270	—	—	401	13	—	—	(5)
Impact of curtailment/settlement	—	—	—	—	(1,617)	—	—	—

Net Periodic Pension Cost	$1,898	$2,085	$336	$3,059	$(1,258)	$296	$31	$236

        The following is information for those pension plans with accumulated benefit obligations greater than plan assets:

	2002	2001
Projected benefit obligation	$36,778	$34,600
Accumulated benefit obligation	$31,500	$30,500
Fair value of plan assets	$20,721	$22,000

        The healthcare cost trend rate at December 31, 2002 was 9.0% for the Hourly Plan and 10.0% for the Salaried Plan and is expected to decrease to 5.0% by 2007 for the hourly plan, and 2008 for the salaried plan, and remain at that level. A 1% change in the assumed healthcare cost trend rate would have the following effects at December 31, 2002:

	1% Increase	1% Decrease
Total of service and interest cost components	$15	$(13)
Postretirement benefit obligation	$151	$(132)

        Savings Plans—The Company sponsors various defined contribution plans for certain employees in the US and UK. Contributions under the plan are based on specified percentages of employee compensation. In aggregate, the Company's contributions to the plan were $6,083 and $4,925 in 2002 and 2001, respectively, $423 from November 21, 2000 through December 31, 2000 and $2,734 for Laporte from January 1, 2000 through November 20, 2000.

        Multiemployer Plan—The Company participates in a multiemployer plan for certain union members in Los Angeles. Contributions under the plan are based on specified percentages of associate contributions. The Company's contributions to the plan were $170 and $168 in 2002 and 2001, respectively, $14 from November 21, 2000 through December 31, 2000 and $150 for Laporte from January 1, 2000 through November 20, 2000.

13. SEGMENT INFORMATION:

        Rockwood operates in three reportable segments according to the nature and economic characteristics of its products and services as well as the manner in which the information is used internally by the key decision makers. The segments, which each include various business lines, are: (1) Performance Additives, which consists of pigments, timber treatment chemicals, clay-based additives, and water treatment chemicals, (2) Specialty Compounds, which consists of plastic compounds, and (3) Electronics, which consists of electronic chemicals, wafer reclaim and photomasks.

        The accounting policies of the segments are the same as those described in the Summary of Significant Accounting Policies.

        Summarized financial information for each of the reportable segments is provided in the following table.

	Performance Additives	Specialty Compounds	Electronics	Corporate and Eliminations	Consolidated or Combined
Rockwood Year Ended December 31, 2002
Net sales	$443,762	$168,807	$147,347	$—	$759,916
Restructuring charges	1,251	—	—	—	1,251
Goodwill impairment	—	—	50,000	—	50,000
Operating income (loss)	81,704	19,176	(29,660)	(17,878)	53,342
Adjusted EBITDA	106,390	26,042	33,401	(15,441)	150,392
Depreciation and amortization	23,435	6,718	15,399	730	46,282
Identifiable assets	862,304	239,554	323,093	(17,922)	1,407,029
Capital expenditures	19,032	3,379	12,439	1,168	36,018
Rockwood Year Ended December 31, 2001
Net sales	$418,397	$171,690	$152,544	$—	$742,631
Restructuring charges	6,702	153	601	1,700	9,156	(a)
Operating income (loss)	34,638	11,733	10,677	(17,630)	39,418
Adjusted EBITDA	88,075	23,781	39,390	(10,852)	140,394
Depreciation and amortization	37,406	11,049	26,322	(68)	74,709
Identifiable assets	791,066	210,184	348,776	60,778	1,410,804
Capital expenditures	15,769	3,382	15,147	203	34,501
Rockwood November 21, 2000 through December 31, 2000
Net sales	$42,508	$19,811	$20,175	$—	$82,494
Operating loss	(3,726)	(16)	(980)	(4,323)	(9,045)
Adjusted EBITDA	8,607	2,607	3,919	(636)	14,497
Depreciation and amortization	5,773	1,625	3,212	13	10,623
Indentifiable assets	783,792	269,439	375,305	89,951	1,518,487
Capital expenditures	4,453	418	1,591	—	6,462

Laporte January 1, 2000 through November 20, 2000
Net sales	$410,108	$188,161	$154,000	$—	$752,269
Restructuring charges	1,517	2,399	—	—	3,916
Management fee	1,929	1,441	1,355	—	4,725
Operating income (loss)	40,721	1,261	23,171	(550)	64,603
Adjusted EBITDA	88,953	23,015	40,220	(8,627)	143,561
Depreciation and amortization	31,485	17,050	13,055	—	61,590
Capital expentitures	17,501	6,534	20,933	—	44,968

(a)
Excludes $540 reflected in cost of products sold.

        The summary of segment information above includes "Adjusted EBITDA", a financial measure used by senior management to evaluate the operating performance of each segment. We define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units.

        Below is segment information reconciling net income to Adjusted EBITDA:

	Performance Additives	Specialty Compounds	Electronics	Corporate and Eliminations	Consolidated or Combined
Rockwood
Year Ended December 31, 2002
Net income (loss)	$41,172	$22,278	$(36,315)	$(82,345)	$(55,210)
Income tax (benefit provision)	14,109	(2,499)	(540)	(16,577)	(5,507)
Interest expense, net	25,912	(832)	7,056	56,030	88,166
Depreciation and amortization	23,435	6,718	15,400	729	46,282
Goodwill impairment charge	—	—	50,000	—	50,000
Restructuring and related charges	1,251	—	—	—	1,251
Systems/organization establishment expenses	—	—	—	1,550	1,550
Acquisition and disposal costs	—	—	—	158	158
Business interruption costs and insurance recovery	—	148	(2,339)	—	(2,191)
Foreign exchange loss (gain)	(16)	35	105	24,514	24,638
Loss on receivables sold	527	194	34	500	1,255

Total Adjusted EBITDA	$106,390	$26,042	$33,401	$(15,441)	$150,392

Rockwood
Year Ended December 31, 2001
Net income (loss)	$20,367	$10,207	$120	$(72,783)	$(42,089)
Income tax (benefit provision)	(1,660)	2,100	4,645	(4,457)	628
Interest expense, net	15,818	(600)	6,070	68,033	89,321
Depreciation and amortization	37,406	11,049	26,322	(68)	74,709
Restructuring and related charges	7,242	153	601	1,700	9,696
Systems/organization establishment expenses	352	143	(10)	2,078	2,563
Cancelled financing costs	—	—	—	2,493	2,493
Acquisition and disposal costs	—	—	—	1,246	1,246
Business interruption costs and insurance recovery	—	399	1,513	(661)	1,251
Inventory write-up reversal	8,437	304	287	(10)	9,018
Foreign exchange loss (gain)	12	—	(158)	(9,473)	(9,619)
Loss on receivables sold	101	26	—	1,050	1,177

Total Adjusted EBITDA	$88,075	$23,781	$39,390	$(10,852)	$140,394

	Performance Additives	Specialty Compounds	Electronics	Corporate and Eliminations	Consolidated or Combined
Rockwood
November 21, 2000 through December 31, 2000
Net income (loss)	$(4,351)	$(136)	$(1,484)	$(25,849)	$(31,820)
Income tax (benefit provision)	131	61	225	(5,221)	(4,804)
Interest expense, net	483	59	267	10,086	10,895
Depreciation and amortization	5,773	1,625	3,212	13	10,623
Patent litigation expense	461	—	40	—	501
Systems/organization establishment expenses	29	—	—	3,674	3,703
Inventory write-up reversal	6,181	998	1,647	—	8,826
Disposition of business unit	(111)	—	—	—	(111)
Foreign exchange loss (gain)	11	—	12	16,661	16,684

Total Adjusted EBITDA	$8,607	$2,607	$3,919	$(636)	$14,497

Laporte
January 1, 2000 through November 20, 2000
Net income (loss)	$6,398	$(3,356)	$16,167	$(11,533)	$7,676
Income tax (benefit provision)	15,084	(1,046)	5,308	(9,468)	9,878
Interest expense, net	17,500	5,663	1,792	20,451	45,406
Depreciation and amortization	31,485	17,050	13,055	—	61,590
Restructuring and related charges	2,687	2,399	—	—	5,086
Patent litigation expense	5,690	—	310	—	6,000
Incentive plan expenses	7,089	864	1,425	—	9,378
Acquisition and disposal costs	—	—	904	—	904
Gain on sale of non-operating properties and investments	(2,000)	—	—	—	(2,000)
Disposition of business unit	(2,000)	—	—	—	(2,000)
Gain on sale of investment	(1,006)	—	—	—	(1,006)
Foreign exchange loss (gain)	2,745	—	(96)	—	2,649
Reallocation of central costs	5,281	1,441	1,355	(8,077)	—

Total Adjusted EBITDA	$88,953	$23,015	$40,220	$(8,627)	$143,561

        The more significant of the components of Adjusted EBITDA include the following:

        Goodwill Impairment Charge.    See Note 7.

        Restructuring and Related Charges.    See Note 15.

        Patent Litigation Expenses.    These expenses were incurred to protect our intellectual property interests resulting from two major patent infringement cases that were brought by us against third parties, both of which were settled in 2003.

        Incentive Plan Expenses.    In anticipation of the Acquisition, we terminated a number of management incentive plans and paid out cash settlements to employees.

        Systems/Organization Establishment Expenses.    In connection with the Acquisition and our resulting organization of a stand-alone company, we incurred approximately $3,700 of expenses in the period from November 21, 2000 through December 31, 2000, comprised of $2,700 for audit fees in addition to the expected recurring annual audit fee, $700 related to the implementation of operational and software systems, $200 related to establishing an employee benefit program, and $100 related to updating our corporate logo and trademarks. In 2002 and 2001, we recorded $1,500 and $2,600 of these costs, respectively, primarily related to the amortization of sign-on compensation arrangements for key executives.

        Cancelled Financing Costs.    In 2001, we incurred costs (primarily professional fees) of approximately $2,500 related to a cancelled debt financing.

        Acquisition and Disposal Costs.    In 2000, $900 of costs (primarily professional fees) were incurred for non-consummated acquisition efforts and disposals. In 2001 and 2002, $1,200 and $200, respectively, of such costs were incurred for non-consummated acquisition efforts.

        Business Interruption Costs and Insurance Recovery.    In connection with a fire which took place at a facility in our Electronics segment in 2001, we incurred business interruption and insurance costs of $1,300 in 2001, and recorded a gain in 2002 of $2,200 for insurance recovery.

        Gain on Sale of Non-operating Properties and Investments.    In 2000, we recorded a gain on sale of two non-operating properties in our Performance Additives segment, one in Germany and one in the United States, totaling $2,000.

        Inventory Write-Up Reversal.    See Note 4.

        Disposition of Business Unit.    In December 2000, we disposed of our U.K. and Irish water treatment business unit within the Performance Additives segment which generated $2,000 of Adjusted EBITDA in 2000.

        Gain on sale of Investment.    See Note 6.

        Foreign exchange loss (gain).    We have recorded foreign exchange losses and (gains) in the post-Acquisition results of operations related to the debt incurred to finance the Acquisition (see Note 9). These amounts reflect the non-cash impact of remeasuring our euro-denominated debt; the losses (gains) result from the strengthening (weakening) euro against the U.S. dollar during the applicable periods.

        Loss on receivables sold.    See Note 17.

        The following table represents summarized geographic information with net sales based on the seller's location:

	Rockwood			Laporte
	Year ended December 31,		November 21, 2000 through December 31, 2000	January 1, 2000 through November 20, 2000
	2002	2001
Net sales:
United States	$505,366	$479,142	$52,341	$464,632
Europe	201,872	209,313	23,142	233,087
Other	52,678	54,176	7,011	54,550

	$759,916	$742,631	$82,494	$752,269

	December 31,
	2002	2001
Identifiable assets:
United States	$779,466	$802,690
Europe	520,807	500,379
Other	106,756	107,735

	$1,407,029	$1,410,804

14. STOCK-BASED COMPENSATION:

        Holdings, the Company's ultimate parent, has adopted the 2000 Stock Purchase and Option Plan, as amended. Under the Plan, Holdings may grant stock options and restricted stock to the Company's management personnel and directors and allow management personnel and directors to purchase shares of the Company's common stock. There are 70,000 authorized shares available under the Plan.

        Restricted Stock—Restricted stock of Holdings can be granted with or without payment of consideration with restrictions on the recipient's right to transfer or sell the stock. 2,000 shares of restricted stock were granted during 2001, vesting over three years. $336 and $56 were charged to operations in 2002 and 2001, respectively, based on the fair market value on the date of grant.

        Stock Purchase—Management personnel and directors can purchase shares of Holdings' common stock at prices as determined by Holdings' Board of Directors. Under the Plan, Holdings sold (net of shares later repurchased from terminated employees) 150 shares in 2002 and 8,570 shares in 2001 at the fair market value of the stock at the date of purchase.

        Stock Options—Stock options granted under this Plan shall have an exercise price at least equal to the fair market value of Holdings' common stock on the date of grant. There are two types of options available for grant under the Plan. Time options have a life of ten years from the date of grant and vest over five years. Performance options have a life of ten years and become exercisable with respect to 25% of granted options on the second anniversary of the grant date and on each anniversary thereafter upon the achievement by the Company of certain performance targets. Performance options become exercisable on the eighth anniversary of the grant date to the extent that the option has not become otherwise exercisable or was not terminated. To date, none of the performance targets that would trigger exercise have been achieved.

        The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted average assumptions used for grants in 2002 and 2001, respectively: dividend yield of zero for both years; expected volatility of zero for both years; risk free interest rates of 4.38% and 4.62%; and expected lives of 6.5 years and 6.2 years.

        A summary of the status of the Company's options granted by Holdings at December 31, 2002 and 2001, and changes during the years ended on those dates is presented below—no options were granted in 2000:

	2002		2001
	Shares	Weighted-Average Exercise Price	Shares	Weighted-Average Exercise Price
Outstanding at beginning of year	62,280	$500	—	$—
Granted	600	500	62,280	500
Exercised	—	—	—	—
Forfeited	(11,000)	500	—	—

Outstanding at end of year	51,880	$500	62,280	$500

Options exercisable at end of year	5,128		—

Weighted average fair value of options granted during the year	$123.08		$123.79

        The following table summarizes information about fixed stock options outstanding at December 31, 2002:

Options Outstanding			Options Exercisable
December 31, 2002	Weighted-Average Remaining Contractual Life	Weighted-Average Exercise Price	December 31, 2002	Weighted-Average Exercise Price
51,880	4.5 years	$500	5,128	$500

15. BUSINESS RESTRUCTURINGS AND ASSET SALES:

        Throughout 2001 the Company undertook certain severance restructuring actions within its worldwide salary and hourly workforce in an effort to reduce employee costs and headcounts. Severance payments were based on local regulatory laws, severance clauses in affected individuals'

employment contracts, union contract provisions or negotiated settlements. Approximately 70 individuals were terminated in 2001 as a result. Selected information for these actions is as follows:

Severance Costs
2001 charges	$2,351
Utilized in 2001	(2,351)

Liability balance, December 31, 2001	$—

        On December 21, 2001 Rockwood announced a broad-based involuntary reduction in its salary and hourly worldwide workforce of approximately 10%. The Company established a severance plan providing severance pay and medical coverage benefits for those employees affected. The severance plan for U.S. employees without a separate severance clause in an employment contract or union contract was based on two weeks base pay plus supplemental severance of one week for each full year of service, or two weeks for each year of service for employees whose service life exceeds 10 years. All severance was capped at 26 weeks. Supplemental severance also included the Company's payment of three months of COBRA benefits.

        The severance plan for non U.S. employees without individual employment contracts was based on local regulatory laws. The severance plan for U.S. and non U.S. employees with individual employment contracts was based on the provisions of each contract.

        The Company recorded a restructuring charge of $6,581 in the consolidated statement of operations for the year ended December 31, 2001 related to this program, including severance costs for 150 employees. A further net charge of $1,251 was recorded in the consolidated statements of operations in 2002 to reflect the difference between estimated and actual costs. Of this amount, $1,395 was recorded as part of the pension obligation at December 31, 2002. See Note 12.

        Selected information for the headcount reduction restructuring program is as follows:

Severance Costs
Liability balance, December 31, 2001	$6,581
Utilized in 2002	(5,919)

Liability balance, December 31, 2002	$662

        Coincident with the Acquisition, the Company began a restructuring plan involving the closure and rationalization of certain facilities acquired. During fiscal 2001, the Company finalized this program. In the final purchase accounting allocation for these actions, the Company included $3,890 of restructuring reserves for severance and special termination benefits, $3,455 for closure costs, including future lease costs, environmental clean-up costs, inventory write-offs and other closure costs and $3,933 for property, plant and equipment write-downs. The total number of severed employees was 250.

        Selected information for the Acquisition related restructuring program is as follows:

	Severance Costs	Facility Closure Costs	Write- downs	Total
Purchase Accounting	$3,890	$3,455	$3,933	$11,278
Write-downs charged to income	—	—	764	764
Utilized in 2001	(409)	—	(4,697)	(5,106)

Liability balance, December 31, 2001	3,481	3,455	—	6,936
Utilized in 2002	(1,698)	(101)	—	(1,799)
Adjustment recorded to goodwill	(409)	(472)	—	(881)

Liability balance, December 31, 2002	$1,374	$2,882	$—	$4,256

        The $9,156 of restructuring expense shown in the accompanying consolidated statement of operations for 2001 includes the $2,351 of severance charges, the $6,581 of severance costs from the 10% headcount reduction program and $224 of the write-downs in the above table. The remaining $540 of write-downs are included in cost of products sold.

        The total reserve from the above restructuring programs of $4,918 and $13,517 is reflected in 'Accrued expenses and other liabilities' in the consolidated balance sheet at December 31, 2002 and at December 31, 2001, respectively. Remaining severance costs are expected to be paid before December 31, 2003, and remaining facility closure costs will be paid over the lives of the related leases.

        In 2000, Laporte undertook two separate restructuring programs related to plant closures and employee separations in the Performance Additives and Specialty Compounds segments, with total restructuring charges of $3,916. The culmination of the restructuring in the Specialty Compounds segment was the sale of certain fixed assets and the termination of approximately 75 employees. The sale resulted in proceeds of $4,328 and a gain of $647, which was recorded in the period ended November 20, 2000. The restructuring charge incurred by the Performance Additives segment was the result of the closure of a plant and the termination of approximately 9 employees. The majority of the charge in this segment was to impair the plant and machinery located at this site, specifically due to the plant closure.

        In addition, on December 29, 2000, the Company sold a portion of the business unit in the Performance Additives segment for total consideration of approximately $13,397, which included the assumption of liabilities by the purchaser of approximately $2,500. No gain or loss was incurred in this transaction.

16. COMMITMENTS AND CONTINGENCIES:

        The Company is involved in various legal proceedings, including product liability and environmental matters of a nature considered normal to its business. It is the Company's policy to accrue for amounts related to these matters, in accordance with FAS 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is the Company's policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred.

        The Seller is obligated to indemnify the Company for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing of the Acquisition. In the opinion of management, and based upon information currently available, the ultimate resolution of any indemnification claims will not have a material effect on the Company's financial condition or results of operations.

        Environmental Matters—In the ordinary course of business, like most other industrial companies, the Company's operations are subject to extensive and evolving federal, state, local and foreign environmental laws and regulations. Governmental authorities may resort to a variety of civil and criminal enforcement measures, including monetary penalties and remediation requirements, for violation of such laws. The Company is currently involved in the assessment and remediation of some sites, which include Company owned sites and sites owned by third parties. The Seller has assumed responsibility for the obligations in connection with the third party sites.

        There can be no assurances that environmental laws and regulations will not become more stringent in the future or that the Company will not incur significant additional costs to comply with such changes in laws and regulations. The Company monitors potential changes in laws and regulations to assess the expected impact on its results of operations. The Company has evaluated its total environmental exposure based on currently available data and believes that its environmental matters will not have a material adverse impact on the Company's financial position or results of operations. If matters previously identified by management are resolved in a manner different from original estimates, there is the potential for a material adverse effect on operating results or cash flows in any one accounting period.

        In connection with the Acquisition, the Seller agreed to indemnify the Company for certain environmental matters that related to the business prior to the Acquisition. The Seller provided a two-year indemnity with respect to noncompliance with permits and environmental laws, a five-year indemnity related to the contamination of the Company's properties (inclusive of contamination which leaks or escapes from the Company's properties) and an indemnity of unlimited duration for former properties and properties owned by others (inclusive of disposal of waste and certain other identified issues). Regarding the two and five year indemnities, the Company may seek reimbursement from the Seller for individual claims in excess of $175 after the $5,000 has been exceeded. For the other indemnity, the Seller is responsible for all costs and expenses incurred. As a result, there is significant uncertainty in assessing the Company's liability for environmental matters for which the Company may not be indemnified.

        Legal Matters—A subsidiary in the Company's Performance Additives segment (the "Subsidiary") has been named as a defendant, along with numerous other parties, including other wood preservatives manufacturers, wood treaters and retailers, in six lawsuits. The plaintiffs are seeking damages relating, among other things, to the marketing, distribution and use of one of the subsidiary's wood preservative products, chromated copper arsenate (CCA). These lawsuits allege various causes of action based in contract, tort, warranty and statutory consumer fraud. Three of the lawsuits are seeking class action certifications, although in one of the cases the trial judge had denied class certification. The other three lawsuits allege personal injuries from the use of CCA treated wood products and raise individual claims.

        The Company is seeking reimbursement of defense costs and potential damages, if any, for the CCA cases from its insurance carriers. Additionally, the Company is seeking indemnification from the Seller under terms of the Purchase Agreement.

        These cases and the Company's ability to recover from any third party or insurers are subject to a number of uncertainties. As a result, their impact, if any, is difficult to assess. As these proceedings have not progressed significantly to date, management cannot predict the outcome of these suits or the extent, if any, of the Company's possible loss exposure from these actions.

17. RECEIVABLES SALE AGREEMENT:

        In December 2001 and at the end of the first and second quarters in 2002, some of the Company's domestic subsidiaries sold certain receivables to a non-consolidated, bankruptcy-remote subsidiary of the Company ("RS") in return for cash and subordinated notes. RS then sold an undivided fractional ownership interest in those receivables to a non-affiliated investor. The subordinated notes, which represent the Company's retained interest, were subordinated to the investor's interest until such time as the investor has fully recovered its investment.

        These transactions qualified as sales under the provisions of FAS 140 Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. Gain or loss on the sale of receivables depends in part on the previous carrying amount of the financial assets involved in the sale, allocated between the assets sold and the retained interests, based on the relative fair value at the date of transfer. Fair value of the subordinated retained interest approximated carrying value due to the short-term nature of the receivables. Cash proceeds were $50,000 for the 2001 transaction and $96,568 for the 2002 transactions. There was no outstanding facility at December 31, 2002. The Company serviced the receivables sold and had cash servicing income of $52 in 2002 (none in 2001). No significant credit losses occurred among the receivables sold.

        The managed portfolio of receivables at December 31, 2001 was as follows:

	December 31, 2001
	Receivable Amount	Allowance	Net
Accounts receivables held on balance sheet	$75,174	$3,429	$71,745
Less retained interest (subordinated note)	(13,356)	(1,197)	(12,159)

Trade receivables held on balance sheet	61,818	2,232	59,586
Receivables sold	56,075	1,197	54,878

Total	$117,893	$3,429	$114,464

18. SALE AND LEASEBACK:

        In June 2002, a subsidiary included in Rockwood's Performance Additives segment entered into a sale and leaseback transaction involving real estate with a non-affiliated third party. The Company realized net proceeds of approximately $12,100 from the sale. The resulting gain of approximately $4,100 was deferred and is being amortized on a straight-line basis over the initial lease term of 15 years. The deferred gain is included in other liabilities on the accompanying consolidated balance sheet. The leaseback portion, classified as an operating lease, calls for an initial minimum annual base rent of $1,275, with adjustments based on a standard economic index. The Company has two 10-year renewal options beyond the initial lease term.

19. CONSOLIDATING AND COMBINING FINANCIAL INFORMATION:

        The Company is contemplating an offering to refinance its Senior Subordinated Loan. As a component of the offering, the Company is proposing to have its U.S. subsidiaries guarantee the refinanced Senior Subordinated Loan. Accordingly, the following consolidating and combining financial statements depict, in separate columns, the Parent Company (Rockwood Specialties Group, Inc.) which is the issuer of the Senior Subordinated Notes, those subsidiaries which will be guarantors, those subsidiaries which will be non-guarantors, elimination adjustments, and the consolidated or combined totals. The following combining financial statements of Laporte Specialty Chemical Operations depict in separate columns the same entities as presented in the consolidated financial statements. The Parent Company did not exist for the periods prior to November 21, 2000.

ROCKWOOD SPECIALTIES GROUP INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2002

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
NET SALES	$—	$505,366	$254,550	$—	$759,916
COST OF PRODUCTS SOLD	—	349,088	193,380	—	542,468

GROSS PROFIT	—	156,278	61,170	—	217,448
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	235	79,210	33,410	—	112,855
GOODWILL IMPAIRMENT	—	10,000	40,000	—	50,000
RESTRUCTURING CHARGE, net	—	—	1,251	—	1,251

OPERATING INCOME (LOSS)	(235)	67,068	(13,491)	—	53,342

OTHER INCOME (EXPENSES):
Intergroup interest, net	60,271	(59,400)	(871)	—	—
Interest, net	(74,507)	1,855	(15,514)	—	(88,166)
Intergroup other, net	(3,250)	(2,943)	6,193	—	—
Foreign exchange loss, net	(14,309)	(442)	(9,887)	—	(24,638)
Loss on receivables sold	—	(1,255)	—	—	(1,255)

Net	(31,795)	(62,185)	(20,079)	—	(114,059)

(LOSS) INCOME BEFORE TAXES	(32,030)	4,883	(33,570)	—	(60,717)
INCOME TAX (BENEFIT) PROVISION	(7,794)	(1,313)	3,600	—	(5,507)

NET (LOSS) INCOME	$(24,236)	$6,196	$(37,170)	$—	$(55,210)

ROCKWOOD SPECIALTIES GROUP INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS

YEAR ENDED DECEMBER 31, 2001

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
NET SALES	$—	$479,142	$263,489	$—	$742,631
COST OF PRODUCTS SOLD	—	344,103	202,424	—	546,527

GROSS PROFIT	—	135,039	61,065	—	196,104
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	304	94,814	52,412	—	147,530
RESTRUCTURING CHARGE, net	—	4,663	4,493	—	9,156

OPERATING INCOME (LOSS)	(304)	35,562	4,160	—	39,418

OTHER INCOME (EXPENSES):
Intragroup interest, net	68,256	(62,031)	(6,225)	—	—
Interest, net	(75,218)	2,348	(16,451)	—	(89,321)
Foreign exchange gain, net	4,739	—	4,880	—	9,619
Intragroup other, net	3,004	(1,037)	(1,967)	—	—
Loss on receivables sold	—	(1,177)	—	—	(1,177)

Net	781	(61,897)	(19,763)	—	(80,879)

(LOSS) INCOME BEFORE TAXES	477	(26,335)	(15,603)	—	(41,461)
INCOME TAX (BENEFIT) PROVISION	802	(2,473)	2,299	—	628

NET LOSS	$(325)	$(23,862)	$(17,902)	$—	$(42,089)

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF OPERATIONS

PERIOD FROM NOVEMBER 21, 2000 THROUGH DECEMBER 31, 2000

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
NET SALES	$—	$52,341	$30,153	$—	$82,494
COST OF PRODUCTS SOLD	—	42,893	26,837	—	69,730

GROSS PROFIT	—	9,448	3,316	—	12,764
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	—	14,506	7,303	—	21,809

OPERATING LOSS	—	(5,058)	(3,987)	—	(9,045)

OTHER INCOME (EXPENSES):
Interest, net	(9,271)	281	(1,905)	—	(10,895)
Foreign exchange loss, net	(8,388)	—	(8,296)	—	(16,684)

Net	(17,659)	281	(10,201)	—	(27,579)

LOSS BEFORE TAXES	(17,659)	(4,777)	(14,188)	—	(36,624)
INCOME TAX (BENEFIT) PROVISION	590	(2,397)	(2,997)	—	(4,804)

NET LOSS	$(18,249)	$(2,380)	$(11,191)	$—	$(31,820)

LAPORTE SPECIALTY CHEMICAL OPERATIONS
COMBINING STATEMENT OF OPERATIONS

PERIOD FROM JANUARY 1, 2000 THROUGH NOVEMBER 20, 2000

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Combined
NET SALES	$—	$464,632	$287,637	$—	$752,269
COST OF PRODUCTS SOLD	—	331,212	203,159	—	534,371

GROSS PROFIT	—	133,420	84,478	—	217,898
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	—	103,324	46,055	—	149,379
RESTRUCTURING CHARGE, net	—	2,399	1,517	—	3,916

OPERATING INCOME	—	27,697	36,906	—	64,603

OTHER INCOME (EXPENSES):
Interest, net	—	(43,891)	(1,515)	—	(45,406)
Foreign exchange loss, net	—	—	(2,649)	—	(2,649)
Gain on sale of investment	—	—	1,006	—	1,006

Net	—	(43,891)	(3,158)	—	(47,049)

(LOSS) INCOME BEFORE TAXES	—	(16,194)	33,748	—	17,554
INCOME TAX (BENEFIT) PROVISION	—	3,315	6,563	—	9,878

NET (LOSS) INCOME	$—	$(19,509)	$27,185	$—	$7,676

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2002

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$42,392	$(1,738)	$2,242	$—	$42,896
Accounts receivable, net	—	71,604	50,946	—	122,550
Inventories	—	46,150	35,991	—	82,141
Prepaid expenses	—	2,645	3,392	—	6,037
Deferred Income Taxes	(38,346)	45,223	—	—	6,877
Other	—	804	4,380	—	5,184

Total current assets	4,046	164,688	96,951	—	265,685
PROPERTY, PLANT AND EQUIPMENT, net	2	196,256	210,717		406,975
INVESTMENT IN SUBSIDIARIES	656,662	—	—	(656,662)	—
GOODWILL	—	367,185	292,172	—	659,357
INTERGROUP RECEIVABLE	540,629	574,688	51,516	(1,166,833)	—
OTHER INTANGIBLE ASSETS, net	—	7,101	20,014	—	27,115
DEFERRED DEBT ISSUANCE COSTS, net	34,479	—	5,694	—	40,173
OTHER ASSETS	—	5,709	2,015	—	7,724

TOTAL ASSETS	$1,235,818	$1,315,627	$679,079	$(1,823,495)	$1,407,029

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$50,043	$43,713	$—	$93,756
Income taxes payable	435	2,109	15,002	—	17,546
Accrued expenses and other liabilities	10,868	31,442	14,913	—	57,223
Long-term debt, current portion	17,244	—	12,268	—	29,512

Total current liabilities	28,547	83,594	85,896	—	198,037
LONG-TERM DEBT	695,033	—	151,654	—	846,687
INTERGROUP PAYABLE	47,535	1,012,375	106,923	(1,166,833)	—
DEFERRED INCOME TAXES	(50,457)	54,914	21,046	—	25,503
OTHER LIABILITIES	21,115	20,580	16,900	—	58,595

Total liabilities	741,773	1,171,463	382,419	(1,166,833)	1,128,822

STOCKHOLDERS' EQUITY:
Common stock	4	190,606	70,037	(260,643)	4
Paid-in capital	381,996	129,751	257,569	(396,019)	373,297
Accumulated other comprehensive income (loss)	8,887	(1,980)	27,118	—	34,025
Accumulated deficit	103,158	(174,213)	(58,064)	—	(129,119)

Total stockholders' equity	494,045	144,164	296,660	(656,662)	278,207

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,235,818	$1,315,627	$679,079	$(1,823,495)	$1,407,029

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING BALANCE SHEET

DECEMBER 31, 2001

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,495	$77,625	$1,101	$—	$93,221
Accounts receivable, net	—	25,344	46,401	—	71,745
Inventories	—	43,818	31,817	—	75,635
Prepaid expenses	—	1,356	2,989	—	4,345
Deferred income taxes	—	10,292	—	—	10,292
Other	—	1,831	3,358	—	5,189

Total current assets	14,495	160,266	85,666	—	260,427
PROPERTY, PLANT AND EQUIPMENT, net	—	196,056	195,114	—	391,170
INVESTMENT IN SUBSIDIARIES	633,429	—	—	(633,429)	—
GOODWILL	—	380,811	299,206	—	680,017
INTERGROUP RECEIVABLE	547,247	813,536	200,113	(1,560,896)	—
OTHER INTANGIBLE ASSETS, net	—	8,937	19,867	—	28,804
DEFERRED DEBT ISSUANCE COSTS, net	39,607	—	6,148	—	45,755
OTHER ASSETS	—	2,518	2,113	—	4,631

TOTAL ASSETS	$1,234,778	$1,562,124	$808,227	$(2,194,325)	$1,410,804

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$41,326	$36,471	$—	$77,797
Income taxes payable	435	373	12,874	—	13,682
Accrued expenses and other liabilities	2,286	47,919	31,093	—	81,298
Long-term debt, current portion	11,302	—	7,078	—	18,380

Total current liabilities	14,023	89,618	87,516	—	191,157
LONG-TERM DEBT	697,441	—	139,081	—	836,522
INTERGROUP PAYABLE	6,908	1,275,331	278,657	(1,560,896)	—
DEFERRED INCOME TAXES	367	21,029	23,019	—	44,415
OTHER LIABILITIES	6,661	23,303	10,558	—	40,522

Total liabilities	725,400	1,409,281	538,831	(1,560,896)	1,112,616

STOCKHOLDERS' EQUITY:
Common stock	4	190,601	70,037	(260,638)	4
Paid-in capital	381,996	134,452	229,248	(372,791)	372,905
Accumulated other comprehensive income (loss)	(16)	—	(796)	—	(812)
Accumulated deficit	127,394	(172,210)	(29,093)	—	(73,909)

Total stockholders' equity	509,378	152,843	269,396	(633,429)	298,188

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,234,778	$1,562,124	$808,227	$(2,194,325)	$1,410,804

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2002

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(24,236)	$6,196	$(37,170)	$—	$(55,210)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	21,445	24,837	—	46,282
Deferred financing costs amortization	5,138	—	1,035	—	6,173
Foreign exchange loss	14,309	442	9,887	—	24,638
Deferred income taxes	(5,491)	(3,438)	(5,080)	—	(14,009)
Goodwill impairment	—	10,000	40,000	—	50,000
Unrealized losses on derivatives	9,615	—	1,977	—	11,592
Bad debt provision	—	861	84	—	945
Net receivables sale activity	—	(50,000)	—	—	(50,000)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	3,901	105	—	4,006
Inventories, including fair value write-up charge	—	(2,465)	588	—	(1,877)
Prepaid expenses and other assets	(10)	(3,554)	(1,019)	—	(4,583)
Accounts payable	—	8,294	2,881	—	11,175
Income taxes payable	—	(152)	(188)	—	(340)
Accrued expenses and other liabilities	40,350	(53,168)	(18,965)	—	(31,783)

Net cash (used in) provided by operating activities	39,675	(61,638)	18,972	—	(2,991)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	—	(7,345)	—	—	(7,345)
Capital expenditures	—	(22,516)	(13,502)	—	(36,018)
Sale of property, plant and equipment	—	12,136	242	—	12,378
Net insurance proceeds from fire damage	—	—	535	—	535

Net cash used in investing activities	—	(17,725)	(12,725)	—	(30,450)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(11,778)	—	(7,674)	—	(19,452)

Net cash used in financing activities	(11,778)	—	(7,674)	—	(19,452)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	2,568	—	2,568

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	27,897	(79,363)	1,141	—	(50,325)
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	14,495	77,625	1,101	—	93,221

CASH AND CASH EQUIVALENTS, END OF YEAR	$42,392	$(1,738)	$2,242	$—	$42,896

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

YEAR ENDED DECEMBER 31, 2001

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(325)	$(23,862)	$(17,902)	$—	$(42,089)
Adjustments to reconcile net (loss) to net cash provided by operating activities:
Depreciation and amortization	—	39,360	35,349	—	74,709
Deferred financing costs amortization	4,232	—	1,190	—	5,422
Foreign exchange gain	(4,739)	—	(4,880)	—	(9,619)
Deferred income taxes	367	(10,276)	(4,934)	—	(14,843)
Unrealized losses on derivatives	6,661	—	1,277	—	7,938
Bad debt provision	—	1,814	(694)	—	1,120
Net receivables sale activity	—	50,000	—	—	50,000
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	2,859	20,621	—	23,480
Inventories, including fair value write-up charge	—	16,283	9,603	—	25,886
Prepaid expenses and other assets	(185)	(2,808)	7,774	—	4,781
Accounts payable	—	(23,644)	(2,298)	—	(25,942)
Income taxes payable	(155)	(6,926)	13,333	—	6,252
Accrued expenses and other liabilities	3,150	8,689	(5,417)	—	6,422

Net cash provided by operating activities	9,006	51,489	53,022	—	113,517

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(13,466)	(21,035)	—	(34,501)
Net insurance proceeds from fire damage	—	—	2,900	—	2,900

Net cash used in investing activities	—	(13,466)	(18,135)	—	(31,601)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on revolving credit facility	(24,671)	—	—	—	(24,671)
Payment of debt rollover fee	(8,937)	—	—	—	(8,937)

Net cash used in financing activities	(33,608)	—	—	—	(33,608)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	144	—	144

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	(24,602)	38,023	35,031	—	48,452
CASH AND CASH EQUIVALENTS, BEGINNING OF YEAR	39,097	39,602	(33,930)	—	44,769

CASH AND CASH EQUIVALENTS, END OF YEAR	$14,495	$77,625	$1,101	$—	$93,221

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONSOLIDATING STATEMENT OF CASH FLOWS

PERIOD FROM NOVEMBER 21, 2000 THROUGH DECEMBER 31, 2000

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(18,249)	$(2,380)	$(11,191)	$—	$(31,820)
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	—	5,154	5,469	—	10,623
Deferred financing costs amortization	463	—	109	—	572
Foreign exchange loss	8,388	—	8,296	—	16,684
Deferred income taxes	—	2,142	(2,136)	—	6
Bad debt provision	—	(120)	(459)	—	(579)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	1,631	8,530	—	10,161
Inventories, including fair value write-up charge	—	8,015	2,990	—	11,005
Prepaid expenses and other assets	34,254	(2,781)	(34,368)	—	(2,895)
Accounts payable	—	(5)	(406)	—	(411)
Income taxes payable	590	12,423	(3,298)	—	9,715
Accrued expenses and other liabilities	8,780	(616)	(31,676)	—	(23,512)
Intergroup accounts	71,329	19,113	(90,442)	—	—

Net cash (used in) provided by operating activities	105,555	42,576	(148,582)	—	(451)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(1,175,000)	—	—	—	(1,175,000)
Capital expenditures	—	(2,974)	(3,488)	—	(6,462)

Net cash used in investing activities	(1,175,000)	(2,974)	(3,488)	—	(1,181,462)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt, net of issuance costs	736,682	—	98,688	—	835,370
Proceeds from issuance of stock, net of issuance costs	371,860	—	—	—	371,860

Net cash provided by financing activities	1,108,542	—	98,688	—	1,207,230

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	19,452	—	19,452

NET (DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS	39,097	39,602	(33,930)	—	44,769
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	—	—	—	—

CASH AND CASH EQUIVALENTS, END OF PERIOD	$39,097	$39,602	$(33,930)	$—	$44,769

LAPORTE SPECIALTY CHEMICAL OPERATIONS
COMBINING STATEMENT OF CASH FLOWS

PERIOD FROM JANUARY 1, 2000 THROUGH NOVEMBER 20, 2000

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations		Combined
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$—	$(19,509)	$27,185		$—	$7,676
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	—	38,120	23,470		—	61,590
(Gain) on asset sales	—	(647)	(1,006)		—	(1,653)
Foreign exchange loss	—	—	2,649		—	2,649
Deferred income taxes	—	(3,264)	(3,449)		—	(6,713)
Bad debt provision	—	853	929		—	1,782
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	(3,178)	(9,309)		—	(12,487)
Inventories, including fair value write-up charge	—	(8,679)	(3,537)		—	(12,216)
Prepaid expenses and other assets	—	10,724	870		—	11,594
Accounts payable	—	1,839	(3,224)		—	(1,385)
Income taxes payable	—	6,828	9,094		—	15,922
Accrued expenses and other liabilities	—	(8,114)	(9,787)		—	(17,901)

Net cash provided by operating activities		14,973	33,885			48,858

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	—	(15,766)	(29,202)		—	(44,968)
Sale of property, plant and equipment	—	4,688	1,498		—	6,186
Proceeds on sale of investment	—	—	48,726		—	48,726

Net cash (used in) provided by investing activities		(11,078)	21,022			9,944

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	—	—	(48,799)		—	(48,799)
Increase in bank overdrafts	—	(22,354)	43,413		—	21,059
Increase in due to seller	—	9,948	22,490		—	32,438
Transfers to/from seller	—	(28,541)	(80,384)		—	(108,925)

Net cash used in financing activities	—	(40,947)	(63,280)		—	(104,227)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	(11,385)		—	(11,385)

NET DECREASE IN CASH AND CASH EQUIVALENTS	—	(37,052)	(19,758)		—	(56,810)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	—	109,411	91,747		—	201,158

CASH AND CASH EQUIVALENTS, END OF PERIOD	$—	$72,359	$71,989	$		$144,348

20.    SUBSEQUENT EVENT—REFINANCING OF LONG-TERM DEBT:

      In July 2003, the Company refinanced its existing debt (the "Refinancing") by entering into a new bank credit facility ("New Credit Agreement") and issuing new Senior Subordinated Notes with aggregate borrowings of $816,044. In connection with the Refinancing, the Company's controlling stockholder made an equity contribution of $25,000 and the Company's immediate parent issued Senior Discount Notes and contributed the $70,000 gross proceeds as an equity contribution. The proceeds were used, in part, to repay $883,310 of outstanding debt.

        The Refinancing is summarized below:

New Credit Agreement:
Senior Tranche A Term Loan	$100,000
Senior Tranche B Term Loan	341,044
Senior Subordinated Debt	375,000

Total debt at Refinancing	$816,044

        New Credit Agreement—As part of the Refinancing the Company borrowed $441,044 from a syndicate of banks. The syndicate has also made available to the Company a $100,000 revolving credit facility. All borrowings under the New Credit Agreement initially bore interest at a rate of US dollar LIBOR plus 3.5% (US dollar borrowings) or Euro LIBOR plus 3.5% (Euro borrowings).

        In December 2003, the New Credit Agreement lenders agreed to a modification that replaced $290 million of the Tranche B Term Loan with a $290 million Tranche C Term Loan which had the effect of reducing the interest rate by 75 basis points. The Company agreed to pay a 1% penalty under certain conditions if the modified borrowing is repaid within one year. All other material terms and conditions remain the same.

        Tranche A Term Loans of $100,000 are denominated in Euros and are payable in January and July of each year at escalating percentages of the original principal amount with a final maturity of July 2009.

        Tranche B Term Loans of $341,044, $51,044 of which are denominated in Euros, are payable in January and July of each year at amounts equal to 0.5% of the original principal balance, with the remainder due at the final maturity date of July 2010.

        Simultaneous with the Tranche B borrowings, the Company entered into cross-currency interest rate swaps that effectively converted $70,270 of Tranche B US dollar borrowings into Euro borrowings at effective interest rates ranging from 3.74% to 4% over Euro LIBOR. The Company believes that the counterparties to these agreements are financially sound institutions and the credit risk for non-performance of these contracts is not significant.

        The Company has the option of converting Tranche B Term Loans based on LIBOR indices into term loans which will bear interest based on alternate indices plus applicable margins. Subject to certain restrictions, the Company may borrow the Tranche A and B Term Loans for lengths of time varying from one month to one year.

        During 2001, the Company entered into derivative contracts to manage its exposure to changes in interest rates related to the term loans. As of June 30, 2003, these contracts effectively convert $335,773 notional amount of floating rate loans into fixed or capped rates of interest ranging from 4.84% to 7.25%. The notional amounts of these contracts amortize over time with final maturity dates of February 2006. These contracts remain in effect upon the Refinancing. The Company believes that the counterparties to these agreements are financially sound institutions and the credit risk for non-performance of these contracts is not significant.

        At the Refinancing date the Company had no principal outstanding and approximately $12,400 of standby letters of credit outstanding under the revolving credit facility. This facility matures in July 2009.

        Similar to the prior agreement, the New Credit Agreement contains certain financial covenants including the requirement of a maximum debt to earnings before interest, taxes, depreciation, and amortization and other items, as defined ("EBITDA"), ratio, and a minimum EBITDA to interest expense ratio, all as defined in the New Credit Agreement. The New Credit Agreement also contains certain restrictions on additional indebtedness, fundamental business changes, the sale of assets, investments, the payment of dividends and capital expenditures. In addition, the term loans have been and will continue to be subject to mandatory prepayment upon certain conditions as defined. The New Credit Agreement borrowings are collateralized by substantially all of the equity of Rockwood and its subsidiaries and guaranteed by Rockwood Specialties International, Inc., Rockwood's immediate parent. Upon completion of the Refinancing, the Company was no longer subject to the covenants in the existing agreement, which was terminated. The Company is in compliance with all terms of the New Credit Agreement.

        Senior Subordinated Debt—As part of the Refinancing, the Company issued $375,000 of new Senior Subordinated Notes due May 15, 2011, bearing interest at 10.625% per annum, payable semiannually. The Senior Subordinated Note Agreement contains restrictions on additional indebtedness, fundamental business changes, the sale of assets and the payment of dividends. The notes are subordinate to long-term debt under the New Credit Agreement.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in Thousands)
(Unaudited)

	For the Nine Months ended September 30,
	2003	2002
NET SALES	$592,700	$578,420
COST OF PRODUCTS SOLD	431,747	415,178

GROSS PROFIT	160,953	163,242
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	88,972	86,088
RESTRUCTURING CHARGES	1,284	—

OPERATING INCOME	70,697	77,154

OTHER EXPENSE:
Interest expense, net	(62,850)	(67,097)
Write-off of deferred debt issuance costs	(36,893)	—
Foreign exchange loss	(19,085)	(13,935)
Loss on receivables sold	—	(1,414)

Net	(118,828)	(82,446)

LOSS BEFORE TAXES	(48,131)	(5,292)
INCOME TAX BENEFIT	(14,164)	(832)

NET LOSS	$(33,967)	$(4,460)

See accompanying notes to condensed consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in Thousands, except per share amounts)
(Unaudited)

	September 30, 2003	December 31, 2002
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$51,509	$42,896
Accounts receivable, net	129,682	122,550
Inventories	87,625	82,141
Prepaid expenses	7,042	6,037
Deferred income taxes	6,767	6,877
Other	1,759	5,184

Total current assets	284,384	265,685
PROPERTY, PLANT AND EQUIPMENT, net	420,357	406,975
GOODWILL	678,660	659,357
OTHER INTANGIBLES	25,614	27,115
DEFERRED DEBT ISSUANCE COSTS, net	14,738	40,173
OTHER ASSETS	9,203	7,724

TOTAL ASSETS	$1,432,956	$1,407,029

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$100,498	$93,756
Income taxes payable	15,524	17,546
Accrued expenses and other liabilities	52,594	57,223
Long-term debt, current portion	8,474	29,512

Total current liabilities	177,090	198,037
LONG-TERM DEBT	811,589	846,687
DEFERRED INCOME TAXES	7,693	25,503
OTHER LIABILITIES	66,986	58,595

Total liabilities	1,063,358	1,128,822

STOCKHOLDERS' EQUITY:
Common stock ($.01 par value, 1,000,000 shares authorized; 382,000 shares issued and outstanding)	4	4
Paid-in capital	468,203	373,297
Accumulated other comprehensive income	64,477	34,025
Accumulated deficit	(163,086)	(129,119)

Total stockholders' equity	369,598	278,207

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,432,956	$1,407,029

See accompanying notes to condensed consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in Thousands)
(Unaudited)

	For the Nine Months ended September 30,
	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(33,967)	$(4,460)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	37,640	34,626
Deferred financing costs amortization	3,857	4,606
Write-off of deferred debt issuance costs	36,893	—
Foreign exchange loss	19,085	13,935
Fair value adjustment of derivatives	2,734	10,828
Deferred income taxes	(19,679)	—
Net receivables sale activity	—	(50,000)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	(2,658)	726
Accounts payable	2,968	15,137
Accrued expenses and other liabilities	(1,989)	(34,236)
Income taxes payable	(3,280)	(9,460)
Other operating activities, net	1,515	(6,098)

Net cash provided by (used in) operating activities	43,119	(24,396)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	(14,060)	(7,324)
Capital expenditures	(26,772)	(22,028)
Proceeds on sale of property, plant and equipment	214	12,224
Insurance proceeds from fire damage, net	3,257	—

Net cash used in investing activities	(37,361)	(17,128)

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contributions	95,000	—
Payments on long-term debt, including refinancing	(897,615)	(9,399)
Proceeds from long-term debt, net of issuance costs	800,958	—

Net cash used in financing activities	(1,657)	(9,399)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	4,512	760

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	8,613	(50,163)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,896	93,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	$51,509	$43,058

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Interest paid, net	$56,465	$50,861
Income taxes paid, net of refunds	$8,989	$7,175

See accompanying notes to condensed consolidated financial statements.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2003 and September 30, 2002

(Dollars in Thousands)
(Unaudited)

1.    BASIS OF PRESENTATION:

        Rockwood Specialties Group, Inc. and Subsidiaries ("Rockwood" or the "Company") is a worldwide manufacturer and distributor of specialty chemicals and performance materials used for industrial and commercial purposes.

        The Company is ultimately a wholly-owned subsidiary of Rockwood Holdings, Inc., an entity controlled by Kohlberg, Kravis Roberts & Co. L.P. ("KKR") through an acquisition of certain assets, stock and businesses from Laporte plc (the "Seller"). The cost of the Acquisition (the "Acquisition"), along with related fees and expenses, was financed using aggregate proceeds of $1,227,000 consisting of $382,000 in equity and $845,000 in debt.

        The accompanying condensed balance sheets of Rockwood and the related condensed consolidated statements of operations and cash flows are presented on a consolidated basis. All significant intercompany accounts and transactions have been eliminated.

        The interim financial statements included herein are unaudited. The consolidated financial statements are presented based upon accounting principles generally accepted in the United States of America ("US GAAP") except that certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been condensed or omitted. Accordingly, the reader of these financial statements may wish to refer to the Company's annual financial statements as of December 31, 2002 and for the year then ended for further information. Management believes that the disclosures herein are adequate and that the financial statements reflect adjustments consisting only of normal recurring adjustments necessary to present fairly the financial position of the Company as of September 30, 2003 and the results of its operations and its cash flows for the nine month periods ended September 30, 2003 and 2002. The results of operations for the interim periods are not necessarily indicative of the results of operations for the full year.

2.    STOCK-BASED COMPENSATION:

        The Company accounts for its 2003 Stock Purchase and Option Plan (formerly the 2000 Stock Purchase and Option Plan) under the recognition and measurement principles of APB Opinion No. 25, Accounting for Stock Issued to Employees, and related Interpretations. No stock-based employee compensation for this plan is reflected in net loss, as all options granted had an exercise price equal to the market value of the underlying common stock on the date of the grant. The following table illustrates the effect on net loss if the Company had applied the fair value recognition provisions of FASB Statement No. 123, Accounting for Stock-Based Compensation, to stock-based employee compensation.

	Nine months Ended September 30,
	2003	2002
Net loss, as reported	$(33,967)	$(4,460)
Stock-based employee compensation expense determined under fair value based method, net of tax	(396)	(114)

Pro forma net loss	$(34,363)	$(4,574)

3.    INVENTORIES:

        Inventories as of September 30, 2003 are comprised of the following:

Raw materials	$28,096
Work-in-progress	2,809
Finished goods	49,716
Packaging materials	7,004

$87,625

4.    NEW ACCOUNTING PRONOUNCEMENTS:

        On January 1, 2003 the Company adopted the Statements of Financial Accounting Standards (FAS) and implemented the FASB interpretation (FIN) listed below. Implementation of these accounting standards has had no significant impact on the Company's financial position, results of operations, or cash flows.

FAS 143	Accounting for Asset Retirement Obligations
FAS 146	Accounting for Costs Associated with Exit or Disposal Activities
FAS 148	Accounting for Stock-Based Compensation Transition and Disclosure
FIN 45	Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others

        FAS 143 addresses financial accounting and reporting requirements for obligations associated with the retirement of tangible long-lived assets, and the related retirement costs, and requires companies to record an asset and liability for such costs if a legal liability to retire the asset exists.

        FAS 146 requires companies to recognize costs associated with exit or disposal activities when they are incurred rather than at the date of a commitment to an exit or disposal plan. It also nullifies Emerging Issues Task Force Issue No 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including certain costs incurred in a restructuring)".

        FAS 148 amends FAS 123 to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, this Statement requires prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The Company continues to apply the provisions of APB 25.

        FIN 45 expands previously issued accounting guidance and disclosure requirements for certain guarantees. The interpretation also requires an entity to recognize an initial liability for the fair value of an obligation assumed by issuing a guarantee.

        In April 2003, the FASB issued FAS 149, "Amendment to Statement 133 on Derivative Instruments and Hedging Activities." FAS 149 amends and clarifies accounting for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities under FAS 133. FAS 149 is applied prospectively and was effective for contracts entered into or modified after June 30,

2003, except for FAS 133 implementation issues that have been effective for fiscal quarters that began prior to June 15, 2003 and certain provisions relating to forward purchases and sales on securities that do not yet exist. Adoption of FAS 149 has had no significant impact on the Company's consolidated financial statements.

5.    SEGMENT INFORMATION:

        Rockwood operates in three reportable segments according to the nature and economic characteristics of its products and services as well as the manner in which the information is used internally by the key decision makers. The segments are: (1) Performance Additives, which consists of pigments, timber treatment chemicals, clay-based additives, and water treatment chemicals, (2) Specialty Compounds, which consists of plastic compounds, and (3) Electronics, which consists of electronic chemicals, wafer reclaim and photomasks.

        Summarized financial information for each of the reportable segments is provided in the following table.

	Performance Additives	Specialty Compounds	Electronics	Corporate and Eliminations	Consolidated
Nine-Months Ended September 30, 2003
Net sales	$351,979	$135,454	$105,267	$—	$592,700
Operating income (loss)	62,015	14,299	7,622	(13,239)	70,697
Adjusted EBITDA	81,963	18,702	17,782	(10,394)	108,053
Nine-Months Ended September 30, 2002
Net sales	$336,588	$129,967	$111,865	$—	$578,420
Operating income (loss)	60,178	16,152	13,763	(12,939)	77,154
Adjusted EBITDA	77,734	19,870	25,607	(10,315)	112,896

        The summary of segment information above includes "Adjusted EBITDA", a financial measure used by senior management to evaluate the operating performance of each segment. We define Adjusted EBITDA as operating income excluding depreciation and amortization, certain non-cash gains and charges, certain non-recurring gains and charges and certain items deemed by our senior management to have little or no bearing on the day-to-day operating performance of our business segments and reporting units.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2003 and September 30, 2002

(Dollars in Thousands)
(unaudited)

        Below is segment information reconciling net (loss) income to Adjusted EBITDA:

	Performance Additives	Specialty Compounds	Electronics	Corporate and Eliminations	Consolidated
Nine months Ended September 30, 2003
Net (loss) income	$17,276	$10,196	$2,052	$(63,491)	$(33,967)
Income tax (benefit) provision	11,843	4,370	879	(31,256)	(14,164)
Interest expense, net	22,697	(249)	4,921	35,481	62,850
Depreciation and amortization	19,406	3,840	12,830	1,564	37,640
Restructuring and related charges	399	563	322	—	1,284
Systems/organization establishment expenses	—	—	—	1,116	1,116
Acquisition and disposal costs	—	—	1,540	165	1,705
Insurance recovery	—	—	(4,532)	—	(4,532)
Inventory write-up reversal	143	—	—	—	143
Write-off of deferred debt issuance costs	—	—	—	36,893	36,893
Foreign exchange loss (gain)	(157)	(18)	(230)	19,490	19,085
Intercompany dividend	10,356	—	—	(10,356)	—

Total Adjusted EBITDA	$81,963	$18,702	$17,782	$(10,394)	$108,053

Nine months Ended September 30, 2002
Net (loss) income	$33,139	$13,907	$7,379	$(58,885)	$(4,460)
Income tax (benefit) provision	6,312	2,649	1,405	(11,198)	(832)
Interest expense, net	20,058	(288)	4,810	42,517	67,097
Depreciation and amortization	17,232	3,718	11,844	1,832	34,626
Restructuring and related charges	324	—	—	(324)	—
Systems/organization establishment expenses	—	—	—	1,116	1,116
Foreign exchange loss (gain)	25	(351)	135	14,126	13,935
Loss on receivables sold	644	235	34	501	1,414

Total Adjusted EBITDA	$77,734	$19,870	$25,607	$(10,315)	$112,896

        The more significant components of Adjusted EBITDA include the following:

        Restructuring and Related Charges.    Restructuring charges recorded in the quarter and nine months ended September 30, 2003 were for miscellaneous restructuring activities.

        Systems/Organization Establishment Expenses.    These costs relate to the amortization of sign-on compensation arrangements for key executives.

        Acquisition and Disposal Costs.    These costs relate to non-consummated acquisition efforts.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
For the Nine Months Ended September 30, 2003 and September 30, 2002

(Dollars in Thousands)
(unaudited)

        Insurance Recovery.    These gains relate to insurance recoveries received in 2003 in connection with a 2001 fire at a facility in our Electronics segment.

        Write-off of deferred debt issuance costs.    See Note 10.

        Foreign exchange loss (gain).    These amounts reflect the non-cash impact of remeasuring our euro-denominated debt; losses result from the strengthening euro against the U.S. dollar during the applicable periods.

        Loss on receivables sold.    See Note 7.

6.    COMPREHENSIVE (LOSS) INCOME

        Comprehensive (loss) income includes net (loss) income and other comprehensive income, summarized as follows:

	Nine months ended September 30,
	2003	2002
Net loss	$(33,967)	$(4,460)
Foreign currency translation	30,452	26,311

Comprehensive (loss) income	$(3,515)	$21,851

7.    RECEIVABLES SALE AGREEMENT:

        During the first nine months of 2002, some of the Company's domestic subsidiaries sold certain receivables to non-consolidated, bankruptcy-remote subsidiaries of the Company ("RS") in return for cash and subordinated notes. RS then sold an undivided fractional ownership interest in those receivables to a non-affiliated investor. The subordinated notes, which represented the Company's retained interest, were subordinated to the investor's interest until the investor had fully recovered its investment.

        These transactions qualified as sales under the provisions of SFAS No. 140 "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities". Gain or loss on the sale of receivables depends in part on the previous carrying amount of the financial assets involved in the sale, allocated between the assets sold and the retained interests, based on the relative fair value at the date of transfer. Fair value of the subordinated retained interest approximated carrying value due to the short-term nature of the receivables. Gross cash proceeds were $96,568 for transactions during the first nine months of 2002. There were no outstanding facilities at December 31, 2002 or September 30, 2003. The Company serviced the receivables sold and had cash servicing income of $51 in the nine months ended September 30, 2002. No significant credit losses occurred among the receivables sold.

8.    GOODWILL AND ACQUISITIONS:

        Below are 2003 goodwill balances and activity by segment:

	Performance Additives	Specialty Compounds	Electronics	Total
Balance, January 1, 2003	$424,591	$101,292	$133,474	$659,357
Acquisitions	5,556	—	—	5,556
Foreign exchange	9,416	4,371	2,051	15,838
Other	(2,091)	—	—	(2,091)

Balance, September 30, 2003	$437,472	$105,663	$135,525	$678,660

        A subsidiary within the Pigments reporting unit of the Company's Performance Additives segment purchased the net assets of Southern Color Company, Inc. and its affiliates for approximately $12,300. Results of operations for Southern Color were included in the Company's results of operations effective with the closing of the transaction in March 2003. Southern Color is a supplier of pigments, packaging mortar products and masonry coloring services to the construction industry. The increase in the Company's goodwill attributed to this acquisition reflects a preliminary purchase price allocation, which is subject to further refinement.

9.    OTHER INTANGIBLES:

        Other intangible assets consist of the following at September 30, 2003:

Patents	$38,879
Less accumulated amortization	(15,262)

Patents, net	23,617

Other	2,942
Less accumulated amortization	(945)

Other, net	1,997

Other intangible assets, net	$25,614

        Amortization of intangibles other than goodwill was $4,512 and $3,726 for the nine months ended September 30, 2003 and 2002, respectively.

10.    LONG-TERM DEBT:

        In July 2003, the Company refinanced its existing debt (the "Refinancing") by entering into a new bank credit facility ("Credit Agreement") and issuing new Senior Subordinated Notes with aggregate borrowings of $816,044. In connection with the Refinancing, the Company's controlling stockholder made an equity contribution of $25,000 and the Company's immediate parent issued Senior Discount Notes and contributed the $70,000 gross proceeds as an equity contribution. The proceeds were used, in part, to repay $883,310 of outstanding debt and $2,426 of accrued interest.

        Long-term debt as of September 30, 2003 is summarized below:

Credit Agreement:
Senior Tranche A Term Loan	$102,661
Senior Tranche B Term Loan	342,402
Senior Subordinated Debt	375,000

$820,063
Less current maturities	8,474

Long-term debt	$811,589

        Credit Agreement As part of the Refinancing, the Company entered into a Credit Agreement with a syndicate of banks. The syndicate has also made available to the Company a $100,000 revolving credit facility. All borrowings under the Credit Agreement bear interest at a rate of US dollar LIBOR plus 3.5% (US dollar borrowings) or Euro LIBOR plus 3.5% (Euro borrowings). See Note 13 for subsequent modification of interest rates.

        Tranche A Term Loans are denominated in Euros and are payable in January and July of each year at escalating percentages of the original principal amount with a final maturity of July 2009.

        Tranche B Term Loans include $52,402 of loans denominated in Euros, as of September 30, 2003, and are payable in January and July of each year at amounts equal to 0.5% of the original principal balance, with the remainder due at the final maturity date of July 2010.

        The Company has the option of converting Tranche B Term Loans based on LIBOR indices into term loans which will bear interest based on alternate indices plus applicable margins. Subject to certain restrictions, the Company may borrow the Tranche A and B Term Loans for lengths of time varying from one month to one year.

        At September 30, 2003 the Company had no principal outstanding and approximately $11,600 of standby letters of credit outstanding under the revolving credit facility. This facility matures in July 2009.

        Similar to the prior agreement, the new Credit Agreement contains certain financial covenants including the requirement of a maximum debt to earnings before interest, taxes, depreciation, and amortization and other items, as defined ("EBITDA"), ratio, and a minimum EBITDA to interest expense ratio, all as defined in the Credit Agreement. The Credit Agreement also contains certain restrictions on additional indebtedness, fundamental business changes, the sale of assets, investments, the payment of dividends and capital expenditures. In addition, the term loans have been and will continue to be subject to mandatory prepayment upon certain conditions as defined. The Credit Agreement borrowings are collateralized by substantially all of the assets and equity of Rockwood and its US-based subsidiaries as well as by assets and a portion of equity of certain non-US subsidiaries. Additionally, these borrowings are guaranteed by Rockwood Specialties International, Inc., Rockwood's immediate parent.

        Senior Subordinated Debt As part of the Refinancing, the Company issued $375,000 of new Senior Subordinated Notes due May 15, 2011, bearing interest at 10.625% per annum, payable semiannually. The Senior Subordinated Note Agreement contains restrictions on additional indebtedness, fundamental business changes, the sale of assets and the payment of dividends. The notes are subordinate to long-term debt under the Credit Agreement.

        Derivative Contracts During 2001, the Company entered into derivative contracts to manage its exposure to changes in interest rates. These contracts remained in effect upon the Refinancing. As of September 30, 2003, these contracts effectively convert $329,468 notional amount of floating rate loans into fixed or capped rates of interest ranging from 4.84% to 7.25%. The notional amounts of these contracts amortize over time with final maturity dates of February 2006. During 2003, simultaneous with the Tranche B borrowings, the Company entered into cross-currency interest rate swaps with notional amounts aggregating $70,270 that effectively converted a portion of the Tranche B US dollar borrowings into Euro based obligations at effective interest rates ranging from 3.74% to 4% over Euro LIBOR. These contracts have final maturity dates of July 2010.

        The Company elected not to apply hedge accounting and has marked these derivative transactions to market. These transactions increased interest expense by $9,795 and $16,014 in the nine months ended September 30, 2003 and 2002, respectively, of which $2,560 and $10,782 respectively represent mark-to-market adjustments. The related liability on the contracts is reflected in "Other liabilities" in the balance sheet. The Company believes that the counterparties to these agreements are financially sound institutions and the credit risk for non-performance of these contracts is not significant.

        Debt Issuance Costs The Company wrote off all deferred debt issuance costs that existed prior to the Refinancing date. Total refinancing fees of $15,086, including underwriting fees of $10,300 paid in connection with the sale of the senior subordinated notes in the Refinancing and other professional and related fees, have been capitalized and are being amortized using the effective interest rate method over the term of the debt outstanding after the Refinancing.

11.    COMMITMENTS AND CONTINGENCIES:

        The Company is involved in various legal proceedings, including product liability and environmental matters of a nature considered normal to its business. It is the Company's policy to accrue for amounts related to these matters, in accordance with FAS 5, Accounting for Contingencies, if it is probable that a liability has been incurred and an amount can be reasonably estimated. It is the Company's policy to disclose such matters when there is at least a reasonable possibility that a material loss may have been incurred.

        The Seller is obligated to indemnify the Company for certain legal, tax and environmental liabilities and obligations that relate to the period prior to the closing of the Acquisition. In the opinion of management, and based upon information currently available, the ultimate resolution of any indemnification claims will not have a material effect on the Company's financial condition or results of operations.

        Environmental Matters    In the ordinary course of business, like most other industrial companies, the Company's operations are subject to extensive and evolving federal, state, local and foreign environmental laws and regulations. Governmental authorities may resort to a variety of civil and criminal enforcement measures, including monetary penalties and remediation requirements, for violation of such laws. The Company is currently involved in the assessment and remediation of some sites, which include Company owned sites and sites owned by third parties.

        There can be no assurances that environmental laws and regulations will not become more stringent in the future or that the Company will not incur significant additional costs to comply with such changes in laws and regulations. The Company monitors potential changes in laws and regulations to assess the expected impact on its results of operations. The Company has evaluated its total environmental exposure based on currently available data and believes that its environmental matters will not have a material adverse impact on the Company's financial position or results of operations. If matters previously identified by management are resolved in a manner different from original estimates, there is the potential for a material adverse effect on operating results or cash flows in any one accounting period.

        In connection with the Acquisition, the Seller agreed to indemnify the Company for certain environmental matters that related to the business prior to the Acquisition. The Seller provided a two-year indemnity with respect to noncompliance with permits and environmental laws, a five-year indemnity related to the contamination of the Company's properties (inclusive of contamination which leaks or escapes from the Company's properties) and an indemnity of unlimited duration for former properties and properties owned by others (inclusive of disposal of waste and certain other identified issues). Regarding the two and five year indemnities, the Company may seek reimbursement from the Seller for individual claims in excess of $175 after a $5,000 deductible has been exceeded. For the other indemnity, the Seller is responsible for all costs and expenses incurred. There can be no assurance that the Seller will adhere to its obligations. The Company may have to resort to legal action to enforce its rights under the indemnities.

        Legal Matters A subsidiary in the Company's Performance Additives segment (the "Subsidiary") has been named as a defendant, along with numerous other parties, including other wood preservatives manufacturers, wood treaters and retailers, in several lawsuits. The plaintiffs are seeking damages relating, among other things, to the marketing, distribution and use of one of the subsidiary's wood preservative products, chromated copper arsenate (CCA). These lawsuits allege various causes of action based in contract, tort, warranty and statutory consumer fraud. Three lawsuits were filed seeking class action certifications. In one case, the court denied class certification, another case has been voluntarily dismissed by the plaintiffs and the court recently set a hearing date for the issue of class certification in the third case. In addition, there are several other CCA-related lawsuits naming the Subsidiary and alleging personal injuries from the use of CCA treated wood products that do not seek class certification. One of these lawsuits was recently dismissed. In addition, the Subsidiary may be required to pay indemnity claims in connection with CCA-based wood preservatives under supply agreements with one or more customers.

        The Company is seeking reimbursement of defense costs and potential damages, if any, for the CCA cases from its insurance carriers. Additionally, the Company is seeking indemnification from the Seller under terms of the Purchase Agreement.

        These cases and the Company's ability to recover from any third party or insurer are subject to a number of uncertainties. As a result, their impact, if any, is difficult to assess. As these proceedings have not progressed significantly to date, management cannot yet determine the extent, if any, of the Company's possible loss exposure from these actions.

12.    CONDENSED CONSOLIDATING FINANCIAL INFORMATION:

        In connection with the Refinancing, the Company's U.S. subsidiaries guarantee the Senior Subordinated Debt. Accordingly, the following consolidating and combining financial statements of the Company depict in separate columns, the Parent Company (Rockwood Specialties Group, Inc.) which is the issuer of the Senior Subordinated Notes, those subsidiaries which are guarantors, those subsidiaries which are non-guarantors, elimination adjustments, and the consolidated and combined total.

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

NINE MONTHS ENDED SEPTEMBER 30, 2003

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
NET SALES	$—	$388,470	$204,230	$—	$592,700
COST OF PRODUCTS SOLD	—	274,947	156,800	—	431,747

GROSS PROFIT	—	113,523	47,430	—	160,953
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	265	64,025	24,682	—	88,972
RESTRUCTURING CHARGE, net	—	1,042	242	—	1,284

OPERATING INCOME (LOSS)	(265)	48,456	22,506	—	70,697

OTHER (EXPENSE) INCOME:
Intragroup interest, net	43,108	(40,671)	(2,437)	—	—
Interest, net	(50,541)	73	(12,382)	—	(62,850)
Write-off of deferred debt issuance costs	(31,798)	—	(5,095)	—	(36,893)
Intragroup other, net	—	(1,750)	1,750	—	—
Foreign exchange loss	(7,796)	(50)	(11,239)	—	(19,085)

Net	(47,027)	(42,398)	(29,403)	—	(118,828)

INCOME (LOSS) BEFORE TAXES	(47,292)	6,058	(6,897)	—	(48,131)
INCOME TAX (BENEFIT)/PROVISION	(16,050)	2,863	(977)	—	(14,164)

NET INCOME (LOSS)	$(31,242)	$3,195	$(5,920)	$—	$(33,967)

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS

NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
NET SALES	$—	$383,053	$195,367	$—	$578,420
COST OF PRODUCTS SOLD	—	267,602	147,576	—	415,178

GROSS PROFIT	—	115,451	47,791	—	163,242
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	261	59,013	26,814	—	86,088

OPERATING INCOME (LOSS)	(261)	56,438	20,977	—	77,154

OTHER (EXPENSE) INCOME:
Intragroup interest, net	65,098	(65,583)	485	—	—
Interest, net	(57,164)	1,620	(11,553)	—	(67,097)
Intragroup other, net	1,976	(1,616)	(360)	—	—
Loss on receivables sold	—	(1,414)	—	—	(1,414)
Foreign exchange loss	(9,290)	(592)	(4,053)	—	(13,935)

Net	620	(67,585)	(15,481)	—	(82,446)

INCOME (LOSS) BEFORE TAXES	359	(11,147)	5,496	—	(5,292)
INCOME TAX PROVISION (BENEFIT)	(254)	(1,753)	1,175	—	(832)

NET INCOME (LOSS)	$613	$(9,394)	$4,321	$—	$(4,460)

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING BALANCE SHEET

SEPTEMBER 30, 2003

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$(33,418)	$70,322	$14,605	$—	$51,509
Accounts receivable, net	—	72,340	57,342	—	129,682
Inventories	—	50,031	37,594	—	87,625
Prepaid expenses	—	4,899	2,143	—	7,042
Deferred income taxes	(38,346)	48,019	(2,906)	—	6,767
Other	—	575	1,184	—	1,759

Total current assets	(71,764)	246,186	109,962	—	284,384
PROPERTY, PLANT AND EQUIPMENT, net	2	198,474	221,881	—	420,357
INVESTMENT IN SUBSIDIARIES	659,077	—	—	(659,077)	—
GOODWILL	—	372,489	306,171	—	678,660
INTERGROUP RECEIVABLES	588,748	593,605	66,443	(1,248,796)	—
OTHER INTANGIBLES, net	—	6,235	19,379	—	25,614
DEFERRED DEBT ISSUANCE COSTS, net	14,321	6	411	—	14,738
OTHER ASSETS	—	7,038	2,165	—	9,203

TOTAL ASSETS	$1,190,384	$1,424,033	$726,412	$(1,907,873)	$1,432,956

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$—	$57,793	$42,705	$—	$100,498
Income taxes payable	435	1,381	13,708	—	15,524
Accrued expenses and other liabilities	12,058	24,026	16,510	—	52,594
Long-term debt, current portion	2,638	—	5,836		8,474

Total current liabilities	15,131	83,200	78,759	—	177,090
LONG-TERM DEBT	642,092	—	169,497	—	811,589
INTERGROUP PAYABLE	14,482	1,103,331	130,983	(1,248,796)	—
DEFERRED INCOME TAXES	(66,509)	60,537	13,665	—	7,693
OTHER LIABILITIES	22,113	23,737	21,042	94	66,986

Total liabilities	627,309	1,270,805	413,946	(1,248,702)	1,063,358

STOCKHOLDERS' EQUITY:
Common stock	4	190,606	70,037	(260,643)	4
Paid-in capital	476,996	134,668	255,067	(398,528)	468,203
Accumulated other comprehensive income (loss)	14,159	(1,980)	52,298	—	64,477
Accumulated deficit	71,916	(170,066)	(64,936)	—	(163,086)

Total stockholders' equity	563,075	153,228	312,466	(659,171)	369,598

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$1,190,384	$1,424,033	$726,412	$(1,907,873)	$1,432,956

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2003

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(31,242)	$3,195	$(5,920)	$—	$(33,967)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	17,179	20,461	—	37,640
Deferred financing costs amortization	3,226	—	631	—	3,857
Write-off of deferred debt issuance costs	31,798	—	5,095	—	36,893
Foreign exchange loss	7,796	50	11,239	—	19,085
Fair value adjustment of derivatives	909	—	1,825	—	2,734
Deferred income taxes	(16,052)	2,827	(6,454)	—	(19,679)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	643	(3,301)	—	(2,658)
Accounts payable	—	7,080	(4,112)	—	2,968
Accrued expenses and other liabilities	1,190	(7,840)	4,661	—	(1,989)
Income taxes payable	—	(730)	(2,550)	—	(3,280)
Other operating activities, net	(78,187)	74,140	5,562	—	1,515

Net cash provided by (used in) operating activities	(80,562)	96,544	27,137	—	43,119

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	—	(12,341)	(1,719)	—	(14,060)
Capital expenditures	—	(12,319)	(14,453)	—	(26,772)
Proceeds on sale of property, plant and equipment	—	176	38	—	214
Insurance proceeds from fire damage, net	—	—	3,257	—	3,257

Net cash used in investing activities	—	(24,484)	(12,877)	—	(37,361)

CASH FLOWS FROM FINANCING ACTIVITIES:
Equity contribution	95,000	—	—	—	95,000
Payments on long-term debt, including refinancing	(720,303)	—	(177,312)	—	(897,615)
Proceeds from long term debt, net of issuance costs	630,055	—	170,903	—	800,958

Net cash used in financing activities	4,752	—	(6,409)	—	(1,657)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	4,512	—	4,512

NET CHANGE IN CASH AND CASH EQUIVALENTS	(75,810)	72,060	12,363	—	8,613
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	42,392	(1,738)	2,242	—	42,896

CASH AND CASH EQUIVALENTS, END OF PERIOD	$(33,418)	$70,322	$14,605	$—	$51,509

ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS

NINE MONTHS ENDED SEPTEMBER 30, 2002

	Parent Company	U.S. Subsidiaries of Parent Company	Other	Eliminations	Consolidated
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$613	$(9,394)	$4,321	$—	$(4,460)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	—	16,804	17,822	—	34,626
Deferred financing costs amortization	3,843	—	763	—	4,606
Foreign exchange loss	9,290	592	4,053	—	13,935
Unrealized losses on derivatives	9,356	—	1,472	—	10,828
Net receivables sale activity	—	(50,000)	—	—	(50,000)
Changes in assets and liabilities, net of the effect of foreign currency translation and acquisitions:
Accounts receivable	—	7,158	(6,432)	—	726
Accounts payable	—	7,994	7,143	—	15,137
Accrued expenses and other liabilities	(237)	(17,161)	(16,838)	—	(34,236)
Income taxes payable	(254)	(2,627)	(6,579)	—	(9,460)
Other operating activities, net	(54,936)	45,812	3,026	—	(6,098)

Net cash provided by (used in) operating activities	(32,325)	(822)	8,751	—	(24,396)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisitions, net of cash acquired	—	(7,324)	—	—	(7,324)
Capital expenditures	—	(17,547)	(4,481)	—	(22,028)
Proceeds on sale of property, plant and equipment	—	12,117	107	—	12,224

Net cash used in investing activities	—	(12,754)	(4,374)	—	(17,128)

CASH FLOWS FROM FINANCING ACTIVITIES:
Payments on long-term debt	(5,750)	—	(3,649)	—	(9,399)

Net cash used in financing activities	(5,750)	—	(3,649)	—	(9,399)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	—	—	760	—	760

NET CHANGE IN CASH AND CASH EQUIVALENTS	(38,075)	(13,576)	1,488	—	(50,163)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	14,495	77,625	1,101	—	93,221

CASH AND CASH EQUIVALENTS, END OF PERIOD	$(23,580)	$64,049	$2,589	$—	$43,058

13.    SUBSEQUENT EVENT—MODIFICATION TO CREDIT AGREEMENT

       In December 2003, the Credit Agreement lenders agreed to a modification that replaced $290 million of the Tranche B Term Loan with a $290 million Tranche C Term Loan, which had the effect of reducing the interest rate by 75 basis points. The Company agreed to pay a 1% penalty under certain conditions if the modified borrowing is repaid within one year. All other material terms and conditions remain the same. Estimated investment banking and professional fees of $1.25 million have been expensed as of the date of the modification.

ROCKWOOD SPECIALTIES GROUP, INC.

Offer to Exchange $375,000,000 principal amount of its

10 5/8% Senior Subordinated Notes due 2011,

which have been registered under the Securities Act of 1933

for any and all of its outstanding

10 5/8% Senior Subordinated Notes due 2011

        Until March 17, 2004, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

Information Not Required in Prospectus

Item 20. Indemnification of Directors and Officers

        Rockwood Specialties Group, Inc. (the "Corporation") is a Delaware corporation. Section 145 of the Delaware General Corporation Law (the "DGCL") grants each corporation organized thereunder the power to indemnify any person who is or was a director, officer, employee or agent of a corporation or enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the corporation, by reason of being or having been in any such capacity, if he acted in good faith in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

        Section 102(b)(7) of the DGCL enables a corporation in its certificate of incorporation or an amendment thereto or eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for violations of the directors' fiduciary duty of care, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit.

        Article SEVENTH of the Company's Amended and Restated Certificate of Incorporation (filed as Exhibit 3.1) provides that except as otherwise provided by the DGCL, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

        Article IV of the Corporation's Amended and Restated By-laws provides that:

        The Corporation shall indemnify directors and officers of the Corporation as specified in the Certificate of Incorporation. In addition, to the fullest extend permitted by the DGCL, the corporation shall indemnify any current or former director or officer of the Corporation and may, at the discretion of the Board of Directors, indemnify any current or former employee or agent of the Corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding brought by or in the right of the Corporation or otherwise, to which he was or is a party by reason of his current or former position with the Corporation or by reason of the fact that he is or was serving, at the request of the Corporation, as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

        Expenses incurred by a person who is or was a director or officer of the Corporation in appearing at, participating in or defending any such action, suit or proceeding shall be paid by the Corporation at reasonable intervals in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized by this Article. If a claim under this Article is not paid in full by the Corporation within ninety days after a written claim has been received by the Corporation, the claimant shall be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered by the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL or other applicable law for the corporation to indemnify the claimant for the amount claim, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including its board of directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the DGCL or other applicable law, nor an actual determination by the Corporation (including its board of directors, independent legal counsel, or its stockholders) that the claimant has not met the applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

        The Corporation has also obtained officers' and directors' liability insurance which insures against liabilities that officers and directors of the Company may, in such capacities, incur.

Item 21. Exhibits and Financial Statement Schedules

(a)
Exhibits

        A list of exhibits filed with this registration statement on Form S-4 is set forth on the Exhibit Index and is incorporated in this Item 21 by reference.

(b)
Financial Statement Schedules

        SCHEDULE II
Valuation and Qualifying Accounts for years ended
December 31, 2002, December 31, 2001 and December 31, 2000
(Dollars in thousands)

Allowance for Doubtful Accounts

	Balance at Beginning of Period	Bad debt Provision	Writeoffs(a)	Charged to Other Accounts(b)	Balance at End of Period
January 1 to November 20, 2000	$1,986	1,782	—	—	$3,768
November 21 to December 31, 2000	$3,768	(579)	155	72	$3,416
2001	$3,416	1,120	(1,039)	(68)	$3,429
2002	$3,429	945	(777)	924	$4,521

(a)
Writeoffs are net of recoveries.

(b)
Includes cumulative translation adjustments.

Item 22. Undertakings

(a)
The undersigned registrants hereby undertake:

(1)
To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)
to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more that a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

    (iii)
    to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrants hereby undertake to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 22 or 13 of Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(c)
The undersigned registrants hereby undertake to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

(d)
Insofar as indemnification for liabilities arising under Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood Specialties Group, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

ROCKWOOD SPECIALTIES GROUP, INC.
By:	/s/ SEIFI GHASEMI Name: Seifi Ghasemi Title: Chairman and Chief Executive Officer

        We, the undersigned directors and officers of Rockwood Specialties Group, Inc. do hereby constitute and appoint Robert J. Zatta and Thomas J. Riordan, or any of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and on our behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said registrant to comply with the Securities Act of 1933 and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, any and all amendments (including post-effective amendments) hereto and we do hereby ratify and confirm all that said attorneys and agents, or any of them, shall do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE
/s/ SEIFI GHASEMI Seifi Ghasemi	Chairman and Chief Executive Officer and Director (Principal Executive Officer)
/s/ ROBERT J. ZATTA Robert J. Zatta	Vice President and Chief Financial Officer and Director (Principal Financial Officer)
/s/ JAMES SULLIVAN James Sullivan	Corporate Controller
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Vice President Law and Administration and Director

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Advantis Technologies, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

ADVANTIS TECHNOLOGIES, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE
* Stephen M. D'Onfro	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Stephanie Vaughan	Director
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, AlphaGary Corporation has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

ALPHAGARY CORPORATION
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE
* Robert N. Gingue	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Michael R. Funderburg	Director
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Chemical Specialties, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

CHEMICAL SPECIALTIES, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE
* Stephen B. Ainscough	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Jonathan P.R. Moyes	Director
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Compugraphics U.S.A. Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

COMPUGRAPHICS U.S.A. INC.
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Mark Crownover	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Andre Hawryliw	Director
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Cyantek Corporation has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

CYANTEK CORPORATION
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Gary Grossklaus	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Electrochemicals, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

ELECTROCHEMICALS, INC.
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Moenes Elias	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Exsil, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

EXSIL, INC.
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Seifi Ghasemi	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Lurex, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

LUREX, INC.
By:	*
Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Ronald L. Rapaport	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* David H. Cohen	Director
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood America, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

ROCKWOOD AMERICA, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Seifi Ghasemi	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood Pigments NA, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

ROCKWOOD PIGMENTS NA, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Ronald L. Rapaport	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
* David G. Cohen	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Rockwood Specialties Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

ROCKWOOD SPECIALTIES INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Seifi Ghasemi	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, RS Funding Corporation has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

RS FUNDING CORPORATION
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Ronald L. Rapaport	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
* David G. Cohen	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Southern Clay Products, Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

SOUTHERN CLAY PRODUCTS, INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Vernon S. Sumner	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Alison Avery	Director
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
* Michael W. Valente	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, Southern Color N.A., Inc. has duly caused this amendment to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Princeton, State of New Jersey, on December 18, 2003.

SOUTHERN COLOR N.A., INC.
By:	* Name: Robert J. Zatta Title: Principal Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, this amendment to the registration statement has been signed by the following persons in the capacities indicated on December 18, 2003.

SIGNATURE	TITLE

* Carlton Johnson	Director (Principal Executive Officer)
* Robert J. Zatta	Director (Principal Financial Officer and Principal Accounting Officer)
* Ronald L. Rapaport	Director
/s/ THOMAS J. RIORDAN Thomas J. Riordan	Director
*By:	/s/ THOMAS J. RIORDAN Thomas J. Riordan as Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description of Exhibit
*2.1	Business and Share Sale and Purchase Agreement, dated September 25, 2000 between Rockwood Holdings, Inc. and Laporte plc
*3.1	Amended and Restated Certificate of Incorporation of Rockwood Specialties Group, Inc., as amended
*3.2	By-Laws of Rockwood Specialties Group, Inc.
*3.3	Certificate of Incorporation of Advantis Technologies, Inc., as amended
*3.4	By-Laws of Advantis Technologies, Inc.
*3.5	Certificate of Incorporation of Alphagary Corporation, as amended
*3.6	By-Laws of Alphagary Corporation, as amended
*3.7	Articles of Incorporation of Chemical Specialties, Inc., as amended
*3.8	By-Laws of Chemical Specialties, Inc., as amended
*3.9	Certificate of Incorporation of Compugraphics U.S.A. Inc.
*3.10	By-Laws of Compugraphics U.S.A. Inc.
*3.11	Certificate of Incorporation of Cyantek Corporation, as amended
*3.12	By-Laws of Cyantek Corporation, as amended
*3.13	Certificate of Incorporation of Electrochemicals Inc.
*3.14	By-Laws of Electrochemicals Inc., as amended
*3.15	Certificate of Incorporation of Exsil, Inc.
*3.16	By-Laws of Exsil, Inc.
*3.17	Certificate of Incorporation of Lurex Inc., as amended
*3.18	Amended and Restated By-Laws of Lurex Inc.
*3.19	Certificate of Incorporation of Rockwood America Inc., as amended
*3.20	By-Laws of Rockwood America Inc.
*3.21	Certificate of Incorporation of Rockwood Pigments NA, Inc., as amended
*3.22	Amended and Restated By-Laws of Rockwood Pigments NA, Inc.
*3.23	Certificate of Incorporation of Rockwood Specialties Inc., as amended
*3.24	By-Laws of Rockwood Specialties Inc.
*3.25	Certificate of Incorporation of RS Funding Corporation
*3.26	By-Laws of RS Funding Corporation
*3.27	Articles of Incorporation of Southern Clay Products, Inc., as amended
*3.28	Amended and Restated By-Laws of Southern Clay Products, Inc., as amended
*3.29	Certificate of Incorporation of Southern Color N.A., Inc.
*3.30	By-Laws of Southern Color N.A., Inc.

*4.1	Indenture dated as of July 23, 2003 among Rockwood Specialties Group, Inc., the Guarantors named therein and The Bank of New York, as Trustee
*4.2
Registration Rights Agreement dated as of July 23, 2003 among Rockwood Specialties Group, Inc., the Guarantors named therein and Merrill Lynch & Co., Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities Inc. and Goldman, Sachs & Co., as Initial Purchasers
*5.1	Opinion of Simpson Thacher & Bartlett LLP
*5.2	Opinion of McGinnis, Lochridge & Kilgore LLP
*5.3	Opinion of Helms Mullis & Wicker, PLLC
10.1
Amendment and Restatement Agreement, dated as of December 8, 2003, among the Company, as US Borrower, Rockwood Specialties Limited, as UK Borrower, Rockwood Specialties International, Inc., Rockwood Specialties Consolidated, Inc. and Rockwood Holdings, Inc., as Parent Companies, the several lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, Merrill Lynch International, as Syndication Agent, Goldman Sachs Credit Partners L.P. and General Electric Capital Corporation, as Co-Documentation Agents
*10.2
Form of Security Agreement dated as of July 23, 2003 among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc. as US Borrower and each of the Subsidiaries of the US Borrower as listed in the Agreement and JPMorgan Chase Bank as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 23, 2003
*10.3
Form of Pledge Agreement dated as of July 23, 2003 among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc. as US Borrower and each of the Subsidiaries of the US Borrower as listed in the Agreement and JPMorgan Chase Bank as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 23, 2003
*10.4
Form of Guarantee dated as of July 23, 2003 among Rockwood Specialties International, Inc., Rockwood Specialties Group, Inc. as US Borrower and each of the Subsidiaries of the US Borrower as listed in the Agreement and JPMorgan Chase Bank as Administrative Agent for the Lenders party to the Credit Agreement dated as of July 23, 2003
*10.5	Deed of Tax Covenant dated September 25, 2000 between Rockwood Holdings, Inc. and Laporte plc
*10.6	Environmental Deed dated September 25, 2000 between Rockwood Holdings, Inc. and Laporte plc
*10.7	Form of Management Stockholder's Agreement, dated as of January 30, 2001, between Rockwood Holdings, Inc. and each Management Stockholder (as defined therein)
*10.8
Form of Sale Participation Agreement, dated as of January 30, 2001, among Rockwood Holdings, Inc., each Management Stockholder party to the Management Stockholders' Agreement, dated as of January 30, 2001, KKR Partners II L.P. and KKR 1996 Fund L.P.
*10.9	Form of Pledge Agreement in favor of Rockwood Specialties, Inc. made by an executive officer in connection with management equity participation
*10.10	Form of Promissory Note made by an executive officer in connection with management equity participation
10.11	Amended and Restated 2003 Stock Purchase and Option Plan of Rockwood Holdings, Inc. and Subsidiaries

*10.12	Employment Agreement dated as of September 28, 2001 between Rockwood Holdings, Inc. and Seifi Ghasemi
*10.13	Employment Agreement dated as of March 21, 2001 between Rockwood Specialties, Inc. and Robert J. Zatta
*10.14	Employment Agreement dated as of October 14, 1994 and amended as of August 26, 1999 between Laporte Inc. and Thomas J. Riordan
*10.15	Profit-Sharing/401(K) Plan for Employees of Rockwood Specialties, Inc.
*10.16	The Rockwood Specialties, Inc. Money Purchase Pension Plan
*10.17	Supplementary Savings Plan of Laporte Inc.
*10.18	Rockwood Specialties, Inc. Deferred Compensation Plan
*10.19	Lease Agreement dated as of June 25, 2002 between ADVA 15 (GA) LLC and Advantis Technologies, Inc.
*10.20	Lease Agreement dated as of August 9, 2000 between The Second Industrial Partnership Limited and Micro Image Technology Limited
*10.21	Lease Agreement dated as of August 1, 2002 between N. Dennis Berg Revocable Living Trust and the Richard and Elizabeth Berg Family Trust and Exsil, Inc.
*10.22
Amendment No. 1 dated as of September 29, 2003 to the Credit Agreement, dated as of July 23, 2003, among the Company, as US Borrower, Rockwood Specialties Limited, as UK Borrower, Rockwood Specialties International, Inc., as a Guarantor, Rockwood Specialties Consolidated, Inc. and Rockwood Holdings, Inc., as Parent Companies, the several lenders from time to time party thereto, JPMorgan Chase Bank, as Administrative Agent, Merrill Lynch International, as Syndication Agent and Joint Lead Arranger, Goldman Sachs Credit Partners L.P., as Documentation Agent and J.P. Morgan Securities Inc., as Joint Lead Arranger
*12.1	Statement re Computation of Ratio of Earnings to Fixed Charges
*21.1	List of Subsidiaries
*23.1	Consent of Simpson Thacher & Bartlett LLP (included as part of its opinion filed as Exhibit 5.1 hereto)
*23.2	Consent of McGinnis, Lochridge & Kilgore LLP (included as part of its opinion filed as Exhibit 5.2 hereto)
*23.3	Consent of Helms Mullis & Wicker, PLLC (included as part of its opinion filed as Exhibit 5.3 hereto)
23.4	Consent of Deloitte & Touche LLP
*24.1	Powers of Attorney (included in the signature pages to the initially filed registration statement)
*25.1	Form T-1 Statement of Eligibility of Trustee under the Trust Indenture Act of 1939 of The Bank of New York, as Trustee with respect to the Indenture
*99.1	Form of Letter of Transmittal
*99.2	Form of Notice of Guaranteed Delivery

*
Previously filed

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TABLE OF ADDITIONAL REGISTRANT GUARANTORS
TABLE OF CONTENTS
SUMMARY
The Company
The KKR Acquisition
The Refinancing
Ownership Structure
The Exchange Offer
The Exchange Notes
Summary Financial and Other Data
RISK FACTORS
FORWARD-LOOKING STATEMENTS
MARKET SHARE AND INDUSTRY DATA
TRADEMARKS
USE OF PROCEEDS
CAPITALIZATION
SELECTED FINANCIAL DATA
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
BUSINESS
THE KKR ACQUISITION
MANAGEMENT
PRINCIPAL STOCKHOLDERS
RELATED PARTY TRANSACTIONS
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS
DESCRIPTION OF THE NOTES
THE EXCHANGE OFFER
BOOK-ENTRY; DELIVERY AND FORM
MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
WHERE YOU CAN FIND MORE INFORMATION
INDEX TO FINANCIAL STATEMENTS
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES AND LAPORTE SPECIALTY CHEMICAL OPERATIONS Notes To Financial Statements For The Years Ended December 31, 2002 And 2001 And For The Periods From January 1, 2000 Through November 20, 2000 And November 21, 2000 Through December 31, 2000 (Dollars in Thousands, except per share amounts)
ROCKWOOD SPECIALTIES GROUP INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2002
ROCKWOOD SPECIALTIES GROUP INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS YEAR ENDED DECEMBER 31, 2001
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF OPERATIONS PERIOD FROM NOVEMBER 21, 2000 THROUGH DECEMBER 31, 2000
LAPORTE SPECIALTY CHEMICAL OPERATIONS COMBINING STATEMENT OF OPERATIONS PERIOD FROM JANUARY 1, 2000 THROUGH NOVEMBER 20, 2000
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET DECEMBER 31, 2002
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING BALANCE SHEET DECEMBER 31, 2001
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2002
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS YEAR ENDED DECEMBER 31, 2001
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONSOLIDATING STATEMENT OF CASH FLOWS PERIOD FROM NOVEMBER 21, 2000 THROUGH DECEMBER 31, 2000
LAPORTE SPECIALTY CHEMICAL OPERATIONS COMBINING STATEMENT OF CASH FLOWS PERIOD FROM JANUARY 1, 2000 THROUGH NOVEMBER 20, 2000
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the Nine Months Ended September 30, 2003 and September 30, 2002 (Dollars in Thousands) (Unaudited)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the Nine Months Ended September 30, 2003 and September 30, 2002 (Dollars in Thousands) (unaudited)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS For the Nine Months Ended September 30, 2003 and September 30, 2002 (Dollars in Thousands) (unaudited)
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS NINE MONTHS ENDED SEPTEMBER 30, 2003
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF OPERATIONS NINE MONTH PERIOD ENDED SEPTEMBER 30, 2002
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING BALANCE SHEET SEPTEMBER 30, 2003
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS NINE MONTHS ENDED SEPTEMBER 30, 2003
ROCKWOOD SPECIALTIES GROUP, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATING STATEMENT OF CASH FLOWS NINE MONTHS ENDED SEPTEMBER 30, 2002
Part II Information Not Required in Prospectus
SIGNATURES
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EXHIBIT INDEX